Exhibit 10.4

CREDIT AGREEMENT

dated as of January 12, 2016

among

GPM PETROLEUM LP,

as the Borrower,

Certain Subsidiaries of the Borrower

from time to time party hereto,

as Guarantors,

KEYBANK NATIONAL ASSOCIATION,

as Administrative Agent,

CAPITAL ONE, NATIONAL ASSOCIATION,

as Syndication Agent,

SANTANDER BANK, N.A.,

as Documentation Agent,

and

The Lenders from time to time party hereto

KEYBANC CAPITAL MARKETS INC.,

CAPITAL ONE, NATIONAL ASSOCIATION,

and

SANTANDER BANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

i

(continued)

ii

(continued)

iii

(continued)

iv

(continued)

Schedules

Schedule 1.1	Lender Commitments
Schedule 3.3	Patriot Act Information
Schedule 3.9	ERISA Matters
Schedule 3.12	Subsidiaries
Schedule 3.16	Real Property; Business Locations
Schedule 3.19	Material Contracts
Schedule 6.2	Liens

Exhibits
Exhibit 1.1(a)	Form of Contribution Agreement
Exhibit 1.1(b)	Form of Omnibus Agreement (Pre-IPO)
Exhibit 1.1(c)	Form of Omnibus Agreement (Post-IPO)
Exhibit 1.1(d)	Form of Assignment and Assumption
Exhibit 1.1(f)	Form of Joinder Agreement
Exhibit 1.1(g)	Form of Notice of Borrowing
Exhibit 1.1(h)	Form of Notice of Conversion/Extension
Exhibit 1.1(i)	Form of Partnership Agreement (Pre-IPO)
Exhibit 1.1(j)	Form of Partnership Agreement (Post-IPO)
Exhibit 2.1(e)	Form of Revolving Loan Note
Exhibit 2.2(d)	Form of Term Loan Note
Exhibit 2.4(d)	Form of Swingline Loan Note
Exhibit 2.16(a)	Form of U.S. Tax Compliance Certificate
Exhibit 2.16(b)	Form of U.S. Tax Compliance Certificate
Exhibit 2.16(c)	Form of U.S. Tax Compliance Certificate
Exhibit 2.16(d)	Form of U.S. Tax Compliance Certificate
Exhibit 4.1(h)	Form of Solvency Certificate
Exhibit 5.2(a)	Form of Compliance Certificate

v

This CREDIT AGREEMENT, dated as of January 12, 2016 (this “Agreement”), is entered into by and among GPM PETROLEUM LP, a Delaware limited partnership (together with its successors and assigns, the “Borrower”), the Guarantors (as hereinafter defined) from time to time party hereto, the Lenders (as hereinafter defined) from time to time party hereto, and KEYBANK NATIONAL ASSOCIATION, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”).

RECITALS:

1.    Prior to the date hereof, GPM Investments, LLC, a Delaware limited liability company (“GPM Investments”), and GPM Petroleum GP, LLC, a Delaware limited liability company (the “General Partner”), formed the Borrower as a Subsidiary of GPM Investments with the General Partner as the sole general partner of the Borrower and (b) GPM Investments formed GPM Petroleum, LLC, a Delaware limited liability company (“GPM Opco”), as a wholly-owned Subsidiary of GPM Investments.

2.    On the Closing Date, the Borrower intends to consummate the sale of its Preferred A Units, as hereinafter defined (the “Preferred Unit Sale”), and the other Specified Preferred Unit Transactions (as hereinafter defined).

3.    Contemporaneously with the Preferred Unit Sale, the Borrower, GPM Investments, WOC Southeast Holding Corp., GPM2, LLC, GPM3, LLC, GPM Southwest, LLC, Colonial Pantry Holdings, LLC, Village Pantry, LLC and the General Partner will enter into that certain Contribution Agreement in the form attached hereto as Exhibit 1.1(a) (the “Contribution Agreement”), which provides, among other things, that (i) GPM Investments and certain subsidiaries of GPM Investments described in the Contribution Agreement will convey the Acquired Assets (as defined in the Contribution Agreement as in effect on the date of this Agreement) to the Borrower and/or GPM Opco pursuant to the Assignment Documents (as defined in the Contribution Agreement as in effect on the date of this Agreement), (ii) GPM Opco will assume the Assumed Trade Payables (as defined in the Contribution Agreement as in effect on the date of this Agreement) pursuant to the Assumed Trade Payables Assumptions (as defined in the Contribution Agreement as in effect on the date of this Agreement), (iii) GPM Opco will enter into the Distribution Contracts, and (iv) GPM Investments will convey valid legal title to the Borrower of all of its Equity Interests in GPM Opco, in each case, to become effective on or prior to the Closing Date (as hereinafter defined) (each of the foregoing and all other transactions contemplated in the Contribution Agreement or any of the agreements referenced therein, individually or collectively, as the context requires, are referred to herein as the “Initial Contribution Transactions”).

4.    Contemporaneously with the Preferred Unit Sale, the Borrower, GPM Investments and the General Partner will enter into that certain Omnibus Agreement (as hereinafter defined).

5.    Also as part of the Initial Contribution Transactions, the Borrower will (a) assume on the Closing Date all obligations under the term loans made by PNC Bank, National Association (“PNC”) to GPM Investments pursuant to that certain amended and restated credit agreement, dated August 6, 2013 (the “PNC Credit Agreement”), with an aggregate principal balance outstanding of $32,415,923.15 as of the date hereof (the “PNC Term Loan”), and (b) assume on the Closing Date and, within 30 days following the Closing Date, repay all obligations under the loans made to GPM Investments by ARKO Holdings Ltd. (“ARKO Holdings”) with a principal balance outstanding of $18,042,750 (the “ARKO Holdings Loan”) and GPM Holdings, Inc. (“GPM Holdings”) with a principal balance outstanding of $6,014,250 (the “GPM Holdings Loan” and together with the ARKO Holdings Loan, collectively, the “Affiliate Loans”), in each case, as of the date hereof.

6.    The PNC Term Loan and the Affiliate Loans are secured by Liens on certain assets of GPM Investments and its Subsidiaries. Contemporaneously with the Borrower’s assumption of the PNC Term Loan and Affiliate Loans, (a) all Liens on Collateral granted by GPM Investments or any of its Subsidiaries or Affiliates to secure the obligations under and in connection with the PNC Credit Agreement, including the PNC Term Loan, will be released, (b) the Borrower will enter into that certain loan agreement with PNC, dated the Closing Date, in respect of the PNC Term Loan in form and substance satisfactory to the Administrative Agent and the Lenders (the “PNC Term Loan Agreement”) and all other agreements, instruments and other documents executed or required to be delivered to PNC pursuant to the PNC Term Loan Agreement (such agreements, instruments and other documents and the PNC Term Loan Agreement are referred to herein collectively as the “PNC Term Loan Documents”), (c) the Borrower will enter into that certain assumption agreement with ARKO Holdings, dated the Closing Date, in respect of the ARKO Holdings Loan in form and substance satisfactory to the Administrative Agent and the Lenders (the “ARKO Holdings Assumption Agreement”) and all other agreements, instruments and other documents executed or required to be delivered to ARKO Holdings pursuant to the ARKO Holdings Assumption Agreement (such agreements, instruments and other documents and the ARKO Holdings Assumption Agreement are referred to herein collectively as the “ARKO Holdings Assumption Documents”), and (d) the Borrower will enter into that certain assumption agreement with GPM Holdings, dated the Closing Date, in respect of the GPM Holdings Loan in form and substance satisfactory to the Administrative Agent and the Lenders (the “GPM Holdings Assumption Agreement”) and all other agreements, instruments and other documents executed or required to be delivered to GPM Holdings pursuant to the GPM Holdings Assumption Agreement (such agreements, instruments and other documents and the GPM Holdings Assumption Agreement are referred to herein collectively as the “GPM Holdings Assumption Documents”).

7.    To the extent the Term Loans are made in accordance with and subject to the terms and conditions hereof, the Borrower will make the Special Distribution on the date on which such Term Loans are made.

8.    The Borrower has requested that the Lenders extend credit to the Borrower on and after the Closing Date.

9.    Subject to and upon the terms and conditions set forth herein, the Lenders are willing to extend credit and make available to the Borrower the credit facilities provided for herein.

AGREEMENT:

In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Defined Terms.

As used in this Agreement, the following terms have the following meanings:

“Acquisition” shall mean any transaction or series of related transactions for the purpose or resulting, directly or indirectly, in the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of (a) Equity Interests, other ownership interests or other securities of any Person, (b) bonds, notes or debentures of any Person, (c) any assets of any Person, or (d) any Person by way of merger, consolidation, amalgamation or any combination with such Person.

“Administrative Agent” shall have the meaning set forth in the first paragraph of this Agreement and shall include any successors in such capacity.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with, the Person specified.

“Affiliate Loan Documents” shall mean, collectively, the ARKO Holdings Assumption Documents and the GPM Holdings Assumption Documents.

“Affiliate Loan Termination Date” shall mean the date on which (a) all obligations of any of GPM Investments, the Borrower and its Affiliates outstanding under the Affiliate Loan Documents have been paid in full, (b) all Liens granted by or otherwise encumbering any assets of any of GPM Investments, the Borrower and its Affiliates securing the Affiliate Loans have been released and terminated, (c) each of the Affiliate Loan Documents has been terminated and (d) written evidence of such payoff and Lien release and termination, in form and substance satisfactory to the Administrative Agent, has been delivered to the Administrative Agent.

“Affiliate Loans” shall have the meaning set forth in the Recitals.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the sum of (i) LIBOR (as determined pursuant to the definition of LIBOR), for an Interest Period of one (1) month commencing on such day plus (ii) 1.00%, in each instance as of such date of determination. For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced or otherwise identified from time to time by the Administrative Agent at its principal office in the United States of America as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) (A) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above or (B) that the Prime Rate or LIBOR no longer accurately reflects an accurate determination of the prevailing Prime Rate or LIBOR, the Administrative Agent may select a reasonably comparable index or source to use as the basis for the Alternate Base Rate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in any of the foregoing will become effective on the effective date of such change in the Federal Funds Effective Rate, the Prime Rate or LIBOR for an Interest Period of one (1) month. Notwithstanding anything contained herein to the contrary, to the extent that the provisions of Section 2.13 shall be in effect in determining LIBOR pursuant to clause (c), the Alternate Base Rate shall be the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.

“Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Applicable Margin” shall mean, for any day, the rate per annum set forth below opposite the applicable level then in effect (based on the Consolidated Total Leverage Ratio), it being understood that the Applicable Margin for (a) Revolving Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (b) Revolving Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Margin & L/C Fee”, (c) the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Margin & L/C Fee”, and (d) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

Applicable Margin

Level	Consolidated Total Leverage Ratio	LIBOR Margin & L/C Fee	Base Rate Margin	Commitment Fee
I	Less than 3.00 to 1.00	2.50%	1.50%	0.375%
II	Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	2.75%	1.75%	0.375%
III	Greater than or equal to 3.50 to 1.00 but less than 4.00 to 1.00	3.00%	2.00%	0.500%
IV	Greater than or equal to 4.00 to 1.00	3.25%	2.25%	0.500%

The Applicable Margin shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Borrower the quarterly financial information (in the case of the first three fiscal quarters of the Borrower’s fiscal year), the annual financial information (in the case of the fourth fiscal quarter of the Borrower’s fiscal year) and the certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Section 5.1(a), Section 5.1(b) and Section 5.2(a) (each an “Interest Determination Date”). Such Applicable Margin shall be effective from such Interest Determination Date until the next such Interest Determination Date. After the Closing Date, if the Credit Parties shall fail to provide the financial information or certifications in accordance with the provisions of Section 5.1(a), Section 5.1(b) and Section 5.2(a), the Applicable Margin shall, on the date five (5) Business Days after the date by which the Credit Parties were so required to provide such financial information or certifications to the Administrative Agent and the Lenders, be based on Level IV until such date as such information or certifications or corrected information or corrected certificates are provided, whereupon the Level shall be determined by the then current Consolidated Total Leverage Ratio. Notwithstanding the foregoing, the initial Applicable Margins shall be set no lower than that set forth in Level I until the financial information and certificates required to be delivered pursuant to Section 5.1(b) and Section 5.2(a) for the first full fiscal quarter to occur following the Closing Date have been delivered to the Administrative Agent, for distribution to the Lenders. In the event that any financial statement or certification delivered pursuant to Section 5.1 or Section 5.2 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, the Borrower shall immediately (a) deliver to the Administrative Agent a corrected compliance certificate for such Applicable Period, (b)

determine the Applicable Margin for such Applicable Period based upon the corrected compliance certificate, and (c) immediately pay to the Administrative Agent for the benefit of the Lenders the accrued additional interest and other fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly distributed by the Administrative Agent to the Lenders entitled thereto. It is acknowledged and agreed that nothing contained herein shall limit the rights of the Administrative Agent and the Lenders under the Credit Documents, including their rights under Section 2.8 and Section 7.1.

“Applicable Percentage” shall mean, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Revolving Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentage shall be determined based on the Revolving Commitments most recently in effect, giving effect to any assignments.

“Approved Bank” shall have the meaning set forth in the definition of “Cash Equivalents.”

“Approved Fund” shall mean any Fund that is administered, managed or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“ARKO Holdings Assumption Agreement” shall have the meaning set forth in the Recitals.

“ARKO Holdings Assumption Documents” shall have the meaning set forth in the Recitals.

“Arrangers” shall mean, collectively, KeyBanc Capital Markets Inc., Capital One, National Association and Santander Bank, N.A.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.6), and accepted by the Administrative Agent, in substantially the form of Exhibit 1.1(d) or any other form approved by the Administrative Agent.

“Auto-Extension Letter of Credit” shall have the meaning set forth in Section 2.3(k).

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” shall mean any of the events described in Section 7.1(e).

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in Cleveland, Ohio or New York, New York are authorized or required by law to close; provided, however, that when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” shall mean, with respect to each Capital Lease, the amount of the liability reflecting the aggregate discounted amount of future payments under such Capital Lease calculated in accordance with GAAP, statement of financial accounting standards No. 13 (as amended and modified from time to time) and any corresponding future interpretations by the Financial Accounting Standards Board or any successor thereto relating to a Capital Lease determined in accordance with GAAP.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender or Swingline Lender (as applicable) and the Lenders, as collateral for LOC Obligations, obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Lender or Swingline Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Issuing Lender or the Swingline Lender, as applicable.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition (“Government Obligations”), (b) Dollar denominated time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating at the time of the acquisition thereof is at least A-1 or the equivalent thereof from S&P is at least P-1 or the equivalent thereof from Moody’s (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements with a term of not more than thirty (30) days with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any state of the United States or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, (f) money market accounts subject to Rule 2-a7 of the Investment Company Act of 1940 (“Rule 2a-7”) which consist primarily of cash and cash equivalents set forth in clauses (a) through (e) above and of which 95% shall at all times be comprised of First Tier Securities (as defined in Rule 2a-7) and any remaining amount shall at all times be comprised of Second Tier Securities (as defined in Rule 2a-7) and (g) shares of any so-called “money market fund”; provided that such fund is registered under the Investment Company Act of 1940, has net assets of at least $500,000,000 and has an investment portfolio with an average maturity of 365 days or less.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“CERCLIS” shall mean the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” shall mean any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean:

(i)    GPM Investments shall cease to own and control, directly or indirectly, Equity Interests in the Borrower representing at least 35% of the aggregate voting power represented by the issued and outstanding limited partner Equity Interests in the Borrower;

(ii)    the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than by GPM Investments (directly or indirectly), of Equity Interests representing more than 50% of the aggregate voting power represented by the issued and outstanding limited partner Equity Interests in the Borrower and such person or group shall be entitled to vote such Equity Interests pursuant to the terms of the Partnership Agreement;

(iii)    within any period of twelve (12) consecutive calendar months, individuals who were (A) members of the board of managers, or similar governing body, of the General Partner on the first day of such period, (B) appointed or nominated by such individuals referred to in the foregoing clause (B), or (C) appointed or nominated by GPM Investments, shall not constitute a majority of the members of the board of managers, or similar governing body, of the General Partner;

(iv)    GPM Investments shall cease to own, directly or indirectly, Equity Interests of the General Partner representing at least a majority of the aggregate voting power and non-voting economic interests represented by the issued and outstanding Equity Interests in the General Partner or cease to possess the power to direct or cause the direction of the management or policies of the General Partner;

(v)    the General Partner shall cease to be the sole general partner of the Borrower or in any way cease to possess the power to direct or cause the direction of the management or policies of the Borrower;

(vi)    except for transactions permitted by Section 6.4, the Borrower shall cease to own and Control, directly or indirectly, all of the Equity Interests of GPM Opco or any other Credit Party; or

(vii)    a “Change of Control” (as defined in the Partnership Agreement as in effect on the date of this Agreement).

“Closing Date” shall have the meaning set forth in Section 4.1.

“Closing Fee Letter” shall mean the Closing Fee Letter, dated as of the Closing Date, between the Borrower and the Administrative Agent, for the benefit of the Lenders.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral” shall mean a collective reference to the collateral which is identified in, and at any time will be covered by, the Security Documents and any other property or assets of a Credit Party, whether tangible or intangible and whether real or personal, that may from time to time secure all or any part of the Obligations.

“Commitment” shall mean the Revolving Commitments, the Term Loan Commitments, the LOC Commitment and the Swingline Commitment, individually or collectively, as appropriate.

“Commitment Fee” shall have the meaning set forth in Section 2.5(a).

“Commitment Period” shall mean (a) with respect to Revolving Loans and Swingline Loans, the period from and including the Closing Date to but excluding the Revolving Maturity Date, and (b) with respect to Letters of Credit, the period from and including the Closing Date to but excluding the date that is thirty (30) days prior to the Revolving Maturity Date.

“Committed Funded Exposure” shall mean, as to any Lender at any time, the aggregate of the LOC Obligations and principal amount of outstanding Loans, in each case, owing to such Lender and Participation Interests of such Lender at such time.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001(b)(1) of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 412 of the Code to the extent required by such Section, Section 414(m) or (o) of the Code.

“Compliance Certificate” shall have the meaning set forth in Section 5.2(a).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consideration” shall mean, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment of consulting fees (excluding any fees payable to any investment banker in connection with such Acquisition) or fees for a covenant not to compete and any other consideration paid.

“Consolidated” shall mean, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries or any other Person, such statements or items on a consolidated basis in accordance with the consolidation principles of GAAP.

“Consolidated EBITDA” shall mean, for any period of determination, without duplication, (a) Consolidated Net Income for such period plus (b) the sum of the following to the extent deducted in calculating Consolidated Net Income for such period: (i) Consolidated Interest Expense for such period, (ii) tax expense (including, without limitation, any federal, state, local and foreign income and similar taxes) of the Credit Parties and their Subsidiaries for such period, (iii) depreciation and amortization expense of the Credit Parties and their Subsidiaries for such period, (iv) other non-cash charges (excluding reserves for future cash charges) of the Credit Parties and their Subsidiaries for such period, (v) transaction fees and expenses incurred in connection with negotiation, execution, and delivery of this Agreement and the consummation of the Transactions incurred during such period and on or before the Closing Date, in an aggregate amount not to exceed $2,000,000 and only to the extent such fees and expenses are reasonable and customary for such transactions, as approved by the Administrative Agent in its sole discretion and (vi) reasonable and customary transaction costs and expenses incurred in connection with Permitted Acquisitions (irrespective of whether such Permitted Acquisitions close) in an aggregate amount for all Permitted Acquisitions not to exceed $2,000,000 (or such greater amount approved in writing by the Required Lenders), minus (c) non-cash charges previously added back to Consolidated Net Income in determining Consolidated EBITDA to the extent such non-cash charges have become cash charges during such period, minus (d) any other non-recurring, non-cash gains during such period (including, without limitation, (i) gains from the sale or exchange of assets and (ii) gains from early extinguishment of Indebtedness or Hedging Agreements of the Credit Parties and their Subsidiaries). Consolidated EBITDA shall be calculated after giving effect to, without duplication, any Permitted Acquisition made during the applicable period of determination as if such Permitted Acquisition had occurred on the first day of such period.

“Consolidated Interest Coverage Ratio” shall mean, as of any date of determination, for the Credit Parties and their Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense, in each case, determined as follows: (i) for the fiscal quarter ending March 31, 2016, Consolidated EBITDA shall be deemed to be equal to the Consolidated EBITDA for the fiscal quarter ending on such date multiplied by 4 and Consolidated Interest Expense shall be deemed to be equal to the Consolidated Interest Expense for the fiscal quarter ending on such date multiplied by 4; (ii) for the fiscal quarter ending June 30, 2016, Consolidated EBITDA shall be deemed to be the Consolidated EBITDA for the two consecutive fiscal quarters ending on such date multiplied by 2 and Consolidated Interest Expense shall be deemed to be the Consolidated Interest Expense for the two consecutive fiscal quarters ending on such date multiplied by 2; (iii) for the fiscal quarter ending September 30, 2016, Consolidated EBITDA shall be deemed to be the Consolidated EBITDA for the three consecutive fiscal quarters ending on such date multiplied by 4/3 and Consolidated Interest Expense shall be deemed to be the Consolidated Interest Expense for the three consecutive fiscal quarters ending on such date multiplied by 4/3; and for all fiscal quarters ending from and after December 31, 2016, Consolidated EBITDA and Consolidated Interest Expense shall be determined on a trailing four-quarter basis.

“Consolidated Interest Expense” shall mean, for any period of determination, the total interest expense paid in cash (including, without limitation, amortization of debt discount, capitalized interest and the interest component under Capital Leases and synthetic leases, tax retention operating leases, off-balance sheet loans and similar off-balance sheet financing products or the portion of any payments or accruals in connection with any of the foregoing allocable to interest expense) for such period of the Credit Parties and their Subsidiaries on a Consolidated basis; provided, however, that Consolidated Interest Expense shall not include upfront fees paid in connection with this Agreement or any facility for borrowed money in which fees are paid from the proceeds of such facility.

“Consolidated Net Income” shall mean, for any period of determination, the net income or loss (excluding (a) extraordinary losses and extraordinary gains, and (b) income of any Person in which the

Borrower and its Subsidiaries has an interest (which interest does not cause the net income or loss of such other Person to be consolidated with the net income or loss of the Borrower and its Subsidiaries in accordance with GAAP), except to the extent of any income actually distributed as a cash dividend or other cash distribution by such Person during such period to the Borrower or its Subsidiaries) of the Credit Parties and their Subsidiaries on a Consolidated basis for such period, all as determined in accordance with GAAP.

“Consolidated Total Debt” shall mean, as of any date of determination, the sum (without duplication) of all Indebtedness of the Borrower and its Subsidiaries (other than pursuant to clause (h) or (i) (except to the extent of unreimbursed drafts) of the definition of Indebtedness), all as determined on a Consolidated basis; provided that (i) the outstanding principal amount of Term Loans as of such date shall only be included in the calculation of Consolidated Total Debt to the extent, if any, the value of the assets on deposit in or otherwise maintained in or credited to the Term Loan Collateral Account on such date is less than the aggregate principal amount of the Term Loans outstanding on such date, and then such calculation shall only include an amount of Term Loans equal to such shortfall and (ii) the outstanding principal amount of the PNC Term Loans as of such date shall only be included in the calculation of Consolidated Total Debt to the extent, if any, the value of the cash or Cash Equivalents on deposit or otherwise maintained as collateral for the PNC Term Loans on such date is less than the aggregate principal amount of the PNC Term Loans outstanding on such date, and then such calculation shall only include an amount of the PNC Term Loans equal to such shortfall.

“Consolidated Total Leverage Ratio” shall mean, as of any date of determination, for the Credit Parties and their Subsidiaries on a Consolidated basis, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated EBITDA determined as follows: (i) for the fiscal quarter ending March 31, 2016, Consolidated EBITDA shall be deemed to be equal to the Consolidated EBITDA for the fiscal quarter ending on such date multiplied by 4; (ii) for the fiscal quarter ending June 30, 2016, Consolidated EBITDA shall be deemed to be the Consolidated EBITDA for the two consecutive fiscal quarters ending on such date multiplied by 2; (iii) for the fiscal quarter ending September 30, 2016, Consolidated EBITDA shall be deemed to be the Consolidated EBITDA for the three consecutive fiscal quarters ending on such date multiplied by 4/3; and for all fiscal quarters ending from and after December 31, 2016, Consolidated EBITDA shall be determined on a trailing four-quarter basis.

“Contribution Agreement” shall have the meaning set forth in the Recitals.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” shall mean this Agreement, the Notes, the Joinder Agreements (if any), the Letters of Credit, the LOC Documents, the GPM Investments Guaranty, the GPM Investments Letter Agreement, the Security Documents, the Closing Fee Letter, the KeyBank Fee Letter and any other fee letter entered into between the Borrower or any other Credit Party and the Administrative Agent, the Arrangers or any Lender from time to time in respect of the Extensions of Credit, and all other agreements, instruments and certificates delivered to the Administrative Agent under or in connection with this Agreement.

“Credit Party” shall mean any of the Borrower or the other Guarantors.

“Debtor Plan” shall have the meaning set forth in Section 9.6(f)(iii).

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any of the events specified in Section 7.1, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Default Rate” shall mean (a) when used with respect to the Obligations, other than Letter of Credit Fees, an interest rate equal to (i) for Alternate Base Rate Loans (A) the Alternate Base Rate plus (B) the Applicable Margin applicable to Alternate Base Rate Loans plus (C) 2.00% per annum and (ii) for LIBOR Rate Loans, (A) the LIBOR Rate plus (B) the Applicable Margin applicable to LIBOR Rate Loan plus (C) 2.00% per annum, (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin applicable to Letter of Credit Fees plus 2.00% per annum and (c) when used with respect to any other fee or amount due hereunder, a rate equal to the Applicable Margin applicable to Alternate Base Rate Loans plus 2.00% per annum.

“Defaulting Lender” shall mean, subject to Section 2.21(b), any Lender that, (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Lender or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, each Swingline Lender and each Lender.

“Deposit Account Control Agreement” shall mean an agreement, among a Credit Party, a depository institution, and the Administrative Agent, which agreement is in a form acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) described therein, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Disposition” shall have the meaning set forth in Section 6.4(a).

“Disqualified Equity” shall have the meaning specified in the definition of “Indebtedness”.

“Distribution Contracts” shall mean, collectively, (i) the Fuel Distribution Agreement, dated as of January 12, 2016, between GPM Petroleum, LLC, Village Pantry LLC and Colonial Pantry Holdings, LLC, (ii) the Fuel Distribution Agreement, dated as of January 12, 2016, between GPM Petroleum, LLC and GPM Investments and (iii) the Fuel Distribution Agreement, dated as of January 12, 2016, between GPM Petroleum, LLC and GPM Midwest, LLC (the “GPM MW Distribution Contract”).

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office shown in such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the Issuing Lender and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (A) GPM Investments or any Credit Party or any of their respective Affiliates or Subsidiaries, or (B) any Defaulting Lender (or any of their Affiliates).

“Environmental Laws” shall mean any and all applicable foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Agreement.

“Equity Interests” shall mean (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general, preferred or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers or could confer on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, without limitation, options, warrants and any other “equity security” as defined in Rule 3a11-1 of the Exchange Act.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Event” shall mean: (a) a Reportable Event with respect to a Plan; (b) a withdrawal by the Borrower or any Commonly Controlled Entity from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any Commonly Controlled Entity from a Multiemployer Plan or notification that a Multiemployer Plan is in Reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any Commonly Controlled Entity.

“Eurodollar Reserve Percentage” shall mean for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” shall have the meaning set forth in Section 7.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.16(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender, any conversion of a Loan from one Type to another Type, any extension of any Loan or the issuance, extension or renewal of, or participation in, a Letter of Credit or Swingline Loan by such Lender.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate.”

“Flood Hazard Property” shall mean any Mortgaged Property that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Applicable Percentage of the outstanding LOC Obligations with respect to Letters of Credit issued by such Issuing Lender other than LOC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” shall mean any Subsidiary (including a disregarded entity for U.S. federal income tax purposes) that owns (directly or through its Subsidiaries) no material assets other than Equity Interests of one or more Foreign Subsidiaries that are CFCs.

“Fuel Supply Contract” shall mean, collectively, each of the material fuel supply contracts of GPM Investments or any of its Affiliates, in each case, in existence and in effect as of the Closing Date, including, without limitation, such agreements with Valero Marketing and Supply Company, BP Products North America Inc., Exxon Mobil and any of their respective Affiliates, and on and after the Closing Date all material fuel supply contracts of the Borrower or any of its Subsidiaries.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America (or, in the case of Foreign Subsidiaries with significant operations outside the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of organization or formation) applied on a consistent basis.

“General Partner” have the meaning set forth in the Recitals.

“Government Obligations” shall have the meaning set forth in the definition of “Cash Equivalents.”

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“GPM Holdings Assumption Agreement” shall have the meaning set forth in the Recitals.

“GPM Holdings Assumption Documents” shall have the meaning set forth in the Recitals.

“GPM Investments” have the meaning set forth in the Recitals.

“GPM Investments Guaranty” shall mean the guaranty of collection, in form and substance satisfactory to the Administrative Agent, dated as of the Term Loan Effective Date, and executed and delivered by GPM Investments in favor of the Administrative Agent for the benefit of the Term Lenders and certain Secured Hedging Agreement Counterparties that have interest rate Secured Hedging Agreements related to the Term Loan.

“GPM Investments Letter Agreement” shall mean the letter agreement, in form and substance satisfactory to the Administrative Agent, dated as of the Closing Date, pursuant to which GPM Investments agrees to provide certain of its financial information and other information described therein to the Administrative Agent for distribution to the Lenders on a periodic basis until the Revolving Maturity Date.

“GPM Opco” shall have the meaning set forth in the Recitals.

“Guarantor” shall mean any of the Borrower (with respect to Obligations of its Subsidiaries) or any of the Subsidiaries of the Borrower (with respect to Obligations of the Borrower or any other Subsidiary of the Borrower) that are or may from time to time become parties to this Agreement or a separate Guaranty.

“Guaranty” shall mean the guaranty set forth in Article X and any other separate guaranty in form and substance satisfactory to the Administrative Agent delivered by Subsidiary of the Borrower after the Closing Date.

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate hedging agreements and any other agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations but only to the extent such earnout obligations are recorded as liabilities on such Person’s balance sheet in accordance with GAAP) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and not more than 90 days past due unless being contested in good faith and for which adequate reserves have been established in accordance with GAAP) which would appear as liabilities on a balance sheet of such Person, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (g) the principal portion of all Capital Lease Obligations plus any accrued interest thereon, (h) all net obligations of such Person under Hedging Agreements, (i) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (j) all Equity Interests (other than the Preferred A Units) issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration for cash on a date prior to the Revolving Maturity Date (“Disqualified Equity”), (k) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon, (l) all obligations of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer unless such obligations are expressly made non-recourse to such Person, in which case, such non-recourse obligations shall be excluded from the definition of Indebtedness; provided that, in the event such obligations are recourse, only the amount of such Person’s liability for such obligations shall be included as Indebtedness hereunder, (m) obligations of such Person under non-compete agreements to the extent such obligations are quantifiable contingent obligations of such Person under GAAP principles, and (n) all non-contingent obligations of a Credit Party or any of its Subsidiaries under a Fuel Supply Contract or any other agreement to which such Credit Party or Subsidiary is a party to pay, repay, reimburse or indemnify the counterparty(ies) under any such agreement for branding expenses, in each case, resulting from the termination of any such agreement.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning set forth in Section 9.5(b).

“Industry Competitor” means, on any date, any Person (other than any Credit Party or any of their respective Subsidiaries) that is actively engaged, directly or indirectly, as one of its principal businesses in the wholesale fuel distribution business and has been designated by the Borrower as an “Industry Competitor” by written notice to the Administrative Agent and the Lenders not less than 15 Business Days prior to such date; provided that the term “Industry Competitor” shall not include any Person that the Borrower has subsequently designated as no longer being an “Industry Competitor” by written notice delivered to the Administrative Agent and the Lenders from time to time.

“Initial Contribution Transactions” shall have the meaning set forth in the Recitals.

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Intercompany Debt” shall have the meaning set forth in Section 9.19.

“Interest Determination Date” shall have the meaning specified in the definition of “Applicable Margin”.

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan, the last Business Day of each March, June, September and December, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, (i) each three (3) month anniversary following the first day of such Interest Period and (ii) the last day of such Interest Period, (d) as to any Loan which is the subject of a mandatory prepayment required pursuant to Section 2.7(b), the date on which such mandatory prepayment is due, and (e) (i) as to any Revolving Loan, the Revolving Facility Termination Date and (ii) as to any Term Loan, the Term Loan Maturity Date.

“Interest Period” shall mean, with respect to any LIBOR Rate Loan,

(a)     initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three or six months thereafter, in each case, subject to availability to all applicable Lenders (or nine or twelve months if each relevant Lender agrees to interest periods that are nine or twelve months (as applicable) in duration), as selected by the Borrower in the Notice of Borrowing or Notice of Conversion given with respect thereto; and

(b)    thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six months thereafter, subject to availability to all applicable Lenders (or nine or twelve months if each relevant Lender agrees to interest periods that are nine or twelve months (as applicable) in duration), as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that the foregoing provisions are subject to the following:

(i)    if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)    any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(iii)    if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected a LIBOR Rate Loan with an Interest Period of one month to replace the affected LIBOR Rate Loan;

(iv)    no Interest Period in respect of any Revolving Loan shall extend beyond the Revolving Maturity Date, and no Interest Period in respect of any Term Loan shall extend beyond the Term Loan Maturity Date; and

(v)    no more than six (6) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

“Investment” shall mean, for any Person, (a) any acquisition of assets constituting a business unit of, or all or substantially all of the assets of, any other Person, (b) the acquisition of Equity Interests of any other Person, (c) any deposit with, or advance, loan or other capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness or equity participation or interest in, or other extension of credit to, any other Person (other than deposits made in the ordinary course of business) or (d) any Guaranty Obligation (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of any other Person. For purposes of calculating covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for certain increases or decreases in the value of such investment. “Investment” shall exclude extensions of trade credit and capital expenditures by any Credit Party in the ordinary course of business.

“IPO” shall have the meaning set forth in Section 2.23(f).

“IRS” shall mean the United States Internal Revenue Service.

“Issuing Lender” shall mean (a) KeyBank or (b) such other Lender as designated by the Borrower and approved by the Administrative Agent to issue Letters of Credit hereunder, together with any successor to any such Issuing Lender hereunder.

“Issuing Lender Fees” shall have the meaning set forth in Section 2.5(c).

“Joinder Agreement” shall mean a Joinder Agreement in substantially the form of Exhibit 1.1(f), executed and delivered by a Subsidiary in order to become a Credit Party in accordance with the provisions of Section 5.10.

“KeyBank” shall mean KeyBank National Association.

“KeyBank Fee Letter” shall mean the Agent Fee Letter, dated as of December 18, 2015, between the Borrower and the Administrative Agent and KeyBanc Capital Markets, Inc.

“Lender” shall mean any of the several banks and other financial institutions as are, or may from time to time become parties to this Agreement, including any Issuing Lender, any Revolving Lender, any Term Lender and the Swingline Lender; provided that notwithstanding the foregoing, “Lender” shall not include any Credit Party or any of the Credit Party’s Affiliates or Subsidiaries.

“Letter of Credit” shall mean any standby letter of credit issued by the Issuing Lender pursuant to the terms hereof, as such letter of credit may be amended, modified, restated, extended, renewed, increased, replaced or supplemented from time to time in accordance with the terms of this Agreement.

“Letter of Credit Expiration Date” shall have the meaning set forth in Section 2.3(a).

“Letter of Credit Facing Fee” shall have the meaning set forth in Section 2.5(c).

“Letter of Credit Fee” shall have the meaning set forth in Section 2.5(b).

“LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent by reference to the rate set by ICE Benchmark Administration (or any successor or substitute administrator) for dollar deposits in the London interbank market with a maturity comparable to such Interest Period (as set forth by any service selected by the Administrative Agent that has been nominated by ICE Benchmark Association, or any successor or substitute administrator, as an authorized information vendor, or any successor or substitute for any such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period. If for any reason such rate is not available, then “LIBOR” shall mean the rate per annum at which, as determined by the Administrative Agent in accordance with its customary practices, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. (London time) two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

“LIBOR Lending Office” shall mean, initially, the office(s) of each Lender designated as such Lender’s LIBOR Lending Office in such Lender’s Administrative Questionnaire; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.0 - Eurodollar Reserve Percentage

“LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the LIBOR Rate.

“LIBOR Tranche” shall mean the collective reference to LIBOR Rate Loans whose Interest Periods begin and end on the same day.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, (a) any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing and (b) the filing of, or the agreement to give, any UCC financing statement).

“Loan” shall mean a Revolving Loan, Term Loan and/or Swingline Loan, as appropriate.

“LOC Commitment” shall mean the commitment of the Issuing Lender to issue Letters of Credit and with respect to each Revolving Lender, the commitment of such Revolving Lender to purchase Participation Interests in the Letters of Credit up to such Lender’s Revolving Commitment Percentage of the LOC Committed Amount.

“LOC Committed Amount” shall have the meaning set forth in Section 2.3(a).

“LOC Documents” shall mean, with respect to each Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral for such obligations.

“LOC Obligations” shall mean, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) without duplication, the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

“Mandatory LOC Borrowing” shall have the meaning set forth in Section 2.3(e).

“Mandatory Swingline Borrowing” shall have the meaning set forth in Section 2.4(b)(ii).

“Margin Stock” shall mean “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Acquisition” shall have the meaning set forth in the definition of “Permitted Acquisition.”

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property, assets or condition (financial or otherwise) of the Borrower or of the Credit Parties and their Subsidiaries taken as a whole, (b) the ability of the Borrower or the Borrower and the Guarantors, taken as a whole, to perform its obligations, when such obligations are required to be performed, under this Agreement, any of the Notes or any other Credit Document or (c) the validity or enforceability of this Agreement, any of the Notes or any of the other Credit Documents, the Administrative Agent’s Liens (for the benefit of the Secured Parties) on the Collateral or the priority of such Liens or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Affiliate Contracts” shall have the meaning set forth in Section 6.11(c).

“Material Contracts” shall mean, collectively, the Purchase Agreement, the Omnibus Agreement, the Contribution Agreement, the Distribution Contracts and the Fuel Supply Contracts, and each other contract or agreement of a Credit Party (i) relating to fuel distribution which accounts for more than 10% of the aggregate gallons of fuel distributed by all Credit Parties during any 12-month period, or (ii) the breach, cancellation, termination or non-renewal of which could reasonably be expected to have a Material Adverse Effect.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any extraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, perchlorate, polychlorinated biphenyls and urea-formaldehyde insulation.

“Material Event” shall mean any event, condition or circumstance that occurs or arises that has or could reasonably be expected to have a Material Adverse Effect.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage Instrument” shall mean any mortgage, deed of trust or deed to secure debt in form and substance satisfactory to the Administrative Agent executed by a Credit Party in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Mortgaged Property” shall mean any owned real property of a Credit Party that is or will become encumbered by a Mortgage Instrument in favor of the Administrative Agent in accordance with the terms of this Agreement.

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 9.1 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” shall have the meaning set forth in Section 2.3(k).

“Note” or “Notes” shall mean the Revolving Loan Notes, Term Loan Notes and/or the Swingline Loan Note, collectively, separately or individually, as appropriate.

“Notice of Borrowing” shall mean a request for a Revolving Loan borrowing pursuant to Section 2.1(b), a request for a Term Loan borrowing pursuant to Section 2.1(b)(i) or a request for a Swingline Loan borrowing pursuant to Section 2.4(b)(i), as appropriate. A Form of Notice of Borrowing is attached as Exhibit 1.1(g).

“Notice of Conversion/Extension” shall mean the written notice of conversion of a LIBOR Rate Loan to an Alternate Base Rate Loan or an Alternate Base Rate Loan to a LIBOR Rate Loan, or extension of a LIBOR Rate Loan, in each case substantially in the form of Exhibit 1.1(h).

“NPL” shall mean the National Priorities List under CERCLA.

“Obligations” shall mean any and all obligations, Indebtedness, indemnities and other liabilities of and amounts owing or to be owing (including interest accruing at any post-default rate and interest accruing after the filing of any proceeding under any Debtor Relief Law, relating to any Credit Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) by any

Credit Party (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to the Administrative Agent, the Issuing Lender, any trustee or any Lender under any Credit Document; (b) to any Secured Hedging Agreement Counterparty under any Secured Hedging Agreement; (c) to any Treasury Management Counterparty under any Treasury Management Agreement; and (d) all renewals, extensions and/or rearrangements of any of the above; provided, however, that with respect to any particular Credit Party, the Secured Obligations owing by such Credit Party, or secured by Liens granted by such Credit Party, shall not include any Excluded Swap Obligations in respect of such Credit Party.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Omnibus Agreement” shall mean, (i) at any time prior to the date on which the IPO is completed, the Omnibus Agreement in the form attached hereto as Exhibit 1.1(b) and (ii) at any time on and after the date on which the IPO is completed, the Omnibus Agreement in the form attached hereto as Exhibit 1.1(c), in each case, as the same may be amended, restated, modified and/or supplemented from time to time to the extent expressly permitted by the terms of this Agreement.

“Operating Lease” shall mean, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Owned Convenience Stores” shall mean the six (6) convenience store properties conveyed to GPM Opco on the Closing Date and listed on Schedule 3.16.

“Participant” shall have the meaning assigned to such term in clause (d) of Section 9.6.

“Participant Register” shall have the meaning specified in clause (d) of Section 9.6.

“Participation Interest” shall mean a participation interest purchased by a Revolving Lender in LOC Obligations as provided in Section 2.3(c) and in Swingline Loans as provided in Section 2.4.

“Partnership Agreement” shall mean, (a) at any time prior to the date on which the IPO is completed, the Amended and Restated Agreement of Limited Partnership of GPM Petroleum LP, a Delaware limited partnership, dated January 12, 2016, in the form attached hereto as Exhibit 1.1(i), and (b) at any time on and after the date on which the IPO is completed, the Second Amended and Restated Agreement of Limited Partnership of GPM Petroleum LP, a Delaware limited partnership, in the form attached hereto as Exhibit 1.1(j), in each case, as the same may be amended, restated, modified and/or supplemented from time to time to the extent expressly permitted by the terms of this Agreement.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Payment Event of Default” shall mean an Event of Default specified in Section 7.1(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Perfection Certificate” shall have the meaning as set forth in the Security Agreement.

“Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by a Credit Party of (a) all or substantially all of the assets or a majority of the outstanding Voting Stock or economic interests of a Person that is incorporated, formed or organized in the United States, (b) a Person that is incorporated, formed or organized in the United States by a merger, amalgamation or consolidation or any other combination with such Person or (c) any division, line of business or other business unit or other assets of a Person that is incorporated, formed or organized in the United States (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3, in each case so long as:

(i)    no Default or Event of Default shall then exist or would exist after giving effect thereto;

(ii)    to the extent the Consideration payable by any Credit Party or any of its Subsidiaries for such acquisition or series of related acquisitions, when aggregated with the Consideration paid or payable in connection with all acquisitions that have been made by any of the Credit Parties and their respective Subsidiaries since the Closing Date, exceeds $15,000,000 (each, a “Material Acquisition”), prior to the consummation thereof, the Required Revolving Lenders shall have consented in writing to such Material Acquisition and approved the purchase agreement and all other material definitive agreements governing such Material Acquisition;

(ii)    with respect to any Material Acquisition, the Credit Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent that, after giving effect to the acquisition on a Pro Forma Basis, the Credit Parties are in compliance with each of the financial covenants set forth in Section 5.9;

(iii)    the Administrative Agent and the Lenders shall have received (A) a description of the material terms of such acquisition, (B) in each case, to the extent available, most recently available audited financial statements or management-prepared financial statements of the Target for its two most recent fiscal years and for any fiscal quarters ended within the fiscal year to date, (C) Consolidated projected income statements of the Credit Parties and their Subsidiaries (giving effect to such acquisition), and (D) not less than five (5) Business Days prior to the consummation of any Permitted Acquisition subject to the reporting requirements of (ii) above, a certificate executed by a Responsible Officer of the Borrower certifying that such Permitted Acquisition complies with the requirements of this Agreement and that no Default or Event of Default has occurred and is continuing or would result from such acquisition; provided, however, that the requirements of the foregoing clauses (C) and (D) shall only be required with respect to a Material Acquisition; and

(iv)    such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors (or equivalent) and/or shareholders (or equivalent) of the applicable Credit Party and the Target (to the extent required by their respective Organization Documents or applicable law).

“Permitted Investments” shall have the meaning set forth in Section 6.5.

“Permitted Liens” shall have the meaning set forth in Section 6.2.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phase I Reports” shall have the meaning set forth in Section 3.10(d).

“Plan” shall mean, as of any date of determination, any employee benefit plan which is covered by Title IV of ERISA and in respect of which any Credit Party or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“PNC” shall have the meaning set forth in the Recitals.

“PNC Term Loan” shall have the meaning set forth in the Recitals.

“PNC Term Loan Agreement” shall have the meaning set forth in the Recitals.

“PNC Term Loan Documents” shall have the meaning set forth in the Recitals.

“Prime Rate” shall have the meaning set forth in the definition of “Alternate Base Rate.”

“Preferred A Units” shall mean the “Class A Preferred Units” under and as defined in the Partnership Agreement.

“Preferred Unit Sale” shall have the meaning set forth in the Recitals.

“Pro Forma Basis” shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the four-quarter period (or twelve month period, as applicable) ending as of the most recent quarter end (or month end, as applicable) preceding the date of such transaction for which financial statement information is available.

“Purchase Agreement” shall mean the Purchase Agreement, dated as of January 11, 2016, among GPM Investments, WOC Southeast Holding Corp., the General Partner, the Borrower, Oppenheimer Steelpath MLP Select 40 Fund and Oppenheimer Steelpath MLP Income Fund.

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder.

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Register” shall have the meaning set forth in Section 9.6(c).

“Reimbursement Obligation” shall mean the obligation of the Borrower, or any other Credit Party, as the case may be, to reimburse the Issuing Lender pursuant to Section 2.3(d) for amounts drawn under Letters of Credit.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. §4043.

“Required Lenders” shall mean, as of any date of determination, Lenders holding more than, (a) if there are five or more Lenders, 50%, or (b) if there are less than five Lenders, 66 2/3%, in each case, of the sum of (i) Revolving Credit Exposures, (ii) unused Revolving Commitments and (iii) the outstanding principal amount of the Term Loans at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender’s Commitments.

“Required Revolving Lenders” shall mean, as of any date of determination, Revolving Lenders holding more than, (a) if there are five or more Revolving Lenders, 50%, or (b) if there are less than five Revolving Lenders, 66 2/3%, in each case, of the sum of (i) Revolving Credit Exposures and (ii) unused Revolving Commitments at such time; provided, however, that if any Revolving Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Revolving Lenders, Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender’s Revolving Commitments.

“Required Term Lenders” shall mean, as of any date of determination, Term Lenders holding more than, (a) if the definition of Required Lenders then equals 50%, 50%, or (b) if the definition of Required Lenders then equals 66 2/3%, 66 2/3%, in each case, of (i) the outstanding principal amount of the Term Loans or (ii) if no Term Loans have been borrowed, the Term Loan Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Term Lenders, Obligations (including Participation Interests) owing to such Defaulting Lender or such Defaulting Lender’s Term Commitments.

“Requirement of Law” shall mean, as to any Person, (a) its Organization Documents, and (b) all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders, and administrative or judicial precedents or authorities of any Governmental Authority, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority; in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, the chief executive officer, president, executive vice president, chief financial officer, treasurer, controller or manager of a Credit Party, or in the case of any Credit Party which is a partnership, the chief executive officer, president, executive vice president, chief financial officer, treasurer, controller or manager of the general partner of such Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, or (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of any Credit Party or any of its Subsidiaries, now or hereafter outstanding.

“Revolving Commitment” shall mean, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to an amount equal to such Revolving Lender’s Revolving Commitment Percentage of the Revolving Committed Amount as specified on Schedule 1.1 (as may be modified pursuant to Section 2.22).

“Revolving Commitment Percentage” shall mean, for each Lender, the percentage identified as its Revolving Commitment Percentage on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder or in the joinder agreement or amendment contemplated in Section 2.22, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

“Revolving Committed Amount” shall have the meaning set forth in Section 2.1(a).

“Revolving Credit Exposure” shall mean, as to any Revolving Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Revolving Lender’s participation in LOC Obligations and Swingline Loans at such time.

“Revolving Facility” shall have the meaning set forth in Section 2.1(a).

“Revolving Facility Termination Date” shall mean the earlier of the Revolving Maturity Date and the date on which the Revolving Commitments have been terminated pursuant to Section 7.2.

“Revolving Lender” shall mean, as of any date of determination, a Lender holding a Revolving Commitment, a Revolving Loan or a Participation Interest on such date.

“Revolving Loan” shall have the meaning set forth in Section 2.1(a).

“Revolving Loan Note” or “Revolving Loan Notes” shall mean the promissory notes of the Borrower provided pursuant to Section 2.1(e) in favor of any of the Revolving Lenders evidencing the Revolving Loan provided by any such Revolving Lender pursuant to Section 2.1(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Revolving Maturity Date” shall mean July 10, 2020; provided, however, that if the IPO shall have occurred and, immediately after consummation of the IPO, no Preferred A Units or other Equity Interests of the Borrower constituting Disqualified Equity are issued and outstanding, the Revolving Maturity Date shall mean the fifth (5th) anniversary of the Closing Date; provided, further, that if any such date is not a Business Day, the Revolving Maturity Date shall be the next preceding Business Day.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sarbanes-Oxley” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Hedging Agreement” shall mean any Hedging Agreement of any Credit Party with a Secured Hedging Agreement Counterparty.

“Secured Hedging Agreement Counterparty” shall mean a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution of a Hedging Agreement) who has entered into a Hedging Agreement with any of the Credit Parties.

“Secured Parties” shall mean the Administrative Agent, each Issuing Lender, each Swingline Lender, each other Lender, the Secured Hedging Agreement Counterparties and the Treasury Management Counterparties.

“Securities Account Control Agreement” shall mean an agreement, among a Credit Party, a securities intermediary, and the Administrative Agent, which agreement is in a form acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Articles 8 and 9 of the UCC) over the securities account(s) described therein.

“Securities Act” shall mean the Securities Act of 1933, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.

“Securities Laws” shall mean the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” shall mean the Pledge and Security Agreement, in form and substance satisfactory to the Administrative Agent, dated as of the Closing Date, and executed by the Credit Parties in favor of the Administrative Agent, for the benefit of certain Secured Parties.

“Security Documents” shall mean the Security Agreement, any Deposit Account Control Agreement, any Securities Account Control Agreement, the Term Loan Collateral Control Agreement (if any), the Term Loan Account Pledge Agreement (if any), the Mortgage Instruments, each Perfection Certificate, all other agreements, documents and instruments granting to the Administrative Agent, for the benefit of the Secured Parties, Liens or security interests to secure the Obligations whether now or hereafter executed and/or filed, and all other agreements, documents and instruments executed and/or delivered or filed in connection with the granting, attachment and perfection of the Administrative Agent’s security interests and Liens arising thereunder, including, without limitation, UCC financing statements.

“Single Employer Plan” shall mean any Plan that is not a Multiemployer Plan.

“Special Distribution” shall mean the distributions made by the Borrower of all of the proceeds of the Term Loans to GPM Investments (to the extent the Term Loans are made in accordance with and subject to the terms and conditions hereof).

“Specified Default” shall mean an Event of Default under Section 7.1(a), Section 7.1(c) by virtue of a violation of Section 5.9 or Section 7.1(e).

“Specified Preferred Unit Transactions” shall mean, individually or collectively as the context requires, the Preferred Unit Sale, the exchange by GPM Investments of all of its limited partner Equity Interests in the Borrower for Class B Preferred Units (as defined in the Partnership Agreement), and the issuance to WOC Southeast Holding Corp. of Class B Preferred Units as contemplated in the Partnership Agreement, and each of the transactions consummated in connection with any of the foregoing concurrently on the Closing Date pursuant to the Partnership Agreement, the Contribution Agreement or the Omnibus Agreement.

“Subordinated Debt” shall mean any Indebtedness incurred by any Credit Party which by its terms is specifically subordinated in right of payment to the prior payment of the Obligations and contains subordination and other terms acceptable to the Administrative Agent.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Obligations” shall mean, with respect to any Guarantor, an obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Revolving Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.4(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof

“Swingline Committed Amount” shall mean the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.4(a).

“Swingline Lender” shall mean KeyBank and any successor swingline lender.

“Swingline Loan” shall have the meaning set forth in Section 2.4(a).

“Swingline Loan Note” shall mean the promissory note of the Borrower in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.4(d), as such promissory note may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Syndication Agent” shall mean Capital One, National Association.

“Target” shall have the meaning set forth in the definition of “Permitted Acquisition”.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” shall mean, as of any date of determination, a Lender holding a Term Loan Commitment or a Term Loan on such date.

“Term Loan” shall have the meaning set forth in Section 2.23(a).

“Term Loan Account Pledge Agreement” shall mean the Account Pledge Agreement, in form and substance satisfactory to the Administrative Agent, executed by the Borrower in favor of the Administrative Agent for the benefit of the Term Lenders and certain other Secured Parties, pursuant to which the Borrower grants a security interest in and pledge of the Term Loan Collateral Account and all funds, securities and other assets contained therein or credit thereto.

“Term Loan Collateral” shall mean the cash and Cash Equivalents and any other investment property pledged as collateral for the Term Loan and certain other related obligations.

“Term Loan Collateral Account” shall mean the securities account maintained by the Borrower at KeyBank (or such other Person acceptable to the Administrative Agent), containing the Term Loan Collateral.

“Term Loan Collateral Control Agreement” shall mean the Securities Account Control Agreement executed by and among the Borrower, securities intermediary (or escrow agent) at which the Term Loan Collateral Account is maintained and the Administrative Agent in respect of the Term Loan Collateral Account.

“Term Loan Commitment” shall mean the commitment of a Lender to make Term Loans in an aggregate principal amount at any time outstanding up to an amount equal to such Lender’s Term Loan Commitment Percentage of the Term Loan Committed Amount as specified in writing by the Administrative Agent pursuant to Section 2.23.

“Term Loan Commitment Percentage” shall mean, for each Lender, the percentage identified as its Term Loan Commitment Percentage in writing by the Administrative Agent pursuant to Section 2.23 or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(b).

“Term Loan Committed Amount” shall mean the aggregate principal amount of Term Loans (if any) agreed to be made to the Borrower pursuant to Section 2.23.

“Term Loan Effective Date” shall have the meaning set forth in Section 2.23(f).

“Term Loan Facility” shall have the meaning set forth in Section 2.23(a).

“Term Loan Maturity Date” shall mean the third (3rd) anniversary of the Term Loan Effective Date; provided, however, if such date is not a Business Day, the Term Loan Maturity Date shall be the next preceding Business Day.

“Term Loan Note” or “Term Loan Notes” shall mean the promissory notes of the Borrower provided pursuant to Section 2.2(e) in favor of any of the Term Lenders evidencing the Term Loan provided by any such Term Lender pursuant to Section 2.2(a), individually or collectively, as appropriate, as such promissory notes may be amended, modified, extended, restated, replaced, or supplemented from time to time.

“Trade Date” shall have the meaning set forth in Section 9.6(f).

“Tranche” shall mean the collective reference to (a) LIBOR Rate Loans whose Interest Periods begin and end on the same day and (b) Alternate Base Rate Loans made on the same day.

“Transactions” shall mean the Initial Contribution Transactions, the Specified Preferred Unit Transactions, the Special Distribution (if any), the execution, delivery and performance by each Credit Party of this Agreement and each other Credit Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder, and the grant of Liens by each Credit Party on Collateral pursuant to the Security Documents to which it is a party.

“Treasury Management Agreement” shall mean any agreement governing the provision of (a) commercial credit cards, (b) stored value cards, or (c) treasury or cash management services, including deposit accounts, funds transfers, automated clearinghouse services, auto-borrow services, zero balance accounts, returned check concentration, controlled disbursement services, lockboxes, account reconciliation and reporting services, trade finance services, overdraft protection, and interstate depository network services.

“Treasury Management Counterparty” shall mean each Lender or Affiliate of a Lender that enters into a Treasury Management Agreement with a Credit Party; provided that if such Person at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be, such Person shall no longer be a Treasury Management Counterparty.

“UCC” shall mean the Uniform Commercial Code from time to time in effect in any applicable jurisdiction.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in paragraph (g) of Section 2.16.

“Voting Stock” shall mean, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote may be or have been suspended by the happening of such a contingency.

“Withholding Agent” shall mean any Credit Party and the Administrative Agent.

Section 1.2    Types of Loans. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “LIBOR Rate Loan” or a “Alternate Base Rate Loan”)

Section 1.3    Other Definitional Provisions.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, amended and restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) all terms defined in this Agreement shall have the defined meanings when used in any other Credit Document or any certificate or other document made or delivered pursuant hereto.

Section 1.4    Accounting Terms.

(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the most recently delivered audited Consolidated financial statements of the Borrower, except as otherwise specifically prescribed herein.

(b)    Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.5    Time References. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.6    Execution of Documents. Unless otherwise specified, all Credit Documents and all other certificates executed in connection therewith must be signed by a Responsible Officer.

ARTICLE II

THE LOANS; AMOUNT AND TERMS

Section 2.1    Revolving Loans.

(a)    Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Revolving Lenders severally, but not jointly, agree to make revolving credit loans in Dollars (“Revolving Loans”) to the Borrower from time to time in an aggregate principal amount of up to (x) at any time on or prior to the Affiliate Loan Termination Date, $10,000,000, and (y) at any time after the Affiliate Loan Termination Date, $110,000,000 (as increased from time to time as provided in Section 2.22(a) and as such aggregate maximum amount may be reduced from time to time as provided in Section 2.6, the “Revolving Committed Amount”) for the purposes hereinafter set forth (such facility, the “Revolving Facility”); provided, however, that (i) with regard to each Revolving Lender individually, the sum of such Revolving Lender’s Revolving Commitment Percentage of the aggregate principal amount of outstanding Revolving Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding Swingline Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding LOC Obligations shall not exceed such Revolving Lender’s Revolving Commitment and (ii) with regard to the Revolving Lenders collectively, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect. Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, further, that the Revolving Loans made on the Closing Date or any of the three (3) Business Days following the Closing Date, may only consist of Alternate Base Rate Loans. LIBOR Rate Loans shall be made by each Revolving Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

(b)    Revolving Loan Borrowings.

(i)    Notice of Borrowing. The Borrower shall request a Revolving Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by fax) to the Administrative Agent not later than 11:00 A.M. on the proposed date of the requested borrowing in the case of Alternate Base Rate Loans, and on the third (3rd) Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans. Each such Notice of Borrowing shall be irrevocable and shall specify (A) that a Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed and (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (1)an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (2) the Type of Revolving Loan requested, then such notice shall be deemed to be a request for a LIBOR Rate Loan for an Interest Period of one month. The Administrative Agent shall give notice to each Revolving Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Revolving Lender’s share thereof.

(ii)    Minimum Amounts. Each Revolving Loan that is made as an Alternate Base Rate Loan shall be in a minimum aggregate amount of $1,000,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less). Each Revolving Loan that is made as a LIBOR Rate Loan shall be in a minimum aggregate amount of $1,000,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).

(iii)    Advances. Each Revolving Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, by 2:00 P.M. on the date specified in the applicable Notice of Borrowing, in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office (or such other account that the Borrower may designate in writing to the Administrative Agent) with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(c)    Repayment. Subject to the terms of this Agreement, Revolving Loans may be borrowed, repaid and reborrowed during the Commitment Period, subject to Section 2.7(a). The principal amount of all Revolving Loans shall be due and payable in full on the Revolving Facility Termination Date, unless accelerated sooner pursuant to Section 7.2.

(d)    Interest. Subject to the provisions of Section 2.8, Revolving Loans shall bear interest as follows:

(i)    Alternate Base Rate Loans. During such periods as any Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Margin; and

(ii)    LIBOR Rate Loans. During such periods as Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus the Applicable Margin.

Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.

(e)    Revolving Loan Notes; Covenant to Pay. The Borrower’s obligation to pay each Revolving Lender shall be evidenced by this Agreement and, upon such Revolving Lender’s request, by a duly executed promissory note of the Borrower to such Revolving Lender substantially in the form of Exhibit 2.1(e). The Borrower covenants and agrees to pay the Revolving Loans in accordance with the terms of this Agreement.

(f)    Maximum Closing Date Borrowing. Notwithstanding anything to the contrary herein, the maximum aggregate amount of Extensions of Credit under the Revolving Facility that the Borrower may request to be made on the Closing Date is $5,000,000, and the Lenders shall have no obligation on the Closing Date to make Extensions of Credit under the Revolving Facility in excess of such aggregate amount.

(g)    Maximum Borrowing for Working Capital. Notwithstanding anything to the contrary herein, the Borrower may not request a Revolving Loan, and the Revolving Lenders shall not be obligated to make a Revolving Loan, if the aggregate amount of Revolving Loans then outstanding (after giving effect to any requested Revolving Loan), the proceeds of which have been or will be used to fund the working capital of the Borrower or any of its Subsidiaries, exceeds $15,000,000 (after giving effect to all prepayments of Extensions of Credit previously used for working capital).

Section 2.2    Term Loan Facility.

(a)    Term Loan. If Lenders have committed to make Term Loans pursuant to Section 2.23, Term Loans (i) can only be requested to be made once and shall be made on the Term Loan Effective Date, (ii) once prepaid or repaid, may not be reborrowed and (iii) shall not exceed (A) for any Term Lender at the time of incurrence thereof the aggregate principal amount of such Term Lender’s Term Loan Commitment, and (B) for all the Term Lenders at the time of incurrence thereof the Term Loan Committed Amount. Term Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Borrower may request. LIBOR Rate Loans shall be made by each Term Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

(b)    Term Loan Borrowings.

(i)    Notice of Borrowing. The Borrower shall request a Term Loan borrowing by delivering a written Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a written Notice of Borrowing, which delivery may be by fax) to the Administrative Agent not later than 11:00 A.M. on the proposed date of the requested borrowing in the case of Alternate Base Rate Loans, and on the third (3rd) Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans. Each such Notice of Borrowing shall be irrevocable and shall specify (A) that the Term Loans are requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the aggregate principal amount to be borrowed and (D) whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, and if LIBOR Rate Loans are requested, the Interest Period(s) therefor. If the Borrower shall fail to specify in any such Notice of Borrowing (1) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, or (2) the Type of Term Loan requested, then such notice shall be deemed to be a request for a LIBOR Rate Loan for an Interest Period of one month. The Administrative Agent shall give notice to each Term Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Term Lender’s share thereof.

(ii)    Minimum Amounts. Each Term Loan that is made as an Alternate Base Rate Loan shall be in a minimum aggregate amount of $1,000,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of the Term Loan Committed Amount, if less). Each Term Loan that is made as a LIBOR Rate Loan shall be in a minimum aggregate amount of $1,000,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of the Term Loan Committed Amount, if less).

(iii)    Advances. Each Term Lender will make its Term Commitment Percentage of each Term Loan borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2, or at such other office as the Administrative Agent may designate in writing, by 2:00 P.M. on the date specified in the Notice of Borrowing, in Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower on the books of such office (or such other account that the Borrower may designate in writing to the Administrative Agent) with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders and in like funds as received by the Administrative Agent.

(c)    Repayment. The principal amount of all Term Loans shall be due and payable in full on the Term Loan Maturity Date, unless accelerated sooner pursuant to Section 7.2.

(d)    Interest. Subject to the provisions of Section 2.8, Term Loans shall bear interest as follows:

(i)    Alternate Base Rate Loans. During such periods as any Term Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus 0.00%; and

(ii)    LIBOR Rate Loans. During such periods as Term Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus 0.50%.

Interest on Term Loans shall be payable in arrears on each Interest Payment Date.

(e)    Term Loan Notes; Covenant to Pay. The Borrower’s obligation to pay each Term Lender shall be evidenced by this Agreement and, upon such Term Lender’s request, by a duly executed promissory note of the Borrower to such Term Lender substantially in the form of Exhibit 2.2(e). The Borrower covenants and agrees to pay the Term Loans in accordance with the terms of this Agreement.

Section 2.3    Letter of Credit Subfacility.

(a)    Issuance. Subject to the terms and conditions hereof and of the LOC Documents, during the Commitment Period the Issuing Lender shall issue, and the Revolving Lenders shall participate in, standby Letters of Credit for the account of the Borrower from time to time upon request in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate amount of LOC Obligations shall not at any time exceed $10,000,000 (the “LOC Committed Amount”), (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not at any time exceed the Revolving Committed Amount then in effect, (iii) all Letters of Credit shall be denominated in Dollars and (iv) Letters of Credit shall be issued for any lawful business purposes and shall be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs. Except as otherwise permitted in (k) or as expressly agreed in writing upon by all the Revolving Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Borrower or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is seven (7) days prior to the Revolving Maturity Date (the “Letter of Credit Expiration Date”). Each

Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Each Letter of Credit issued hereunder shall be in a minimum original face amount of $50,000 or such lesser amount as approved by the Issuing Lender.

(b)    Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender at least two (2) Business Days prior to the requested date of issuance. The Issuing Lender will promptly upon request provide to the Administrative Agent for dissemination to the Revolving Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

(c)    Participations. Each Revolving Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any Collateral relating thereto, in each case in an amount equal to its Revolving Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Revolving Commitment Percentage of the obligations arising under such Letter of Credit; provided that any Person that becomes a Revolving Lender after the Closing Date shall be deemed to have purchased a Participation Interest in all outstanding Letters of Credit on the date it becomes a Lender hereunder and any Letter of Credit issued on or after such date, in each case in accordance with the foregoing terms. Without limiting the scope and nature of each Revolving Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Revolving Lender shall pay to the Issuing Lender its Revolving Commitment Percentage of such unreimbursed drawing in same day funds pursuant to and in accordance with the provisions of subsection (d) hereof. The obligation of each Revolving Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d)    Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Borrower and the Administrative Agent. The Borrower shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit if notified prior to 1:00 P.M. on a Business Day or, if after 1:00 P.M., on the following Business Day (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds as provided herein or in the LOC Documents. If the Borrower shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall automatically bear interest at a per annum rate equal to the Default Rate. Unless the Borrower shall immediately notify the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Borrower shall be deemed to have requested a Mandatory LOC Borrowing in the amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the Reimbursement Obligations. The Borrower’s Reimbursement Obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set-off, counterclaim or defense to payment the Borrower may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including, without limitation, any defense based on any failure of the Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of

Credit. The Administrative Agent will promptly notify the other Revolving Lenders of the amount of any unreimbursed drawing and each Revolving Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender, in Dollars and in immediately available funds, the amount of such Revolving Lender’s Revolving Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the Business Day such notice is received by such Revolving Lender from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 P.M. on the Business Day next succeeding the Business Day such notice is received. If such Revolving Lender does not pay such amount to the Administrative Agent for the account of the Issuing Lender in full upon such request, such Revolving Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Revolving Lender pays such amount to the Administrative Agent for the account of the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate. Each Revolving Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)    Repayment with Revolving Loans. On any day on which the Borrower shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Revolving Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans (each such borrowing, a “Mandatory LOC Borrowing”) shall be made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each Revolving Lender’s respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and the proceeds thereof shall be paid directly to the Administrative Agent for the account of the Issuing Lender for application to the respective LOC Obligations. Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans on the day such notice is received by the Revolving Lenders from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 P.M. on the Business Day next succeeding the day such notice is received, in each case notwithstanding (i) the amount of Mandatory LOC Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such Mandatory LOC Borrowing, or (vi) any reduction in the Revolving Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any Mandatory LOC Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the occurrence of a Bankruptcy Event), then each such Revolving Lender hereby agrees that it shall forthwith fund its Participation Interests in the outstanding LOC Obligations on the Business Day such notice to fund is received by such Revolving Lender from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 P.M. on the Business Day next succeeding the Business Day such notice is received; provided, further, that in the event any Lender shall fail to fund its Participation Interest as required herein, then the amount of such Revolving Lender’s unfunded Participation Interest therein shall automatically bear interest payable by such Revolving Lender to the Administrative Agent for the account of the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(f)    Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(g)    ISP98 and UCP. Unless otherwise expressly agreed by the Issuing Lender and the Borrower, when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998,” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of The Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each documentary Letter of Credit.

(h)    Conflict with LOC Documents. In the event of any conflict between this Agreement and any LOC Document, this Agreement shall control.

(i)    Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Agreement, including, without limitation, Section 2.3(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Credit Party or a Subsidiary of the Borrower; provided that, notwithstanding such statement, the Borrower shall be the actual account party for all purposes of this Agreement for such Letter of Credit and such statement shall not affect the Borrower’s Reimbursement Obligations hereunder with respect to such Letter of Credit.

(j)    Cash Collateral. At any point in time in which there is a Defaulting Lender, the Issuing Lender may require the Borrower to Cash Collateralize the LOC Obligations pursuant to Section 2.20.

(k)    Auto-Extension Letter of Credit. At the request of the Borrower in any notice delivered pursuant to Section 2.3(b), the Issuing Lender may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of the issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Lender, the Borrower shall not be required to make a specific request to the Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Issuing Lender shall not permit any such extension if (A) the Issuing Lender has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.3(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrower that one or more of the applicable conditions specified in Section 4.2 is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.

Section 2.4    Swingline Loan Subfacility.

(a)    Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, may, in its discretion and in reliance upon the agreements of the other Lenders set forth in this Section, make certain revolving credit loans to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed $15,000,000 (the “Swingline Committed Amount”), and (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b)    Swingline Loan Borrowings.

(i)    Notice of Borrowing and Disbursement. To request a Swingline Loan, the Borrower shall notify the Administrative Agent and Swingline Lender by telephone (and shall subsequently confirm and deliver, by hand delivery, facsimile or (subject to compliance with below) e-mail, a duly completed and executed Notice of Borrowing to the Administrative Agent and the Swingline Lender), not later than 1:00 P.M. on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of Borrower with the Swingline Lender or otherwise to an account as directed by Borrower in the applicable Borrowing Request by 3:00 p.m. on the requested date of such Swingline Loan. The Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to such request a Default has occurred and is continuing or would result therefrom. Swingline Loans shall be made in minimum amounts of $100,000, shall bear interest at the Alternate Base Rate plus the Applicable Margin and shall be payable in full by the Borrower upon demand of the Swingline Lender. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 (or the remaining available amount of the Swingline Committed Amount if less) and in integral amounts of $100,000 in excess thereof.

(ii)    Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the Revolving Maturity Date. The Swingline Lender may, at any time, in its sole discretion, repay outstanding Swingline Loans by debiting any deposit account maintained by the Borrower or any other Credit Party with the Swingline Lender (to the extent of any funds available in such account at the time) or, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (A) the Revolving Maturity Date, (B) the occurrence of any Bankruptcy Event, (C) upon acceleration of the Obligations hereunder, whether on account of a Bankruptcy Event or any other Event of Default, and (D) the exercise of remedies in accordance with the provisions of Section 7.2 (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Mandatory Swingline Borrowing”). Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Swingline Borrowing in the amount and in the manner specified in the preceding sentence on the date such notice is received by the Revolving Lenders from the Administrative Agent if such notice is received at or before 2:00 P.M., otherwise such payment shall be made at or before 12:00 P.M. on the Business Day next succeeding the date such notice is received notwithstanding (1) the amount of Mandatory Swingline Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (2) whether any conditions specified in Section 4.2 are then satisfied, (3) whether a Default or an Event of Default then exists, (4) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (5) the date of such Mandatory Swingline Borrowing, or (6) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Mandatory Swingline Borrowing or contemporaneously therewith. In the event that any Mandatory Swingline Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Swingline Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such Participation Interest in the outstanding Swingline Loans as shall be necessary to cause each such Revolving Lender to share in such Swingline Loans ratably based upon its respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective Participation Interest is purchased, and (y) at the time any purchase of a Participation Interest pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay to the Swingline Lender interest on the principal amount of such Participation Interest purchased for each day from and including the day upon which the Mandatory Swingline Borrowing would otherwise have occurred to but excluding the date of payment for such Participation Interest, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Swingline Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate. The Borrower shall have the right to repay the Swingline Loan in whole or in part from time to time in accordance with Section 2.7(a).

(c)    Interest on Swingline Loans. Subject to the provisions of Section 2.8, Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Margin for Revolving Loans that are Alternate Base Rate Loans. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

(d)    Swingline Loan Note; Covenant to Pay. The Swingline Loans shall be evidenced by this Agreement and, upon request of the Swingline Lender, by a duly executed promissory note of the Borrower in favor of the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Exhibit 2.4(d). The Borrower covenants and agrees to pay the Swingline Loans in accordance with the terms of this Agreement.

(e)    Cash Collateral. At any point in time in which there is a Defaulting Lender, the Swingline Lender may require the Borrower to Cash Collateralize the outstanding Swingline Loans pursuant to Section 2.20.

Section 2.5    Fees.

(a)    Commitment Fee. Subject to Section 2.21, in consideration of the Revolving Commitments, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Margin per annum on the average daily unused amount of the Revolving Committed Amount. The

Commitment Fee shall be calculated quarterly in arrears. For purposes of computation of the Commitment Fee, LOC Obligations shall be considered usage of the Revolving Committed Amount but Swingline Loans shall not be considered usage of the Revolving Committed Amount. The Commitment Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter, commencing on the first date to occur after the Closing Date, and on the Revolving Facility Termination Date.

(b)    Letter of Credit Fees. Subject to Section 2.21, in consideration of the LOC Commitments, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, a fee (the “Letter of Credit Fee”) equal to the Applicable Margin for Revolving Loans that are LIBOR Rate Loans per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. The Letter of Credit Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter, commencing on the first date to occur after the Closing Date, and on the Revolving Facility Termination Date.

(c)    Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) hereof, the Borrower shall pay to the Issuing Lender for its own account without sharing by the other Lenders the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”). The Issuing Lender may charge, and retain for its own account without sharing by the other Lenders, an additional facing fee (the “Letter of Credit Facing Fee”) of 0.125% per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it. The Issuing Lender Fees and the Letter of Credit Facing Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter, commencing on the first date to occur after the Closing Date, and on the Revolving Facility Termination Date.

(d)    Administrative Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times in the KeyBank Fee Letter or as separately agreed in writing between the Borrower and the Administrative Agent.

Section 2.6    Commitment Reductions.

(a)    Voluntary Reductions. The Borrower shall have the right to terminate or permanently reduce the unused portion of the Revolving Committed Amount at any time or from time to time upon not less than five (5) Business Days’ prior written notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent; provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Revolving Loans made on the effective date thereof, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations would exceed the Revolving Committed Amount then in effect. Any reduction in the Revolving Committed Amount shall be applied to the Revolving Commitment of each Revolving Lender in according to its Revolving Commitment Percentage.

(b)    LOC Committed Amount. If the Revolving Committed Amount is reduced below the then current LOC Committed Amount, the LOC Committed Amount shall automatically be reduced by an amount such that the LOC Committed Amount equals the Revolving Committed Amount.

(c)    Swingline Committed Amount. If the Revolving Committed Amount is reduced below the then current Swingline Committed Amount, the Swingline Committed Amount shall automatically be reduced by an amount such that the Swingline Committed Amount equals the Revolving Committed Amount.

(d)    Commitment Terminations. The Revolving Commitments, the Swingline Commitment and the LOC Commitment shall automatically terminate on the Revolving Facility Termination Date. The Term Loan Commitments (if any) shall automatically terminate on the day of the initial borrowing of Term Loans hereunder, immediately after such initial borrowing.

Section 2.7    Prepayments.

(a)    Optional Prepayments and Repayments.

(i)    The Borrower shall have the right to repay the Loans in whole or in part from time to time; provided, however, that each partial prepayment or repayment of (i) Loans that are Alternate Base Rate Loans shall be in a minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount), (ii) Loans that are LIBOR Rate Loans shall be in a minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount) and (iii) Swingline Loans shall be in a minimum principal amount of $100,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount). The Borrower shall give three Business Days’ irrevocable notice of prepayment in the case of LIBOR Rate Loans and same-day irrevocable notice on any Business Day in the case of Alternate Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable). To the extent the Borrower elects to repay the Revolving Loans and/or Swingline Loans, amounts prepaid under this Section shall be applied to the Revolving Loans and/or Swingline Loans, as applicable of the Revolving Lenders in accordance with their respective Revolving Commitment Percentages. Within the foregoing parameters, prepayments under this Section shall be applied first to Alternate Base Rate Loans and then to LIBOR Rate Loans in direct order of Interest Period maturities. All prepayments under this Section shall be subject to Section 2.15, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment.

(ii)    Upon any prepayment of the Term Loans, the Borrower shall be permitted to liquidate or withdraw the assets in the Term Loan Collateral Account in an amount equal to the lesser of (A) the amount of such Term Loan prepayment and (B) the amount, if any, that if liquidated or withdrawn would not result in a violation of Section 6.17. If the Borrower requests any such liquidation or withdrawal permitted by the foregoing sentence, the Administrative Agent shall direct the applicable depository bank or securities intermediary to liquidate or withdraw the applicable assets in the Term Loan Collateral Account and remit the proceeds to the Borrower.

(b)    Mandatory Prepayments.

(i)    Revolving Committed Amount. If at any time after the Closing Date, the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall exceed the Revolving Committed Amount, the Borrower shall immediately prepay the Revolving Loans and

Swingline Loans and (after all Revolving Loans and Swingline Loans have been repaid) Cash Collateralize the LOC Obligations in an amount sufficient to eliminate such excess (such prepayment to be applied as set forth in clause (v) below).

(ii)    Application of Mandatory Prepayments. All amounts required to be prepaid pursuant to Section 2.7(b)(i) shall be applied (1) first to the outstanding Swingline Loans, (2) second to the outstanding Revolving Loans, and (3) third to Cash Collateralize the LOC Obligations.

(iii)    Term Loan Mandatory Prepayment. If any Event of Default has occurred under Section 7.1(c) (on account of a violation of Section 6.17), the Borrower shall immediately prepay outstanding Term Loans in an amount at least equal to the amount required to ensure that the value of the assets contained in or credited to the Term Loan Collateral Account equal 98% of the principal amount of the Term Loans (and such prepayment shall not cure or otherwise be deemed to waive any such Event of Default under Section 7.1(c) (on account of a violation of Section 6.17).

Section 2.8    Default Rate and Payment Dates.

(a)    If all or a portion of the principal amount of any Loan which is a LIBOR Rate Loan shall not be paid when due or continued as a LIBOR Rate Loan in accordance with the provisions of Section 2.9 (whether at the stated maturity, by acceleration or otherwise), such overdue principal amount of such Loan shall be converted to an Alternate Base Rate Loan at the end of the Interest Period applicable thereto.

(b)    Upon the occurrence and during the continuance of a (i) Bankruptcy Event or a Payment Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall automatically bear interest at a rate per annum which is equal to the Default Rate and (ii) any other Event of Default hereunder, at the option of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall automatically bear interest, at a per annum rate which is equal to the Default Rate, in each case from the date of such Event of Default until such Event of Default is waived in accordance with Section 9.1. Any default interest owing under this Section 2.8(b) shall be due and payable on the earlier to occur of (x) demand by the Administrative Agent (which demand the Administrative Agent shall make if directed by the Required Lenders) and (y) the Revolving Maturity Date.

Section 2.9    Conversion Options.

(a)    The Borrower may, in the case of Revolving Loans or Term Loans, elect from time to time to convert Alternate Base Rate Loans to LIBOR Rate Loans or to continue LIBOR Rate Loans, by delivering a Notice of Conversion/Extension to the Administrative Agent at least three Business Days prior to the proposed date of conversion or continuation. In addition, the Borrower may elect from time to time to convert all or any portion of a LIBOR Rate Loan to an Alternate Base Rate Loan by giving the Administrative Agent irrevocable written notice thereof by 11:00 A.M. one (1) Business Day prior to the proposed date of conversion. If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. LIBOR Rate Loans may only be converted to Alternate Base Rate Loans on the last day of the applicable Interest Period. If the date upon which a LIBOR Rate Loan is to be converted to an Alternate Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein; provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. All or any part of outstanding LIBOR Rate Loans may be converted as provided herein; provided that partial conversions shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof.

(b)    Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in Section 2.9(a); provided, that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan at the end of the applicable Interest Period with respect thereto. If the Borrower shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans at the end of the applicable Interest Period with respect thereto.

Section 2.10    Computation of Interest and Fees; Usury.

(a)    Interest payable hereunder with respect to any Alternate Base Rate Loan based on the Prime Rate shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change.

(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c)    It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including, but not limited to, prepayment or acceleration of the maturity of any Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

Section 2.11    Pro Rata Treatment and Payments.

(a)    Allocation of Payments Prior to Exercise of Remedies. Each borrowing of Loans and any reduction of the Commitments shall be made pro rata according to the respective Revolving Commitment Percentages or Term Loan Commitment Percentages, as applicable, of the Lenders. Unless otherwise required by the terms of this Agreement, each payment under this Agreement shall be applied, first, to any fees then due and owing by the Borrower pursuant to Section 2.5, second, to interest then due and owing hereunder by the Borrower and, third, to principal then due and owing hereunder and under this Agreement by the Borrower. Each payment on account of any fees pursuant to Section 2.5 shall be made pro rata in accordance with the respective amounts due and owing (except as to the Letter of Credit Facing Fees and the Issuing Lender Fees which shall be paid to the Issuing Lender). Each optional repayment and prepayment by the Borrower on account of principal of and interest on the Loans shall be applied to such Loans, as applicable, on a pro rata basis and, to the extent applicable, in accordance with the terms of Section 2.7(a). Each mandatory prepayment on account of principal of the Loans shall be applied to such Loans, as applicable, on a pro rata basis and, to the extent applicable, in accordance with Section 2.7(b). All payments (including prepayments) to be made by the Borrower on account of principal, interest and fees shall be made without defense, set-off or counterclaim and shall be made to the Administrative Agent for the account of the Lenders at the Administrative Agent’s office specified on Section 9.2 in Dollars and in immediately available funds not later than 1:00 P.M. on the date when due. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)    Allocation of Payments After Exercise of Remedies.

(i)    Revolving Facility. All proceeds realized from the liquidation or other disposition of Collateral (other than the Term Loan Collateral Account) or otherwise received after maturity of the Revolving Loans, whether by acceleration or otherwise, shall be applied: (1) first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such; (2) second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Revolving Lenders and each Issuing Lender and Swingline Lender; (3) third, pro rata to payment of accrued interest on the Revolving Loans and the Swingline Loans; (4) fourth, pro rata to payment of (A) principal outstanding on the Revolving Loans and the Swingline Loans, (B) Obligations referred to in clause (b) of the definition of the term “Obligations” owing to a Secured Hedging Agreement Counterparty (other than a Secured Hedging Agreement Counterparty whose Secured Hedging Agreement relates to the Term Loan), and (C) Obligations referred to in clause (c) of the definition of the term “Obligations” owing to a Treasury Management Counterparty; (5) fifth, to serve as Cash Collateral to be held by the Administrative Agent to secure the LOC Obligations; (6) sixth, all other Obligations (other than those Obligations that are solely related to the Term Loan Facility) and (7) seventh, any excess, after all of the Obligations (other than those Obligations that are solely related to the Term Loan Facility) shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Requirement of Law.

(ii)    Term Loan Facility. All proceeds realized from the liquidation or other disposition of the Term Loan Collateral Account or otherwise received after maturity of the Term Loans, whether by acceleration or otherwise, shall be applied: (1) first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such; (2) second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Term Lenders; (3) third, pro rata to payment of accrued interest on the Term Loans; (4) fourth, pro rata to payment of (A) principal outstanding on the Term Loans, (B) Obligations referred to in clause (b) of the definition of the term “Obligations” owing to a Secured Hedging Agreement Counterparty whose Secured Hedging Agreement relates to the Term Loan, and (C) any other Obligations that are solely related to the Term Loan Facility; and (5) fifth, any excess, after all of the Obligations that are solely related to the Term Loan Facility shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Requirement of Law.

Section 2.12    Non-Receipt of Funds by the Administrative Agent.

(a)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received written notice from a Lender prior to the proposed date of any Extension of Credit that such Lender will not make available to the Administrative Agent such Lender’s share of such Extension of Credit, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Extension of Credit available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to Alternate Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Extension of Credit to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Extension of Credit. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b)    Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under subsections (a) and (b) of this Section shall be conclusive, absent manifest error.

(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Article IV are not satisfied or waived in accordance with the terms thereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.5(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any such payment under Section 9.5(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.5(c).

(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.13    Inability to Determine Interest Rate. Notwithstanding any other provision of this Agreement, if (a) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, reasonable and adequate means do not exist for ascertaining the LIBOR Rate for such Interest Period, or (b) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Borrower has requested be outstanding as a LIBOR Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Borrower, and the Lenders at least two (2) Business Days prior to the first day of such Interest Period. Unless the Borrower shall have notified the Administrative Agent upon receipt of such telephone notice that it wishes to rescind or modify its request regarding such LIBOR Rate Loans, any Loans that were requested to be made as LIBOR Rate Loans shall be made as Alternate Base Rate Loans and any Loans that were requested to be converted into or continued as LIBOR Rate Loans shall remain as or be converted into Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.

Section 2.14    Yield Protection.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense (in each case, other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, the Borrower will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Capital Requirements. If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)    Certificates for Reimbursement. A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date such Lender or Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or Issuing Lender’s intention to claim compensation therefore (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.15    Compensation for Losses.

(a)    Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly, but in any event, within ten (10) Business Days, compensate such Lender for and hold such Lender harmless from any loss, cost or expense (in each case, other than Taxes) incurred by it as a result of:

(i)    any continuation, conversion, payment or prepayment of any Loan other than an Alternate Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(ii)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than an Alternate Base Rate Loan on the date or in the amount notified by the Borrower; or

(iii)    any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.19;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded. With respect to Section 2.13, Section 2.15 and Section 2.18, each Lender shall treat the Borrower in the same manner as such Lender treats other similarly situated borrowers.

Section 2.16    Taxes.

(a)    Issuing Lender. For purposes of this Section 2.16, the term “Lender” includes any Issuing Lender.

(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)    Payment of Other Taxes by the Borrower. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by the Borrower. The Credit Parties shall jointly and severally indemnify each Recipient, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within thirty (30) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.6(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.16, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. Upon the request of the Borrower, after any payment of Taxes by the Administrative Agent to a Governmental Authority pursuant to this Section 2.16, the Administrative Agent shall deliver the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment.

(g)    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the

Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i)    Without limiting the generality of the foregoing,

(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)    executed originals of IRS Form W-8ECI;

(iii)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 2.16(a) to the effect that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(iv)    to the extent a Foreign Lender is not the beneficial owner executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.16(b) or

Exhibit 2.16(c), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 2.16(d) on behalf of each such direct and indirect partner;

(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)    if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)    Survival. Each party’s obligations under this Section 2.16 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 2.17    [Reserved.]

Section 2.18    Illegality.

Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for such Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans as contemplated by this Agreement or to obtain in the interbank eurodollar market through its LIBOR Lending Office the funds with which to make such Loans, (a) such Lender shall promptly notify the Administrative Agent and the Borrower thereof, (b) the commitment of such Lender hereunder to make LIBOR Rate Loans or continue LIBOR Rate Loans as such shall forthwith be suspended until the Administrative Agent shall give notice that the condition or situation which gave rise to the suspension shall no longer exist, and (c) such Lender’s Loans then outstanding as LIBOR Rate Loans, if any, shall be converted on the last day of the Interest Period for such Loans or within such earlier period as required by law as Alternate Base Rate Loans. The Borrower hereby agrees to promptly pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for actual and direct costs (but not including anticipated profits) reasonably incurred by such Lender in making any repayment in accordance with this Section including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its LIBOR Rate Loans hereunder. A certificate (which certificate shall include a description of the basis for the computation) as to any additional amounts payable pursuant to this Section submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. Each Lender agrees to use reasonable efforts (including reasonable efforts to change its LIBOR Lending Office) to avoid or to minimize any amounts which may otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

Section 2.19    Mitigation Obligations; Replacement of Lenders.

(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 2.14, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or cannot make or maintain LIBOR Rate Loans pursuant to Section 2.18, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14, Section 2.16 or Section 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)    Replacement of Lenders. If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender cannot make or maintain LIBOR Rate Loans pursuant to Section 2.18, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.14, Section 2.16 or Section 2.18) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)    the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.6(b)(iv);

(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.15) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16 or Section 2.18, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)    such assignment does not conflict with applicable law; and

(v)    in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.20    Cash Collateral.

(a)    Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent, the Issuing Lender (with a copy to the Administrative Agent) or any Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize all Fronting Exposure of the Issuing Lender and the Swingline Lender with respect to such Defaulting Lender (determined after giving effect to Section 2.21 and any Cash Collateral provided by the Defaulting Lender).

(b)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligations to which such Cash Collateral may be applied pursuant to clause (c) below. If at any time the Administrative Agent, Issuing Lender or Swingline Lender determines that Cash

Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, the Borrower will, promptly upon demand by the Administrative Agent, Issuing Lender or Swingline Lender pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c)    Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section or Section 2.21 in respect of Letters of Credit or Swingline Loans, shall be held and applied to the satisfaction of the specific LOC Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)    Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall no longer be required to be held as Cash Collateral pursuant to this Section 2.20 following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, each Issuing Lender and each Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 2.21, the Person providing Cash Collateral and each Issuing Lender and Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

Section 2.21    Defaulting Lenders.

(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 9.1.

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Lender’s or Swingline Lender’s Fronting Exposure in accordance with Section 2.20; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender’s and the Swingline Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement in accordance with Section 2.20; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline

Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (A) such payment is a payment of the principal amount of any Loans or LOC Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share and (B) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LOC Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LOC Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LOC Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable facility without giving effect to Section 2.21(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Certain Fees.

(A)    Commitment Fees. No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)    Letter of Credit Fees. Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant Section 2.20.

(C)    Reallocation of Fees. With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LOC Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such Letter of Credit Fee.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LOC Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time) and (y) such reallocation does not cause the aggregate Committed Funded Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)    Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures set forth in Section 2.20.

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Swingline Lender and Issuing Lender, in their sole discretion, agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.21(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)    New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.22    Incremental Revolving Facility.

(a)    Request for Increase. Provided no Default or Event of Default has occurred and is continuing, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower shall have the right at any time after the Closing Date, without the consent of the Lenders or prior approval of the Administrative Agent, to effectuate on one or more occasions, but limited to four in the aggregate, an increase in the Revolving Committed Amount (and the aggregate Revolving Commitments of the Lenders) by sending a notice to the Administrative Agent requesting such increase; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, and the aggregate amount of all such increases shall not exceed $110,000,000, (ii) after giving effect to such increase in the Revolving Commitments, the Revolving Committed Amount does not exceed $220,000,000, and (iii) no Lender’s Revolving Commitment shall be increased without such Lender’s prior written consent. In the event that the Borrower elects to request increases in the Revolving Commitments of any or each of the existing Lenders, at the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each such Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b)    Lender Elections to Increase. If the Borrower so elects to request increases in the Revolving Commitments of each of the existing Lenders, each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.

(c)    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall promptly notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. If the Lenders do not, in the aggregate, elect to increase their Revolving Commitments in the full amount of a requested increase, to achieve the full amount of such requested increase and subject to the approval of the Administrative Agent, the Issuing Lender and the Swingline Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d)    Effective Date and Allocations. If the Revolving Committed Amount is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e)    Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Credit Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Credit Party (i) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Credit Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (B) no Default or Event of Default has occurred and is continuing. Unless otherwise consented to by the Administrative Agent and the Lenders, the Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.15) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Commitments under this Section.

(f)    Amendments. The Administrative Agent is authorized to enter into, on behalf of the Lenders, the Issuing Lender and the Swingline Lender any amendment to this Agreement or any other Credit Document as may be necessary to incorporate the terms of any such increase in the Revolving Commitments under this Section.

Section 2.23    Incremental Term Loan Facility.

(a)    Request for Term Loan Facility. Upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may request that the Lenders agree to make, severally and not jointly, one term loan in Dollars (“Term Loans”) in an aggregate principal amount not to exceed $20,000,000 for all Term Loans as may be requested by the Borrower, for the purposes set forth herein or otherwise agreed upon (the “Term Loan Facility”). IT BEING UNDERSTOOD AND AGREED THAT NEITHER THE ADMINISTRATIVE AGENT NOR ANY LENDER HAS COMMITTED OR AGREED TO MAKE ANY TERM LOAN AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY LENDER SHALL HAVE ANY TERM LOAN COMMITMENT WITHOUT SUCH LENDER’S PRIOR WRITTEN CONSENT.

(b)    [Reserved].

(c)    Lender Elections to Make Term Loans. If the Borrower so elects to request Term Loans, each Lender shall notify the Administrative Agent within the time period requested by the Borrower set forth in the notice to the Administrative Agent (which shall not be less than 10 Business Days) whether or not it agrees to make a Term Loan and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of the aggregate principal amount of the Term Loans requested by the Borrower. Any Lender not responding within such time period shall be deemed to have declined to make a Term Loan.

(d)    Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall promptly notify the Borrower and each Lender of the Lenders’ responses to the request made hereunder. If the Lenders do not, in the aggregate, elect to make Term Loans in the full amount requested by the Borrower, to achieve the full amount of such request, and subject to the approval of the Administrative Agent and each Lender, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(e)    Effective Date and Allocations. If the Lenders agree to make Term Loans in accordance with this Section, the Administrative Agent and the Borrower shall determine the final allocation of the Term Loans. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocations.

(f)    Conditions to Effectiveness of Term Loan Facility. As conditions precedent to the making of any Term Loan, (a) the Borrower shall deliver to the Administrative Agent a certificate of each Credit Party dated as of the Term Loan Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Credit Party (i) certifying and attaching the resolutions adopted by the governing body of such Credit Party approving or consenting to the incurrence of the Term Loans, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Credit Documents are true and correct in all material respects on and as of the Term Loan Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (B) no Default or Event of Default has occurred and is continuing, (b) the issuance of common Equity Interests of the Borrower in an underwritten initial primary public offering pursuant to an effective registration statement on Form S-1 filed with the SEC in accordance with the Securities Act (the “IPO”) shall occur immediately prior to (or contemporaneously with) the making of the Term Loans, (c) the IPO shall be on terms and conditions and subject to documentation that shall in each case be in form and substance reasonably satisfactory to the Administrative Agent and the Term Lenders, (d) the Administrative Agent shall have received for the account of each Term Lender requesting a promissory note, a duly executed Term Loan Note, (e) counterparts of the Term Loan Collateral Pledge Agreement, the GPM Investments Guaranty and any

other Credit Document required by the Administrative Agent or the Term Lenders, including, without limitation, any amendment to this Agreement or any other Credit Document as may be necessary or appropriate in connection with the making of the Term Loans, (f) the Administrative Agent shall have received such opinions of counsel and other documents and information as it deems appropriate, and (g) concurrently with the IPO, net cash proceeds of the IPO shall have been used to purchase Cash Equivalents maintained in the Term Loan Collateral Account in an amount no less than 98% of the outstanding principal amount of the Term Loans to be made on the Term Loan Effective Date. The terms of the Partnership Agreement (and/or any amendment, restatement, supplement or modification to or replacement of the Partnership Agreement) and any other material document executed or delivered in connection with the IPO shall be satisfactory to the Administrative Agent, and the Borrower shall have delivered copies of each of the foregoing documents to the Administrative Agent, certified by a Responsible Officer of the Borrower as being true, correct and complete. The date on which all conditions precedent described above and any other conditions contained in any amendment or other agreement among the Borrower, the Administrative Agent and the Term Lenders shall have been satisfied and the Term Loans shall have been made is referred to herein as the “Term Loan Effective Date.”

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Extensions of Credit herein provided for, the Credit Parties (to the extent applicable to each such Credit Party) hereby represent and warrant to the Administrative Agent and to each Lender that:

Section 3.1    Financial Statements.

(a)    The Borrower has furnished to the Administrative Agent and the Lenders complete and correct copies of: (i) the audited consolidated balance sheets of GPM Investments and its consolidated Subsidiaries for the fiscal year ended December 31, 2014 and the related audited consolidated statements of income, shareholders’ equity, and cash flows of GPM Investments and its consolidated Subsidiaries for the fiscal year of GPM Investments then ended, accompanied by the report thereon of Grant Thornton LLP or other nationally recognized accounting firm reasonably acceptable to the Administrative Agent; (ii) the interim consolidated balance sheet, and the related statements of income and of cash flows, of GPM Investments and its Subsidiaries for the fiscal quarter ended September 30, 2015; and (iii) the pro forma balance sheet and income statement of the Borrower and its Subsidiaries as of September 30, 2015. All such financial statements have been prepared in accordance with GAAP, consistently applied (except as stated therein). The financial statements referred to in clauses (i) and (ii) fairly present in all material respects the financial position of GPM Investments and its Subsidiaries as of the respective dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated, subject in the case of any such financial statements that are unaudited, to normal audit adjustments. The financial statement referred to in clause (iii) fairly presents in all material respects the financial position of the Borrower and its Subsidiaries, it being acknowledged and agreed by the Lenders that such financial statement was prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such financial statement was prepared. The Borrower and its Subsidiaries did not have, as of the date of the latest financial statements referred to above, and will not have as of the Closing Date after giving effect to the incurrence of Loans hereunder and the consummation of the other Transactions, any material or significant contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto in accordance with GAAP.

(b)    The financial projections of GPM Investments and its Subsidiaries for the fiscal years 2016 through 2019 delivered to the Administrative Agent and the Lenders and the pro forma financial projections of the Borrower and its Subsidiaries for the 12-month period ending December 31, 2016, delivered to the Administrative Agent and the Lenders (collectively, the “Financial Projections”) were prepared on behalf of the Borrower in good faith after taking into account historical levels of business activity of GPM Investments and its Subsidiaries (and its predecessors in interest), known trends, including general economic trends, and all other information, assumptions and estimates considered by management of the Borrower and its Subsidiaries to be pertinent thereto; provided, however, that no representation or warranty is made as to the impact of future general economic conditions or as to whether the projected consolidated results as set forth in the Financial Projections will actually be realized, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results for the periods covered by the Financial Projections may differ materially from the Financial Projections. No facts are known to the Borrower as of the Closing Date which, if reflected in the Financial Projections, would result in a Material Adverse Effect.

Section 3.2    No Material Adverse Effect. Since December 31, 2014, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.3    Corporate Existence; Compliance with Law; Patriot Act Information. Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, (b) has the requisite power and authority and the legal right to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged and has taken all actions necessary to maintain all rights, privileges, licenses and franchises necessary or required in the normal conduct of its business except those rights, privileges, licenses and franchises, the lack of which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) is duly qualified to conduct business and in good standing under the laws of (i) the jurisdiction of its organization or formation, (ii) the jurisdiction where its chief executive office is located and (iii) each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing in any such other jurisdiction could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent such non-compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 3.3 as of the Closing Date is the following information for each Credit Party: the exact legal name and any former legal names of such Credit Party in the four (4) months prior to the Closing Date, the state of incorporation or organization, the type of organization, the jurisdictions in which such Credit Party is qualified to do business, the chief executive office, the principal place of business, the organization identification number and the federal tax identification number.

Section 3.4    Corporate Power; Authorization; Enforceable Obligations. The Transactions are within each Credit Party’s corporate, limited liability company, or partnership powers and have been duly authorized by all necessary corporate, limited liability company, or partnership action and, if required, equity owner action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Credit Document to which it is a party has been duly executed and delivered on behalf of each Credit Party. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, by the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification or contribution to a party with respect to liability when such indemnification or contribution is contrary to public policy and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.5    Approvals; No Conflicts; No Default. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of any Credit Party or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Credit Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Documents as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Credit Documents, (b) will not violate any Requirement of Law applicable to the Borrower or any other Credit Party, or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or other agreement regarding Indebtedness of the Borrower or any other Credit Party or give rise to a right thereunder to require any payment to be made by the Borrower or such Credit Party, (d) will not violate or result in a default under any Material Contract, or give rise to a right thereunder to require any payment to be made by the Borrower or such Credit Party, and (e) will not result in the creation or imposition of any Lien on any property of the Borrower or any other Credit Party (other than the Liens created by (i) the Credit Documents and (ii) the PNC Term Loan Documents and the Affiliate Loan Documents, in each case, to the extent permitted pursuant to Section 6.2(r) and (t)). No Default or Event of Default has occurred and is continuing.

Section 3.6    No Material Litigation. No litigation, investigation, claim, criminal prosecution, civil investigative demand, imposition of criminal or civil fines and penalties, or any other proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Credit Parties, without a duty to investigate, threatened in writing by or against any Credit Party or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to the Credit Documents or any Extension of Credit or any of the Transactions, or (b) which could reasonably be expected to have a Material Adverse Effect. No permanent injunction, temporary restraining order or similar decree has been issued against any Credit Party or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

Section 3.7    Investment Company Act. No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 3.8    Margin Regulations. No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly for any purpose that violates, or that would require any Lender to make any filings in accordance with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Credit Parties and their Subsidiaries (a) are not engaged, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U and (b) taken as a group do not own “margin stock” except as identified in the financial statements referred to in Section 3.1 or delivered pursuant to Section 5.1 and the aggregate value of all “margin stock” owned by the Credit Parties and their Subsidiaries taken as a group does not exceed 25% of the value of their assets.

Section 3.9    ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Single Employer Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien on the assets of the Borrower or any Commonly Controlled Entity in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount that could reasonably be excepted to have a Material Adverse Effect. None of the Credit Parties or any of their respective Subsidiaries is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan. Except as set forth on Schedule 3.9, no Commonly Controlled Entity (other than the Borrower and its Subsidiaries) is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan.

Section 3.10    Environmental Matters.

(a)    The Credit Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of Environmental Laws and claims alleging potential liability or responsibility under any Environmental Law or for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Credit Parties have reasonably concluded that such Environmental Laws (including any costs to comply with Environmental Laws) and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)    Except for notices or listings of any release, discharge, or disposal of any Materials of Environmental Concern, any storage tanks, impoundments, septic tanks, pits, sumps, lagoons, contamination, or asbestos as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Credit Parties and their respective Subsidiaries have received from any Person, including but not limited to any Governmental Authority, any written notice of liability or potential liability under any Environmental Law; none of the properties currently owned or operated by any Credit Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or, to the knowledge of the Credit Parties and their Subsidiaries, is adjacent to any such property and neither any Credit Party nor any of its Subsidiaries has received any written notice that any property formerly owned or operated by any Credit Party or any of its Subsidiaries is listed on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and, to knowledge of the Credit Parties and their Subsidiaries, never have been any surface impoundments, septic tanks, pits, sumps or lagoons in which Materials of Environmental Concern are being or have been treated, stored or disposed on any property currently owned or operated by any Credit Party or any of its Subsidiaries or, to the best of the knowledge of the Borrower, on any property formerly owned or operated by the Borrower or any of its Subsidiaries; during the period of ownership or operation of any property by any Credit Party or any of its Subsidiaries, no contamination has been found in any well located on property currently owned or operated by any Credit Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by the Borrower or any of its Subsidiaries; and Materials of Environmental Concern have not been released, discharged or disposed of on, under, at, or migrating to or from any property currently or, to the knowledge of the Credit Parties or their Subsidiaries, formerly owned or operated by any Credit Party or any of its Subsidiaries.

(c)    Except for any investigation, assessment, remedial action, or response action undertaken by or on behalf of any Credit Party or any of its Subsidiaries as could not reasonably be expected to result in a Material Adverse Effect, and except for any use, storage, generation, disposal, treatment, transport, or handling of any Materials of Environmental Concern as could not reasonably be expected to have a Material Adverse Effect, neither any Credit Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Materials of Environmental Concern at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Materials of Environmental Concern generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Credit Party or any of its Subsidiaries are stored and have been disposed of in a manner not reasonably expected to result in liability to any Credit Party or any of its Subsidiaries.

(d)    The Borrower has delivered to the Administrative Agent a Phase I environmental site assessment prepared in accordance with ASTM International Standard E1527-13 for each real property site owned, operated or leased (or, immediately after consummation of the Initial Contribution Transactions, that will be owned, operated or leased) by Borrower or any of its Subsidiaries prepared by a qualified environmental consultant reasonably acceptable to Administrative Agent (the “Phase I Reports”).

Section 3.11    Use of Proceeds. The proceeds of the Extensions of Credit will only be used as provided in Section 5.15.

Section 3.12    Capitalization. As of the Closing Date, Schedule 3.12 sets forth a true, complete and accurate description of the equity capital structure of the Borrower’s Subsidiaries showing, for each such Subsidiary, accurate ownership percentages of the equityholders of record and accompanied by a statement of authorized and issued Equity Interests for each such Subsidiary. Except as set forth on Schedule 3.12, as of the Closing Date (a) there are no preemptive rights, outstanding subscriptions, warrants or options to purchase any Equity Interests of any Credit Party, (b) there are no obligations of any Credit Party to redeem or repurchase any of its Equity Interests and (c) there is no agreement, arrangement or plan to which any Credit Party is a party or of which any Credit Party has knowledge that could directly or indirectly affect the capital structure of any Credit Party. The Equity Interests of each Credit Party described on Schedule 3.12 (i) are validly issued and fully paid and non-assessable (to the extent such concepts are applicable to the respective Equity Interests) and (ii) are owned of record and beneficially as set forth on Schedule 3.12, free and clear of all Liens (other than Liens created under the Security Documents).

Section 3.13    Ownership. Each of the Credit Parties and its Subsidiaries is the owner of, and has record title to or a valid leasehold interest in, all of its real property and good title or a valid license to use all of its other assets except for defects that do not materially interfere with the ordinary conduct of its business. Such real property and other assets constitute all assets in the aggregate material to the conduct of the business of the Credit Parties and their Subsidiaries, and (after giving effect to the Transactions) none of such assets is subject to any Lien other than Permitted Liens. The Borrower and each other Credit Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and such Credit Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.14    [Reserved.]

Section 3.15    Taxes. Each of the Credit Parties and its Subsidiaries has filed, or caused to be filed, all U.S. federal income Tax returns and all other material Tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other material Taxes (including mortgage recording Taxes, documentary stamp Taxes and intangibles Taxes) owing by it, except for such Taxes (i) that are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. None of the Credit Parties or their Subsidiaries has knowledge as of the Closing Date of any proposed material tax assessments against it or any of its Subsidiaries.

Section 3.16    Real Property. Set forth on Schedule 3.16, as of the Closing Date, is a list of all real property owned and leased by each Credit Party and each of its Subsidiaries, which list includes all Owned Convenience Stores. Set forth on Schedule 3.16 as of the Closing Date is a list of (i) each headquarter location of the Credit Parties (and an indication if such location is leased or owned), (ii) each other location where any significant administrative or governmental functions are performed (and an indication if such location is leased or owned) and (iii) each other location where the Credit Parties maintain any books or records (electronic or otherwise) (and an indication if such location is leased or owned).

Section 3.17    Solvency. The Credit Parties are solvent on a consolidated basis and are able to pay their debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, and the fair saleable value of the Credit Parties’ assets, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to this Agreement. The Credit Parties do not have, on a consolidated basis, unreasonably small capital in relation to the business in which they are or propose to be engaged. The Credit Parties have not incurred, on a consolidated basis, and the Credit Parties do not believe that they will incur debts beyond their ability to pay such debts as they become due. In executing the Credit Documents and consummating the Transactions, none of the Credit Parties intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Credit Parties is or will become indebted. On the Closing Date, the foregoing representations and warranties shall be made both before and after giving effect to the Transactions.

Section 3.18    Compliance with FCPA. Each of the Credit Parties and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. None of the Credit Parties or their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

Section 3.19    Material Contracts. Set forth on Schedule 3.19 is a complete list, as of the Closing Date, of all Material Contracts of the Borrower and each other Credit Party, including all amendments thereto. Except as set forth on such Schedule 3.19, all such Material Contracts are in full force and effect on the Closing Date. Neither the Borrower nor any other Credit Party is in breach under any Material Contract in any way that could reasonably be expected to have a Material Adverse Effect, and to the knowledge of the Borrower and each other Credit Party, no other Person that is party thereto is in breach under any Material Contract in any way that could reasonably be expected to have a Material Adverse Effect. None of the Material Contracts prohibits or in any way restricts the Transactions. Each of the Material Contracts is currently in the name of, or has been assigned (or will be assigned on the Closing Date) to, a Credit Party (with the consent or acceptance of each other party thereto if and to the extent that such consent or acceptance is required thereunder), and, except as a result of anti-assignment provisions that are not rendered unenforceable by applicable laws (as described on Schedule 3.19), a security interest in each of the Material Contracts may be granted to the Administrative Agent. The Borrower and the other Credit Parties have delivered to the Administrative Agent a complete and current copy of each Material Contract existing on the Closing Date.

Section 3.20    Brokers’ Fees. None of the Credit Parties or their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the Transactions other than the closing and other fees payable pursuant to the Transactions.

Section 3.21    Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties or any of their Subsidiaries as of the Closing Date and none of the Credit Parties or their Subsidiaries (a) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years or (b) has knowledge of any potential or pending strike, walkout or work stoppage. No unfair labor practice complaint is pending against any Credit Party or any of its Subsidiaries. There are no strikes, walkouts, work stoppages or other material labor difficulty pending or threatened against any Credit Party.

Section 3.22    Accuracy and Completeness of Information. None of the written factual information heretofore (other than any projections, any third-party data and any information of a general economic or industry-specific nature) or contemporaneously furnished by or on behalf of any Credit Party or any of its Subsidiaries to the Administrative Agent, the Arrangers, any Issuing Lender or any Lender for purposes of or in connection with this Agreement or any other Credit Document, or any Transaction (in each case as modified or supplemented by other information so furnished), contains a material misstatement of a fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

Section 3.23    Common Enterprise. The successful operation and condition of each of the Credit Parties is dependent on the continued successful performance of the functions of the Credit Parties as a whole and the successful operation of each of the Credit Parties is dependent on the successful performance and operation of each other Credit Party. Each Credit Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) the successful operations of each of the other Credit Parties and (ii) the credit extended by the Lenders to the Borrower hereunder, both in their separate capacities and as members of the group of companies. Each Credit Party has determined that execution, delivery, and performance of this Agreement and any other Credit Documents to be executed by such Credit Party is within its purpose, will be of direct and indirect benefit to such Credit Party, and is in its best interest.

Section 3.24    Insurance. The properties of the Credit Parties and their Subsidiaries are insured with companies having an A.M. Best Rating of at least A- and are not Affiliates of the Credit Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where any Credit Party or the applicable Subsidiary operates. Such insurance coverage complies with the requirements set forth in Section 5.5(b).

Section 3.25    Security Documents. The provisions of the Security Documents are effective to create in favor of the applicable Secured Parties described therein a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Credit Parties in the Collateral described therein. Except for filings completed prior to the Closing Date or as contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect or protect such Liens required to be perfected hereby or thereby.

Section 3.26    Classification of Senior Indebtedness. The Obligations constitute “Senior Indebtedness”, “Designated Senior Indebtedness” or any similar designation under and as defined in any agreement governing any Subordinated Debt and the subordination provisions set forth in each such agreement are legally valid and enforceable against the parties thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally, by the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification or contribution to a party with respect to liability when such indemnification or contribution is contrary to public policy and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.27    Anti-Terrorism and Anti-Money Laundering Law Compliance. Each of the Borrower and its Subsidiaries is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control. No Credit Party and no Subsidiary or, to the knowledge of any Credit Party, an Affiliate of a Credit Party (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Credit Document would be prohibited under U.S. law. The Credit Parties, each of their Subsidiaries and each of their Affiliates are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (b) the Patriot Act. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

Section 3.28    Responsible Officer. Set forth on the incumbency certificate delivered pursuant to Section 4.1(c)(v) are the Responsible Officers that are permitted to sign Credit Documents on behalf of the Credit Parties and holding the offices indicated next to their respective names, in each case as of the Closing Date. As of the Closing Date, such Responsible Officers are the duly elected and qualified officers of such Credit Party and are duly authorized to execute and deliver, on behalf of the respective Credit Party, this Agreement and the other Credit Documents.

Section 3.29    Regulation H. No Mortgaged Property is a Flood Hazard Property unless the Administrative Agent shall have received the following: (a) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Administrative Agent (i) as to the fact that such Mortgaged Property is a Flood Hazard Property and (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (b) copies of insurance policies or certificates of insurance of the applicable Credit Party evidencing flood insurance reasonably satisfactory to the Administrative Agent and naming the Administrative Agent as loss payee on behalf of the Lenders.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1    Conditions to Closing Date. This Agreement shall not become effective until the Business Day on which each of the following conditions is satisfied (or waived in accordance with Section 9.1) (the “Closing Date”):

(a)    Fees and Expenses. The Administrative Agent, the Arrangers and the Lenders shall have received all commitment, facility and agency fees and all other fees and amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the reasonable fees and expenses of Jones Day, counsel to the Administrative Agent).

(b)    Execution of Credit Agreement and Credit Documents. The Administrative Agent shall have received (i) counterparts of this Agreement, executed by a duly authorized officer of each party hereto, (ii) for the account of each Revolving Lender requesting a promissory note, a duly executed Revolving Loan Note, (iii) for the account of the Swingline Lender requesting a promissory note, the Swingline Loan Note, (iv) counterparts of the Security Agreement, and (v) counterparts of each of the GPM Investments Letter Agreement, the Closing Fee Letter, the KeyBank Fee Letter and any other Credit Document required to be executed and delivered on or before the Closing Date. In the case of each of clauses (i), (ii), (iii), (iv) and (v), such Credit Documents shall be in form and substance satisfactory to the Administrative Agent and the Lenders and shall be executed by duly authorized officers of the Credit Parties or other Person, as applicable.

(c)    Authority Documents. The Administrative Agent shall have received the following:

(i)    Articles of Incorporation/Charter Documents. Copies of certified articles of incorporation or other charter documents, as applicable, of each Credit Party certified (A) by an officer of such Credit Party (pursuant to an officer’s certificate in form and substance satisfactory to the Administrative Agent) as of the Closing Date to be true and correct and in force and effect as of such date, and (B) to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation or organization, as applicable.

(ii)    Resolutions. Copies of resolutions of the board of directors, general partner or comparable managing body of each Credit Party approving and adopting the Credit Documents, the Transactions and authorizing execution and delivery thereof, certified by an officer of such Credit Party (pursuant to an officer’s certificate in form and substance satisfactory to the Administrative Agent) as of the Closing Date to be true and correct and in force and effect as of such date.

(iii)    Bylaws/Operating Agreement/Partnership Agreement. A copy of the bylaws, partnership agreement or comparable operating or limited liability company agreement of each Credit Party certified by an officer of such Credit Party (pursuant to an officer’s certificate in form and substance satisfactory to the Administrative Agent) as of the Closing Date to be true and correct and in force and effect as of such date.

(iv)    Good Standing. Original certificates of good standing, existence or its equivalent with respect to each Credit Party certified as of a recent date by the appropriate Governmental Authorities of the state of incorporation or organization and each other state in which assets owned or leased by any of the Credit Parties are located or in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect.

(v)    Incumbency. An incumbency certificate of each Responsible Officer of each Credit Party authorized to execute and deliver the Credit Documents certified by an officer (pursuant to an officer’s certificate in form and substance satisfactory to the Administrative Agent) to be true and correct as of the Closing Date.

(d)    Legal Opinion of Counsel. The Administrative Agent shall have received an opinion or opinions of counsel for the Credit Parties and GPM Investments, dated the Closing Date and addressed to the Administrative Agent and the Lenders, in form and substance acceptable to the Administrative Agent.

(e)    Phase I Reports & Reliance Letters. The Administrative Agent shall have received each of the Phase I Reports, together with a written document, in form and substance satisfactory to the Administrative Agent, from the environmental consultant that prepared each of the Phase I Reports permitting the Administrative Agent and the Lenders to rely upon the Phase I Reports.

(f)    Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:

(i)    certified copies, each as of a recent date, of (A) UCC searches in the jurisdictions specified in the Perfection Certificate with respect to each Credit Party, together with copies of all filings disclosed by such searches, (B) tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches listing all effective lien notices or comparable documents that name any Credit Party as debtor and that are filed in the state and county jurisdictions in which any Credit Party is organized or maintains its principal place of business, and (C) such other searches that the Administrative Agent reasonably requests;

(ii)    completed UCC financing statements for each appropriate jurisdiction as is necessary or appropriate, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii)    certificates, if any, evidencing the Equity Interests pledged to the Administrative Agent pursuant to the Security Agreement and undated transfer powers with respect thereto, duly executed in blank;

(iv)    duly executed consents as are necessary, in the Administrative Agent’s sole discretion, to perfect the Lenders’ security interest in the Collateral;

(v)    to the extent required to be delivered pursuant to the terms of the Security Documents, all instruments, documents and chattel paper in the possession of any of the Credit Parties, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s and the Lenders’ security interest in the Collateral; and

(vi)    Deposit Account Control Agreements satisfactory to the Administrative Agent to the extent required to be delivered pursuant to the terms hereof or the other Security Documents.

(g)    Liability, Casualty, Property and Business Interruption Insurance. The Administrative Agent shall have received copies of insurance policies and certificates of insurance evidencing liability (including, without limitation, in respect of pollution), casualty, property and business interruption insurance meeting the requirements set forth herein or in the Security Documents.

(h)    Solvency Certificate. The Administrative Agent shall have received an officer’s certificate prepared by the chief financial officer or other Responsible Officer approved by the Administrative Agent of the Borrower as to the financial condition, solvency and related matters of the Credit Parties and their Subsidiaries, after giving effect to the Transactions and the initial borrowings under the Credit Documents, in substantially the form of Exhibit 4.1(h).

(i)    Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing with respect to the Loans to be made on the Closing Date.

(j)    Consignment Arrangements. The Administrative Agent shall have received evidence that the Credit Parties have or have made arrangements reasonably acceptable to the Administrative Agent to protect any of its assets that are held for sale on consignment, including preparation, filing and delivery (as applicable) of each of the following in form and substance reasonably satisfactory to the Administrative Agent with respect to assets on consignment in Delaware: (i) a Uniform Commercial Code initial financing statement naming GPM Opco, as consignor, and GPM Investments, as consignee, and a Uniform Commercial Code financing statement amendment assigning such initial financing statement to the Administrative Agent; and (ii) written notice of the consignment to all secured creditors of GPM Investments with financing statements filed of record which include inventory as collateral (or are all assets filings).

(k)    No Conflicts. The Transactions (a) shall not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders or any class of directors, whether interested or disinterested, of any Credit Party or any other Person), and no such consent, approval, registration, filing or other action is necessary for the validity or enforceability of any Credit Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Documents as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Credit Documents, (b) shall not violate any Requirement of Law applicable to Borrower or any other Credit Party, or any order of any Governmental Authority, (c) shall not violate or result in a default under any indenture or other agreement regarding Indebtedness of the Borrower or any other Credit Party or give rise to a right thereunder to require any payment to be made by the Borrower or such Credit Party, (d) shall not violate or result in a default under any Material Contract, or give rise to a right thereunder to require any payment to be made by the Borrower or such Credit Party, and (e) shall not result in the creation or imposition of any Lien on any property of the Borrower or any other Credit Party (other than the Liens created by the Credit Documents and the PNC Term Loans Documents and the Affiliate Loan Documents, in each case, to the extent permitted pursuant to pursuant to Section 6.2(r) and (t)).

(l)    Preferred Unit Sale. (i) The Specified Preferred Unit Transactions shall have occurred in all material respects in accordance with the Partnership Agreement and all applicable Requirements of Law and shall have resulted in the Borrower receiving gross cash proceeds of at least $70,000,000; and (ii) the Initial Contribution Transactions shall have been consummated in accordance with the Contribution Agreement immediately prior to or contemporaneously with the Preferred Unit Sale without giving effect to any waivers, amendments or modifications materially adverse to the Lenders.

(m)    Existing Indebtedness of the Credit Parties. All of the existing Indebtedness for borrowed money of the Credit Parties and their Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 6.1) shall be repaid in full and all security interests related thereto shall be terminated or assigned to the Administrative Agent on terms and conditions reasonably satisfactory thereto on or prior to the Closing Date.

(n)    Financial Statements. The Administrative Agent and the Lenders shall have received copies of the financial statements referred to in Section 3.1 and the Financial Projections in each case certified by the chief financial officer of the Borrower.

(o)    Closing Certificate. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrower as of the Closing Date, in form and substance satisfactory to the Administrative Agent stating that (i) there does not exist any pending or ongoing, action, suit, investigation, litigation or proceeding in any court or before any other Governmental Authority (A) affecting this Agreement or the other Credit Documents, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date or (B) that purports to affect any Credit Party or any of its Subsidiaries, or any Transaction, which action, suit, investigation, litigation or proceeding could reasonably be expected to have a Material Adverse Effect, that has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date, and (ii) immediately after giving effect to this Agreement, the other Credit Documents, and all the Transactions contemplated to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents (1) with respect to representations and warranties that contain a materiality qualification, are true and correct and (2) with respect to representations and warranties that do not contain a materiality qualification, are true and correct in all material respects, in each case, as if made on and as of such date, except for any representation or warranty made as of an earlier date, which representation and warranty shall be true and correct or true and correct in all material respects, as applicable, as of such earlier date, and (C) the Credit Parties are in pro forma compliance with each of the initial financial covenants set forth in Section 5.9 (as evidenced through detailed calculations of such financial covenants on a schedule to such certificate) as of the last day of the most recently ended fiscal quarter.

(p)    Certified Transaction Documents. The terms of the Partnership Agreement, the Contribution Agreement, the Omnibus Agreement, the Assignment Documents (as defined in the Contribution Agreement as in effect on the date of this Agreement), the Assumed Trade Payables Assumptions (as defined in the Contribution Agreement as in effect on the date of this Agreement), the Distribution Contracts, the PNC Term Loan Documents, the Affiliate Loan Documents and any other material document executed or delivered in connection with the Transactions shall be satisfactory to the Administrative Agent and the Lenders, and the Borrower shall have delivered copies of each of the foregoing documents to the Administrative Agent, certified by a Responsible Officer of the Borrower as being true, correct and complete.

(q)    Funds Flow. The Borrower shall have prepared and delivered to the Administrative Agent a funds flow for the Transactions, in form and substance satisfactory to the Administrative Agent in its sole discretion, which to the extent acceptable to the Administrative Agent may contain footnotes with respect to certain figures that will not be final until after consummation of the Preferred Unit Sale; provided, however, that the Borrower shall deliver a final funds flow with no such footnotes within five (5) Business Days after the Closing Date.

(r)    Know Your Customer. The Borrower and each other Credit Party and GPM Investments shall have provided all documentation and other information reasonably requested by the Administrative Agent or any Lender at least 15 days prior to the anticipated closing in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(s)    Perfection Certificate. The Administrative Agent shall have received a Perfection Certificate, dated as of the Closing Date, duly executed and delivered by each Credit Party and completed as if the transactions described in the Contribution Agreement have occurred.

(t)    Lien Termination. The Administrative Agent shall have received appropriate UCC and other termination statements, mortgage releases and such other documentation as shall be necessary to terminate, release or assign to the Administrative Agent all Liens encumbering any of the assets of the Credit Parties, other than Permitted Liens, in each case, in proper form for filing, registration or recordation in the appropriate jurisdictions.

(u)    Additional Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

Without limiting the generality of the provisions of Section 8.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.2    Conditions to All Extensions of Credit. The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a)    Representations and Warranties. The representations and warranties made by the Credit Parties herein, in the other Credit Documents and which are contained in any certificate furnished at any time under or in connection herewith shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct and (ii) with respect to representations and warranties that do not contain a materiality qualification, be true and correct in all material respects, in each case on and as of the date of such Extension of Credit as if made on and as of such date except for any representation or warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

(b)    No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Agreement.

(c)    Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect, (ii) the outstanding LOC Obligations shall not exceed the LOC Committed Amount, (iii) the outstanding Swingline Loans shall not exceed the Swingline Committed Amount and (iv) the outstanding principal amount of the Term Loans shall not exceed the Term Loan Committed Amount, and the value of the Term Loan Collateral contained in the Term Loan Collateral Account equals at least 98% of the outstanding principal amount of the Term Loans.

(d)    Additional Conditions to Loans. If a Loan is requested, all conditions set forth in Section 2.1 or Section 2.2, as applicable, shall have been satisfied.

(e)    Additional Conditions to Letters of Credit. If the issuance of a Letter of Credit is requested, (i) all conditions set forth in Section 2.3 shall have been satisfied and (ii) there shall exist no Lender that is a Defaulting Lender unless the Issuing Lender has entered into satisfactory arrangements with the Borrower or such Defaulting Lender to eliminate the Issuing Lender’s risk with respect to such Defaulting Lender’s LOC Obligations.

(f)    Additional Conditions to Swingline Loans. If a Swingline Loan is requested, (i) all conditions set forth in Section 2.4 shall have been satisfied and (ii) there shall exist no Lender that is a Defaulting Lender unless the Swingline Lender has entered into satisfactory arrangements with the Borrower or such Defaulting Lender to eliminate the Swingline Lender’s risk with respect to such Defaulting Lender’s in respect of its Swingline Commitment.

(g)    Incremental Facility. If an increase in Revolving Commitments is requested pursuant to Section 2.22, all conditions set forth in Section 2.22 shall have been satisfied. If Term Loans are requested pursuant to Section 2.23 and Term Lenders have agreed to make such Term Loans, all conditions set forth in Section 2.23 shall have been satisfied.

Each request for an Extension of Credit and each acceptance by the Borrower of any such Extension of Credit shall be deemed to constitute representations and warranties by the Credit Parties as of the date of such Extension of Credit that the conditions set forth above in paragraphs (a) through (g), as applicable, have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect, (b) until the Commitments have terminated, and (c) the Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full in cash, such Credit Party shall, and shall cause each of their Subsidiaries, to:

Section 5.1    Financial Statements.

Furnish to the Administrative Agent and each of the Lenders:

(a)    Annual Financial Statements. As soon as available and in any event no later than the earlier of (i) to the extent applicable, the date the Borrower is required by the SEC to deliver its Form 10-K for each fiscal year of the Borrower and (ii) ninety (90) days after the end of each fiscal year of the Borrower, a copy of the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related Consolidated statements of income and retained earnings and of cash flows of the Borrower and its Subsidiaries for such year, which shall be audited by a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, setting forth in each case in comparative form the figures for the previous year, reported on without a statement with respect to “going concern” or like qualification, statement or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification;

(b)    Quarterly Financial Statements. As soon as available and in any event no later than the earlier of (i) to the extent applicable, the date the Borrower is required by the SEC to deliver its Form 10-Q for any fiscal quarter of the Borrower and (ii) forty-five (45) days after the end of each of the first three (3) fiscal quarters of the Borrower, a copy of the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such period and related Consolidated statements of income and retained earnings and of cash flows for the Borrower and its Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form Consolidated figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year-end audit adjustments and of the predecessor entity, as applicable) and including management discussion and analysis of operating results inclusive of operating metrics in comparative form; and

(c)    Annual Operating Budget and Cash Flow. As soon as available, but in any event within thirty (30) days after the end of each fiscal year (or, with respect to the fiscal year ending December 31, 2015, within sixty (60) days after the end of such fiscal year), a copy of the detailed annual operating budget or business plan approved by management of the Borrower including cash flow projections of the Borrower and its Subsidiaries for the next four fiscal quarter period prepared on a quarterly basis, in form and detail reasonably acceptable to the Administrative Agent and the Lenders, together with a summary of the material assumptions made in the preparation of such annual budget or plan; any such financial statements shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in GAAP as provided in Section 1.4(b) (subject, in the case of interim statements, to normal recurring year-end audit adjustments and the absence of footnotes) and, in the case of the annual and quarterly financial statements, provided in accordance with Section 5.1(a) and (b) above.

Notwithstanding the foregoing, financial statements and reports required to be delivered pursuant to the foregoing provisions of this Section may be delivered electronically and if so, shall be deemed to have been delivered on the date on which the Administrative Agent receives such reports from the Borrower through electronic mail; provided that, upon the Administrative Agent’s request, the Borrower shall provide paper copies of any documents required hereby to the Administrative Agent.

Section 5.2    Certificates; Other Information.

Furnish to the Administrative Agent and each of the Lenders:

(a)    Concurrently with the delivery of the financial statements referred to in Section 5.1(a) and Section 5.1(b) above, a certificate of a Responsible Officer substantially in the form of Exhibit 5.2(a) (“Compliance Certificate”) stating, among other things, that (i) such financial statements present fairly the financial position of the Credit Parties and their Subsidiaries for the periods indicated in conformity with GAAP applied on a consistent basis and (ii) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate. Such certificate shall also include the calculations in reasonable detail required to indicate compliance with Section 5.9 as of the last day of such period and Section 6.17 as of the last day of such period.

(b)    Promptly after entering into, terminating, materially amending or modifying or otherwise replacing any Material Contract, true correct and complete copies of any such new Material Contract, document evidencing termination of any Material Contract or other document materially amending or otherwise modifying a Material Contract.

(c)    Promptly upon their becoming available, (i) copies of all reports (other than those provided pursuant to Section 5.1 and those which are of a promotional nature) and other financial information (other than K-1s) which any Credit Party sends to its public limited partners, shareholders or owners, (ii) copies of all reports and all registration statements and prospectuses, if any, which any Credit Party has filed with, the SEC (or any successor or analogous Governmental Authority) or any securities exchange or other private regulatory authority, (iii) all material reports from the SEC or federal or state environmental or health and safety agencies and (iv) all press releases and other statements made available by any of the Credit Parties to the public concerning material developments in the business of any of the Credit Parties.

(d)    Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Credit Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to this Section 5.2;

(e)    Concurrently with the delivery of the financial statements referred to in Section 5.1(a), commencing with the fiscal year ending December 31, 2015, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Credit Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(f)    Promptly, and in any event within five (5) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each written notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof;

(g)    Not later than five (5) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of all written notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;

(h)    Promptly, and in any event within five (5) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each written notice, complaint, action or proceeding against any Credit Party or any of its Subsidiaries alleging any noncompliance with, liability or potential liability under, any Environmental Law that could reasonably be expected to have a Material Adverse Effect;

(i)    Concurrently with the delivery of the financial statements referred to in Section 5.1(a) and Section 5.1(b) a certificate signed by a Responsible Officer of the Borrower setting forth any changes to the information required pursuant to the Perfection Certificate of any Credit Party or confirming that there has been no change in such information since the date of the most recently delivered or updated Perfection Certificate of any Credit Party;

(j)    On a monthly basis within forty-five (45) days of the last day of the calendar month, a gas volume realization report of the Credit Parties in reasonable detail on a per station basis as at the close of trade on the last day of the prior calendar month;

(k)    If any Term Loans are made, promptly, and in any event five (5) Business Days after receipt thereof, reports and other evidence reasonably satisfactory to the Administrative Agent, in each case produced or made available by the securities intermediary or escrow agent at which the Term Loan Collateral Account is maintained, indicating the value of the Term Loan Collateral as of the end of such calendar month; and

(l)    Promptly, such additional information regarding the business, financial, legal or other affairs of any Credit Party, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Notwithstanding anything herein to the contrary, documents required to be delivered pursuant to Section 5.2(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the internet at the following website address www.sec.gov/edgar or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery of, or to maintain paper copies of, the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 5.3    Payment of Taxes and Other Obligations.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, subject, where applicable, to specified grace periods, (a) all of its material Taxes and (b) all of its other material obligations and liabilities of whatever nature in accordance with industry practice, in each case except when the amount or validity of any such Taxes, obligations and liabilities and costs is currently being contested in good faith by appropriate proceedings and reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties.

Section 5.4    Existence; Conduct of Business. Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, consents, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its properties are located or the ownership of its properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under this Agreement.

Section 5.5    Maintenance of Property; Insurance.

(a)    Keep all property material to the conduct of its business in good working order and condition (ordinary wear and tear and obsolescence excepted).

(b)    Maintain with financially sound and reputable insurance companies (provided, however, that this Section 5.5 shall not be breached if any insurance company with which the Credit Parties maintain insurance becomes financially troubled and the Credit Parties reasonably promptly obtain coverage from a different, financially sound insurer) liability, casualty, property and business interruption insurance (including, without limitation, insurance with respect to its tangible Collateral) in at least such amounts and against at least such risks as are usually insured against by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon the request of the Administrative Agent, full information as to the insurance carried. The Administrative Agent shall be named (i) as lenders’ loss payee, as its interest may appear with respect to any property insurance, and (ii) as additional insured, as its interest may appear, with respect to any such liability insurance, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments to be furnished to the Administrative Agent, that it will give the Administrative Agent thirty

(30) days prior written notice before any such policy or policies shall be altered or canceled, and such policies shall provide that no act or default of the Credit Parties or any of their Subsidiaries or any other Person shall affect the rights of the Administrative Agent or the Lenders under such policy or policies.

(c)    In case of any material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage or destruction.

Section 5.6    Books and Records; Inspection Rights. (a) Keep proper books of record and account as needed to allow it to provide the financial statements and reports required hereunder, and (b) permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its Responsible Officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that so long as no Event of Default has occurred and is continuing, such visits and inspections shall occur no more than twice in any calendar year.

Section 5.7    Notices.

Give notice in writing to the Administrative Agent (which shall promptly transmit such notice to each Lender) of any of the following promptly, but in any event within three (3) Business Days after any Credit Party knows thereof:

(a)    the occurrence of any Default or Event of Default;

(b)    any development or event which could reasonably be expected to have a Material Adverse Effect;

(c)    the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower, any other Credit Party not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in liability to the Borrower and the other Credit Parties in excess of $2,500,000, not fully covered by insurance, subject to normal deductibles;

(d)    the occurrence of any ERISA Event; and

(e)    any material change in accounting policies or financial reporting practices by the Borrower or any of its Subsidiaries, including any determination by the Borrower that the calculation of the financial covenants set forth in Section 5.9 was inaccurate and a proper calculation would have resulted in higher pricing for the applicable period.

Each notice pursuant to this Section shall be accompanied by a statement of an Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Credit Parties propose to take with respect thereto. In the case of any notice of a Default or Event of Default, the Borrower shall specify that such notice is a Default or Event of Default notice on the face thereof.

Section 5.8    Environmental Laws.

(a)    Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, comply with, and use its commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use its commercially reasonable efforts to ensure that all such tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws;

(b)    Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all applicable lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings; and

(c)    Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors and affiliates, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Credit Parties or any of their Subsidiaries or their properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Obligations and all other amounts payable hereunder and termination of the Commitments and the Credit Documents.

Section 5.9    Financial Covenants.

Comply with the following financial covenants:

(a)    Consolidated Total Leverage Ratio. The Consolidated Total Leverage Ratio, calculated as of the last day of each fiscal quarter of the Borrower commencing March 31, 2016, or as of any other date on a Pro Forma Basis, shall be less than 4.25 to 1.00; provided that Consolidated Total Leverage Ratio may equal or exceed 4.25 to 1.00, but in no event shall exceed 4.75:1.00, from and after the last day of the fiscal quarter in which a Material Acquisition occurs to and including the last day of the second full fiscal quarter following the fiscal quarter in which such Material Acquisition occurred.

(b)    Consolidated Interest Coverage Ratio. The Consolidated Interest Coverage Ratio, calculated as of the last day of each fiscal quarter of the Borrower commencing March 31, 2016, or as of any other date on a Pro Forma Basis, shall be greater than 2.50 to 1.00.

Section 5.10    Additional Guarantors. The Credit Parties will cause each of their Subsidiaries, whether newly formed, after acquired or otherwise existing to promptly (and in any event within ten (10) days after such Subsidiary is formed or acquired (or such longer period of time as agreed to by the Administrative Agent in its reasonable discretion)) become a Guarantor hereunder by way of execution of a Joinder Agreement; provided, however, no Foreign Subsidiary or FSHCO shall be required to become a Guarantor to the extent such Guaranty would result in a material adverse tax consequence for the Borrower. In connection therewith, the Credit Parties shall give notice to the Administrative Agent not less than ten (10) days prior to creating a Subsidiary (or such shorter period of time as agreed to by the Administrative Agent in its reasonable discretion), or acquiring the Equity Interests of any other Person. In connection with the foregoing, the Credit Parties shall deliver to the Administrative Agent, with respect to each new Guarantor to the extent applicable, substantially the same documentation required pursuant to Section 4.1(b), (c), (d), (f) and Section 4.1(g) and the documentation required under Section 5.12 and such other documents or agreements as the Administrative Agent may reasonably request.

Section 5.11    Compliance with Law. Comply with all Requirements of Law and orders (including, without limitation, Environmental Laws, ERISA and the Patriot Act), and all applicable restrictions imposed by all Governmental Authorities, applicable to it and the Collateral if noncompliance with any such Requirements of Law, order or restriction could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.12    Pledged Assets.

(a)    Equity Interests. Each Credit Party will cause 100% of the Equity Interests in each of its direct or indirect Domestic Subsidiaries (unless such Domestic Subsidiary is a FSHCO, is owned directly or indirectly by a Foreign Subsidiary or is a shell holding company pending consummation of a Permitted Acquisition) and 65% (to the extent the pledge of a greater percentage would be unlawful or would cause any materially adverse tax consequences to the Borrower or any Guarantor) of the voting Equity Interests and 100% of the non-voting Equity Interests of the Foreign Subsidiaries it directly owns, in each case to the extent owned by such Credit Party, to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Security Documents or such other security documents as the Administrative Agent shall reasonably request.

(b)    Personal Property. Subject to the terms of subsection (c) below, each Credit Party will cause all of its material tangible and intangible personal property now owned or hereafter acquired by it to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens and any excluded assets set forth in the Security Documents) in favor of the Administrative Agent for the benefit of the applicable Secured Parties to secure the applicable Obligations pursuant to the terms and conditions of the Security Documents. Each Credit Party shall, and shall cause each of its Subsidiaries to, adhere to the covenants set forth in the Security Documents.

(c)    Real Property. To the extent otherwise permitted hereunder, if any Credit Party intends to acquire a fee ownership interest in any real property after the Closing Date with a fair market value in excess of $1,000,000, individually and in the aggregate when taken together with all other such acquisitions since the Closing Date, it shall provide to the Administrative Agent within 60 days of such acquisition (or such extended period of time as agreed to by the Administrative Agent) the information and reports it requests pursuant to Section 5.17 and, upon the request of the Administrative Agent, it shall also provide within 60 days of such request, a Mortgage Instrument to cause such fee ownership interest in such real property to be subject at all times to a first priority, perfected Lien (subject in each case to Permitted Liens) in favor of the Administrative Agent and such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, documentation listed in Section 5.18(a), all in form and substance reasonably satisfactory to the Administrative Agent.

Section 5.13    Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Borrower or any of the other Credit Parties or their Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, provide to the Administrative Agent evidence of the exercise of any renewal rights with respect to any such leases, notify the Administrative Agent of any default by any party with respect to such leases, and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.14    Compliance with Agreements; Maintenance of Material Contracts. (a) Comply with all agreements, contracts and instruments binding on it or affecting its properties or business (other than a Material Affiliate Contract), including, without limitation, each Material Contract (other than a Material Affiliate Contract), and maintain each Material Contract (other than a Material Affiliate Contract) in full force and effect (after giving effect to any amendments, substitutions, replacements, renewals, restatements or similar modifications, in each case, pursuant to Section 6.11(c)), except in each case to the extent that such noncompliance or termination could not reasonably be expected to have a Material Adverse Effect or otherwise be materially adverse to the Lenders, and (b) comply with and maintain each Material Affiliate Contract in full force and effect (after giving effect to any amendments, substitutions, replacements, rewards, restatements or similar modifications, in each case, pursuant to Section 6.11(c)), except to the extent that the Administrative Agent has provided its prior written consent (not to be unreasonably withheld) to the Borrower of any such noncompliance or termination.

Section 5.15    Use of Proceeds. The proceeds of the Extensions of Credit under the Revolving Facility after the Closing Date shall only be used by the Borrower (a) to finance Permitted Acquisitions, (b) to acquire Cash Equivalents (other than Margin Stock) to be used as Term Loan Collateral, and (c) for working capital and other general business purposes in a principal amount at any time outstanding not to exceed $15,000,000 (after giving effect to all prepayments of Extensions of Credit previously used for working capital and other general business purposes). Proceeds of Revolving Loans in a principal amount not in excess of $5,000,000 may be used by the Borrower on the Closing Date to (a) refinance existing Indebtedness of the Borrower assumed as part of the Initial Contribution Transaction contemporaneously with the consummation of the Preferred Unit Sale and (b) pay on the Closing Date any costs, fees and expenses of the Credit Parties incurred in connection with this Agreement and the Transactions. All proceeds of the Term Loans, if any, shall be used by the Borrower to make the Special Distribution. The Affiliate Loans may not be repaid with proceeds of any Extension of Credit.

Section 5.16    Further Assurances. Upon the reasonable request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the UCC or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Credit Documents and all applicable Requirements of Law.

Section 5.17    Preparation of Environmental Reports.

(a)    Phase I Reports. Based upon the review of the Phase I Reports, the Administrative Agent may require the Borrower to promptly undertake and complete, at its sole cost and expense, whatever additional investigation or remediation the Administrative Agent or the Required Lenders may reasonably request, but in no event shall any such request require any action that would not otherwise be required to comply with Section 5.8.

(b)    Additional Environmental Reports. At the request of the Administrative Agent (acting only at the written direction of the Required Lenders) from time to time, provide, at the expense of the Borrower, to the Administrative Agent within sixty (60) days after the Administrative Agent has made a request for such report or data setting forth a basis for the request, a reasonable and customary environmental site assessment report or other reasonable environmental data for any of its properties described in such request, indicating the presence or absence of Materials of Environmental Concern or any violation of Environmental Laws and the estimated cost of any compliance, removal or remedial action in connection with any Materials of Environmental Concern on such properties prepared by an environmental consulting firm of nationally recognized standing selected by the Borrower and reasonably acceptable to the Administrative Agent (taking into account the internal policies of the Lenders concerning environmental reviews and engagement of environmental consultants); without limiting the generality of the foregoing, if the Administrative Agent after consultation with the Borrower reasonably determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may, in lieu of requiring the Borrower to provide such report within the time referred to above, retain an environmental consulting firm of nationally recognized standing to prepare such report at the expense of the Borrower (a copy of which will be provided to the Borrower at its request), and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter on their respective properties to undertake such an assessment. Within ten (10) days after receipt or finalization thereof, the Credit Parties shall deliver to the Administrative Agent any other environmental reports prepared by or on behalf of the Credit Parties in the ordinary course of business.

Section 5.18    Mortgages; Primary Banking; Insurance Endorsements.

(a)    Real Property Matters. Upon the request of the Administrative Agent, with respect to any or all of the real property owned by such Credit Party, each Credit Party shall have delivered to the Administrative Agent within 30 days after such request (or such longer period as agreed to in writing by the Administrative Agent in its sole discretion) all of the following with respect to such owned real property:

(i)    a Mortgage Instrument in form and substance satisfactory to the Administrative Agent duly executed by an authorized officer of such Credit Party;

(ii)    an American Land Title Association (ALTA) mortgagee title insurance policy or policies, or unconditional commitments therefor (a “Title Policy”) issued by a title insurance company reasonably satisfactory to the Administrative Agent (a “Title Company”), in an amount not less than the amount reasonably required therefor by the Administrative Agent (taking into account the estimated value of the property involved), insuring fee simple title to such real property vested in the applicable Credit Party and assuring the Administrative Agent that the applicable Mortgage Instrument creates a valid and enforceable first priority mortgage lien on the respective real property encumbered thereby, subject only to Permitted Liens, which Title Policy (1) shall include an endorsement for mechanics’ liens, for revolving, “variable rate” and future advances under this Agreement and for any other matters reasonably requested by the Administrative Agent, and (2) shall provide for affirmative insurance and such reinsurance as the Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to the Administrative Agent;

(iii)    a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the date of execution of the applicable Mortgage Instrument and satisfactory in form and substance to the Administrative Agent;

(iv)    copies of all recorded documents listed as exceptions to title or otherwise referred to in the Title Policy or in such title report relating to such real property;

(v)    evidence, which may be in the form of a letter or other certification from the Title Company or from an insurance broker, surveyor, engineer or other provider, as to whether (1) such real property is a Flood Hazard Property, and (2) the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, and if such Mortgaged Property is a Flood Hazard Property, evidence that the applicable Credit Party has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System;

(vi)    to the extent reasonably requested by the Administrative Agent, a survey, in form and substance reasonably satisfactory to the Administrative Agent, of such real property, certified in a manner satisfactory to the Administrative Agent by a licensed professional surveyor reasonably satisfactory to the Administrative Agent;

(vii)    a certificate of the Borrower identifying any Phase I, Phase II or other environmental report received in draft or final form by any Credit Party during the five year period prior to the date of execution of the Mortgage Instrument relating to such real property and/or the operations conducted therefrom, or stating that no such draft or final form reports have been requested or received by any Credit Party (or its counsel), together with true and correct copies of all such environmental reports so listed (in draft form, if not finalized);

(viii)    an opinion of local counsel admitted to practice in the jurisdiction in which such real property is located, reasonably satisfactory in form and substance to the Administrative Agent, as to the validity and effectiveness of such Mortgage Instrument as a lien on such real property encumbered thereby, and covering such other matters of law in connection with the execution, delivery, recording and enforcement of such Mortgage Instrument as the Administrative Agent may reasonably request; and

(ix)    with respect to each Operating Lease, a duly executed subordination agreement in form and substance satisfactory to the Administrative Agent; provided that, the Credit Parties shall not be required to deliver such subordination agreement to the Administrative Agent if, after using commercially reasonable efforts, the Credit Parties were unable to obtain a duly executed counterpart of such subordination agreement from the lessee under such Operating Lease.

(b)    Within 90 days following the Closing Date (or such longer period as agreed to in writing by the Administrative Agent in its sole discretion), the Credit Parties shall establish and maintain their primary banking relationship (including, without limitation, the establishment of transaction-related bank accounts, main operating accounts and treasury management and investment accounts) with KeyBank and its Affiliates. Once established, the Credit Parties shall at all times maintain such primary banking relationship with KeyBank. Notwithstanding the foregoing, the Borrower may maintain the Term Loan Collateral Account and the account described in Section 6.2(r) with financial institutions other than KeyBank or any Affiliate of KeyBank.

(c)    Within 30 days following the Closing Date (or such longer period as agreed to in writing by the Administrative Agent in its sole discretion), the Credit Parties shall have delivered to the Administrative Agent endorsements, in form and substance reasonably satisfactory to the Administrative Agent, naming the Administrative Agent as additional insured or lender’s loss payee, as applicable, with respect to the general liability, pollution liability and property and casualty insurance policies applicable to the Credit Parties and their assets.

ARTICLE VI

NEGATIVE COVENANTS

Each of the Credit Parties hereby covenants and agrees that on the Closing Date, and thereafter (a) for so long as this Agreement is in effect, (b) until the Commitments have terminated, (c) the Obligations and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full in cash, that:

Section 6.1    Indebtedness. No Credit Party will, nor will it permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:

(a)    Indebtedness arising or existing under this Agreement and the other Credit Documents;

(b)    [Reserved];

(c)    Indebtedness of the Credit Parties and their Subsidiaries incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset in an aggregate amount not to exceed $2,500,000 at any time outstanding;

(d)    unsecured intercompany Indebtedness among the Credit Parties;

(e)    Indebtedness and obligations owing under Hedging Agreements entered into to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(f)    Indebtedness arising from agreements providing for indemnification and purchase price adjustment obligations or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of any Credit Party or its Subsidiaries pursuant to such agreements, in connection with Dispositions, other sales of assets or Permitted Acquisitions, in each case, expressly permitted under this Agreement;

(g)    Guaranty Obligations in respect of Indebtedness of a Credit Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section; and

(h)    Indebtedness incurred to finance the payment of insurance premiums incurred in the ordinary course of business;

(i)    any Guarantee of the obligations of any Credit Party as a tenant under any lease (which lease is not a Capital Lease) or a purchaser in connection with any Permitted Acquisition;

(j)    Indebtedness owed in respect of overdrafts and related liabilities arising in the ordinary course of business from treasury, depository and cash management services or from automated clearing-house transfers of funds;

(k)    Indebtedness consisting of obligations under deferred compensation arrangements, and non-competition agreements, incurred in the ordinary course of business;

(l)    Indebtedness consisting of obligations under adjustments of purchase price, earn-outs or similar arrangements in an aggregate amount not to exceed $2,500,000 at any time;

(m)    the PNC Term Loan and the guarantee of the PNC Term Loan by GPM Opco and any renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto, is not changed as a result of or in connection with such renewal, refinancing or extension, and the terms of any such renewal, refinancing or extension, taken as a whole, are not less favorable to the obligor thereunder;

(n)    Indebtedness in respect of performance, surety or appeal bonds provided in the ordinary course of business;

(o)    Indebtedness in respect of take-or-pay obligations of the Borrower or any of its Subsidiaries contained in supply arrangements, in each case, in the ordinary course of business;

(p)    Indebtedness of any Person that becomes a Subsidiary of the Borrower or another Credit Party after the date hereof in accordance with the terms of Section 6.5, which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower);

(q)    until thirty (30) days following the Closing Date, the Affiliate Loans and the guarantee of the Affiliate Loans by GPM Opco;

(r)    Indebtedness constituting unsecured Subordinated Debt, provided that (i) no Default or Event of Default shall then exist or immediately after incurring any of such Indebtedness will exist, (ii) the documentation with respect to such Indebtedness shall be in form and substance satisfactory to the Administrative Agent, (iii) the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 5.9 both immediately before and after giving pro forma effect to the incurrence of such Indebtedness, and (iv) the aggregate outstanding principal amount of Indebtedness permitted by this subpart (r) shall not exceed $2,500,000 at any time;

(s)    additional unsecured Indebtedness of the Borrower or any of its Subsidiaries, provided that the aggregate outstanding principal amount of all such Indebtedness does not exceed $2,500,000; and

(t)    Indebtedness under clause (n) of the definition thereof to extent such Indebtedness arises under Fuel Supply Contracts with non-Affiliates in an aggregate amount not to exceed $5,000,000 at any time (it being agreed that the outstanding amount of such Indebtedness shall be calculated net of advances for branding expenses paid to the applicable Credit Party by a counterparty to one or more new Fuel Supply Contracts to replace in whole or in part any such terminated Fuel Supply Contracts).

Section 6.2    Liens. The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of their respective property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for the following (the “Permitted Liens”):

(a)    Liens created by or otherwise existing or arising under or in connection with this Agreement or the other Credit Documents in favor of the Administrative Agent on behalf of the Secured Parties;

(b)    Liens securing purchase money Indebtedness and Capital Lease Obligations (and refinancings thereof) to the extent permitted under Section 6.1(c); provided, that (i) any such Lien attaches to such property concurrently with or within thirty (30) days after the acquisition thereof and (ii) such Lien attaches solely to the property so acquired in such transaction;

(c)    Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace (not to exceed sixty (60) days), if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of any Credit Party or its Subsidiaries, as the case may be, in conformity with GAAP;

(d)    statutory Liens such as carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like statutory Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefor;

(e)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation (other than any Lien imposed by ERISA) and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(f)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (but not including deposits permitted under clause (t) below);

(g)    Liens arising by virtue of Uniform Commercial Code financing statement filings (i) regarding Operating Leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of Business; (ii) filed in error; or (iii) filed by a Person not authorized to make such filings;

(h)    easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(i)    Liens existing on the Closing Date and set forth on Schedule 6.2; provided that (i) no such Liens shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date and improvements thereon and (ii) the principal amount of the Indebtedness secured by such Lien shall not be extended, renewed, refunded or refinanced except to the extent permitted pursuant to this Agreement;

(j)    Liens arising in the ordinary course of business by virtue of any contractual, statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies covering deposit or securities accounts (including funds or other assets credited thereto) or other funds maintained with a depository institution or securities intermediary;

(k)    any zoning, building or similar laws or rights reserved to or vested in any Governmental Authority;

(l)    restrictions on transfers of securities imposed by applicable Securities Laws;

(m)    Liens arising out of judgments or awards not resulting in an Event of Default; provided that the applicable Credit Party or Subsidiary shall in good faith be prosecuting an appeal or proceedings for review;

(n)    any interest or title of a lessor, licensor or sublessor under any lease, license or sublease entered into by any Credit Party or any Subsidiary thereof in the ordinary course of its business and covering only the assets so leased, licensed or subleased;

(o)    Liens in favor of the Administrative Agent, Issuing Lender and/or Swingline Lender to Cash Collateralize or otherwise secure the obligations of a Defaulting Lender to fund risk participations hereunder;

(p)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums and on any loss payments which reduce the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 6.1(h);

(q)    leases, subleases, licenses and sublicenses of assets, in each case, entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(r)    Liens (i) on cash or Cash Equivalents (and any related deposit and/or securities account(s)) pledged to secure the PNC Term Loan and the other obligations arising under the PNC Term Loan Documents existing on the Closing Date, so long as, on the Closing Date, the value of such cash or Cash Equivalents does not exceed the outstanding principal amount of the PNC Term Loan on the Closing Date, and (ii) on additional cash or Cash Equivalents hereinafter pledged to secure the PNC Term Loan to the extent such additional cash or Cash Equivalents are required to maintain after the date hereof the aggregate value of cash or Cash Equivalents securing the PNC Term Loan in an amount equal to the outstanding principal amount of the PNC Term Loan on the Closing Date;

(s)    Liens for the benefit of non-Affiliate counterparties to fuel supply agreements entered into in the ordinary course of business on deposits, funds, credits, credit card settlement accounts or other property of a similar scope and nature, which Liens secure the Borrower’s or the applicable Subsidiary’s obligations under such fuel supply agreements;

(t)    until thirty (30) days following the Closing Date, Liens on the GPM MW Distribution Contract and proceeds thereof existing on the Closing Date securing Indebtedness permitted by Section 6.1(q); provided that the amount of such cash or Cash Equivalents does not exceed the outstanding principal amount of the Indebtedness permitted by Section 6.1(q);

(u)    Liens on advances of cash or Cash Equivalents in favor of any non-Affiliate seller of any property purchased by the Borrower or any of its Subsidiaries in a Material Acquisition that has been approved in writing by the Required Lenders, which advances are to be applied against the purchase price for such Material Acquisition;

(v)    Liens on advances of cash or Cash Equivalents in an aggregate amount not to exceed $3,000,000 at any time in favor of any non-Affiliate seller of any property purchased by the Borrower or any of its Subsidiaries in a Permitted Acquisition (other than a Material Acquisition), which advances are to be applied against the purchase price for such Permitted Acquisition; and

(w)    additional Liens so long as the principal amount of Indebtedness and other obligations secured thereby does not exceed $2,500,000 in the aggregate.

Notwithstanding the foregoing, if a Credit Party shall grant a Lien on any of its assets in violation of this Section, then it shall be deemed to have simultaneously granted an equal and ratable Lien on any such assets in favor of the Administrative Agent for the ratable benefit of the Secured Parties, to the extent such Lien has not already been granted to the Administrative Agent.

Section 6.3    Nature of Business. Except as otherwise expressly provided in this Agreement, no Credit Party will, nor will it permit any Subsidiary to, materially alter the character of its business in any material respect from that conducted as of the Closing Date and any business substantially related or incident thereto.

Section 6.4    Consolidation, Merger, Sale of Assets, etc. The Credit Parties will not, nor will they permit any Subsidiary to,

(a)    dissolve, liquidate or wind up its affairs, or sell, transfer, lease or otherwise dispose of its property or assets (each a “Disposition”) or agree to do so at a future time, except that if no Default or Event of Default shall have occurred and be continuing or would result therefrom the following, without duplication, shall be expressly permitted:

(i)    (A) the sale of inventory in the ordinary course of business; (B) the conversion of cash into Cash Equivalents and Cash Equivalents into cash; and (C) leases, subleases, rights of way, easements, licenses, and sublicenses that, individually and in the aggregate, do not materially interfere with the ordinary conduct of the business of the Borrower or its Subsidiaries or do not materially detract from the value or the use of the property which they affect;

(ii)    the sale, lease, transfer or other disposition of machinery, parts and equipment no longer used or useful in the conduct of the business of the Credit Parties or any of their Subsidiaries or worn out or obsolete machinery, parts and equipment;

(iii)    (x) the sale, lease or transfer of property or assets from one Credit Party to another Credit Party, including by way of merger, or (y) dissolution of any Credit Party (other than the Borrower) to the extent any and all assets of such Credit Party are distributed to another Credit Party;

(iv)    Dispositions of any fixed asset to the extent that (i) such fixed asset is exchanged for credit against the purchase price of a similar replacement fixed asset or (ii) the proceeds of such Disposition are substantially contemporaneously applied to the purchase price of any similar replacement fixed asset;

(v)    Dispositions pursuant to clause (b) of this Section;

(vi)    Dispositions of Cash Equivalents consisting of the Term Loan Collateral; provided that (i) such Cash Equivalents are concurrently replaced with other Cash Equivalents of equal value or (ii) in the case of any prepayment or repayment of the Term Loan, the value of such Cash Equivalents does not exceed the amount of such prepayment or repayment;

(vii)    Dispositions of the PNC Term Loan collateral to the extent permitted by the PNC Term Loan Documents (including any mandatory prepayments required thereunder);

(viii)    Dispositions of property or assets in connection with the formation or operation of joint ventures in accordance with Section 6.5, and Dispositions of Investments in joint ventures; and

(ix)    the sale, lease or transfer of property or assets not to exceed (x) $2,000,000 in the aggregate in any fiscal year and (y) $5,000,000 in the aggregate during the term of this Agreement so long as in each case the Consideration for each such sale, lease or transfer represents fair market value and at least 75% of such Consideration consists of cash; or

(b)    enter into any transaction of merger or consolidation, except for (i) Investments or acquisitions permitted pursuant to Section 6.5 so long as the Credit Party subject to such merger or consolidation is the surviving entity, (ii) (y) the merger or consolidation of a Subsidiary that is not a Credit Party with and into a Credit Party; provided that such Credit Party will be the surviving entity or the surviving entity executes and delivers a Joinder Agreement and (z) the merger or consolidation of a Credit Party with and into another Credit Party; provided that if the Borrower is a party thereto, the Borrower will be the surviving corporation, and (iii) the merger or consolidation of a Subsidiary that is not a Credit Party with and into another Subsidiary that is not a Credit Party.

Section 6.5    Investments, Loans and Acquisitions. The Credit Parties will not, nor will they permit any Subsidiary to, make any Investment or agree to make any Investment except for the following (the “Permitted Investments”):

(a)    cash and Cash Equivalents;

(b)    [Reserved];

(c)    receivables owing to the Credit Parties or any of their Subsidiaries or any receivables and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(d)    Investments in and loans to any Credit Party;

(e)    loans and advances to officers, directors and employees in an aggregate amount not to exceed $100,000 at any time outstanding; provided that such loans and advances shall comply with all applicable Requirements of Law (including Sarbanes-Oxley);

(f)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(g)    Permitted Acquisitions;

(h)    [Reserved];

(i)    Investments in and loans to any Subsidiary which is not a Credit Party, (ii) Investments in the form of loans to Affiliates of the Borrower who are not Credit Parties, and (iii) Investments in the form of loans to purchasers in connection with any Disposition permitted pursuant to Section 6.4; provided that, with respect to the foregoing Investments set forth in this clause (i), the aggregate amount of all such Investments shall not exceed $2,500,000 at any time outstanding;

(j)    Guarantees permitted by Section 6.1;

(k)    Investments consisting of any deferred portion of the sales price received by the Borrower or any subsidiary in connection with any Disposition permitted pursuant to Section 6.4; and

(l)    additional loan advances and/or Investments of a nature not contemplated by the foregoing clauses hereof; provided that such loans, advances and/or Investments made after the Closing Date pursuant to this clause shall not exceed an aggregate amount of $2,500,000 at any one time outstanding.

Section 6.6    Transactions with Affiliates. The Credit Parties will not, nor will they permit any Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an officer, director, shareholder or Affiliate, other than (a) the Initial Contribution Transactions, the Specified Preferred Unit Transactions and any transaction pursuant to the Distribution Contracts, (b) transactions solely between or among Credit Parties, (c) the repayment of Affiliate Loans, (d) any Restricted Payment permitted by Section 6.10; (e) any employment or compensation agreement, deferred compensation plans, employee benefits plan, equity incentive or equity-based plans, profits interests, officer, supervisor and director indemnification agreements or insurance, stay bonuses, severance or similar agreements and arrangements, in the ordinary course of business, (f) reasonable and customary director, officer, supervisor and employee fees and compensation and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements; (g) after the day on which the IPO has been completed, any transaction approved by the Conflicts Committee of the Board of Directors of the General Partner of the Borrower, which Conflicts Committee shall consist exclusively of directors considered “independent” of the Credit Parties and their Affiliates in accordance with the criteria set forth in Section 303A of the New York Stock Exchange Manual (and such Conflicts Committee will be comprised of at least two (2) “independent” directors (or such greater number required by the New York Stock Exchange) (the “Conflicts Committee”), shall be deemed, for purposes of this Agreement, to be on terms and conditions substantially as favorable as would be obtainable on a comparable arm’s-length transaction with a person other than an officer, director, shareholder or Affiliate of the Credit Parties and their respective Subsidiaries; and (h) the transactions expressly described in the Omnibus Agreement, provided that notwithstanding anything to the contrary in the Omnibus Agreement the Administrative Fee (as defined therein on the date hereof) shall not be increased to an amount in excess of $1,500,000 without the prior written consent of the Required Lenders.

Section 6.7    Ownership of Subsidiaries; Restrictions. The Credit Parties will not, nor will they permit any Subsidiary to, create, form or acquire any Subsidiaries, except for Subsidiaries that (i) become Credit Parties and enter into a Joinder Agreement as required by the terms hereof or (ii) constitute Foreign Subsidiaries that are created or acquired in connection with Permitted Acquisitions. The Credit Parties will not sell, transfer, pledge or otherwise dispose of any Equity Interests in any of their Subsidiaries, nor will they permit any of their Subsidiaries to issue, sell, transfer, pledge or otherwise dispose of any of their Equity Interests, except in a transaction permitted by Section 6.4.

Section 6.8    Corporate Changes. No Credit Party shall (a) (i) except as permitted under Section 6.4, alter its legal existence or, in one transaction or a series of transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets, (ii) change its state of incorporation or organization without providing thirty (30) days prior written notice to the Administrative Agent and without filing (or confirming that the Administrative Agent has filed) such financing statements and amendments to any previously filed financing statements as the Administrative Agent may require, or (iii) change its registered legal name without providing thirty (30) days prior written notice to the Administrative Agent and without filing (or confirming that the Administrative Agent has filed) such financing statements and amendments to any previously filed financing statements as the Administrative

Agent may require, (b) have more than one state of incorporation, organization or formation or (c) change its accounting method (except in accordance with GAAP) in any manner adverse to the interests of the Lenders without the prior written consent of the Required Lenders.

Section 6.9    Limitation on Restricted Actions. The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any other Credit Party, (c) make loans or advances to any other Credit Party, (d) sell, lease or transfer any of its properties or assets to any other Credit Party, or (e) act as a Guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof or amend or otherwise modify the Credit Documents, except for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Credit Documents and the PNC Term Loan Documents, (ii) applicable law, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c) so long as any such restriction contained therein relates only to a limitation on the ability of such Person to grant a Lien on the asset or assets constructed or acquired in connection therewith, (iv) any document or instrument governing any Permitted Lien so long as any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (v) customary non-assignment provisions in leases, licenses, permits and other agreements entered into in the ordinary course of business, (vi) obligations that are binding on a Person at the time such Person first becomes a Subsidiary of the Borrower or any of the other Credit Parties, or (vii) customary restrictions contained in an agreement relating to a Disposition that limit the transfer of encumbrances of the property or assets relating to such Disposition pending consummation thereof so long as any such restriction contained therein relates only to the asset or assets subject to such Disposition.

Section 6.10    Restricted Payments. The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except:

(a)    to make dividends or other distributions payable solely in the same class of Equity Interests of such Person;

(b)    to make dividends or other distributions payable to the Credit Parties or Subsidiaries of the Credit Parties which are the parent companies of such Subsidiary (directly or indirectly through its Subsidiaries);

(c)    [Reserved];

(d)    the Borrower may make the Special Distribution on the date on which the Term Loans are made to the Borrower;

(e)    so long as no Default or Event of Default then exists and is continuing or would result therefrom, Restricted Payments by the Borrower out of its operating surplus pursuant to and in accordance with, (i) at any time on or prior to the date on which the IPO is completed, Section 5.1 of the Partnership Agreement as in effect on the Closing Date and (ii) after the date on which the IPO is completed, the cash distribution policy adopted by the General Partner pursuant to any amendment, restatement or replacement of the Partnership Agreement approved in writing by the Administrative Agent;

(f)    to purchase, redeem or otherwise acquire its Equity Interests with the proceeds received from a substantially concurrent issuance of new Equity Interests (other than Disqualified Equity);

(g)    to redeem or convert its Equity Interests or make any payment, in each case, in connection with any employee benefit plan or arrangement sponsored by the Credit Parties entered into in the ordinary course of business; and

(h)    the Borrower may pay any Restricted Payment within sixty (60) days after the date of declaration thereof, if at the date of declaration such Restricted Payment would have otherwise been permitted to be made under this Section 6.10 unless a Specified Default or a Material Event shall have occurred and be continuing at the time such Restricted Payment is to be made, or would occur after giving effect to the making of such Restricted Payment.

Section 6.11    Amendments to Organization Documents, Material Contracts, or Fiscal Year End; Prepayments of other Indebtedness. The Credit Parties will not, nor will they permit any Subsidiary to, without the prior written consent of the Required Lenders,

(a)    amend, modify, waive or extend or permit the amendment, modification, waiver or extension of any term of any PNC Term Loan Document or any document governing or relating to any Subordinated Debt, in each case, in any manner that would be adverse to the Lenders;

(b)    amend, supplement or otherwise modify or replace or terminate (or permit to be amended, supplemented or modified or replaced or terminated) its Organization Documents in any manner that would be materially adverse to the Lenders (provided that this clause shall not restrict the replacement of the Partnership Agreement in connection with the IPO in the form attached hereto as Exhibit 1.1(j));

(c)    (i) amend, supplement or otherwise modify or replace or terminate (or permit to be amended, supplemented or modified or replaced or terminated) or waive any of its rights under the Omnibus Agreement, the Contribution Agreement or any other Material Contract with an Affiliate (collectively, “Material Affiliate Contracts”) without the prior written consent of the Administrative Agent not to be unreasonably withheld (provided that this clause shall not restrict the replacement of the Omnibus Agreement in connection with the IPO in the form attached hereto as Exhibit 1.1(c)), (ii) amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) any Material Contract (other than a Material Affiliate Contract) to the extent such amendment, waiver or modification is materially adverse to the Lenders, (iii) assign to any Person (other than any other Credit Party) any of its rights under any Material Contract unless otherwise permitted under Section 6.4(a)(iii) or Section 6.4(b), or (iv) waive any of its rights of material value under any Material Contract (other than a Material Affiliate Contract) to the extent such waiver is materially adverse to the Lenders;

(d)    change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively; or

(e)    make (or give any notice in respect of) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to any Subordinated Debt.

Section 6.12    Hedging Agreements. The Credit Parties will not, nor will they permit any Subsidiary to, enter into any Hedging Agreements with any Person other than other Hedging Agreements in respect of commodities or interest rates that are entered into for the purpose of hedging exposure to interest rates or commodity price risk (including basis risk) and that are not for speculative purposes. In no event shall any Hedging Agreement contain any requirement, agreement or covenant for any Credit Party to maintain or post collateral (other than pursuant to a Security Document) or margin to secure its obligations under such Hedging Agreement or to cover market exposures.

Section 6.13    Sale and Leaseback. The Credit Parties will not, nor will they permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, whether now owned or hereafter acquired, and thereafter rent or lease such property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.14    [Reserved.]

Section 6.15    Anti-Terrorism Laws. No Credit Party nor any of their respective Subsidiaries shall be subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Lender from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower or any other Credit Party.

Section 6.16    [Reserved.]

Section 6.17    Term Loan Collateral Account. On and after the Term Loan Effective Date, the Credit Parties shall not at any time cause or suffer or permit the value of the assets contained in or credited to the Term Loan Collateral Account to be less than 98% of the principal amount of the Term Loans outstanding at such time; provided that to the extent such value is less than 98% at such time as reflected in any report received at such time from the securities intermediary (or escrow agent) that maintains the Term Loan Collateral Account or, upon notice from the Administrative Agent, at any other time, the Credit Parties shall have three (3) Business Days to increase such value by adding additional assets to the Term Loan Collateral Account (provided, further, that, no Default or Event of Default shall be deemed to have occurred until the expiration of such period).

ARTICLE VII

EVENTS OF DEFAULT

Section 7.1    Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)    Payment. (i) The Borrower shall fail to pay any principal on any Loan or Note when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof or thereof; or (ii) the Borrower shall fail to reimburse the Issuing Lender for any LOC Obligations when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof; or (iii) the Borrower shall fail to pay any interest on any Loan or any fee or other amount payable hereunder when due (whether at maturity, by reason of acceleration or otherwise) in accordance with the terms hereof and such failure shall continue unremedied for three (3) Business Days; or (iv) or any Guarantor shall fail to pay on the Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations hereunder (after giving effect to the grace period in clause (iii)); or

(b)    Misrepresentation. Any representation or warranty made or deemed made either (i) herein shall prove to have been incorrect, false or misleading in any material respect (except to the extent such representations or warranties are qualified by materiality as written in which case, the same shall be true as written) on or as of the date made or deemed made or (ii) in the Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect, false or misleading in any material respect (except to the extent such representations or warranties are qualified by materiality as written in which case, the same shall be true as written) on or as of the date made or deemed made; or

(c)    Covenant Default.

(i)    Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in any of Section 5.1, Section 5.2(a), Section 5.3, Section 5.4, Section 5.5(a), Section 5.7, Section 5.9, Section 5.10, Section 5.12, Section 5.14, Section 5.15, Section 5.17 or Section 5.18 or Article VI; or

(ii)    Any Credit Party shall fail to comply with any other covenant contained in this Agreement or the other Credit Documents or any other agreement, document or instrument among any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Section 7.1(a) or Section 7.1(c)(i) above) and, with respect to this clause (ii) only, such breach or failure to comply is not cured within thirty (30) days of its occurrence; or

(d)    Indebtedness Cross-Default. (i) Any Credit Party or any of its Subsidiaries shall default in any payment of principal of or interest on any Indebtedness (other than the Indebtedness pursuant to the Credit Documents) in a principal amount outstanding of at least $2,500,000 for the Credit Parties and any of their Subsidiaries in the aggregate beyond any applicable grace period (not to exceed thirty (30) days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) any Credit Party or any of its Subsidiaries shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Indebtedness pursuant to the Credit Documents) in a principal amount outstanding of at least $2,500,000 in the aggregate for the Credit Parties and their Subsidiaries or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or to be repurchased, prepaid, deferred or redeemed (automatically or otherwise); or (iii) any Credit Party or any of its Subsidiaries shall breach or default any payment obligation under any Hedging Agreement which breach or default remains unremedied for five (5) Business Days and, with respect to clause (iii) above, as a result of which the swap termination value owed by any such Person exceeds $2,500,000; or

(e)    Bankruptcy Default. (i) A Credit Party or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or a Credit Party or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against a Credit Party or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against a Credit Party or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) a Credit Party or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) a Credit Party or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(f)    Judgment Default. (i) One or more judgments or decrees shall be entered against a Credit Party or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by insurance) of $2,500,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof or (ii) any injunction, temporary restraining order or similar decree shall be issued against a Credit Party or any of its Subsidiaries that, individually or in the aggregate, could result in a Material Adverse Effect; or

(g)    ERISA Default. The occurrence of any of the following: (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Credit Parties or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) a Credit Party, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan, in any case, which has had or could reasonably be expected to have a Material Adverse Effect; or

(h)    Change of Control. There shall occur a Change of Control; or

(i)    Invalidity of Guaranty. At any time after the execution and delivery thereof, any material provision of the Guaranty, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Credit Party shall contest the validity, enforceability, perfection or priority of the Guaranty, any Credit Document, or any Lien granted thereunder in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party; or

(j)    Invalidity of Credit Documents. Any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers, priority and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive) or any Lien shall fail to be a first priority, perfected Lien (subject to Permitted Liens) on a material portion of the Collateral; or

(k)    Subordinated Debt/PNC Term Loan/Affiliate Loans. Any default (which is not waived or cured within the applicable period of grace) or event of default shall occur under (i) any PNC Term Loan Document, (ii) any Affiliate Loan Document or (iii) any Subordinated Debt; or the subordination provisions under any Subordinated Debt shall cease to be in full force and effect or shall cease to give the Lenders the rights, powers and privileges purported to be created thereby; or

(l)    Classification as Senior Debt. The Obligations shall cease to be classified as “Senior Indebtedness,” “Designated Senior Indebtedness” or any similar designation under any Subordinated Debt instrument; or

(m)    Borrower Distributions/Preferred A Units. At any time Preferred A Units are issued and outstanding, (i) both of the following events have occurred: (A) the Borrower has failed to pay a distribution in respect of each outstanding Preferred A Unit in an amount equal to the Minimum Monthly Distribution (used in this paragraph as defined in the Partnership Agreement as in effect on the date of this Agreement) for any consecutive four calendar months since the Effective Date (used in this paragraph as defined in the Partnership Agreement as in effect on the date of this Agreement) and (B) thereafter, the Borrower has failed to pay a distribution in respect of each outstanding Preferred A Unit in an amount equal to the Minimum Monthly Distribution for any additional five calendar months (whether or not consecutive) or (ii) any mandatory, voluntary or optional right of cash redemption with respect to Preferred A Units is exercised; or

(n)    Affiliate Loan Termination Date. The Affiliate Loan Termination Date shall not have occurred on or before the date that is 30 days after the Closing Date; or

(o)    Environmental Indemnity. If (i) the Borrower or any Subsidiary has any liability for any Covered Environmental Losses (as defined in the Omnibus Agreement) and has failed to assert its rights for indemnification under the Omnibus Agreement after a Responsible Officer of such Credit Party has become aware of such liability, (ii) GPM Investments fails to indemnify the Borrower or any of its Subsidiaries, as applicable, after GPM Investments receives demand from the Borrower or any of its Subsidiaries, as applicable, for such indemnification (in each case of clauses (i) and (ii) above, in the manner provided for, and in accordance with the procedures set forth, in Section 3.3 of the Omnibus Agreement), or (iii) the Borrower or any Subsidiary has paid any such liability in cash which has not been reimbursed in full in cash by GPM Investments within 60 days after the Borrower or such Subsidiary, as applicable, has made such payment; or

(p)    Purchase Agreement. (i) Any Purchaser Indemnitee (as defined in the Purchase Agreement) suffers Damages (as defined in the Purchase Agreement) as a result of, caused by, arising out of, or in any way relating to (A) any breach of a representation or warranty of any of the GPM Parties (as defined in the Purchase Agreement) in the Purchase Agreement or in the GPM Closing Certificate or the Partnership Closing Certificate (as such terms are defined in the Purchase Agreement) or (B) any breach of any agreement or covenant in the Purchase Agreement on the part of any of the GPM Parties, (ii) a Claim (as defined in the Purchase Agreement) for Damages is asserted against the Borrower or any payment is made by the Borrower or any of its Subsidiaries in satisfaction of any Claim for Damages asserted under the Purchase Agreement and (iii) such Claim or payment, as applicable, has had or could reasonably be expected to have a Material Adverse Effect.

Section 7.2    Acceleration; Remedies. Upon the occurrence and during the continuance of an Event of Default, then, and in any such event, (a) if such event is a Bankruptcy Event, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents (including, without limitation, the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith and direct the Borrower to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; and/or (iii) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, exercise such other rights and remedies as provided under the Credit Documents and under applicable law.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

Section 8.1    Appointment and Authority. Each of the Lenders and the Issuing Lender hereby irrevocably appoints KeyBank to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

Section 8.2    Nature of Duties. Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers or other agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, the Swingline Lender or the Issuing Lender hereunder. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any subagents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents

Section 8.3    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its obligations hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)    shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.1 and Section 7.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or an Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 8.4    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.5    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 8.6    Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender and the Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 8.7    Indemnification. The Lenders severally agree to indemnify the Administrative Agent, the Issuing Lender, and the Swingline Lender in its capacity hereunder and their Affiliates and their respective officers, directors, agents and employees (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective Revolving Commitment Percentages or Term Loan Commitment Percentages, as applicable, in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the Transactions or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section shall survive the termination of this Agreement and payment of the Notes, any Reimbursement Obligation and all other amounts payable hereunder.

Section 8.8    Administrative Agent in Its Individual Capacity. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Credit Parties or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.9    Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date.

(a)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(b)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Lender under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Article and Section 9.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(c)    Any resignation by or removal of KeyBank, as Administrative Agent pursuant to this Section shall also constitute its resignation or removal of as Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Issuing Lender and Swingline Lender, (ii) the retiring or removed Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (iii) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring or removed Issuing Lender to effectively assume the obligations of the retiring or removed Issuing Lender with respect to such Letters of Credit.

Section 8.10    Collateral and Guaranty Matters.

(a)    The Lenders irrevocably authorize and direct the Administrative Agent:

(i)    to release any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document (A) upon termination of the Commitments and payment in full in cash of all Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnitee based on the then-known facts and circumstances) and the expiration or termination of all Letters of Credit, (B) that is transferred or to be transferred as part of or in connection with any sale or other disposition permitted under Section 6.4, or (C) subject to Section 9.1, if approved, authorized or ratified in writing by the Required Lenders;

(ii)    to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such Collateral that is permitted by Section 6.2; and

(iii)    to release any Guarantor from its obligations under the applicable Guaranty if such Person ceases to be a Guarantor as a result of a transaction permitted hereunder.

(b)    In connection with a termination or release pursuant to this Section, the Administrative Agent shall promptly execute and deliver to the applicable Credit Party, at the Borrower’s expense, all documents that the applicable Credit Party shall reasonably request to evidence such termination or release. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section.

Section 8.11    [Reserved.]

Section 8.12    Agency for Perfection. The Administrative Agent and each Lender hereby appoints the Administrative Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and Liens upon the Collateral in assets that, in accordance with Article 9 of the UCC, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Administrative Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Administrative Agent and the Lenders as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions. Without limiting the generality of the foregoing, each Lender hereby appoints the Administrative Agent for the purpose of perfecting the Administrative Agent’s Liens on all deposit accounts and securities accounts of any Credit Party. Each Credit Party by its execution and delivery of this Agreement hereby consents to the foregoing.

Section 8.13    Proof of Claim. The Lenders and the Credit Parties hereby agree that in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower or any of the Guarantors, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any of the Guarantors) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their agents and counsel and all other amounts due the Lenders and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b)    to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. Further, nothing contained in this Section shall affect or preclude the ability of any Lender to (i) file and prove such a claim in the event that the Administrative Agent has not acted within ten (10) days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Lender’s outstanding Obligations.

Section 8.14    Treasury Management Agreements and Secured Hedging Agreements. Except as otherwise expressly set forth herein or in any Guaranty or any Security Document, no Treasury Management Counterparty or Secured Hedging Agreement Counterparty that obtains the benefits of Section 2.11(b), any Guaranty or any Security Document by virtue of the provisions hereof or of any Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Treasury Management Agreements or Secured Hedging Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Treasury Management Counterparty or Secured Hedging Agreement Counterparty, as the case may be.

ARTICLE IX

MISCELLANEOUS

Section 9.1    Amendment or Waiver; Acceleration by Required Lenders.

(a)    Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent acting at the written direction of the Required Lenders; provided, however, that

(i)	no change, waiver or other modification shall:

(A)    increase the amount of any Commitment of any Lender hereunder, without the written consent of such Lender;

(B)    extend or postpone the Revolving Facility Termination Date, the Term Loan Maturity Date or the maturity date provided for herein that is applicable to any Loan of any Lender, extend or postpone the expiration date of any Letter of Credit as to which such Lender has a Participation Interest beyond the latest expiration date for a Letter of Credit provided for herein, or extend or postpone any scheduled expiration or termination date provided for herein that is applicable to a Commitment of any Lender, without the written consent of such Lender;

(C)    reduce the principal amount of any Loan made by any Lender, or reduce the rate or extend, defer or delay the time of payment of, or excuse the payment of, principal or interest thereon (other than as a result of (x) waiving the applicability of any post-default increase in interest rates or (y) any amendment or modification of defined terms used in financial covenants), without the written consent of such Lender;

(D)    reduce the amount of any Reimbursement Obligation as to which any Lender is has a Participation Interest, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of waiving the applicability of any post-default increase in interest rates), without the written consent of such Lender; or

(E)    reduce the rate or extend the time of payment of, or excuse the payment of, any fees to which any Lender is entitled hereunder or under any other Credit Document, without the written consent of such Lender; and

(ii)	no change, waiver or other modification or termination shall:

(A)    release the Borrower from any of its obligations hereunder without the written consent of each Lender;

(B)    release the Borrower or any other Credit Party from obligations under Article X without the written consent of each Lender affected thereby, except, in the case of a Guarantor, in accordance with a transaction permitted under this Agreement, or release GPM Investments from the GPM Investments Guaranty without the written consent of each Lender affected thereby;

(C)    release all or substantially all of the Collateral without the written consent of each Lender, except in connection with a transaction permitted under this Agreement;

(D)    amend, modify or waive any provision of this Section 9.1, Section 2.11 or any other provision of any of the Credit Documents pursuant to which the consent or approval of all Lenders, or a number or specified percentage or other required grouping of Lenders or Lenders having Commitments, is by the terms of such provision explicitly required without the written consent of each Lender affected thereby;

(E)    reduce the percentage specified in, or otherwise modify, the definition of (1) Required Lenders without the written consent of each Lender, (2) Required Revolving Lenders without the written consent of each Revolving Lender or (3) Required Term Lenders without the written consent of each Term Lender;

(F)    consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement without the written consent of each Lender; or

(G)    amend, modify or waive any provision of Section 2.7(b)(ii), Section 2.11(b) or Section 9.7(b) without the written consent of each Lender affected thereby.

Notwithstanding the foregoing, any amendment, change, waiver or other modification pursuant to this Section 9.1 affecting only the Revolving Lenders or the Term Lenders, as applicable, shall only require the written agreement or direction of the Required Revolving Lenders or the Required Term Lenders, respectively, for such amendment, change, waiver or modification; provided, however, that any amendment, change, waiver or modification to any Credit Document contemplated in Section 2.23 shall require the written consent or agreement of the Administrative Agent, the Borrower and the Required Lenders.

Any waiver or consent with respect to this Agreement given or made in accordance with this Section shall be effective only in the specific instance and for the specific purpose for which it was given or made.

(b)    No provision of Section 2.3 or any other provision in this Agreement specifically relating to Letters of Credit may be amended without the consent of any Issuing Lender adversely affected thereby.

(c)    No provision of Article VIII may be amended without the consent of the Administrative Agent and no provision of Section 2.4 may be amended without the consent of the Swingline Lender.

(d)    In no event shall the Required Lenders, without the prior written consent of each Lender, direct the Administrative Agent to accelerate and demand payment of the Loans held by one Lender without accelerating and demanding payment of all other Loans or to terminate the Commitments of one or more Lenders without terminating the Commitments of all Lenders. Each Lender agrees that, except as otherwise provided in any of the Credit Documents and without the prior written consent of the Required Lenders, it will not take any legal action or institute any action or proceeding against any Credit Party with respect to any of the Obligations or Collateral, or accelerate or otherwise enforce its portion of the Obligations. Without limiting the generality of the foregoing, none of Lenders may exercise any right that it might otherwise have under applicable law to credit bid at foreclosure sales, uniform commercial code sales or other similar sales or dispositions of any of the Collateral except as authorized by the Required Lenders. Notwithstanding anything to the contrary set forth in this Section 9.1(d) or elsewhere herein, each Lender shall be authorized to take such action to preserve or enforce its rights against any Credit Party where a deadline or limitation period is otherwise applicable and would, absent the taking of specified action, bar the enforcement of Obligations held by such Lender against such Credit Party, including the filing of proofs of claim in any insolvency proceeding.

(e)    Notwithstanding any of the foregoing to the contrary, the consent of the Borrower and the other Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Section 8.9).

(f)    Notwithstanding any of the foregoing to the contrary, the Credit Parties and the Administrative Agent, without the consent of any Lender, may enter into any amendment, modification or waiver of any Credit Document, or enter into any new agreement or instrument, to (i) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or (ii) correct any obvious error or omission of a technical nature, in each case that is immaterial (as determined by the Administrative Agent), in any provision of any Credit Document, if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

(g)    Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (i) that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (ii) to the extent such amendment, waiver or consent impacts such Defaulting Lender more than the other Lenders.

(h)    For the avoidance of doubt and notwithstanding any provision to the contrary contained in this Section 9.1, this Agreement may be amended (or amended and restated) with the written consent of the Credit Parties and the Administrative Agent in accordance with Section 2.22(f).

Section 9.2    Notices.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as set forth on Schedule 9.2.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Electronic Communications. Notices and other communications to the Lenders, the Swingline Lender and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender, the Swingline Lender or the Issuing Lender pursuant to Article II if such Lender, the Swingline Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

(d)    Platform.

(i)    Each Credit Party agrees that the Administrative Agent may make the Communications (as defined below) available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).

(ii)    The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.

Section 9.3    No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4    Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans; provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all Obligations have been paid in full in cash.

Section 9.5    Payment of Expenses and Taxes; Indemnity.

(a)    Costs and Expenses. The Credit Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender and the Swingline Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender, the Issuing Lender or the Swingline Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender, the Swingline Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)    Indemnification by the Credit Parties. The Credit Parties shall indemnify the Arrangers, the Administrative Agent (and any sub-agent thereof), each Lender, the Issuing Lender and the Swingline Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions (provided, that, with respect to the Initial Contribution Transactions, the Specified Preferred Unit Transactions and the Special Distribution, only to the extent such losses, claims, penalties, damages, liabilities and related expenses are incurred by such Indemnitee acting in its respective capacity(ies) as an Arranger, Administrative Agent, Lender, Issuing Lender and/or Swingline Lender hereunder or under any other Credit Document or in any other capacity under the Credit Documents (or, with respect to any Related Party, acting in furtherance of such capacity(ies)), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by any Credit Party or any of its Subsidiaries, or any liability under Environmental Law related in any way to any Credit Party or any of its Subsidiaries or any of their respective properties, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence or willful misconduct of such Indemnitee, (B) a breach in bad faith by such Indemnitee of its obligations under the Credit Documents or (C) disputes solely among Indemnitees not involving any act or omission by the Borrower or any other Credit Party, in the case of each of the foregoing clauses (A), (B) and (C), as determined by a court of competent jurisdiction by a final and non-appealable judgment. This Section (b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from non-Tax claims.

(c)    Reimbursement by Lenders. To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, Swingline Lender or such Related Party, as the case may be, such Lender’s Revolving Commitment Percentage or Term Loan Commitment Percentage, as applicable (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Issuing Lender or Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), Issuing Lender or Swingline Lender in connection with such capacity.

(d)    Waiver of Consequential Damages, Etc. Without limiting the Credit Parties’ indemnity obligations set forth above, to the fullest extent permitted by applicable law, no party hereto shall assert, and each of the parties hereto hereby waives, any claim against any such other party or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the Transactions.

(e)    Payments. All amounts due under this Section shall be payable promptly and in no event later than five (5) days after demand therefor.

(f)    Survival. The agreements contained in this Section shall survive the resignation of the Administrative Agent, the Swingline Lender and the Issuing Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Obligations.

Section 9.6    Successors and Assigns; Participations.

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum	Amounts.

(A)    in the case of an assignment of the entire remaining amount of a Commitment of an assigning Lender and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of a Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000; (provided, however, that simultaneous assignments shall be aggregated in respect of a Lender and its Approved Funds), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Tranches on a non-pro rata basis.

(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)    the consent of the Issuing Lender and Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Commitment.

(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) any Credit Party or any Credit Party’s Affiliates or Subsidiaries or (B) any Defaulting Lender or any of its Subsidiaries or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline

Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.14 and Section 9.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or GPM Investments or the Borrower or any of their respective Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lenders and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.5(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.1 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 2.14, Section 2.15 and Section 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(g) (it being understood that the documentation required under Section 2.16(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 9.7 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)    Industry Competitors.

(i)    No assignment or participation shall be made to any Person that was an Industry Competitor as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment in writing in its sole and absolute discretion, in which case such Person will not be considered an Industry Competitor for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes an Industry Competitor after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of the term “Industry Competitor”), (A) such assignee shall not retroactively be disqualified from becoming a Lender and (B) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered an Industry Competitor. Any assignment in violation of this clause (f)(i) shall not be void, but the other provisions of this clause (f) shall apply.

(ii)    If any assignment or participation is made to any Industry Competitor without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes an Industry Competitor after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Industry Competitor and the Administrative Agent, (A) terminate any Commitment of such Industry Competitor and repay all obligations of the Borrower owing to such Industry Competitor in connection with such Commitment, (B) require such Industry Competitor to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.6), all of its interest, rights and obligations under this Agreement to one or more Persons that meet the requirements to be an Eligible Assignee and is not an Industry Competitor.

(iii)    Notwithstanding anything to the contrary contained in this Agreement, Industry Competitors that become Lenders or Participants (A) will not (x) have the right to receive information, reports or other materials provided to the Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B)(x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each such Industry Competitor will be deemed to have consented in the same proportion as the Lenders that are not Industry Competitors consented to such matter, and (y) for purposes of voting on any reorganization or plan of liquidation pursuant to any Debtor Relief Laws (each a “Debtor Plan”), each Industry Competitor party hereto hereby agrees (1) not to vote on such Debtor Plan, (2) if such Industry Competitor does vote on such Debtor Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Debtor Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

Section 9.7    Right of Set-off; Sharing of Payments.

(a)    If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender, the Swingline Lender or the Issuing Lender, irrespective of whether or not such Lender, the Swingline Lender or the Issuing Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch, office or affiliate of such Lender, the Swingline Lender or the Issuing Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, the

Swingline Lender and the other Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Swingline Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Swingline Lender, the Issuing Lender or their respective Affiliates may have. Each Lender, the Swingline Lender and the Issuing Lender agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(A)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(B)    the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant, other than to any Credit Party or any Subsidiary thereof (as to which the provisions of this paragraph shall apply) or (z) (1) any amounts applied by the Swingline Lender to outstanding Swingline Loans and (2) any amounts received by the Issuing Lender and/or Swingline Lender to secure the obligations of a Defaulting Lender to fund risk participations hereunder.

Section 9.8    Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Agreement.

Section 9.9    Counterparts; Effectiveness; Electronic Execution.

(a)    Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Borrower, the Guarantors, the Lenders and the Administrative Agent and the Administrative Agent shall have received copies hereof and thereof (telefaxed or otherwise), and thereafter this Agreement shall be binding upon and inure to the benefit of the Borrower, the Guarantors, the Administrative Agent and each Lender and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 9.10    Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.11    Integration.

This Agreement and the other Credit Documents represent the entire agreement of the Borrower, the other Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrower, the other Credit Parties, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein. This Agreement and the other Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.

Section 9.12    Governing Law.

THIS AGREEMENT AND EACH OTHER CREDIT DOCUMENT (OTHER THAN THE LETTERS OF CREDIT, TO THE EXTENT SPECIFIED BELOW, AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN A CREDIT DOCUMENT) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT OR, IF NO LAWS OR RULES ARE SO DESIGNATED, THE INTERNATIONAL STANDBY PRACTICES (ISP98 — INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NUMBER 590 (THE “ISP98 RULES”)) AND, AS TO MATTERS NOT GOVERNED BY THE ISP98 RULES, THE LAW OF THE STATE OF NEW YORK.

Section 9.13    Consent to Jurisdiction; Service of Process and Venue.

(a)    EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY IN ANY LITIGATION OR OTHER PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY CREDIT DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE ISSUING LENDER OR THE CREDIT PARTIES IN CONNECTION HEREWITH OR

THEREWITH; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.

(b)    EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN Section 9.2. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO IN CLAUSE (b) ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY PARTY HERETO HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN CREDIT DOCUMENTS. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THAT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.

Section 9.14    Confidentiality. Each of the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process in which case, the Administrative Agent, shall, to the extent permitted by law, inform the Credit Parties promptly in advance thereof so that the Credit Parties may seek a protective order or other appropriate remedy, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder, under any other Credit Document or any action or proceeding relating to this Agreement, any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) (i) any actual or prospective party (or its partners, directors, officers, employees, managers, administrators, trustees, agents, advisors or other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (ii) an investor or prospective investor in securities issued by an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such securities issued by the Approved Fund, (iii) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for securities issued by an Approved Fund, or (iv) a nationally recognized rating agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued in respect of securities issued by an Approved Fund (in each case, it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Swingline Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” shall mean all information received from any Credit Party or any of its Subsidiaries relating to any Credit Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender, the Swingline Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any of its Subsidiaries; provided that, in the case of information received from any Credit Party or any of its Subsidiaries after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.15    Acknowledgments. The Borrower and the other Credit Parties each hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b)    neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any other Credit Party arising out of or in connection with this Agreement and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrower and the other Credit Parties, on the other hand, in connection herewith is solely that of creditor and debtor; and

(c)    no joint venture exists among the Lenders and the Administrative Agent or among the Borrower, the Administrative Agent or the other Credit Parties and the Lenders.

Section 9.16    Waivers of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.17    Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties, which information includes the name and address of the Borrower and the other Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and the other Credit Parties in accordance with the Patriot Act.

Section 9.18    Resolution of Drafting Ambiguities. Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 9.19    Subordination of Intercompany Debt. Each Credit Party agrees that all intercompany Indebtedness among Credit Parties (the “Intercompany Debt”) is subordinated in right of payment, to the prior payment in full in cash of all Obligations. Notwithstanding any provision of this Agreement to the contrary, provided that no Event of Default has occurred and is continuing, the Credit Parties may make and receive payments with respect to the Intercompany Debt to the extent otherwise permitted by this Agreement; provided that in the event of and during the continuation of any Event of Default, no payment shall be made by or on behalf of any Credit Party on account of any Intercompany Debt. In the event that any Credit Party receives any payment of any Intercompany Debt at a time when such payment is prohibited by this Section, such payment shall be held by such Credit Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the Administrative Agent.

Section 9.20    Continuing Agreement. This Agreement shall be a continuing agreement and shall remain in full force and effect until all Obligations (other than those obligations that expressly survive the termination of this Agreement) have been paid in full in cash and all Commitments and Letters of Credit have been terminated. Upon termination, the Credit Parties shall have no further obligations (other than those obligations that expressly survive the termination of this Agreement) under the Credit Documents and the Administrative Agent shall, at the request and expense of the Borrower, deliver all the Collateral in its possession to the Borrower and release all Liens on the Collateral; provided that should any payment, in whole or in part, of the Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Credit Documents shall automatically be reinstated and all Liens of the Administrative Agent shall reattach to the Collateral and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Obligations.

Section 9.21    Press Releases and Related Matters. The Credit Parties and their Affiliates agree that they will not in the future issue any press releases or other public disclosure using the name of Administrative Agent or any Lender or their respective Affiliates or referring to this Agreement or any of the Credit Documents without the prior written consent of such Person, unless (and only to the extent that) the Credit Parties or such Affiliate is required to do so under law and then, in any event, the Credit Parties or such Affiliate will use commercially reasonable efforts to consult with such Person before issuing such press release or other public disclosure. Subject to the prior consent of the Credit Parties, which consent shall not be unreasonably withheld, the Administrative Agent or any Lender may publish customary advertising material relating to the Transactions using the name, product photographs, logo or trademark of the Credit Parties.

Section 9.22    Appointment of Borrower. Each of the Guarantors hereby appoints the Borrower to act as its agent for all purposes under this Agreement and agrees that (a) the Borrower may execute such documents on behalf of such Guarantor as the Borrower deems appropriate in its sole discretion and each Guarantor shall be obligated by all of the terms of any such document executed on its behalf, (b) any notice or communication delivered by the Administrative Agent or the Lender to the Borrower shall be deemed delivered to each Guarantor and (c) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Borrower on behalf of each Guarantor.

Section 9.23    No Advisory or Fiduciary Responsibility. In connection with all aspects of each Transaction, each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Credit Parties and their Affiliates, on the one hand, and the Administrative Agent, Arrangers, Syndication Agents, Issuing Lender and Lenders on the other hand, and the Credit Parties are capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the Transactions and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent, Arrangers, Syndication Agents, Issuing Lender and Lenders are not and have not been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any Credit Party or any of their Affiliates, stockholders, creditors or employees or any other Person; (c) none of the Administrative Agent, Arrangers, Syndication Agents, Issuing Lender and Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any Credit Party with respect to any of the Transactions or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent, Arrangers, Syndication Agents, Issuing Lender and Lenders have advised or are currently advising any Credit Party or any of its Affiliates on other matters) and none of the Administrative Agent, Arrangers, Syndication Agents, Issuing Lender and Lenders, have any obligation to any Credit Party or any of their Affiliates with respect to the Transactions except those obligations set forth herein and in the other Credit Documents; (d) each of the Administrative Agent, Arrangers, Syndication Agents, Issuing Lender and Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and none of the Administrative Agent, Arrangers, Syndication Agents, Issuing Lender and Lenders have any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) none of the Administrative Agent, Arrangers, Syndication Agents, Issuing Lender and Lenders have provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the Transactions (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Credit Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Administrative Agent, Arrangers, Syndication Agents, Issuing Lender and Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.24    Responsible Officers. The Administrative Agent and each of the Lenders are authorized to rely upon the continuing authority of the Responsible Officers with respect to all matters pertaining to the Credit Documents including, but not limited to, the selection of interest rates, the submission of requests for Extensions of Credit and certificates with regard thereto. Such authorization may be changed only upon written notice to Administrative Agent accompanied by (a) an updated incumbency certificate and (b) evidence, reasonably satisfactory to Administrative Agent, of the authority of the Person giving such notice and such notice shall be effective not sooner than five (5) Business Days following receipt thereof by Administrative Agent (or such earlier time as agreed to by the Administrative Agent).

ARTICLE X

GUARANTY

Section 10.1    The Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Guarantors from the Extensions of Credit hereunder, each of the Guarantors hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all of the Obligations. The Guaranty set forth in this Article X is a guaranty of timely payment and not of collection. The word “indebtedness” is used in this Article X in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Credit Parties, including specifically all Obligations, arising in connection with this Agreement or any of the other Credit Documents, Secured Hedging Agreement or Treasury Management Agreement, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Credit Parties may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

Section 10.2    Bankruptcy. Additionally, each of the Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Obligations whether or not due or payable by any Credit Party upon the occurrence of any Bankruptcy Event and unconditionally promises to pay such Obligations to the Administrative Agent for the account of the Lenders and to any Secured Hedging Agreement Counterparty or Treasury Management Counterparty, on demand, in lawful money of the United States. Each of the Guarantors further agrees that to the extent that any Credit Party shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Secured Hedging Agreement Counterparty or Treasury Management Counterparty, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to such Credit Party, the estate of such Credit Party, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 10.3    Nature of Liability. The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Obligations whether executed by any such Guarantor, any other guarantor or by any other party, and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by any Credit Party or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by any Credit Party, or (e) any payment made to the Administrative Agent, the Lenders or any Secured Hedging Agreement Counterparty or Treasury Management Counterparty on the Obligations which the

Administrative Agent, such Lenders or such Secured Hedging Agreement Counterparty or Treasury Management Counterparty received from any Credit Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 10.4    Independent Obligation. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

Section 10.5    Authorization. Each of the Guarantors authorizes each of the Administrative Agent, the Lenders, the Treasury Management Counterparties and the Secured Hedging Agreement Counterparties without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Obligations or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Guarantor or any other party for the payment of this Guaranty or the Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine, (d) release or substitute any one or more endorsers, Guarantors, the Borrower or other obligors and (e) to the extent otherwise permitted herein, release or substitute any Collateral.

Section 10.6    Reliance. It is not necessary for the Administrative Agent, the Lenders or any Secured Hedging Agreement Counterparty or Treasury Management Counterparty to inquire into the capacity or powers of any Credit Party or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 10.7    Waiver.

(a)    Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, any Lender or any Secured Hedging Agreement Counterparty or Treasury Management Counterparty to (i) proceed against the Borrower, any other Guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower, any other Guarantor or any other party, or (iii) pursue any other remedy. Each of the Guarantors waives any defense based on or arising out of any defense of the Borrower, any other Guarantor or any other party other than payment in full in cash of the Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnitee based on the then-known facts and circumstances), including, without limitation, any defense based on or arising out of the disability of the Borrower, any other Guarantor or any other party, or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Credit Party other than payment in full in cash of the Obligations. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent or a Lender, Treasury Management Counterparty or Secured Hedging Counterparty by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender, Treasury Management Counterparty or Secured Hedging Counterparty may have against the Credit Party or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid in full in cash and the Commitments have been terminated. Each of the Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, Treasury Management Counterparties or Secured Hedging Counterparties even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantors against the Borrower or any other party or any security.

(b)    Each of the Guarantors waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Obligations. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Guarantor of information known to it regarding such circumstances or risks.

(c)    Each of the Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Administrative Agent or any Lender, any Secured Hedging Agreement Counterparty or any Treasury Management Counterparty against the Borrower or any other Guarantor of the Obligations owing to the Administrative Agent or the Lenders or such Secured Hedging Agreement Counterparty or Treasury Management Counterparty (collectively, the “Other Parties”) or any contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Obligations shall have been paid in full in cash and the Commitments have been terminated. Each of the Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Secured Hedging Agreement Counterparty or Treasury Management Counterparty may now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Obligations and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or the Secured Hedging Agreement Counterparties and Treasury Management Counterparties to secure payment of the Obligations until such time as the Obligations (other than contingent indemnification obligations for which no claim has been made or cannot be reasonably identified by an Indemnitee based on the then-known facts and circumstances) shall have been paid in full in cash and the Commitments have been terminated.

Section 10.8    Limitation on Enforcement. This Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no Lender, Secured Hedging Agreement Counterparty or Treasury Management Counterparty shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Agreement and for the benefit of any Secured Hedging Agreement Counterparty or Treasury Management Counterparty under its Secured Hedging Agreement or Treasury Management Agreement, as applicable.

Section 10.9    Confirmation of Payment. The Administrative Agent and the Lenders will, upon request after payment of the Obligations which are the subject of this Guaranty and termination of the Commitments relating thereto, confirm to the Borrower, the Guarantors or any other Person that such indebtedness and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 10.2.

Section 10.10    Eligible Contract Participant. Notwithstanding anything to the contrary in any Credit Document, no Guarantor shall be deemed under this Article X to be a guarantor of any Swap Obligations if such Guarantor was not an “eligible contract participant” as defined in § 1a(18) of the Commodity Exchange Act, at the time the guarantee under this Article X becomes effective with respect to such Swap Obligation and to the extent that the providing of such guarantee by such Guarantor would violate the Commodity Exchange Act; provided, however, that in determining whether any Guarantor is an “eligible contract participant” under the Commodity Exchange Act, the guarantee of the Obligations of such Guarantor under this Article X by a Guarantor that is also a Qualified ECP Guarantor shall be taken into account.

Section 10.11    Keepwell. Without limiting anything in this Article X, each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to each Guarantor that is not an “eligible contract participant” under the Commodity Exchange Act at the time the guarantee under this Article X becomes effective with respect to any Swap Obligation, to honor all of the Obligations of such Guarantor under this Article X in respect of such Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.11 for the maximum amount of such liability that can be hereby incurred without rendering its undertaking under this Section 10.11, or otherwise under this Article X, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The undertaking of each Qualified ECP Guarantor under this Section 10.11 shall remain in full force and effect until termination of the Commitments and payment in full in cash of all Loans and other Obligations. Each Qualified ECP Guarantor intends that this Section 10.11 constitute, and this Section 10.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Guarantor that would otherwise not constitute an “eligible contract participant” under the Commodity Exchange Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

GPM PETROLEUM LP, as the Borrower

By:	GPM Petroleum GP, LLC, its General Partner

	By:	/s/ Arie Kotler
	Name:	Arie Kotler
	Title:	Chairman, Chief Executive Officer and President

	By:	/s/ Don Bassell
	Name:	Don Bassell
	Title:	Chief Financial Officer

GPM PETROLEUM, LLC, as a Guarantor

	By:	/s/ Arie Kotler
	Name:	Arie Kotler
	Title:	Chief Executive Officer

	By:	/s/ Don Bassell
	Name:	Don Bassell
	Title:	Chief Financial Officer

KEYBANK NATIONAL ASSOCIATION, as a Lender, Issuing Lender, Swingline Lender, and as the Administrative Agent

By:	/s/ George E. McKean
Name:	George E. McKean
Title:	Senior Vice President

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Thomas C, King, Jr.
Name:	Thomas C, King, Jr.
Title:	Senior Vice President

SANTANDER BANK, N.A., as a Lender

By:	/s/ Paul Larsen
Name:	Paul Larsen
Title:	Senior Vice President

RAYMOND JAMES BANK, N.A., as a Lender

By:	/s/ Alexander L. Rody
Name:	Alexander L. Rody
Title:	Senior Vice President

Exhibit 1.1(a)

CONTRIBUTION AGREEMENT

BY AND AMONG

GPM PETROLEUM LP,

GPM INVESTMENTS, LLC,

GPM2, LLC,

GPM3, LLC,

GPM SOUTHEAST, LLC,

GPM PETROLEUM GP, LLC,

GPM PETROLEUM, LLC,

WOC SOUTHEAST HOLDING CORP.,

VILLAGE PANTRY, LLC,

AND

COLONIAL PANTRY HOLDINGS, LLC,

DATED AS OF JANUARY 12, 2016

CONTRIBUTION AGREEMENT

This Contribution Agreement, dated as of January 12, 2016 (this “Agreement”), is entered into by and among GPM Investments, LLC, a Delaware limited liability company (“GPM”), GPM Petroleum, LLC, a Delaware limited liability company (“OpCo”), GPM Petroleum GP, LLC, a Delaware limited liability company (the “General Partner”), WOC Southeast Holding Corp., a Delaware corporation (“MW Corp”), GPM2, LLC, a Delaware limited liability company (“GPM2”), GPM3, LLC, a Delaware limited liability company (“GPM3”), GPM Southeast, LLC, a Delaware limited liability company (“GPM Southeast”), Colonial Pantry Holdings, LLC, a Delaware limited liability company (“Colonial Pantry”), Village Pantry, LLC, an Indiana limited liability company (“Village Pantry”) and GPM Petroleum LP, a Delaware limited partnership (the “Partnership”). The above named entities are sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, GPM owns a 100% limited partner interest in the Partnership (the “Initial LP Interest”) and a 100% limited liability company interest in the General Partner;

WHEREAS, the General Partner owns a non-economic general partner interest in the Partnership;

WHEREAS, GPM owns a 100% limited liability company interest in OpCo;

WHEREAS, GPM owns a 100% limited liability company interest in each of GPM2, GPM3 and GPM Southeast;

WHEREAS, GPM indirectly owns 100% of the capital stock of MW Corp;

WHEREAS, MW Corp owns an indirect 100% limited liability company interest in each of Colonial Pantry and Village Pantry;

WHEREAS, in furtherance of the objectives and purposes set forth above in the preceding recitals, the Parties hereby acknowledge that each of the following actions was taken in the following order prior to the date hereof:

GPM formed GPM MW GP, Inc. as a new wholly-owned Delaware corporation (“MW Sub”) to which GPM contributed the required amount of capital in exchange for all of the shares in MW Sub;

GPM transferred a 1% interest in GPM Midwest, LLC (“MW LLC”) to MW Sub;

An agreement was entered into regarding the Road Ranger Acquisition (as amended, the “Road Ranger APA”), which provided for the following:

MW LLC was the purchaser of the assets acquired in the Road Ranger Acquisition and GPM the guarantor of MW LLC’s obligations under the Road Ranger APA;

The Road Ranger APA specifically identified the supplier based intangible representing the wholesale fuel distribution business (the “RR SBI”) and ascribed a $24.1 million value to the RR SBI;

The purchase price for the Road Ranger Acquisition after giving effect to the sale and subsequent leaseback of two real estate properties was $30.9 million plus the inventory and cash;

MW LLC borrowed $30.0 million, pursuant to separate notes, from two affiliates of GPM. MW LLC borrowed $22.5 million from one GPM affiliate pursuant to two notes in the amounts of $18.043 million (the “$18.043 million Note”) and $4.457 million. MW LLC borrowed $7.5 million from the other GPM affiliate pursuant to two notes in the amounts of $6.014 million (the “$6.014 million Note”) and $1.486 million. GPM guaranteed MW LLC’s obligations under the four notes.

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MW LLC conveyed the RR SBI to GPM in exchange for the assumption by GPM of the $18.043 million Note and the $6.014 million Note (together, the “Affiliate Notes”). MW LLC and GPM entered into a wholesale fuel supply agreement pursuant to which GPM supplies fuel to all of MW LLC’s convenience stores (the “GPM RR Distribution Contract” and, together with the RR SBI, the “RR Agreements”).

GPM formed the General Partner under the terms of the Delaware Limited Liability Company Act (the “Delaware LLC Act”) and contributed $1,000 in exchange for all of the member interests in the General Partner.

The General Partner and GPM formed the Partnership under the terms of the Delaware Revised Uniform Limited Partnership Act and contributed $0 and $1,000 in cash (the “Initial Capital Contribution”), respectively, in exchange for a 0% non-economic general partner interest and the Initial LP Interest, respectively, in the Partnership.

GPM and the General Partner entered into an Agreement of Limited Partnership of the Partnership, effective as of April 9, 2015 (the “Original LPA”).

GPM formed OpCo under the terms of the Delaware LLC Act for any lawful purpose and contributed $1,000 in exchange for all the membership interests in OpCo.

Oppenheimer SteelPath MLP Select 40 Fund and Oppenheimer Steelpath MLP Income Fund (collectively, the “Purchasers”), GPM, MW Corp, the General Partner and the Partnership executed the purchase agreement dated as of January 11, 2016 (the “Purchase Agreement”) which provides for the contribution by the Purchasers to the Partnership of cash in an amount equal to $70,000,000 (the “Cash Contribution”) in exchange for the Purchaser Class A Preferred Units.

WHEREAS, immediately prior to the Effective Time, each of the following actions shall have occurred in the following order:

GPM and, as applicable, GPM2, GPM3 and GPM Southeast, will transfer to OpCo:

all of GPM’s right, title, duties, obligations and interests under the RR Agreements and GPM’s obligations under the RR Agreements, pursuant to that certain Assignment and Assumption of the RR Agreements (the “RR Agreements Assignment”);

all of GPM’s right, title, duties, obligations and interests under the wholesale fuel supplier-based intangible associated with the convenience stores of GPM and its subsidiaries other than the convenience stores and consignment locations owned by MW LLC, MW Corp and the subsidiaries of MW Corp (the “GPM SBI”), pursuant to that certain Assignment and Assumption of the GPM SBI (the “GPM SBI Assignment”);

all of GPM’s right, title, duties, obligations and interests under its contracts to (i) supply fuel to sub-wholesalers and (ii) supply fuel to and receive transportation services from, bulk purchasers (collectively, the “Sub-Wholesaler and Bulk Purchaser Agreements”), pursuant to that certain Assignment and Assumption of the Sub-Wholesaler and Bulk Purchaser Agreements (the “Sub-Wholesaler and Bulk Purchaser Agreements Assignment”); it being understood that GPM may become party to certain separate agreements to receive transportation services from certain of such counterparties;

all of GPM’s right, title, duties, obligations and interests under certain marketer, distributor and supply agreements, pursuant to which, among other things, GPM purchases motor fuel from oil companies and refiners, and other agreements ancillary thereto (the “Fuel Supplier Agreements”), pursuant to that certain Assignment and Assumption of Fuel Supplier Agreements (the “Fuel Supplier Agreements Assignment”); and

all of GPM’s, GPM2’s, GPM3’s and GPM Southeast’s right, title and interests in six convenience stores owned in fee, together with all benefits, privileges, rights as landlord, easements, tenements,

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hereditaments thereon or appertaining thereto, and any and all right, title and interest in and to adjacent roads and rights-of-way (the “Conveyed Real Property”), pursuant to certain Special Warranty Deeds (the “Special Warranty Deeds”).

The RR Agreements, GPM SBI, Sub-Wholesaler and Bulk Purchaser Agreements, Fuel Supplier Agreements and Conveyed Real Property are collectively referred to herein as the “Acquired Assets.” The RR Agreements Assignment, the GPM SBI Assignment, Sub-Wholesaler and Bulk Purchaser Agreements Assignment, Fuel Supplier Agreements Assignment and Special Warranty Deeds, and other agreements ancillary thereto, are collectively referred to herein as the “Assignment Documents.”

OpCo will assume the obligations of approximately $5 million of trade payables (the “Assumed Trade Payables”) pursuant to that certain Assignment and Assumption of Assumed Trade Payables (the “Assumed Trade Payables Assumptions”) with GPM having executed an ongoing guaranty in favor of the creditors of the Assumed Trade Payables.

GPM will enter into a fuel supply agreement with OpCo pursuant to which OpCo will supply fuel to GPM for the convenience stores of GPM and its subsidiaries other than the convenience stores owned by MW LLC, MW Corp and the subsidiaries of MW Corp and its wholesale customers (the “GPM Distribution Contract”) with GPM having executed an ongoing guaranty in favor of the counterparties to the Fuel Supplier Agreements and GPM agreeing pursuant to the GPM Distribution Contract to additionally be liable for certain upfront branding obligations.

MW LLC and OpCo will enter into a wholesale fuel supply agreement pursuant to which OpCo will supply fuel to all of MW LLC’s convenience stores and which agreement will amend, replace and supersede the GPM RR Distribution Contract.

GPM will contribute, assign, transfer, convey and deliver its 100% limited liability company interest in OpCo to the Partnership in exchange for (i) the Partnership’s assumption of approximately $32.0 million in term loans owed to PNC Bank (the “PNC Term Debt”), (ii) the Partnership’s assumption of the Affiliate Notes pursuant to the Affiliate Notes Assumptions, other than certain fees and minimum interest as set forth in the Affiliate Notes Assumptions, (iii) GPM’s right, in connection with or thereafter, but not prior to, an initial public offering of the Partnership, to receive redemptive distributions of up to $24.1 million from the Partnership for certain pre-formation capital expenditures attributable to the assets of the Partnership and its subsidiaries incurred within the two-year period prior to the date of this Agreement (the “Pre-Formation Capital Expenditures”), and (iv) GPM’s right, in connection with or thereafter, but not prior to, an initial public offering of the Partnership, to receive a debt-financed distribution from the Partnership of debt proceeds of up to $20 million from a term loan facility between the Partnership and KeyBank. In connection with the assignment and assumption of the PNC Term Debt, PNC Bank and the Partnership will execute the PNC Term Loan Agreement in substantially the form attached hereto as Exhibit A. In connection with the execution of the PNC Term Loan Agreement, GPM will execute a guaranty with respect to the PNC Term Debt.

MW Corp will sell, convey, assign, transfer, contribute and deliver the MW Corp Contributed Assets to OpCo pursuant to the MW Corp Assignment Document in exchange for the MW Corp Class B Preferred Units. Two indirect wholly-owned subsidiaries of MW Corp, Village Pantry and Colonial Pantry, and OpCo will execute a fuel distribution contract in substantially the form attached hereto as Exhibit B (the “GPM MW Distribution Contract”).

WHEREAS, at the Effective Time each of the following transactions will occur in the following order:

GPM and the General Partner will amend and restate the Original LPA by executing the A&R LPA.

GPM will contribute, assign, transfer, convey and deliver the Initial LP Interest to the Partnership in exchange for the GPM Class B Preferred Units.

The Partnership will redeem the Initial LP Interests.

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The General Partner will retain a non-economic general partner interest in the Partnership.

Purchasers will contribute the Cash Contribution in exchange for the Purchaser Class A Preferred Units.

The Partnership will use or reserve net proceeds from the Cash Contribution, together with borrowings under the Credit Agreement, to (a) purchase U.S. Treasury or other investment grade securities, which will be assigned as collateral to secure the PNC Term Debt; (b) repay the Assumed Trade Payables; and (c) pay certain transaction costs relating to the execution of the Transaction Documents and the consummation of the transactions contemplated thereby.

WHEREAS, each of the Parties and the stockholders, members, partners, boards of directors or managers of the Parties, as the case may be, have taken all corporate, partnership, limited liability company or other action, as the case may be, required to be taken to approve the transactions contemplated by this Agreement.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

DEFINITIONS

The following defined terms will have the meaning given below:

“$6.014 million Note” has the meaning set forth in the recitals of this Agreement.

“$18.043 million Note” has the meaning set forth in the recitals of this Agreement.

“A&R LPA” means the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended.

“Acquired Assets” has the meaning set forth in the recitals of this Agreement.

“Affiliate Notes” has the meaning set forth in the recitals of this Agreement.

“Affiliate Notes Assumptions” means collectively, the Assumption of Amended and Restated Secured Promissory Note among the Partnership, the General Partner and Arko Holdings, Ltd. and the Assumption of Amended and Restated Secured Promissory Note among the Partnership, the General Partner and GPM Holdings, Inc. in substantially the form attached hereto as Exhibit C and Exhibit D, respectively.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Assignment Documents” has the meaning set forth in the recitals of this Agreement.

“Assumed Liabilities” means (i) the Assumed Trade Payables, (ii) the PNC Term Debt, (iii) the Affiliate Notes, and (iv) any and all liabilities of GPM and its affiliates primarily relating to the limited liability company interests in OpCo or the Acquired Assets or the procurement, construction, installment, ownership, operation, maintenance or use thereof arising before, on or after the Effective Date.

“Assumed Trade Payables” has the meaning set forth in the recitals of this Agreement.

“Assumed Trade Payables Assumptions” has the meaning set forth in the recitals of this Agreement.

“Cash Contribution” has the meaning set forth in the recitals of this Agreement.

“Class A Preferred Units” has the meaning set forth in the A&R LPA.

“Class B Preferred Units” has the meaning set forth in the A&R LPA.

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“Colonial Pantry” has the meaning set forth in the introductory paragraph of this Agreement.

“Conveyed Real Property” has the meaning set forth in the recitals of this Agreement.

“Credit Agreement” has the meaning given to such term in the Purchase Agreement.

“Delaware LLC Act” has the meaning set forth in the recitals of this Agreement.

“Effective Time” means the date and time of the delivery of the Purchaser Class A Preferred Units and the Cash Contribution as set forth in the Purchase Agreement.

“Fuel Supplier Agreements” has the meaning set forth in the recitals of this Agreement.

“Fuel Supplier Agreements Assignment” has the meaning set forth in the recitals of this Agreement.

“General Partner” has the meaning set forth in the introductory paragraph of this Agreement.

“GPM” has the meaning set forth in the introductory paragraph of this Agreement.

“GPM2” has the meaning set forth in the introductory paragraph of this Agreement.

“GPM3” has the meaning set forth in the introductory paragraph of this Agreement.

“GPM Class B Preferred Units” means 9,943,695 Class B Preferred Units.

“GPM Distribution Contract” has the meaning set forth in the recitals to this Agreement.

“GPM MW Distribution Contract” has the meaning set forth in the recitals to this Agreement.

“GPM RR Distribution Contract” has the meaning set forth in the recitals to this Agreement.

“GPM SBI” has the meaning set forth in the recitals of this Agreement.

“GPM SBI Assignment” has the meaning set forth in the recitals of this Agreement.

“GPM Southeast” has the meaning set forth in the introductory paragraph of this Agreement.

“Initial Capital Contribution” has the meaning set forth in the recitals of this Agreement.

“Initial LP Interest” has the meaning set forth in the recitals of this Agreement.

“KeyBank” means KeyBank National Association.

“MW Corp” has the meaning set forth in the introductory paragraph of this Agreement.

“MW Corp Assignment Document” means the assignment document under which MW Corp will irrevocably assign to OpCo, and OpCo will unconditionally accept, all of the rights and obligations of MW Corp in, to and under the MW Corp Contributed Assets.

“MW Corp Class B Preferred Units” means 2,141,305 Class B Preferred Units.

“MW Corp Contributed Assets” means (iv) the wholesale supplier based intangible associated with MW Corp’s and its subsidiaries’ convenience store business and (v) the fuel supply contracts entered into by Colonial Pantry and Village Pantry and used by MW Corp to supply the convenience stores of MW Corp and its subsidiaries.

“MW LLC” has the meaning set forth in the recitals of this Agreement.

“MW Sub” has the meaning set forth in the introductory paragraph of this Agreement.

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“OpCo” has the meaning set forth in the introductory paragraph of this Agreement.

“Original LPA” has the meaning set forth in the recitals of this Agreement.

“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.

“Party” and/or “Parties” have the meanings set forth in the introductory paragraph of this Agreement.

“PNC Bank” means PNC Bank, National Association.

“PNC Term Debt” has the meaning set forth in the recitals of this Agreement.

“PNC Term Loan Agreement” means the Term Loan and Security Agreement between PNC Bank, as lender and as agent, and the Partnership.

“Pre-Formation Capital Expenditures” has the meaning set forth in the recitals of this Agreement.

“Purchase Agreement” has the meaning set forth in the recitals of this Agreement.

“Purchaser Class A Preferred Units” means 3,500,000 Class A Preferred Units.

“Purchasers” has the meaning set forth in the recitals of this Agreement.

“Road Ranger Acquisition” means the acquisition of certain convenience stores and one stand-alone quick service restaurant pursuant to the Road Ranger APA.

“Road Ranger APA” has the meaning set forth in the recitals of this Agreement.

“RR Agreements” has the meaning set forth in the recitals of this Agreement.

“RR Agreements Assignment” has the meaning set forth in the recitals of this Agreement.

“RR SBI” has the meaning set forth in the recitals of this Agreement.

“Special Warranty Deeds” has the meaning set forth in the recitals of this Agreement.

“Sub-Wholesaler and Bulk Purchaser Agreements” has the meaning set forth in the recitals of this Agreement.

“Sub-Wholesaler and Bulk Purchaser Agreements Assignment” has the meaning set forth in the recitals of this Agreement.

“Transaction Documents” has the meaning given to such term in the Purchase Agreement.

“Treasuries” means U.S. Treasury or other similar securities.

“Village Pantry” has the meaning set forth in the introductory paragraph of this Agreement.

TRANSACTIONS PRECEDING THE EFFECTIVE TIME

The Parties acknowledge and agree that the following actions shall occur immediately prior to the Effective Time in the order set forth herein:

Conveyance of Acquired Assets to OpCo. The Parties acknowledge the sale, conveyance, assignment, transfer, contribution and delivery by GPM to OpCo of the Acquired Assets pursuant to the Assignment Documents.

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Assumption of Trade Payables by OpCo. OpCo will assume the obligations under the Assumed Trade Payables pursuant to Assumed Trade Payables Assumptions and GPM will have executed an ongoing guaranty in favor of the creditors of the Assumed Trade Payables.

Entry into the GPM Distribution Contract. GPM and OpCo will enter into the GPM Distribution Contract and GPM will have executed an ongoing guaranty in favor of the counterparties to the Fuel Supplier Agreements.

Contribution of Interests in OpCo to the Partnership. GPM will contribute, assign, transfer, convey and deliver a 100% limited liability company interest in OpCo to the Partnership, and the Partnership will accept such interests.

Assumption of Affiliate Notes by the Partnership. The Partnership will assume the Affiliate Notes pursuant to the Affiliate Notes Assumptions.

Assignment and Assumption of PNC Term Debt and Execution of PNC Term Loan Agreement. GPM will irrevocably assign to the Partnership, and the Partnership will unconditionally assume the PNC Term Debt. In connection with the assignment and assumption of the PNC Term Debt, the Partnership will execute the PNC Term Loan Agreement in substantially the form attached hereto as Exhibit A. In connection with the execution of the PNC Term Loan Agreement, GPM will execute a guaranty with respect to the PNC Term Debt.

Contribution of MW Corp Contributed Assets to OpCo. The sale, conveyance, assignment, transfer, contribution and delivery by MW Corp to OpCo of the MW Corp Contributed Assets pursuant to the MW Corp Assignment Document in exchange for the MW Corp Class B Preferred Units shall occur and Village Pantry, Colonial Pantry and OpCo will enter into the GPM MW Distribution Contract.

Issuance to GPM of Right to Receive Distributions. The Partnership hereby issues to GPM the right to receive, in connection with or thereafter, but not prior to, an initial public offering of the Partnership, (i) redemptive distributions for the Pre-Formation Capital Expenditures and (ii) a debt-financed distribution from the Partnership of debt proceeds of up to $20 million from a term loan facility between the Partnership and KeyBank.

CONTRIBUTION, SALE, ACKNOWLEDGEMENTS AND DISTRIBUTIONS

Execution of A&R LPA. GPM and the General Partner will amend and restate the Original LPA by executing the A&R LPA, with such changes as GPM and the General Partner may deem necessary or advisable.

Transfer of Initial LP Interests to the Partnership. GPM transfers the Initial LP Interests to the Partnership in exchange for the GPM Class B Preferred Units.

Redemption of the Initial LP Interests. For and in consideration of the payment by the Partnership of $1,000 to GPM as a refund of the Initial Capital Contribution to the Partnership, along with 100% of any interest or profit that resulted from the investment or other use of such Initial Capital Contribution, the Partnership hereby redeems all of the Initial LP Interests of GPM.

Retention of General Partner Interest. The General Partner hereby retains its noneconomic general partner interest in the Partnership.

Cash Contribution. Purchasers will contribute to the Partnership the Cash Contribution in exchange for the Purchaser Class A Preferred Units

Use of Proceeds. The Partnership will use or reserve net proceeds from the Cash Contribution, together with borrowings under the Credit Agreement, to (a) purchase U.S. Treasury or other investment grade securities, which will be assigned as collateral to secure the PNC Term Debt; (b) repay the Assumed Trade Payables; and (c) pay certain transaction costs relating to the execution of the Transaction Documents and the consummation of the transactions contemplated thereby.

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Payment of Transaction Expenses and Distribution by the Partnership to GPM. The Parties acknowledge the payment and distribution by the Partnership, in connection with the transactions contemplated hereby, of estimated transaction expenses in the amount of approximately $7.9 million.

MISCELLANEOUS

Further Assurances. From time to time, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and to do all such other acts and things, all in accordance with applicable law, as may be reasonably necessary or appropriate (b) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (c) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended to be so and (d) more fully and effectively to carry out the purposes and intent of this Agreement.

Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement.

Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid, and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

Entire Agreement. This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to the subject matter of this Agreement and such instruments. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the Parties after the date of this Agreement.

Amendment or Modification. This Agreement may be amended or modified at any time or from time to time only by a written instrument, specifically stating that such written instrument is intended to amend or modify this Agreement, signed by each of the Parties.

Construction. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. All references herein to Articles and Sections shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, and not to any particular provision of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or

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matters, whether or not non-limiting language (such as “without limitation,” “but not limited to,” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. The delivery of an executed counterpart copy of this Agreement by facsimile or electronic transmission in PDF format shall be deemed to be the equivalent of delivery of the originally executed copy thereof.

Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.

Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date first written above.

GPM PETROLEUM LP

By:	GPM Petroleum GP, LLC,
its general partner

By:
Name:
Title:

By:
Name:
Title:

GPM PETROLEUM GP, LLC

By:
Name:
Title:

By:
Name:
Title:

GPM INVESTMENTS, LLC

By:
Name:
Title:

By:
Name:
Title:

GPM PETROLEUM, LLC

By:
Name:
Title:

By:
Name:
Title:

WOC SOUTHEAST HOLDING CORP.

By:
Name:
Title:

By:
Name:
Title:

SIGNATURE PAGE

TO CONTRIBUTION AGREEMENT

VILLAGE PANTRY, LLC

By:
Name:
Title:

By:
Name:
Title:

COLONIAL PANTRY HOLDINGS, LLC

By:
Name:
Title:

By:
Name:
Title:

GPM2, LLC

By:
Name:
Title:

By:
Name:
Title:

GPM3, LLC

By:
Name:
Title:

By:
Name:
Title:

GPM SOUTHEAST, LLC

By:
Name:
Title:

By:
Name:
Title:

SIGNATURE PAGE

TO CONTRIBUTION AGREEMENT

EXHIBIT A

FORM OF PNC TERM LOAN AGREEMENT

EXHIBIT A

[Attached to Closing Certificate]

EXHIBIT B

FORM OF GPM MW DISTRIBUTION CONTRACT

EXHIBIT B

[Attached to Closing Certificate]

EXHIBIT C

FORM OF AFFILIATE LOAN ASSUMPTION

EXHIBIT C

[Attached to Closing Certificate]

EXHIBIT D

FORM OF AFFILIATE LOAN ASSUMPTION

EXHIBIT D

[Attached to Closing Certificate]

Exhibit 1.1(b)

FORM OF OMNIBUS AGREEMENT

among

GPM PETROLEUM LP,

GPM PETROLEUM GP, LLC

and

GPM INVESTMENTS, LLC

This OMNIBUS AGREEMENT is entered into on, and effective as of, January 12, 2016 (the “Effective Date”), among GPM Investments, LLC, a Delaware limited liability company (“GPM”), GPM Petroleum GP, LLC, a Delaware limited liability company (the “General Partner”), and GPM Petroleum LP, a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS:

The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article II, with respect to certain business opportunities to be offered to the Partnership by the GPM Entities (as defined herein) and certain obligations of the Partnership to the GPM Entities.

The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article III, with respect to certain indemnification obligations of the Parties.

The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article IV, with respect to the amount to be paid by the Partnership for certain general and administrative services to be performed by GPM and its Affiliates (as defined herein) as well as direct expenses, including operating expenses, incurred by GPM and its Affiliates for and on behalf of the Partnership Entities (as defined herein) and other services to be provided to the Partnership.

The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article V, with respect to the granting of a license from GPM to the Partnership Entities.

In consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

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Definitions

1.1    Definitions

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Administrative Fee” has the meaning given such term in Section 4.2(a) of this Agreement.

“Affiliate” has the meaning given such term in the Partnership Agreement.

“Agent” has the meaning given such term in Section 4.3(b) of this Agreement.

“Agreement” means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Alternate Fuel Sales Rate” means the per gallon fee that the Partnership will receive for certain motor fuel volumes distributed to GPM under certain circumstances as outlined in Article II hereto. The Alternate Fuel Sales Rate, at any given time, is equal to the Partnership Prior-Year Distribution Cost, excluding the Partnership’s cost to purchase the motor fuel, plus a profit margin equal to 30% of the Partnership Prior-Year Distribution Cost. The Alternate Fuel Sales Rate shall be recalculated annually on April 1 of each year based upon the audited financial statements of the Partnership for the prior fiscal year, it being understood that the Alternate Fuel Sales Rate shall be based on the forecast presented in the Registration Statement from the Effective Date until April 1, 2016. The Alternate Fuel Sales Rate shall become effective immediately upon recalculation on April 1 of each year and will remain effective for twelve months.

“Board” means the Board of Directors of the General Partner.

“Class A Preferred Units” has the meaning given such term in the Partnership Agreement.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Effective Date, by and among the General Partner, the Partnership, GPM, the Operating Company and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“Covered Environmental Losses” means all Losses arising out of or under or related to Environmental Laws including costs and expenses of any Environmental Activity, court costs and reasonable attorney’s and experts’ fees or other measures required or necessary under Environmental Laws, and the cost and expense of any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work of any and every kind or character, fixed or contingent, by reason of or arising out of:

any violation or correction of violation of Environmental Laws, including performance of any Environmental Activity associated in any way with the ownership or operation of Partnership Assets; or

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any event, circumstance, action, omission or condition associated in any way with ownership or operation of the Partnership Assets (including the exposure to or presence of Hazardous Substances on, under, about, Releasing or threatening to be Released to or from the Partnership Assets or the exposure to or Release or threatened Release of Hazardous Substances arising out of operation of the Partnership Assets at non-Partnership Asset locations).

“Environmental Activity” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup or abatement that is required, necessary or conducted under any applicable Environmental Law, including institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.

“Environmental Laws” means all federal, state, regional and local laws, statutes, rules, regulations, orders, judgments, settlements, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (e) pollution or protection of human health and safety, the environment or natural resources, including the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the federal Hazardous Materials Transportation Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act, the federal Occupational Safety and Health Act and other environmental conservation and protection laws, each as amended through the Effective Date, (f) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances or (g) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, arrangement for disposal or transport, handling or Release of any Hazardous Substances.

“Effective Date” has the meaning given such term in the introduction to this Agreement.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification, filing, notice, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing GPM Store” means any GPM Stores existing prior to the Effective Date.

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“Financial Administration Functions” has the meaning given such term in Section 4.3(c) of this Agreement.

“General Partner” has the meaning given such term in the introduction to this Agreement.

“GP LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of the General Partner, as it may be amended, supplemented or restated from time to time.

“GPM” has the meaning given such term in the introduction to this Agreement.

“GPM Distribution Contract” means that certain 10-year wholesale motor fuel distribution agreement, pursuant to which the Partnership Entities will be the exclusive distributor of motor fuel purchased by GPM for sale to the Existing GPM Stores (other than GPM Stores for which the Partnership Entities are the distributor of motor fuel under the GPM RR Distribution Contract and the GPM MW Distribution Contract) at cost plus a fixed fee of 4.5 cents per gallon for a period of 10 years.

“GPM Distribution Contracts” means the GPM Distribution Contract and the GPM RR Distribution Contract.

“GPM Entities” means GPM and any Person controlled, directly or indirectly, by GPM other than the General Partner or a member of the Partnership Group; and “GPM Entity” means any of the GPM Entities.

“GPM MW Distribution Contract” means that certain 10-year wholesale motor fuel distribution agreement, pursuant to which the Partnership will distribute motor fuel to a subsidiary of GPM with respect to the convenience stores selling gasoline acquired by such subsidiary in the Midwest Acquisition at cost plus a fixed fee of 4.5 cents per gallon for a period of 10 years.

“GPM RR Distribution Contract” means that certain 10-year wholesale motor fuel distribution agreement, pursuant to which the Partnership will distribute motor fuel to convenience stores selling gasoline acquired by a subsidiary of GPM in the Road Ranger Acquisition at cost plus a fixed fee of 4.5 cents per gallon for a period of 10 years.

“GPM Store” means any convenience stores operated by GPM selling gasoline or independent and lessee dealers supplied by GPM, or consignment locations at which GPM distributes motor fuel.

“Hazardous Substance” means (h) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant, toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated by, or as to which liability may attach under any Environmental Law, including any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, (i) oil as defined in the Oil Pollution Act of 1990, as amended, including oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products, or any components, fractions or derivatives thereof, and (j) radioactive materials, asbestos containing materials, polychlorinated biphenyls or radon.

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“Indemnified Party” means each Partnership Group Member or each GPM Entity, as the case may be, in their capacities as parties entitled to indemnification in accordance with Article III.

“Indemnifying Party” means each of the Partnership or GPM, as the case may be, in their capacity as the parties from whom indemnification may be required in accordance with Article III.

“Initial Public Offering” has the meaning given such term in the Partnership Agreement.

“License” has the meaning given such term in Section 5.1 of this Agreement.

“Losses” means all losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorney’s and experts’ fees) of any and every kind or character, fixed or contingent.

“Mark” has the meaning given such term in Section 5.1 of this Agreement.

“Midwest Acquisition” means the purchase by GPM on June 3, 2015, of 161 convenience stores, of which 126 sell gasoline and one stand-alone quick service restaurant from an unaffiliated third party in Indiana, Ohio, Michigan and Illionois in the Midwestern United States.

“Name” has the meaning given such term in Section 5.1 of this Agreement.

“Operating Company” means GPM Petroleum, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Partnership.

“Partnership” has the meaning given such term in the introduction to this Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of GPM Petroleum LP, dated as of the Effective Date.

“Partnership Assets” means the wholesale motor fuel distribution assets, properties and associated infrastructure and equity interests owned directly or indirectly by the Partnership.

“Partnership Entities” means the General Partner and each Partnership Group Member.

“Partnership Group” means the Partnership, the Operating Company and any other future subsidiaries of the Partnership.

“Partnership Group Member” means any member of the Partnership Group.

“Partnership Indemnitee” means any Person who is an Indemnitee as defined in the Partnership Agreement; provided, however, that for purposes of this definition, the term “Indemnitee” shall exclude GPM and any Affiliate of GPM that is not a Partnership Group Member.

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“Partnership Prior-Year Distribution Cost” means, for purposes of determining the Alternate Fuel Sales Rate, at any given time, the Partnership’s per gallon motor fuel distribution cost for the prior year, which is calculated as: (a) the sum of (i) the Partnership’s general and administrative cash expenses and other direct and indirect operating expenses, each as reflected in the Partnership’s audited financial statements for such year, and (ii) maintenance capital expenditures for such year, (b) divided by the total number of gallons sold by the Partnership during such fiscal year. The Partnership Prior-Year Distribution Cost shall be recalculated annually on April 1 of each year based upon the audited financial statements of the Partnership for the prior fiscal year.

“Party” and “Parties” are defined in the introduction to this Agreement.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, business trust, employee benefit plan, unincorporated organization, association, government body or agency or political subdivision thereof or other entity.

“Pre-Existing Supply Agreement” has the meaning given such term in Section 2.1(b)(i) of this Agreement.

“Principal” has the meaning given such term in Section 4.3(b) of this Agreement.

“Proposed Acquisition” has the meaning given such term in Section 2.2 of this Agreement.

“Proposed Acquisition Notice” has the meaning given such term in Section 2.2 of this Agreement.

“Purchaser Designated Director” has the meaning given such term in the GP LLC Agreement.

“Registration Statement” means the Registration Statement on Form S-1 (File No. 333-203507), as amended, filed with the Securities and Exchange Commission with respect to the proposed initial public offering by the Partnership.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Retained Assets” means the equipment, properties, equity interests and other assets owned by any of the GPM Entities that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement or any other documents relating to the transactions referred to in the Contribution Agreement.

“Road Ranger Acquisition” means the purchase by GPM Midwest, LLC, a subsidiary of GPM, on March 20, 2015, of 42 convenience stores selling gasoline and one stand-alone quick service restaurant from an unaffiliated third party in Illinois, Iowa and Kentucky in the Midwestern United States.

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“Services” has the meaning given such term in Section 4.1 of this Agreement.

Business Opportunities Offered to the Partnership

Exclusive Right and Obligation to Distribute Motor Fuel Volumes Sold by GPM.

Exclusive Motor Fuel Distribution. Except as permitted by Section 2.1(b), from the period beginning on the Effective Date until the earlier of (i) any Initial Public Offering or (ii) 10 years from the Effective Date,

Each GPM Entity is required to purchase all motor fuel volumes that it sells for its own account from a Partnership Group Member; and

The Partnership shall cause one or more of the Partnership Group Members to distribute all motor fuel volumes that GPM may desire to purchase from the Partnership Group.

Permitted Exceptions.

Notwithstanding any provision of Section 2.1(a) to the contrary, any GPM Entity may purchase motor fuel from a third party in the event that such GPM Entity acquires a convenience store or other retail fuel outlet that is subject to an existing motor fuel wholesale supply agreement which is not assigned to the Partnership in connection with an acquisition in which the Partnership participates as contemplated in Section 2.2 (“Pre-Existing Supply Agreement”) at the time of its acquisition by GPM; provided that GPM shall be required to purchase its motor fuel requirements for any such store from the Partnership Group as soon as reasonably possible and, in any case, no later than the expiration of the remaining initial term of the applicable Pre-Existing Supply Agreement.

If during any period of this Agreement, the amount of any motor fuel volumes that Partnership is required to deliver to GPM is limited by government rules, regulations or orders, or if for any reason the Partnership’s supplies of motor fuel are inadequate to meet the needs of GPM and its other customers, any shortfall in volumes requested by GPM pursuant to Section 2.1(a)(ii) of this agreement may be purchased by GPM directly from third parties and any such purchase shall not be deemed to be a breach of this Agreement.

Right to Participate in Acquisitions. For the period beginning on the Effective Date until the earlier of (i) any Initial Public Offering or (ii) 10 years from the Effective Date, in the event that any GPM Entity proposes to acquire from a third party any convenience stores selling gasoline, wholesale motor fuel distribution agreements, dealer sites, independently operated or consignment locations, or any other retail or wholesale fuel distribution assets, contracts or operations or any entity that owns the same, on a stand-alone basis or as part of a larger acquisition (in any such case, a “Proposed Acquisition”), GPM shall promptly following the execution of a letter of intent or otherwise agreeing to the material terms of a Proposed

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Acquisition provide notice to the Board (“Proposed Acquisition Notice”) of the Proposed Acquisition and offer the Board the opportunity to negotiate with GPM to (a) acquire any wholesale motor fuel distribution contracts included in the Proposed Acquisition and (b) to negotiate the fuel supply terms for distributing fuel to any convenience stores or consignment locations included in such Proposed Acquisition, subject to the exceptions provided in Section 2.1(b). The Board may elect not to participate in such Proposed Acquisition or negotiate with GPM in good faith to determine the terms upon which to jointly pursue the Proposed Acquisition pursuant to the terms of this Agreement and the GP LLC Agreement. If within 7 days after the Board’s receipt of the Proposed Acquisition Notice, the Board has not elected to participate in such Proposed Acquisition or if GPM and the Board have not otherwise reached an agreement on the acquisition terms within 30 days after the Board’s receipt of the Proposed Acquisition Notice or such shorter period of time as may be specified in any process or by the seller, the applicable GPM Entity may proceed with the Proposed Acquisition without the Partnership’s participation. Unless such GPM Entity is able to purchase fuel through a Pre-Existing Supply Agreement, the Partnership shall be obligated to distribute fuel to the newly acquired convenience stores in accordance with the terms and conditions set forth in the GPM Distribution Contract, other than the price for such fuel, which price shall be set at the Partnership’s cost to purchase such fuel plus the Alternate Fuel Sales Rate until such time, if any, as GPM and the Partnership agree to a fuel supply arrangement.

Indemnification

Environmental Indemnification

Subject to the provisions of Section 3.3, GPM shall indemnify, defend and hold harmless the Partnership Group and the Partnership Indemnitees from and against any Covered Environmental Losses suffered or incurred by the Partnership Group or any Partnership Indemnitee relating to:

the Partnership Assets, but only to the extent the violations, events, omissions or conditions giving rise to such Covered Environmental Losses occurred or existed on or before the Effective Date, even if such liability does not accrue until after the Effective Date; and

the Retained Assets.

Subject to the provisions of Section 3.3, the Partnership shall indemnify, defend and hold harmless the GPM Entities from and against any Covered Environmental Losses suffered or incurred by the GPM Entities relating to the Partnership Assets, but only to the extent the violations, events, omissions or conditions giving rise to such Covered Environmental Losses first occurred after the Effective Date; provided, however, that the GPM Entities shall not be entitled to the indemnity in this Section 3.1(b) for Covered Environmental Losses to the extent caused by gross negligence, bad faith or fraud or willful misconduct of any GPM Entity.

The aggregate liability of GPM under Section 3.1(a)(i) shall not exceed $15 million and such indemnification obligation shall survive for three years from the Effective Date;

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provided, however, that any such indemnification obligation with respect to any Covered Environmental Losses shall survive the time at which it would otherwise expire pursuant to this Section 3.1(c) if notice of any such Covered Environmental Losses is properly given to GPM prior to such time. The aggregate liability of the Partnership under Section 3.1(b) shall not exceed $15 million and such indemnification obligation shall survive for three years from the Effective Date; provided, however, that any such indemnification obligation with respect to any Covered Environmental Losses shall survive the time at which it would otherwise expire pursuant to this Section 3.1(c) if notice of any such Covered Environmental Losses is properly given to the Partnership prior to such time.

Notwithstanding anything herein to the contrary, in no event shall GPM or the Partnership have any indemnification obligations under this Agreement for Losses that arise solely as a result of additions to or modifications of Environmental Laws promulgated after the Effective Date.

Additional Indemnification.

Subject to the provisions of Section 3.3, GPM shall indemnify, defend and hold harmless the Partnership Group and the Partnership Indemnitees from and against any Losses suffered or incurred by the Partnership Group or any Partnership Indemnitee resulting from or arising out of:

the failure of the Partnership Group to have good and marketable title to the Partnership Assets, to the extent that such failure renders the Partnership Group liable for claims by third parties or unable to use or operate the Partnership Assets in substantially the same manner that the Partnership Assets were used and operated by the GPM Entities immediately prior to the Effective Date as generally described in the Registration Statement;

the failure of the Partnership Group to have on the Effective Date any consent, license, permit or approval necessary to allow the Partnership Group to own or operate the Partnership Assets in substantially the same manner that the Partnership Assets were owned or operated by the GPM Entities immediately prior to the Effective Date;

the cost of curing any failure or condition set forth in clause (i) or clause (ii) of this Section 3.2(a);

all federal, state and local income tax liabilities attributable to the ownership or operation of the Partnership Assets prior to the Effective Date, including (A) any such income tax liabilities of the Partnership Group that may result from the consummation of the formation transactions for the Partnership Group occurring on or prior to the Effective Date and (B) any income tax liabilities arising under Treasury Regulation Section 1.1502-6 and any similar provisions from applicable state, local or foreign law, by contract, as successor, transferee or otherwise and which income tax is attributable to having been a member of any consolidated combined or unitary group prior to the Effective Date; and

the assets or operations of the GPM Entities and the Partnership Assets and the operations of any Partnership Group Member prior to the Effective Date, except to the extent that GPM is indemnified with respect to the Losses described under Section 3.1(b);

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provided; however, that in the case of clauses (i), (ii), (iii) and (iv) above, such indemnification obligations shall survive for three years from the Effective Date; and that in the case of clause (iv) above, such indemnification obligations shall survive until sixty (60) days after termination of any applicable statute of limitations; provided, further, however, that any such indemnification obligations provided for in this Section 3.2(a) shall survive the time at which they would otherwise expire pursuant to this Section 3.2(a) if notice of any such Losses is properly given to GPM prior to such time.

Subject to the provisions of Section 3.3, in addition to and not in limitation of the indemnification provided under this Article III, the Partnership shall indemnify, defend and hold harmless the GPM Entities from and against any Losses suffered or incurred by the GPM Entities by reason of or arising out of events and conditions associated with the operation of the Partnership Assets that occur on or after the Effective Date (other than Covered Environmental Losses, which are covered by Section 3.1).

Notwithstanding anything herein to the contrary, in no event will the Indemnifying Party be obligated to indemnify the Indemnified Party for any claims, losses or expenses or income taxes referred to in Section 3.1(a) and Section 3.2(a)(i)-(iv), if, and to the extent that such claims, losses or expenses or income taxes were either reserved for in the Indemnified Party’s financial statements as of the Effective Date, or are recovered under available insurance coverage, from contractual rights or other recoveries against any third party.

Indemnification Procedures.

The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification pursuant to this Article III, it will provide notice thereof in writing to the Indemnifying Party specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement). Notwithstanding the foregoing, the Indemnified Party’s failure to provide notice under Section 3.3 will not relieve the Indemnifying Party from liability hereunder with respect to such matter except in the event and only to the extent that the Indemnifying Party is materially prejudiced by such failure or delay or the Indemnifying Party does not receive notice of the claim prior to the expiration of the applicable indemnity survival period in Section 3.1 and 3.2.

The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in Article III, including the selection of counsel (provided that if such claim involves Covered Environmental Losses, such counsel shall be reasonably acceptable to the Indemnified Party), determination of whether to appeal any decision of any court or similar authority, performance of any Environmental Activity associated with any Covered Environmental Losses and the settling of any matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include the admission of fault, culpability of failure to act, by or on behalf of such Indemnified Party.

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The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in this Article III, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 3.3. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim, ii) all amounts recovered by the Indemnified Party under contractual indemnities from third parties and iii) any correlative tax benefit.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS SUFFERED BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

Provision of Services; Reimbursement

Agreement to Provide Services. Until such time as this Agreement is terminated as provided in Section 6.4, GPM hereby agrees to provide the Partnership Group with such general and administrative services and management and operating services as may be necessary to manage and operate the business and affairs of the Partnership Group, including accounting, audit, business development, corporate record keeping, treasury services (including cash management), real property/land, legal, operations/engineering, investor relations, risk management, commercial/marketing, information technology, insurance, government

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relations/compliance, tax, payroll, human resources and environmental, health and safety (collectively, “Services”). The Services shall be consistent in nature and quality to the services of such type previously provided by GPM or its Affiliates in connection with the management and operation of the Partnership Assets prior to the Effective Date. It is understood and agreed by the Parties that GPM has been retaining, and will continue to retain, third-party service providers and subcontractors to provide some of the Services to the Partnership Group. The Partnership Group acknowledges and agrees that GPM will not devote GPM’s (or any officer, director, member, manager, Affiliate or associate of GPM) full time and business efforts to the duties of GPM specified in this Agreement, but only so much of such time and efforts deemed necessary by GPM to provide the Services. The Partnership Group further acknowledges and agrees that GPM may, but is not required to, devote the full or part time efforts of certain of its employees to the duties of GPM specified in this Agreement. No aspect or element of GPM’s other activities will be deemed to be engaged in for the benefit of the Partnership Group (and the Partnership Group will have no rights with respect thereto) nor to constitute a conflict of interest with respect to the Partnership Group.

Reimbursement by Partnership.

Subject to and in accordance with the terms and provisions of this Article IV, the Partnership hereby agrees to pay to GPM a fee not to exceed $500,000 annually (the “Administrative Fee”) for the provisions of the following Services to the Partnership Group:

any costs incurred in connection with the provision of information technology services; and

salaries and related benefits and expenses of personnel employed by GPM or its Affiliates (other than the Partnership Group) who render Services to the Partnership Group, plus general and administrative expenses associated with such personnel; it being agreed, however, that such allocation shall not include any costs or expenses attributable to GPM equity compensation awards;

it being understood, however, that the Administrative Fee may be adjusted by GPM or the General Partner, subject to the approval of the Purchaser Designated Director, once the Partnership has earned an aggregate Adjusted EBITDA (as such metric is defined in the Registration Statement) of at least $30,000,000 during any period consisting of four consecutive quarters beginning January 1, 2016.

The Administrative Fee shall be payable by the Partnership to GPM within 5 days of receipt of a request by GPM for payment of the Administrative Fee. Such request shall include the amount of the Administrative Fee that GPM has determined in its sole discretion is owed to GPM by the Partnership; provided that such Administrative Fee shall not exceed $500,000 annually and provided, further that GPM shall have the right to offset amounts owed by the Partnership pursuant to the Administrative Fee against any amounts then owed by GPM to the Partnership.

Subject to and in accordance with the terms and provisions of this Article IV and such reasonable allocation and other procedures as may be agreed upon by GPM and the General

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Partner from time to time, the Partnership hereby agrees to reimburse GPM for all reasonable direct and indirect costs and expenses incurred by GPM or its Affiliates (other than the Partnership Group) in connection with the provision of the Services to the Partnership Group, including the following:

any payments or expenses incurred for insurance coverage and negotiated instruments (including surety bonds and performance bonds) provided by underwriters with respect to the Partnership Assets or the business of the Partnership Group;

any taxes or other direct expenses paid by GPM or its Affiliates for the benefit of the Partnership Group; and

all expenses and expenditures incurred by GPM or its Affiliates as a result of the Partnership becoming and continuing as a publicly traded entity, including costs associated with annual and quarterly reports, tax return and Schedule K-1 preparation and distribution, independent auditor fees, , investor relations activities, Sarbanes-Oxley Act compliance, stock exchange listing, partnership governance and compliance, registrar and transfer agent fees, legal fees, incremental director and officer liability insurance and independent director compensation; it being agreed, however, that to the extent any reimbursable costs or expenses incurred by GPM or its Affiliates consist of an allocated portion of costs and expenses incurred by GPM or its Affiliates for the benefit of both the Partnership Group and the other Affiliates of GPM, such allocation shall be made on a reasonable cost reimbursement basis as determined by GPM.

Agency Designation and Powers.

Designation of Partnership as Agent. GPM hereby appoints the Partnership as its agent to perform certain Financial Administration Functions for the benefit of GPM during the term of this Agreement and to exercise such powers and perform such duties as are expressly delegated to GPM by the terms of this Agreement, together with such powers as are reasonably incidental thereto. The Partnership hereby accepts such appointment and agrees to perform such Financial Administration Functions as required by GPM. Except for the duties and responsibilities expressly set forth in this Agreement, Partnership shall not have or be deemed to have any fiduciary relationship with GPM, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, or otherwise exist against Partnership. Further, it is acknowledged and agreed that Partnership shall not be obligated to follow any such direction of GPM under this Agreement, if Partnership, in its sole discretion, determines complying with such direction could expose Partnership to any material liability or violation of law, regardless of whether Partnership is indemnified therefor.

Designation of GPM as Agent. The Partnership hereby appoints GPM as its agent to perform certain Financial Administration Functions for the benefit of Partnership during the term of this Agreement and to exercise such powers and perform such duties as are expressly delegated to Partnership by the terms of this Agreement, together with such powers as are reasonably incidental thereto. GPM hereby accepts such appointment and agrees to perform such Financial Administration Functions as required by the Partnership. Except for the duties and responsibilities expressly set forth in this Agreement, GPM shall not have or be deemed to have any fiduciary relationship with Partnership, and no implied covenants, functions,

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responsibilities, duties, obligations or liabilities shall be read into this Agreement, or otherwise exist against GPM. Further, it is acknowledged and agreed that GPM shall not be obligated to follow any such direction of Partnership under this Agreement, if GPM, in its sole discretion, determines complying with such direction could expose GPM to any material liability or violation of law, regardless of whether GPM is indemnified therefor. The term “Agent” as used in this Agreement shall refer to each of the Partnership in its capacity as agent to GPM as set forth in Section 4.3(a) and GPM in its capacity as agent to the Partnership as set forth in Section 4.3(b). The term “Principal” as used in this Agreement shall refer to each of the GPM in its capacity as principal of Partnership as set forth in Section 4.3(a) and Partnership in its capacity as principal of Partnership as set forth in Section 4.3(b).

Authorization. The parties hereto agree that Agent shall have general authority to perform the following functions for the benefit of the Principal (such functions collectively described as “Financial Administration Functions”):

Invoicing;

Collection of accounts receivable;

Collection of notes receivable;

Credit card processing;

Billing and collection of rent and property taxes;

Credit management;

Application/posting of payments;

Payment of vendors;

Employee benefit management;

payroll processing;

Human resource management;

IT/web portal management.

Limitation of Liability; Indemnification. Neither Agent nor any of its representatives shall be liable to Principal or its affiliates (or any Person asserting any claim with respect to any of them) for any action taken or omitted to be taken by it or them hereunder or under this Agreement in good faith and reasonably believed by it or them to be within the discretion or power conferred upon it or them by this Agreement or be responsible for the consequences of any error of judgment, except to the extent arising from its gross negligence, willful misconduct or fraud. Principal hereby agrees to defend, indemnify and hold Agent harmless from and against all losses, costs or liabilities which Agent may incur with respect to any claim asserted against Agent by reason of its acting under this Agreement.

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Netting of Payments. Agent will promptly transmit to Principal all documents, monies, bills, invoices, correspondence and other communications received by Agent on behalf of Principal from any other party in connection with providing the Financial Administration Functions. If any amounts are payable by each Party to the other, then, on such date, the Parties shall have the right, but not the obligation, to agree to satisfy and discharge any such amount if the aggregate amount that would otherwise have been payable by one Party exceeds the aggregate amount that would otherwise have been payable by the other Party and to replace such an amount with an obligation upon the Party by whom the larger aggregate amount would have been payable to pay to the other Party the excess of the larger aggregate amount over the smaller aggregate amount.

License of Name and Mark

Grant of License. Upon the terms and conditions set forth in this Article V, GPM hereby grants and conveys to each of the entities currently or hereafter comprising a part of the Partnership Group a nontransferable, nonexclusive, royalty free right and license (“License”) to use the name “GPM” (the “Name”) and any associated or related marks (the “Mark”).

Ownership and Quality. The Partnership agrees that ownership of the Name and the Mark and the goodwill relating thereto shall remain vested in GPM both during the term of this License and thereafter, and the Partnership further agrees, and agrees to cause the other members of the Partnership Group, never to challenge, contest or question the validity of GPM’s ownership of the Name and Mark or any registration thereto by GPM. In connection with the use of the Name and the Mark, the Partnership and any other member of the Partnership Group shall not in any manner represent that they have any ownership in the Name and the Mark or registration thereof except as set forth herein, and the Partnership, on behalf of itself and the other members of the Partnership Group, acknowledges that the use of the Name and the Mark shall not create any right, title or interest in or to the Name and the Mark, and all use of the Name and the Mark by the Partnership or any other member of the Partnership Group, shall inure to the benefit of GPM. The Partnership agrees, and agrees to cause the other members of the Partnership Group, to use the Name and Mark in accordance with such quality standards established by GPM and communicated to the Partnership from time to time, it being understood that the products and services offered by the members of the Partnership Group immediately before the Effective Date are of a quality that is acceptable to GPM and justifies the License.

Termination. The License shall terminate upon a termination of this Agreement pursuant to Section 6.4.

Miscellaneous

Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Delaware and to venue in Delaware.

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Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 6.2.

For notice to GPM:

ARTICLE XIGPM	Investments,	LLC
8565 Magellan Parkway, Suite 400

ARTICLE XIIRichmond,	Virginia	23227
Attention:	General	Counsel
Telephone: (804)		730.1568

For notice to the Partnership Entities:

ARTICLE XIIIGPM	Petroleum	LP
8565 Magellan Parkway, Suite 400

ARTICLE XIVRichmond,	Virginia	23227
Attention:	General	Counsel
Telephone: (804)		887.1980

Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein. In the event of a conflict between the provisions of this Agreement and the provisions of the Partnership Agreement, the provisions of the Partnership Agreement shall control.

Termination.

Termination by GPM. Notwithstanding any other provision of this Agreement, if the General Partner is removed as general partner of the Partnership, then this Agreement, other than the provisions set forth in Article III hereof, may be terminated by GPM with 180 days’ prior written notice.

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Survival of Obligations under Article III. For the avoidance of doubt, the Parties’ indemnification obligations under Article III shall survive the termination of this Agreement in accordance with their respective terms.

Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the Partnership may not, without the prior approval of the Purchaser Designated Director, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, would be adverse in any material respect to the holders of Class A Preferred Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

Assignment; Third-Party Beneficiaries. No Party shall have the right to assign any of its rights or obligations under this Agreement without the consent of the other Parties hereto. Each of the Parties hereto specifically agrees that each Partnership Group Member, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity. Except as contemplated by the preceding sentence, this Agreement does not create any rights or benefits for any entity or individual other than the Parties.

Successors. This Agreement shall bind and inure to the benefit of the Parties and to their respective successors and assigns.

Continuation of Work During Dispute. Notwithstanding any dispute, it shall be the responsibility of each Party to continue to perform its obligations under this Agreement pending resolution of the dispute.

Counterparts. This Agreement may be executed in any number of counterparts, including facsimile counterparts, with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

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Rules of Construction. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement. Unless otherwise specifically indicated or the context otherwise requires, the terms “include,” “includes” and “including” as used in this Agreement shall be deemed to be followed by the words “without limitation.”

Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

Withholding or Granting of Consent. Unless otherwise provided herein, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall take any act, or fail to take any act, under this Agreement which would violate any applicable law, statute, rule or regulation.

Negation of Rights of Limited Partners, Assignees and Third Parties. Except as set forth in Section 6.7, the provisions of this Agreement are enforceable solely by the Parties, and no stockholder, limited partner, member or assignee of GPM, the Partnership or other Person shall have the right, separate and apart from GPM or the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of GPM, the General Partner, the Partnership or any Partnership Group Member.

Legal Compliance. The Parties acknowledge and agree that this Agreement, and all services provided under this Agreement, are intended to comply with any and all laws and legal obligations and that this Agreement should be construed and interpreted with this purpose in mind.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Effective Date.

GPM INVESTMENTS, LLC

By:
Name:
Title:

By:
Name:
Title:

GPM PETROLEUM LP

By:	GPM Petroleum GP, LLC, its general partner

By:
Name:
Title:

By:
Name:
Title:

GPM PETROLEUM GP, LLC

By:
Name:
Title:

By:
Name:
Title:

Signature Page to the Omnibus Agreement

FORM OF OMNIBUS AGREEMENT

among

GPM PETROLEUM LP,

GPM PETROLEUM GP, LLC

and

GPM INVESTMENTS, LLC

This OMNIBUS AGREEMENT is entered into on, and effective as of, the Closing Date (as defined herein), among GPM Investments, LLC, a Delaware limited liability company (“GPM”), GPM Petroleum GP, LLC, a Delaware limited liability company (the “General Partner”), and GPM Petroleum LP, a Delaware limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS:

The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article II, with respect to certain business opportunities to be offered to the Partnership by the GPM Entities (as defined herein) and certain obligations of the Partnership to the GPM Entities.

The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article III, with respect to certain indemnification obligations of the Parties.

The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article IV, with respect to the amount to be paid by the Partnership for certain general and administrative services to be performed by GPM and its Affiliates (as defined herein) as well as direct expenses, including operating expenses, incurred by GPM and its Affiliates for and on behalf of the Partnership Entities (as defined herein) and other services to be provided to the Partnership.

The Parties desire by their execution of this Agreement to evidence their agreement, as more fully set forth in Article V, with respect to the granting of a license from GPM to the Partnership Entities.

In consideration of the premises and the covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Definitions

Definitions.

As used in this Agreement, the following terms shall have the respective meanings set forth below:

ARTICLE XV“Acquired Distribution Rights” has the meaning given such term in Section 2.3(a) of this Agreement.

ARTICLE XVI“Acquiring Party” has the meaning given such term in Section 2.3(a) of this Agreement.

ARTICLE XVII“Acquiring Party Offer” has the meaning given such term in Section 2.3(a)(i) of this Agreement.

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ARTICLE XVIII“Administrative Fee” has the meaning given such term in Section 4.2(a) of this Agreement.

ARTICLE XIX“Affiliate” has the meaning given such term in the Partnership Agreement.

ARTICLE XX“Agent” has the meaning given such term in Section 4.3(b) of this Agreement.

ARTICLE XXI“Agreement” means this Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

ARTICLE XXII“Alternate Fuel Sales Rate” means the per gallon fee that the Partnership will receive for certain motor fuel volumes distributed to GPM under certain circumstances as outlined in Article II hereto. The Alternate Fuel Sales Rate, at any given time, is equal to the Partnership Prior-Year Distribution Cost, excluding the Partnership’s cost to purchase the motor fuel, plus a profit margin equal to 30% of the Partnership Prior-Year Distribution Cost. The Alternate Fuel Sales Rate shall be recalculated annually on April 1 of each year based upon the audited financial statements of the Partnership for the prior fiscal year, it being understood that the Alternate Fuel Sales Rate shall be based on the forecast presented in the Registration Statement from the Closing Date until April 1, 2016. The Alternate Fuel Sales Rate shall become effective immediately upon recalculation on April 1 of each year and will remain effective for twelve months.

ARTICLE XXIII“Cause” has the meaning given such term in the Partnership Agreement.

ARTICLE XXIV“Closing Date” means the date of the closing of the Partnership’s initial public offering of Common Units.

ARTICLE XXV“Common Units” has the meaning given such term in the Partnership Agreement.

ARTICLE XXVI“Conflicts Committee” has the meaning given such term in the Partnership Agreement.

ARTICLE XXVII“Consummated Acquisition” has the meaning given such term in Section 2.3(a) of this Agreement.

ARTICLE XXVIII“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, by and among the General Partner, the Partnership, GPM, the Operating Company and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

ARTICLE XXIX“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the general partner of the Partnership, whether through ownership of voting securities, by contract, or otherwise.

ARTICLE XXX“Covered Environmental Losses” means all Losses arising out of or under or related to Environmental Laws including costs and expenses of any Environmental Activity, court costs and reasonable attorney’s and experts’ fees or other measures required or necessary under Environmental Laws, and the cost and expense of any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work of any and every kind or character, fixed or contingent, by reason of or arising out of:

(a)    any violation or correction of violation of Environmental Laws, including performance of any Environmental Activity associated in any way with the ownership or operation of Partnership Assets; or

(b)    any event, circumstance, action, omission or condition associated in any way with ownership or operation of the Partnership Assets (including the exposure to or presence of Hazardous Substances on, under, about, Releasing or threatening to be Released to or from the Partnership Assets or the exposure to or Release or threatened Release of Hazardous Substances arising out of operation of the Partnership Assets at non-Partnership Asset locations).

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ARTICLE XXXI“Environmental Activity” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup or abatement that is required, necessary or conducted under any applicable Environmental Law, including institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.

ARTICLE XXXII“Environmental Laws” means all federal, state, regional and local laws, statutes, rules, regulations, orders, judgments, settlements, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to Section 32.1 pollution or protection of human health and safety, the environment or natural resources, including the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the federal Hazardous Materials Transportation Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act, the federal Occupational Safety and Health Act and other environmental conservation and protection laws, each as amended through the Closing Date, Section 32.2 any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances or Section 32.3 the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, arrangement for disposal or transport, handling or Release of any Hazardous Substances.

ARTICLE XXXIII“Environmental Permit” means any permit, approval, identification number, license, registration, certification, filing, notice, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

ARTICLE XXXIV“Exchange Act” means the Securities Exchange Act of 1934, as amended.

ARTICLE XXXV“Existing GPM Store” means any GPM Stores existing prior to the Closing Date.

ARTICLE XXXVI“Financial Administration Functions” has the meaning given such term in Section 4.3(c) of this Agreement.

ARTICLE XXXVII“General Partner” has the meaning given such term in the introduction to this Agreement.

ARTICLE XXXVIII“GPM” has the meaning given such term in the introduction to this Agreement.

ARTICLE XXXIX“GPM Distribution Contract” means that certain 10-year wholesale motor fuel distribution agreement, pursuant to which the Partnership Entities will be the exclusive distributor of motor fuel purchased by GPM for sale to the Existing GPM Stores (other than GPM Stores for which the Partnership Entities are the distributor of motor fuel under the GPM RR Distribution Contract and the GPM MW Distribution Contract) at cost plus a fixed fee of 4.5 cents per gallon for a period of 10 years.

ARTICLE XL“GPM Entities” means GPM and any Person controlled, directly or indirectly, by GPM other than the General Partner or a member of the Partnership Group; and “GPM Entity” means any of the GPM Entities.

ARTICLE XLI“GPM MW Distribution Contract” means that certain 10-year wholesale motor fuel distribution agreement, pursuant to which the Partnership will distribute motor fuel to a subsidiary of GPM with respect to the convenience stores selling gasoline acquired by such subsidiary in the Midwest Acquisition at cost plus a fixed fee of 4.5 cents per gallon for a period of 10 years.

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ARTICLE XLII“GPM RR Distribution Contract” means that certain 10-year wholesale motor fuel distribution agreement, pursuant to which the Partnership will distribute motor fuel to convenience stores selling gasoline acquired by a subsidiary of GPM in the Road Ranger Acquisition at cost plus a fixed fee of 4.5 cents per gallon for a period of 10 years.

ARTICLE XLIII“GPM Store” means any convenience stores operated by GPM selling gasoline or independent and lessee dealers supplied by GPM, or consignment locations at which GPM distributes motor fuel.

ARTICLE XLIV“Hazardous Substance” means Section 44.1 any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant, toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated by, or as to which liability may attach under any Environmental Law, including any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, Section 44.2 oil as defined in the Oil Pollution Act of 1990, as amended, including oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products, or any components, fractions or derivatives thereof, and Section 44.3 radioactive materials, asbestos containing materials, polychlorinated biphenyls or radon.

ARTICLE XLV“Indemnified Party” means each Partnership Group Member or each GPM Entity, as the case may be, in their capacities as parties entitled to indemnification in accordance with Article III.

ARTICLE XLVI“Indemnifying Party” means each of the Partnership or GPM, as the case may be, in their capacity as the parties from whom indemnification may be required in accordance with Article III.

ARTICLE XLVII“License” has the meaning given such term in Section 5.1 of this Agreement.

ARTICLE XLVIII“Losses” means all losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorney’s and experts’ fees) of any and every kind or character, fixed or contingent.

ARTICLE XLIX“Mark” has the meaning given such term in Section 5.1 of this Agreement.

ARTICLE L“Midwest Acquisition” means the purchase by GPM on June 3, 2015, of 161 convenience stores, of which 126 sell gasoline, in Indiana, Ohio, Michigan and Illinois in the Midwestern United States.

ARTICLE LI“Name” has the meaning given such term in Section 5.1 of this Agreement.

ARTICLE LII“Negotiation Period” has the meaning given such term in Section 2.3(a)(ii) of this Agreement.

ARTICLE LIII“Operating Company” means GPM Petroleum, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Partnership.

ARTICLE LIV“Partnership” has the meaning given such term in the introduction to this Agreement.

ARTICLE LV“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of GPM Petroleum LP, dated as of the Closing Date, as such agreement is in effect on the Closing Date immediately following the completion of the initial public offering of the Common Units.

ARTICLE LVI“Partnership Assets” means the wholesale motor fuel distribution assets, properties and associated infrastructure and equity interests owned directly or indirectly by the Partnership upon completion of the initial public offering described in the Registration Statement.

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ARTICLE LVII“Partnership Entities” means the General Partner and each Partnership Group Member.

ARTICLE LVIII“Partnership Group” means the Partnership, the Operating Company and any other future subsidiaries of the Partnership.

ARTICLE LIX“Partnership Group Member” means any member of the Partnership Group.

ARTICLE LX“Partnership Indemnitee” means any Person who is an Indemnitee as defined in the Partnership Agreement; provided, however, that for purposes of this definition, the term “Indemnitee” shall exclude GPM and any Affiliate of GPM that is not a Partnership Group Member.

ARTICLE LXI“Partnership Prior-Year Distribution Cost” means, for purposes of determining the Alternate Fuel Sales Rate, at any given time, the Partnership’s per gallon motor fuel distribution cost for the prior year, which is calculated as: Section 61.1 the sum of (a) the Partnership’s general and administrative cash expenses and other direct and indirect operating expenses, each as reflected in the Partnership’s audited financial statements for such year, and (b) maintenance capital expenditures for such year, Section 61.2 divided by the total number of gallons sold by the Partnership during such fiscal year. The Partnership Prior-Year Distribution Cost shall be recalculated annually on April 1 of each year based upon the audited financial statements of the Partnership for the prior fiscal year.

ARTICLE LXII“Party” and “Parties” are defined in the introduction to this Agreement.

ARTICLE LXIII“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, business trust, employee benefit plan, unincorporated organization, association, government body or agency or political subdivision thereof or other entity.

ARTICLE LXIV“Pre-Existing Supply Agreement” has the meaning given such term in Section 2.1(b)(i) of this Agreement.

ARTICLE LXV“Principal” has the meaning given such term in Section 4.3(b) of this Agreement.

ARTICLE LXVI“Proposed Acquisition” has the meaning given such term in Section 2.2 of this Agreement.

ARTICLE LXVII“Proposed Acquisition Notice” has the meaning given such term in Section 2.2 of this Agreement.

ARTICLE LXVIII“Registration Statement” means the Registration Statement on Form S-1 (File No. 333-203507), as amended, filed with the Securities and Exchange Commission with respect to the proposed initial public offering of Common Units by the Partnership.

ARTICLE LXIX“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

ARTICLE LXX“Retained Assets” means the equipment, properties, equity interests and other assets owned by any of the GPM Entities that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement or any other documents relating to the transactions referred to in the Contribution Agreement.

ARTICLE LXXI“Road Ranger Acquisition” means the purchase by GPM Midwest, LLC, a subsidiary of GPM, on March 20, 2015, of 42 convenience stores selling gasoline and one stand-alone quick service restaurant from an unaffiliated third party in Illinois, Iowa and Kentucky in the Midwestern United States.

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ARTICLE LXXII “Services” has the meaning given such term in Section 4.1 of this Agreement.

Business Opportunities Offered to the Partnership

Exclusive Right and Obligation to Distribute Motor Fuel Volumes Sold by GPM.

Exclusive Motor Fuel Distribution. Except as permitted by Section 2.1(b), for a period of 10 years following the Closing Date,

Each GPM Entity is required to purchase all motor fuel volumes that it sells for its own account from a Partnership Group Member; and

The Partnership shall cause one or more of the Partnership Group Members to distribute all motor fuel volumes that GPM may desire to purchase from the Partnership Group.

Permitted Exceptions.

Notwithstanding any provision of Section 2.1(a) to the contrary, any GPM Entity may purchase motor fuel from a third party in the event that such GPM Entity acquires a convenience store or other retail fuel outlet that is subject to an existing motor fuel wholesale supply agreement which is not assigned to the Partnership in connection with an acquisition in which the Partnership participates as contemplated in Section 2.2 (“Pre-Existing Supply Agreement”) at the time of its acquisition by GPM; provided that GPM shall be required to purchase its motor fuel requirements for any such store from the Partnership Group as soon as reasonably possible and, in any case, no later than the expiration of the remaining initial term of the applicable Pre-Existing Supply Agreement.

If during any period of this Agreement, the amount of any motor fuel volumes that Partnership is required to deliver to GPM is limited by government rules, regulations or orders, or if for any reason the Partnership’s supplies of motor fuel are inadequate to meet the needs of GPM and its other customers, any shortfall in volumes requested by GPM pursuant to Section 2.1(a)(ii) of this agreement may be purchased by GPM directly from third parties and any such purchase shall not be deemed to be a breach of this Agreement.

Right to Participate in Acquisitions. For a period of 10 years following the Closing Date, in the event that any GPM Entity proposes to acquire from a third party any convenience stores selling gasoline, wholesale motor fuel distribution agreements, dealer sites, independently operated or consignment locations, or any other retail or wholesale fuel distribution assets, contracts or operations or any entity that owns the same, on a stand-alone basis or as part of a larger acquisition (in any such case, a “Proposed Acquisition”), GPM shall promptly following the execution of a letter of intent or otherwise agreeing to the material terms of a Proposed Acquisition provide notice to the Partnership (“Proposed Acquisition Notice”) of the Proposed Acquisition and offer the Partnership the opportunity to negotiate with GPM to acquire any wholesale motor fuel distribution contracts included in the Proposed Acquisition and to negotiate the fuel supply terms for distributing fuel to any convenience stores or consignment locations included in such Proposed Acquisition, subject to the exceptions provided in Section 2.1(b). The Partnership may elect not to participate in such Proposed Acquisition or negotiate with GPM in good faith to determine the terms upon which to jointly pursue the Proposed Acquisition. If within 7 days after the Partnership’s receipt of the Proposed Acquisition Notice, the Partnership has not elected to participate in such Proposed Acquisition or if GPM and the Partnership have not otherwise reached an agreement on the acquisition terms within 30 days after the Partnership’s receipt of the Proposed Acquisition Notice or such shorter period of time as may be specified in any process or by the seller, the applicable GPM Entity may proceed with the Proposed Acquisition without the Partnership’s participation, unless such GPM Entity is able to purchase fuel through a Pre-Existing Supply Agreement, the Partnership shall be obligated to distribute fuel to the newly acquired convenience stores in accordance with the terms and conditions set forth in the GPM Distribution Contract, other than the price for such fuel, at the Partnership’s cost to purchase such fuel plus the Alternate Fuel Sales Rate until such time, if any, as GPM and the Partnership agree to a fuel supply arrangement pursuant to the right of first offer set forth in Section 2.3.

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Right of First Offer.

Right of First Offer Procedures. For a period of 10 years following the Closing Date, if any of the GPM Entities (the “Acquiring Party”) consummates the acquisition of any convenience stores selling gasoline (the “Consummated Acquisition”), the Acquiring Party shall provide the Partnership Group a right of first offer to acquire the right to distribute motor fuel to all convenience stores which sell gasoline, independent and lessee dealer locations or consignment locations acquired in the Consummated Acquisition (the “Acquired Distribution Rights”) pursuant to the following procedures:

Within 30 days of the completion of a Consummated Acquisition, the Acquiring Party shall deliver a written offer (the “Acquiring Party Offer”) to the General Partner, on behalf of the Partnership Group, which Acquiring Party Offer shall describe the Acquired Distribution Rights, the purchase price (payable in cash or in securities of the Partnership at the option of the Acquiring Party) at which it wishes to sell the Acquired Distribution Rights and the proposed terms of sale. The Acquiring Party Offer shall constitute a binding offer to sell the Acquired Distribution Rights to the Partnership Group on the terms set forth therein;

the General Partner, on behalf of the Partnership Group, shall have a period of 30 days (the “Negotiation Period”) from the date of the Offer to accept the Acquiring Party Offer or negotiate alternative terms of sale acceptable to the General Partner, on behalf of the Partnership Group and with the approval of the Conflicts Committee, and the Acquiring Party;

if the Acquiring Party and the General Partner, on behalf of the Partnership Group and with the approval of the Conflicts Committee, agree upon the terms of sale for the Acquired Distribution Rights prior to the expiration of the Negotiation Period, such Parties shall enter into definitive documentation to effect such sale, which shall be closed within 30 days after the end of the Negotiation Period or such longer period as may be reasonably necessary to complete a unitholder vote by the Partnership (if required), a financing by the Partnership (if required) or to obtain any required consents; and

if, at the end of the Negotiation Period, the Acquiring Party and the General Partner, on behalf of the Partnership Group and with the approval of the Conflicts Committee have not agreed upon the terms of sale for the Acquired Distribution Rights, or if such a sale is not completed within the period specified in Section 2.3(a)(iii), the Partnership shall be obligated to distribute, or continue to distribute, as applicable, fuel to the newly acquired convenience stores in accordance with the terms and conditions set forth in the GPM Distribution Contract, other than the price for such fuel, at the Partnership’s cost to purchase such fuel plus the Alternate Fuel Sales Rate.

Exceptions to the Right of First Offer. The foregoing provisions of Section 2.3 shall not be applicable to convenience stores acquired in a Consummated Acquisition that are subject to a Pre-Existing Supply Agreement.

Indemnification

Environmental Indemnification.

Subject to the provisions of Section 3.3, GPM shall indemnify, defend and hold harmless the Partnership Group and the Partnership Indemnitees from and against any Covered Environmental Losses suffered or incurred by the Partnership Group or any Partnership Indemnitee relating to:

the Partnership Assets, but only to the extent the violations, events, omissions or conditions giving rise to such Covered Environmental Losses occurred or existed on or before the Closing Date, even if such liability does not accrue until after the Closing Date; and

the Retained Assets.

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Subject to the provisions of Section 3.3, the Partnership shall indemnify, defend and hold harmless the GPM Entities from and against any Covered Environmental Losses suffered or incurred by the GPM Entities relating to the Partnership Assets, but only to the extent the violations, events, omissions or conditions giving rise to such Covered Environmental Losses first occurred after the Closing Date; provided, however, that the GPM Entities shall not be entitled to the indemnity in this Section 3.1(b) for Covered Environmental Losses to the extent caused by gross negligence, bad faith or fraud or willful misconduct of any GPM Entity.

The aggregate liability of GPM under Section 3.1(a)(i) shall not exceed $15 million and such indemnification obligation shall survive for three years from the Closing Date; provided, however, that any such indemnification obligation with respect to any Covered Environmental Losses shall survive the time at which it would otherwise expire pursuant to this Section 3.1(c) if notice of any such Covered Environmental Losses is properly given to GPM prior to such time. The aggregate liability of the Partnership under Section 3.1(b) shall not exceed $15 million and such indemnification obligation shall survive for three years from the Closing Date; provided, however, that any such indemnification obligation with respect to any Covered Environmental Losses shall survive the time at which it would otherwise expire pursuant to this Section 3.1(c) if notice of any such Covered Environmental Losses is properly given to the Partnership prior to such time.

Notwithstanding anything herein to the contrary, in no event shall GPM or the Partnership have any indemnification obligations under this Agreement for Losses that arise solely as a result of additions to or modifications of Environmental Laws promulgated after the Closing Date.

Additional Indemnification.

Subject to the provisions of Section 3.3, GPM shall indemnify, defend and hold harmless the Partnership Group and the Partnership Indemnitees from and against any Losses suffered or incurred by the Partnership Group or any Partnership Indemnitee resulting from or arising out of:

the failure of the Partnership Group to have good and marketable title to the Partnership Assets, to the extent that such failure renders the Partnership Group liable for claims by third parties or unable to use or operate the Partnership Assets in substantially the same manner that the Partnership Assets were used and operated by the GPM Entities immediately prior to the Closing Date as generally described in the Registration Statement;

the failure of the Partnership Group to have on the Closing Date any consent, license, permit or approval necessary to allow the Partnership Group to own or operate the Partnership Assets in substantially the same manner that the Partnership Assets were owned or operated by the GPM Entities immediately prior to the Closing Date;

the cost of curing any failure or condition set forth in clause (i) or clause (ii) of this Section 3.2(a);

all federal, state and local income tax liabilities attributable to the ownership or operation of the Partnership Assets prior to the Closing Date, including (A) any such income tax liabilities of the Partnership Group that may result from the consummation of the formation transactions for the Partnership Group occurring on or prior to the Closing Date and (B) any income tax liabilities arising under Treasury Regulation Section 1.1502-6 and any similar provisions from applicable state, local or foreign law, by contract, as successor, transferee or otherwise and which income tax is attributable to having been a member of any consolidated combined or unitary group prior to the Closing Date; and

the assets or operations of the GPM Entities and the Partnership Assets and the operations of any Partnership Group Member prior to the Closing Date, except to the extent that GPM is indemnified with respect to the Losses described under Section 3.1(b); provided; however, that in the case of clauses (i), (ii), (iii) and (iv) above, such indemnification obligations shall survive for three years from the Closing Date; and that in the case of clause (iv) above, such indemnification obligations shall survive until sixty (60) days after termination of any applicable statute of limitations; provided, further, however, that any such indemnification obligations provided for in this Section 3.2(a) shall survive the time at which they would otherwise expire pursuant to this Section 3.2(a) if notice of any such Losses is properly given to GPM prior to such time.

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Subject to the provisions of Section 3.3, in addition to and not in limitation of the indemnification provided under this Article III, the Partnership shall indemnify, defend and hold harmless the GPM Entities from and against any Losses suffered or incurred by the GPM Entities by reason of or arising out of events and conditions associated with the operation of the Partnership Assets that occur on or after the Closing Date (other than Covered Environmental Losses, which are covered by Section 3.1).

Notwithstanding anything herein to the contrary, in no event will the Indemnifying Party be obligated to indemnify the Indemnified Party for any claims, losses or expenses or income taxes referred to in Section 3.1(a) and Section 3.2(a)(i)-(iv), if, and to the extent that such claims, losses or expenses or income taxes were either reserved for in the Indemnified Party’s financial statements as of the Closing Date, or are recovered under available insurance coverage, from contractual rights or other recoveries against any third party.

Indemnification Procedures.

The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification pursuant to this Article III, it will provide notice thereof in writing to the Indemnifying Party specifying the nature of and specific basis for such claim; provided, however, that the Indemnified Party shall not submit claims more frequently than once a calendar quarter (or twice in the case of the last calendar quarter prior to the expiration of the applicable indemnity coverage under this Agreement). Notwithstanding the foregoing, the Indemnified Party’s failure to provide notice under Section 3.3 will not relieve the Indemnifying Party from liability hereunder with respect to such matter except in the event and only to the extent that the Indemnifying Party is materially prejudiced by such failure or delay or the Indemnifying Party does not receive notice of the claim prior to the expiration of the applicable indemnity survival period in Section 3.1 and 3.2.

The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in Article III, including the selection of counsel (provided that if such claim involves Covered Environmental Losses, such counsel shall be reasonably acceptable to the Indemnified Party), determination of whether to appeal any decision of any court or similar authority, performance of any Environmental Activity associated with any Covered Environmental Losses and the settling of any matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld, conditioned or delayed) of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include the admission of fault, culpability of failure to act, by or on behalf of such Indemnified Party.

The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in this Article III, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the Indemnified Party pursuant to this Section 3.3. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party reasonably informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

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In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (ii) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim, (iii) all amounts recovered by the Indemnified Party under contractual indemnities from third parties and (iv) any correlative tax benefit.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS SUFFERED BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.

Provision of Services; Reimbursement

Agreement to Provide Services. Until such time as this Agreement is terminated as provided in Section 6.4, GPM hereby agrees to provide the Partnership Group with such general and administrative services and management and operating services as may be necessary to manage and operate the business and affairs of the Partnership Group, including accounting, audit, business development, corporate record keeping, treasury services (including cash management), real property/land, legal, operations/engineering, investor relations, risk management, commercial/marketing, information technology, insurance, government relations/compliance, tax, payroll, human resources and environmental, health and safety (collectively, “Services”). The Services shall be consistent in nature and quality to the services of such type previously provided by GPM or its Affiliates in connection with the management and operation of the Partnership Assets prior to the Closing Date. It is understood and agreed by the Parties that GPM has been retaining, and will continue to retain, third-party service providers and subcontractors to provide some of the Services to the Partnership Group. The Partnership Group acknowledges and agrees that GPM will not devote GPM’s (or any officer, director, member, manager, Affiliate or associate of GPM) full time and business efforts to the duties of GPM specified in this Agreement, but only so much of such time and efforts deemed necessary by GPM to provide the Services. The Partnership Group further acknowledges and agrees that GPM may, but is not required to, devote the full or part time efforts of certain of its employees to the duties of GPM specified in this Agreement. No aspect or element of GPM’s other activities will be deemed to be engaged in for the benefit of the Partnership Group (and the Partnership Group will have no rights with respect thereto) nor to constitute a conflict of interest with respect to the Partnership Group.

Reimbursement by Partnership.

Subject to and in accordance with the terms and provisions of this Article IV, the Partnership hereby agrees to pay to GPM a fixed fee of $500,000 annually (the “Administrative Fee”) for the provisions of the following Services to the Partnership Group:

any costs incurred in connection with the provision of information technology services; and

salaries and related benefits and expenses of personnel employed by GPM or its Affiliates (other than the Partnership Group) who render Services to the Partnership Group, plus general and administrative expenses associated with such personnel; it being agreed, however, that such allocation shall not include any costs or expenses attributable to GPM equity compensation awards;

it being understood, however, that the Administrative Fee may be adjusted by GPM or the General Partner, subject to the approval of the Conflicts Committee, once the Partnership has earned an aggregate Adjusted EBITDA (as such metric is defined in the Registration Statement) of $30,000,000 or more for four consecutive quarters following the quarter ending             , 2016.

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Subject to and in accordance with the terms and provisions of this Article IV and such reasonable allocation and other procedures as may be agreed upon by GPM and the General Partner from time to time, the Partnership hereby agrees to reimburse GPM for all reasonable direct and indirect costs and expenses incurred by GPM or its Affiliates (other than the Partnership Group) in connection with the provision of the Services to the Partnership Group, including the following:

any payments or expenses incurred for insurance coverage and negotiated instruments (including surety bonds and performance bonds) provided by underwriters with respect to the Partnership Assets or the business of the Partnership Group;

any taxes or other direct expenses paid by GPM or its Affiliates for the benefit of the Partnership Group; and

all expenses and expenditures incurred by GPM or its Affiliates as a result of the Partnership becoming and continuing as a publicly traded entity, including costs associated with annual and quarterly reports, tax return and Schedule K-1 preparation and distribution, independent auditor fees, investor relations activities, Sarbanes-Oxley Act compliance, stock exchange listing, partnership governance and compliance, registrar and transfer agent fees, legal fees, incremental director and officer liability insurance and independent director compensation; it being agreed, however, that to the extent any reimbursable costs or expenses incurred by GPM or its Affiliates consist of an allocated portion of costs and expenses incurred by GPM or its Affiliates for the benefit of both the Partnership Group and the other Affiliates of GPM, such allocation shall be made on a reasonable cost reimbursement basis as determined by GPM.

Agency Designation and Powers.

Designation of Partnership as Agent. GPM hereby appoints the Partnership as its agent to perform certain Financial Administration Functions for the benefit of GPM during the term of this Agreement and to exercise such powers and perform such duties as are expressly delegated to GPM by the terms of this Agreement, together with such powers as are reasonably incidental thereto. The Partnership hereby accepts such appointment and agrees to perform such Financial Administration Functions as required by GPM. Except for the duties and responsibilities expressly set forth in this Agreement, Partnership shall not have or be deemed to have any fiduciary relationship with GPM, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, or otherwise exist against Partnership. Further, it is acknowledged and agreed that Partnership shall not be obligated to follow any such direction of GPM under this Agreement, if Partnership, in its sole discretion, determines complying with such direction could expose Partnership to any material liability or violation of law, regardless of whether Partnership is indemnified therefor.

Designation of GPM as Agent. The Partnership hereby appoints GPM as its agent to perform certain Financial Administration Functions for the benefit of Partnership during the term of this Agreement and to exercise such powers and perform such duties as are expressly delegated to Partnership by the terms of this Agreement, together with such powers as are reasonably incidental thereto. GPM hereby accepts such appointment and agrees to perform such Financial Administration Functions as required by the Partnership. Except for the duties and responsibilities expressly set forth in this Agreement, GPM shall not have or be deemed to have any fiduciary relationship with Partnership, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement, or otherwise exist against GPM. Further, it is acknowledged and agreed that GPM shall not be obligated to follow any such direction of Partnership under this Agreement, if GPM, in its sole discretion, determines complying with such direction could expose GPM to any material liability or violation of law, regardless of whether GPM is indemnified therefor. The term “Agent” as used in this Agreement shall refer to each of the Partnership in its capacity as agent to GPM as set forth in Section 4.3(a) and GPM in its capacity as agent to the Partnership as set forth in Section 4.3(b). The term “Principal” as used in this Agreement shall refer to each of the GPM in its capacity as principal of Partnership as set forth in Section 4.3(a) and Partnership in its capacity as principal of Partnership as set forth in Section 4.3(b).

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Authorization. The parties hereto agree that Agent shall have general authority to perform the following functions for the benefit of the Principal (such functions collectively described as “Financial Administration Functions”):

Invoicing;

Collection of accounts receivable;

Collection of notes receivable;

Credit card processing;

Billing and collection of rent and property taxes;

Credit management;

Application/posting of payments;

Payment of vendors;

Employee benefit management;

payroll processing;

Human resource management;

IT/web portal management.

Limitation of Liability; Indemnification. Neither Agent nor any of its representatives shall be liable to Principal or its affiliates (or any Person asserting any claim with respect to any of them) for any action taken or omitted to be taken by it or them hereunder or under this Agreement in good faith and reasonably believed by it or them to be within the discretion or power conferred upon it or them by this Agreement or be responsible for the consequences of any error of judgment, except to the extent arising from its gross negligence, willful misconduct or fraud. Principal hereby agrees to defend, indemnify and hold Agent harmless from and against all losses, costs or liabilities which Agent may incur with respect to any claim asserted against Agent by reason of its acting under this Agreement.

Netting of Payments. Agent will promptly transmit to Principal all documents, monies, bills, invoices, correspondence and other communications received by Agent on behalf of Principal from any other party in connection with providing the Financial Administration Functions. If any amounts are payable by each Party to the other, then, on such date, the Parties shall have the right, but not the obligation, to agree to satisfy and discharge any such amount if the aggregate amount that would otherwise have been payable by one Party exceeds the aggregate amount that would otherwise have been payable by the other Party and to replace such an amount with an obligation upon the Party by whom the larger aggregate amount would have been payable to pay to the other Party the excess of the larger aggregate amount over the smaller aggregate amount. Notwithstanding the foregoing, the provisions of the immediately preceding sentence with respect to the netting of payments shall only apply with respect to amounts payable or due, as the case may be, in the ordinary course of business in connection with the provision of the Financial Administration Functions and shall not apply to any amounts payable or due in connection with any transaction or event outside the ordinary course of business.

License of Name and Mark

Grant of License. Upon the terms and conditions set forth in this Article V, GPM hereby grants and conveys to each of the entities currently or hereafter comprising a part of the Partnership Group a nontransferable, nonexclusive, royalty free right and license (“License”) to use the name “GPM” (the “Name”) and any associated or related service marks, trademarks and trade names (the “Mark”).

Ownership and Quality. The Partnership agrees that ownership of the Name and the Mark and the goodwill relating thereto shall remain vested in GPM both during the term of this License and thereafter, and the Partnership further agrees, and agrees to cause the other members of the Partnership Group, never to challenge,

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contest or question the validity of GPM’s ownership of the Name and Mark or any registration thereto by GPM. In connection with the use of the Name and the Mark, the Partnership and any other member of the Partnership Group shall not in any manner represent that they have any ownership in the Name and the Mark or registration thereof except as set forth herein, and the Partnership, on behalf of itself and the other members of the Partnership Group, acknowledges that the use of the Name and the Mark shall not create any right, title or interest in or to the Name and the Mark, and all use of the Name and the Mark by the Partnership or any other member of the Partnership Group, shall inure to the benefit of GPM. The Partnership agrees, and agrees to cause the other members of the Partnership Group, to use the Name and Mark in accordance with such quality standards established by GPM and communicated to the Partnership from time to time, it being understood that the products and services offered by the members of the Partnership Group immediately before the Closing Date are of a quality that is acceptable to GPM and justifies the License.

Termination. The License shall terminate upon a termination of this Agreement pursuant to Section 6.4.

Miscellaneous

Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Delaware, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Delaware and to venue in Delaware.

Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 6.2.

For notice to GPM:

GPM Investments, LLC

8565 Magellan Parkway, Suite 400

Richmond, Virginia 23227

Attention: General Counsel

Telephone: (804) 730.1568

For notice to the Partnership Entities:

GPM Petroleum LP

8565 Magellan Parkway, Suite 400

Richmond, Virginia 23227

Attention: General Counsel

Telephone: (804) 887.1980

Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein. In the event of a conflict between the provisions of this Agreement and the provisions of the Partnership Agreement, the provisions of the Partnership Agreement shall control.

Termination.

Termination by GPM. Notwithstanding any other provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and the Common Units held by the General Partner, GPM and their Affiliates are not voted in favor of such removal, then this Agreement, other than the provisions set forth in Article III hereof, may be terminated by GPM with 180 days’ prior written notice.

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Survival of Obligations under Article III. For the avoidance of doubt, the Parties’ indemnification obligations under Article III shall survive the termination of this Agreement in accordance with their respective terms.

Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder. Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, would be adverse in any material respect to the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

Assignment; Third-Party Beneficiaries. No Party shall have the right to assign any of its rights or obligations under this Agreement without the consent of the other Parties hereto; provided, however, that the Partnership Group may make a collateral assignment of this Agreement to secure financing for the Partnership Group. Each of the Parties hereto specifically agrees that each Partnership Group Member, whether or not a Party to this Agreement, shall be entitled to assert rights and remedies hereunder as third-party beneficiaries hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to any such entity. Except as contemplated by the preceding sentence, this Agreement does not create any rights or benefits for any entity or individual other than the Parties.

Successors. This Agreement shall bind and inure to the benefit of the Parties and to their respective successors and assigns.

Continuation of Work During Dispute. Notwithstanding any dispute, it shall be the responsibility of each Party to continue to perform its obligations under this Agreement pending resolution of the dispute.

Counterparts. This Agreement may be executed in any number of counterparts, including facsimile counterparts, with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Rules of Construction. Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement. Unless otherwise specifically indicated or the context otherwise requires, the terms “include,” “includes” and “including” as used in this Agreement shall be deemed to be followed by the words “without limitation.”

Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

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Withholding or Granting of Consent. Unless otherwise provided herein, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall take any act, or fail to take any act, under this Agreement which would violate any applicable law, statute, rule or regulation.

Negation of Rights of Limited Partners, Assignees and Third Parties. Except as set forth in Section 6.7, the provisions of this Agreement are enforceable solely by the Parties, and no stockholder, limited partner, member or assignee of GPM, the Partnership or other Person shall have the right, separate and apart from GPM or the Partnership, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

No Recourse Against Officers or Directors. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of GPM, the General Partner, the Partnership or any Partnership Group Member.

Legal Compliance. The Parties acknowledge and agree that this Agreement, and all services provided under this Agreement, are intended to comply with any and all laws and legal obligations and that this Agreement should be construed and interpreted with this purpose in mind.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

GPM INVESTMENTS, LLC

By:
Name:
Title:

By:
Name:
Title:

GPM PETROLEUM LP

By:	GPM Petroleum GP, LLC, its general partner

By:
Name:
Title:

By:
Name:
Title:

GPM PETROLEUM GP, LLC

By:
Name:
Title:

By:
Name:
Title:

Signature Page to the Omnibus Agreement

EXHIBIT 1.1(c)

ASSIGNMENT AND ASSUMPTION AGREEMENT

Date:             , 20

This Assignment and Assumption (this “Assignment Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other Credit Documents and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, any Letters of Credit, guarantees, and Swingline Loans and any participations in any of the foregoing included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Credit Document and any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment Agreement, without representation or warranty by the Assignor.

1.	Assignor:
[Assignor [is] [is not] a Defaulting Lender.]

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	GPM Petroleum LP, a Delaware limited partnership

4.	Administrative Agent:	KeyBank National Association, as the administrative agent under the Credit Agreement.

5.	Credit Agreement:	The Credit Agreement, dated as of January , 2016 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Guarantors from time to time party thereto, the lenders from time to time party thereto and the Administrative Agent.

[1]	Select as applicable.

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]	CUSIP Number
	$	$	%
	$	$	%
	$	$	%

[7.        Trade Date:                                         ]4

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:

Title:

Accepted:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[GPM PETROLEUM LP, as the Borrower

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Commitment,” “Term Loan Commitment,” etc.)
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

By:	GPM Petroleum GP, LLC, its General Partner

By:
Name:
	Title:	]

By:
Name:
	Title:	][5]

[5]	If required.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AGREEMENT

1. Representations and Warranties.

1.1    Assignor.    The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby, and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2.    Assignee.     The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) attached to this Assignment Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.    Payments.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.    General Provisions.    This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to principles of conflicts of laws (other than section 5-1401 of the New York General Obligations Law).

EXHIBIT 1.1(f)

JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of                      , 201     (as amended, restated or otherwise modified from time to time, this “Agreement”), is between                             , a                             (the “Additional Guarantor”), and KEYBANK NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”) for the Lenders under the Credit Agreement (each as defined below). Capitalized terms used herein and not defined herein have the respective meanings assigned to such terms in the Credit Agreement.

RECITALS:

(1)    This Agreement is entered into pursuant to Section 5.10 of the Credit Agreement, dated as of January [    ], 2016 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among GPM Petroleum LP, a Delaware limited partnership (the “Borrower”), the Guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”) and the Administrative Agent.

(2)    The Additional Guarantor is a direct or indirect wholly-owned Subsidiary of the Borrower that is not then a Guarantor under the Credit Agreement, and the Borrower and the Additional Guarantor desire that the Additional Guarantor become a party to the Credit Agreement as a Guarantor thereunder. This Agreement is one of the Credit Documents referred to in the Credit Agreement.

(3)     The Additional Guarantor will obtain benefits from the Credit Agreement and, accordingly, desires to enter into this Agreement to induce the Lenders to continue to make Loans to the Borrower under the Credit Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and the other benefits accruing to the Additional Guarantor, the receipt and sufficiency of which are hereby acknowledged, the Additional Guarantor covenants and agrees with the Administrative Agent and each other Lender as follows:

1.    Agreement. The Additional Guarantor hereby acknowledges, agrees and confirms that, by its execution of this Agreement, it shall become a party to the Credit Agreement and shall be fully bound by, and subject to, all of the covenants, terms, obligations (including, without limitation, all payment obligations) and conditions of the Credit Agreement applicable to a Guarantor as though originally party thereto as a Guarantor, and the Additional Guarantor shall be deemed a “Guarantor” for all purposes of the Credit Agreement from and after the date hereof. By its signature below, each of the Borrower and the Administrative Agent, for the benefit of the Lenders and itself, hereby agrees and consents to the Additional Guarantor becoming bound by, and subject to, the terms and conditions of the Credit Agreement as provided herein, and agrees and acknowledges that the Additional Guarantor shall be afforded the benefits of the Credit Agreement, in accordance with the terms and conditions thereof as provided herein, in each case as fully and the same as if the Additional Guarantor was originally party thereto as a Guarantor. The Additional Guarantor acknowledges and confirms that it has received a copy of the Credit Agreement, the other Credit Documents and all exhibits thereto and has reviewed and understands all of the terms and provisions thereof.

2.    Guaranty. Without limiting the foregoing paragraph 1 and as provided in Article X of the Credit Agreement, the Additional Guarantor hereby unconditionally and irrevocably, jointly and severally with all other Guarantors, guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all of the Obligations.

3.    Effect of this Agreement. Except as expressly provided in this Agreement, the Credit Agreement shall remain in full force and effect, without modification or amendment. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of each of the parties hereto.

4.    Representations and Warranties. The Additional Guarantor, as of the date hereof, hereby makes to the Lenders each of the representations and warranties contained in Article III of the Credit Agreement applicable to a Guarantor or a Credit Party.

5.    Successors and Assigns; Entire Agreement. This Agreement is binding upon and shall inure to the benefit of the parties to this Agreement and their respective successors and assigns. This Agreement and the Credit Agreement set forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supercedes all prior discussions, agreements and understandings of any and every nature among them.

6.    Headings and Counterparts. The descriptive headings of this Agreement are for convenience or reference only and do not constitute a part of this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

7.    Governing Law; Venue; Waiver of Jury Trial.

(a)    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)    THE ADDITIONAL GUARANTOR HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY IN ANY LITIGATION OR OTHER PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS, THE ISSUING LENDER OR THE CREDIT PARTIES IN CONNECTION HEREWITH OR THEREWITH; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.

(c)    THE ADDITIONAL GUARANTOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED IN SECTION 9.2 OF THE CREDIT AGREEMENT. THE ADDITIONAL

GUARANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO IN CLAUSE (b) ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE ADDITIONAL GUARANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE ADDITIONAL GUARANTOR HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE CREDIT DOCUMENTS. THE ADDITIONAL GUARANTOR HEREBY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT THAT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES

(d)    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Additional Guarantor and the Administrative Agent have executed this Agreement as of the date first written above.

ADDITIONAL GUARANTOR:

[ ]

By:

Name:
Title:

ADMINISTRATIVE AGENT:

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent for the Lenders

By:

Name:
Title:

AGREED AND CONSENTED TO BY:

BORROWER:

GPM PETROLEUM LP

By:	GPM Petroleum GP, LLC, its General Partner

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT 1.1(g)

NOTICE OF BORROWING

        , 20

KeyBank National Association,

    as Administrative Agent

4900 Tiedeman Road

Mail Code: OH-01-49-0114

Brooklyn, OH 44144

Attention: KAS Servicing

Re:	Notice of Borrowing

Ladies and Gentlemen:

The undersigned, GPM Petroleum LP, a Delaware limited partnership (the “Borrower”), refers to the Credit Agreement, dated as of January     , 2016 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement,” capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement), among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and KeyBank National Association, as the Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section[s] [2.1(b)], [2.2(b)] [and] [2.4(b)] of the Credit Agreement, that the undersigned hereby requests one or more borrowings under the Credit Agreement, and in connection therewith sets forth on Annex 1 hereto the information relating to each such Borrowing (collectively the “Proposed Borrowing”) as required by Section[s] [2.1(b)], [2.2(b)] [and] [2.4(b)] [, as applicable,] of the Credit Agreement.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A)    the representations and warranties of the Credit Parties contained in the Credit Agreement and the other Credit Documents are and will be true and correct in all material respects (or, in the case of any representation and warranty already subject to a materiality qualifier, true and correct), before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, as though made on such date, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties were true and correct in all material respects as of the date when made;

(B)    no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof;

(C)    immediately after giving effect to the making of the Proposed Borrowing (and the application of the proceeds thereof), (i) the sum of the aggregate principal amount of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations will not exceed the Revolving Committed Amount then in effect, (ii) the outstanding LOC Obligations will not exceed the LOC Committed Amount, and (iii) the outstanding Swingline Loans will not exceed the Swingline Committed Amount;

(D)    all conditions set forth in Sections 2.1 or 2.2 of the Credit Agreement, as applicable, have been satisfied; and

(E)    the proceeds of outstanding Revolving Loans and Swingline Loans used for working capital do not exceed $15,000,000, and, after giving effect to the use of proceeds of the Proposed Borrowing, will not exceed $15,000,000; and

[(G)    (i) all conditions set forth in Section 2.4 of the Credit Agreement have been satisfied and (ii) to the Borrower’s knowledge, no Lender exists that is a Defaulting Lender, other than a Defaulting Lender with regards to which, the Swingline Lender and the Borrower have entered into an arrangement that eliminates the Swingline Lender’s risk with respect to such Defaulting Lender in respect of its Swingline Commitment.]6

Very truly yours,

GPM PETROLEUM LP

By:	GPM Petroleum GP, LLC, its General Partner

By:
Name:
Title:

By:
Name:
Title:

[6]	To be included for all Swingline Loan requests.

Annex 1

to

Notice of Borrowing

1.	The Business Day of the Proposed Borrowing is [ ].

2.	The Proposed Borrowing [is a][are] [Revolving Loan[s]] [Term Loan[s]] [Swingline Loan[s]]

3.	The Type of Loan[s] comprising the Proposed Borrowing [is a][are] [Alternate Base Rate Loan[s]] [LIBOR Rate Loan[s]] [Swingline Loan[s]].

4.	The Aggregate amount of [the] [each] Loan is [as follows]:

(a)	[Alternate Base Rate Loan: $ .]

(b)	[LIBOR Loan: $ .]

(c)	[Swingline Loan: $ .]

5.	[The Interest Period for the LIBOR Rate Loan[s] is [set forth below opposite such Loan]:

(a)	[LIBOR Rate Loan: .]

EXHIBIT 1.1(h)

NOTICE OF CONVERSION/EXTENSION

    , 20

KeyBank National Association,

    as Administrative Agent

4900 Tiedeman Road

Mail Code: OH-01-49-0114

Brooklyn, OH 44144

Attention: KAS Servicing

Re:	Notice of Conversion/Extension

Ladies and Gentlemen:

The undersigned, GPM Petroleum LP, a Delaware limited partnership (the “Borrower”), refers to the Credit Agreement, dated as of January     , 2016 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement,” capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement), among the Borrower, the Guarantors from time to time party thereto, the Lenders from time to time party thereto and KeyBank National Association, as the Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.9(a) of the Credit Agreement, that the undersigned hereby requests one or more extensions or conversions of Loans, consisting of one type of Loan, pursuant to Section 2.9(a) of the Credit Agreement, and in connection therewith has set forth on Annex 1 hereto the information required pursuant to such Section 2.9(a) of the Credit Agreement relating to each such extension or conversion.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the extension or conversion:

(A)    the representations and warranties of the Credit Parties contained in the Credit Agreement and the other Credit Documents are and will be true and correct in all material respects (or, in the case of any representation and warranty already subject to a materiality qualifier, true and correct), before and after giving effect to the extension or conversion, as though made on such date, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties were true and correct in all material respects as of the date when made; and

(B)    no Default or Event of Default has occurred and is continuing, or would result from such extension or conversion.

Very truly yours,

GPM PETROLEUM LP

By:	GPM Petroleum GP, LLC, its General Partner

By:
Name:
Title:

By:
Name:
Title:

Annex 1

to

Notice of Continuation or Conversion

1.	The type[s] of Loan[s] to be [extended] [converted] [is a] [are] [LIBOR Rate Loan[s]] [Alternate Base Rate Loan[s]].

2.	The date on which the [respective] Loan to be [extended] [converted] was made is [set forth below opposite such Loan]:

(a)	[LIBOR Rate Loan: $ .]

(b)	[Alternate Base Rate Loan: $ .]

3.	The date on which the [respective] Loan is to be [extended] [converted] is [set forth below opposite such Loan]:

(a)	[LIBOR Rate Loan: $ .]

(b)	[Alternate Base Rate Loan: $ .]

4.	The Aggregate amount of [the] [each] Loan is [as follows]:

((a)	[LIBOR Rate Loan: $ .]

(b)	[Alternate Base Rate Loan: $ .]

5.	[[The [new] Interest Period for the [respective] Loan is [set forth opposite such Loan]]:

(a)	[LIBOR Rate Loan: .]

[6.	The type of Loan into which the [respective] Loan[s] [is] [are] to be converted is [set forth below opposite such Loan]:]

Exhibit 1.1(i)

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

GPM PETROLEUM LP

a Delaware limited partnership

January 12, 2016

THE LIMITED PARTNERSHIP INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. SUCH LIMITED PARTNERSHIP INTERESTS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE OR OTHER SECURITIES LAWS, PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTION THEREFROM. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF SUCH LIMITED PARTNERSHIP INTERESTS IS FURTHER RESTRICTED AS PROVIDED IN THIS AGREEMENT. PURCHASERS OF SUCH LIMITED PARTNERSHIP INTERESTS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

GPM PETROLEUM LP

a Delaware limited partnership

	ARTICLE 1 DEFINITIONS AND CONSTRUCTION

1.1	Definitions	2
1.2	Construction	2

	ARTICLE 2
	ORGANIZATION

2.1	Formation	2
2.2	Name	2
2.3	Registered Office; Registered Agent; Principal Office; Other Offices	2
2.4	Purposes	3
2.5	Foreign Qualification	3
2.6	Term	3

	ARTICLE 3
	PARTNERS; PARTNERSHIP INTERESTS

3.1	Partners	3
3.2	Partnership Interests	3
3.3	General Partner Interest	4
3.4	No Other Persons Deemed Partners	4
3.5	Withdrawal and Replacement of General Partner; No Withdrawal or Expulsion	4
3.6	Partners Schedules	5
3.7	Admission of Additional Limited Partners and Substituted Limited Partners and Creation of Additional Units	5
3.8	No Liability of Limited Partners	6

	ARTICLE 4
	CAPITAL CONTRIBUTIONS

4.1	Return of Contributions	7
4.2	Capital Account	7
4.3	Advances by Partners	8
4.4	No Commitment for Additional Financing	8

GPM PETROLEUM LP

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

PAGE I

	ARTICLE 5
	DISTRIBUTIONS AND ALLOCATIONS

5.1	Distributions	8
5.2	Allocations of Profits and Losses	10
5.3	Special Allocations	11
5.4	Income Tax Allocations	12
5.5	Other Allocation Rules	13

	ARTICLE 6
	TRANSFER OF PARTNERSHIP INTERESTS; PREEMPTIVE RIGHTS; IPO CONVERSION

6.1	General Restrictions on Transfers of Partnership Interests	14
6.2	Restrictions on Transfers of Limited Partnership Interests	15
6.3	Transfers to Permitted Transferees	15
6.4	Drag-Along Rights	15
6.5	Tag-Along Rights	19
6.6	Initial Public Offering	21
6.7	Preemptive Rights	23
6.8	Regulatory Transfers	24
6.9	Monetization Transactions	25
6.10	Specific Performance	27

	ARTICLE 7
	MANAGEMENT

7.1	Management Under Direction of the General Partner	28
7.2	Limited Partner Approval Rights	29
7.3	Class A Preferred Unit Approval Rights	29
7.4	Acknowledgement Regarding Outside Businesses and Opportunities	30
7.5	Acknowledgement and Release Relating to Matters Requiring Limited Partner Approval	31
7.6	Amendment, Modification or Repeal	32

	ARTICLE 8
	LIMITATION OF LIABILITY AND INDEMNIFICATION

8.1	Duties of the Partners and GP Managers; Limitation of Partner and GP Manager Liability; Indemnification	32
8.2	Fiduciary Duties of Officers; Limitation of Officer Liability; Indemnification	35
8.3	Advancement of Expenses	35
8.4	Priority of Indemnification	36
8.5	Multiple Rights to Indemnification	36
8.6	Procedure for Indemnification	36
8.7	Partnership Obligations; Indemnification Rights	36
8.8	Insurance	37

GPM PETROLEUM LP

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

PAGE II

	ARTICLE 9
	CERTAIN AGREEMENTS OF THE PARTNERSHIP AND PARTNERS

9.1	Financial Reports and Access to Information; Fiscal Year End	37
9.2	Maintenance of Books	38
9.3	Accounts	39
9.4	Information	39

	ARTICLE 10
	TAXES

10.1	Tax Returns	40
10.2	Tax Partnership	40
10.3	Tax Elections	41
10.4	Tax Matters Partner	41

	ARTICLE 11
	DISSOLUTION; WINDING-UP AND TERMINATION; LIQUIDITY RIGHTS

11.1	Dissolution	43
11.2	Winding-Up and Termination	43
11.3	Deficit Capital Accounts	44
11.4	Certificate of Cancellation	44

	ARTICLE 12
	GENERAL PROVISIONS

12.1	Offset	45
12.2	Notices	45
12.3	Entire Agreement; Supersedure	45
12.4	Effect of Waiver or Consent	46
12.5	Amendment or Restatement; Power of Attorney	46
12.6	Binding Effect; No Third Party Beneficiaries	48
12.7	Governing Law; Severability; Limitation of Liability	48
12.8	Further Assurances	50
12.9	Counterparts	50
12.10	Outside Counsel	50
12.11	No Presumption	50

EXHIBITS
A	Defined Terms
B	Form of Second Amended and Restated Agreement of Limited Partnership

SCHEDULES:
I	Partners Schedule for Holders of Units

GPM PETROLEUM LP

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

PAGE III

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

GPM PETROLEUM LP

a Delaware limited partnership

This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of GPM PETROLEUM LP, a Delaware limited partnership (the “Partnership”), dated January 12, 2016 (the “Effective Date”), is adopted, executed and agreed to, for good and valuable consideration, by and among the General Partner and each of the undersigned Limited Partners.

R E C I T A L S

WHEREAS, the Partnership was formed pursuant to the Act as a Delaware limited partnership on March 27, 2015 with the General Partner as its sole general partner and GPM as the sole organizational limited partner;

WHEREAS, the General Partner and GPM entered into that certain Agreement of Limited Partnership dated April 9, 2015 (such agreement, the “Original Agreement”);

WHEREAS, pursuant to this Agreement and that certain Contribution Agreement, dated as of January 12, 2016 (the “Contribution Agreement”) by and among the Partnership, the General Partner, GPM, WOCSE and certain others party thereto, (i) GPM shall contribute to the Partnership the Initial LP Interest and 100% of the limited liability company interests in GPM Petroleum, LLC, a Delaware limited liability company, in exchange for the number of Class B Preferred Units in the Partnership set forth opposite GPM’s name on Schedule I and the additional consideration as described in the Contribution Agreement and (ii) WOCSE shall contribute to the Partnership certain assets, as described in the Contribution Agreement (the “Contributed Assets”), in exchange for the number of Class B Preferred Units in the Partnership set forth opposite WOCSE’s name on Schedule I, each in accordance with the provisions of the Contribution Agreement;

WHEREAS, pursuant to this Agreement and that certain Purchase Agreement, dated as of January 11, 2016 (the “Purchase Agreement”), by and among the Partnership, the General Partner, GPM, WOCSE and the Class A Purchasers, each Class A Purchaser shall make a Capital Contribution to the Partnership in exchange for the number of Class A Preferred Units in the Partnership set forth opposite such Class A Purchaser’s name on Schedule I; and

WHEREAS, effective on the Effective Date, (a) GPM will continue as a Limited Partner; (b) the General Partner will continue as the General Partner; and (c) the Class A Purchasers and WOCSE will be admitted to the Partnership as Limited Partners, in accordance with the terms and provisions of this Agreement.

GPM PETROLEUM LP

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

NOW, THEREFORE, the General Partner and the Limited Partners hereby agree to amend and restate the Original Agreement in its entirety to read as follows:

A G R E E M E N T S

DEFINITIONS AND CONSTRUCTION

Definitions. Capitalized terms used in this Agreement (including the Exhibits and Schedules hereto) but not defined in the body of this Agreement have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.

Construction. In this Agreement, unless a clear contrary intention appears: (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender; (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation;” (c) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular subdivision unless expressly so limited; (e) references in any Article or Section or definition to any clause means such clause of such Article, Section or definition; (f) references to Exhibits and Schedules are to the items attached hereto as the described Exhibits or Schedules hereto, each of which is hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein; (g) references to dollars or money refer to the lawful currency of the United States; (h) references to “federal” or “Federal” mean U.S. federal or U.S. Federal, respectively; (i) references to the “IRS” or the “Internal Revenue Service” refer to the United States Internal Revenue Service; (j) references to “Revenue Procedures,” or “Revenue Rulings” refer to Revenue Procedures or Revenue Rulings, respectively, published by the Internal Revenue Service; (k) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified (including any waiver or consent) and in effect from time to time in accordance with the terms thereof; and (l) reference to any Law means such Law as amended, modified, codified, reenacted or replaced and in effect from time to time. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ORGANIZATION

Formation. The Partnership was formed as a limited partnership under and pursuant to the Act by the filing of a certificate of limited partnership (the “Certificate”).

Name. The name of the Partnership is “GPM Petroleum LP” and all Partnership business must be conducted in that name or such other name or names that comply with Law and as the General Partner may select.

Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Partnership required by the Act to be maintained in the State of Delaware shall be

GPM PETROLEUM LP

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Partnership) as the General Partner may designate in the manner provided by Law. The registered agent of the Partnership in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the General Partner may designate in the manner provided by Law. The principal office of the Partnership, which need not be in the State of Delaware, shall be at such place as the General Partner may designate. The Partnership may have such other offices as the General Partner may designate.

Purposes. The purposes of the Partnership are to (a) engage, directly or indirectly through Subsidiaries, in the business of the wholesale distribution of motor fuels, including the distribution of motor fuels to parties that will sell such fuels on a consignment basis, and (b) to engage in such other activities incidental or ancillary thereto as the General Partner deems necessary or advisable, in each case upon the terms and conditions set forth in this Agreement.

Foreign Qualification. The General Partner shall cause the Partnership to comply with all requirements necessary to qualify the Partnership to conduct business as a foreign limited partnership in foreign jurisdictions to the extent that any such jurisdiction requires qualification for the Partnership to conduct business therein and to maintain the limited liability of the Limited Partners. At the request of the General Partner, each Limited Partner shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue or terminate the Partnership as a foreign limited partnership in all such jurisdictions in which the Partnership may conduct business; provided that no Limited Partner shall be required to file any general consent to service of process or to qualify as a foreign corporation, limited liability company, partnership or other entity in any jurisdiction in which it is not already so qualified.

Term. The term of the Partnership commenced with the filing of the Certificate and shall have a perpetual existence, unless and until it is wound up and liquidated in accordance with Article 11.

PARTNERS; PARTNERSHIP INTERESTS

Partners. The General Partner and the Limited Partners listed on Schedule I are the sole Partners of the Partnership as of the Effective Date. The General Partner has approved the admission of each of the Persons listed on Schedule I, each of whom (i) is admitted to the Partnership as a Limited Partner upon such Person’s execution and delivery to the Partnership of this Agreement or (ii) with respect to GPM, has been admitted to the Partnership as a Limited Partner prior to the Effective Date.

Partnership Interests.

Units Generally. The Partnership Interests shall consist of the General Partner Interest and the Limited Partner Interests. All of the Limited Partner Interests authorized as of the Effective Date have been divided into two classes of Units referred to as Class A Preferred Units and Class B Preferred Units. As of the Effective Date, the Partnership is authorized to issue 3,500,000 Units designated as Class A Preferred Units and 12,085,000 Units designated as Class B Preferred Units.

GPM PETROLEUM LP

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Class A Preferred Units. On the Effective Date and pursuant to the Purchase Agreement, the Class A Purchasers shall contribute to the Partnership, as a Capital Contribution, an aggregate $70,000,000 in exchange for an aggregate 3,500,000 Class A Preferred Units.

Class B Preferred Units. On the Effective Date and pursuant to the Contribution Agreement, (i) GPM shall contribute to the Partnership, as a Capital Contribution, the Initial LP Interest in exchange for 9,943,695 Class B Preferred Units and (ii) WOCSE shall contribute to the Partnership, as a Capital Contribution, the Contributed Assets in exchange for 2,141,305 Class B Preferred Units.

UCC Securities. Units shall constitute “securities” governed by Article 8 of the applicable version of the Uniform Commercial Code, as amended from time to time after the Effective Date.

Unit Reissuance. Units that have been redeemed by or forfeited to the Partnership may be reissued subject to the terms of this Agreement.

General Partner Interest. On the Effective Date, the General Partner shall retain a non-economic General Partner Interest in the Partnership, subject to all of the rights, privileges and duties of the General Partner under this Agreement.

No Other Persons Deemed Partners. Unless admitted to the Partnership as a Partner as provided in this Agreement, no Person (including an assignee of rights with respect to Partnership Interests or a transferee of Partnership Interests, whether voluntary, by operation of law or otherwise) shall be, or shall be considered, a Partner. The Partnership may elect to deal only with Persons admitted to the Partnership as Partners as provided in this Agreement (including their duly authorized representatives). Any distribution by the Partnership to a Person shown on the Partnership’s records as a Partner, or to the Partner’s legal representatives, shall relieve the Partnership of all liability to any other Person who may have an interest in such distribution by reason of any Transfer by the Partner or for any other reason.

Withdrawal and Replacement of General Partner; No Withdrawal or Expulsion.

If the General Partner withdraws as the general partner of the Partnership (other than in connection with a Drag-Along Transaction approved in accordance with this Agreement), the addition of a successor or additional general partner of the Partnership shall require Special Partner Approval.

A Partner (other than the General Partner) may not take any action to withdraw as a Partner voluntarily, and a Partner may not be removed involuntarily, prior to the dissolution and winding up of the Partnership, other than, (i) in the case of a Limited Partner as a result of a permitted Transfer of all of such Limited Partner’s Partnership

GPM PETROLEUM LP

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Interests in accordance with Article 6 and each of the transferees of such Partnership Interests being admitted as a Substituted Limited Partner or (ii) in the case of the General Partner, with Special Partner Approval, following the admission of another Person approved by Special Partner Approval as a substitute General Partner. A Partner will cease to be a Partner only in the manner described in Section 3.7 or Article 11.

Partners Schedules. The General Partner on behalf of the Partnership shall maintain one or more schedules of all of the Partners from time to time, including their mailing addresses and the Partnership Interests held by them (such schedules, as the same may be amended, modified or supplemented from time to time, collectively the “Partners Schedules”). A copy of the Partners Schedule with respect to the Partners holding Class A Preferred Units and Class B Preferred Units as of the Effective Date is attached as Schedule I.

Admission of Additional Limited Partners and Substituted Limited Partners and Creation of Additional Units.

Authority. Subject to the limitations set forth in this Article 3 and Article 6, the Partnership may admit Additional Limited Partners and Substituted Limited Partners to the Partnership and, subject to (1) obtaining approval of the General Partner and any Limited Partner approval required by Section 7.3, (2) complying with any preemptive rights required by Section 6.7 and (3) complying with the amendment provisions in Section 12.5, the Partnership may also issue additional Units or create and issue such additional classes or series of Units or other Partnership Interests (or securities convertible into or exercisable or exchangeable for a Unit or other Partnership Interest), having such designations, preferences and relative, participating or other special rights, powers and duties as the General Partner shall determine, including: (A) the right of any such class or series of Limited Partner Interests to share in the Partnership’s distributions; (B) the allocation to any such class or series of Limited Partner Interests of Profits (and all items included in the computation thereof) or Losses (and all items included in the computation thereof); (C) the rights of any such class or series of Limited Partner Interests upon dissolution or liquidation of the Partnership; and (D) the right of any such class or series of Limited Partner Interests to vote on matters relating to the Partnership and this Agreement. In connection with the issuance pursuant to and in accordance with this Article 3 of any class or series of Limited Partner Interests, the General Partner may, subject to Section 12.5, amend any provision of this Agreement, and authorize any Person to execute, acknowledge, deliver, file and record, if required, such documents, to the extent necessary or desirable to reflect the admission of any Additional Limited Partner or Substituted Limited Partner to the Partnership or the authorization and issuance of such class or series of Limited Partner Interests (or securities convertible into or exercisable or exchangeable for a Limited Partner Interest), and the related rights and preferences thereof.

Conditions. An Additional Limited Partner or Substituted Limited Partner shall be admitted to the Partnership with all the rights and obligations of a Limited Partner if (i) all applicable conditions of Article 6 are satisfied and (ii) such Additional Limited Partner or Substituted Limited Partner, if not already a party to this Agreement, shall

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have executed and delivered to the Partnership an addendum agreement in such form as is approved by the General Partner and such other documents or instruments as may be required in the General Partner’s reasonable judgment to effect the admission. No Transfer or issuance of Partnership Interests otherwise permitted or required by this Agreement shall be effective, no Limited Partner shall have the right to substitute a transferee as a Limited Partner in its place with respect to any Limited Partner Interests acquired by such transferee in any Transfer and no purchaser of newly issued Partnership Interests from the Partnership shall be deemed to be a Limited Partner if the foregoing conditions are not satisfied.

Rights and Obligations of Additional Limited Partners and Substituted Limited Partners. A transferee of Limited Partner Interests who has been admitted as an Additional Limited Partner or as a Substituted Limited Partner or a purchaser of newly issued Limited Partner Interests from the Partnership who has been admitted as an Additional Limited Partner in accordance with this Agreement shall have all the rights and powers and be subject to all the restrictions and liabilities under this Agreement relating to a Limited Partner holding Limited Partner Interests.

Date of Admission as Additional or Substituted Limited Partner. Admission of an Additional Limited Partner or Substituted Limited Partner shall become effective on the date the applicable conditions set forth in Section 3.7(b) are satisfied. Upon the admission of an Additional Limited Partner or Substituted Limited Partner, (i) the General Partner shall, without the consent of any other Person, revise the Partners Schedules to reflect the name and address of, and number and class of Limited Partner Interests held by, such Additional Limited Partner or Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Limited Partner and (ii) in the event of a Transfer to such Substituted Limited Partner of a Limited Partner Interest, the Transferring Limited Partner shall be relieved of its obligations under this Agreement with respect to such Transferred Limited Partner Interest, except as set forth in the proviso to the following sentence. Any Limited Partner who Transfers all of such Limited Partner’s Limited Partner Interests through one or more Transfers permitted by this Section 3.7 and Article 6 (where each transferee was admitted as a Substituted Limited Partner) shall cease to be a Limited Partner as of the last date on which all transferees are admitted as Substituted Limited Partners; provided that, notwithstanding anything to the contrary herein, such Limited Partner shall not be relieved of any liabilities incurred by such Limited Partner pursuant to the terms and conditions of this Agreement prior to the time such Limited Partner Transfers any Limited Partner Interest or ceases to be a Limited Partner hereunder.

No Liability of Limited Partners. Except as otherwise provided under the Act, the debts, liabilities, contracts and other obligations of the Partnership (whether arising in contract, tort or otherwise) shall be solely the debts, liabilities, contracts and other obligations of the Partnership, and no Limited Partner, in its capacity as such, shall be liable personally (a) for any debts, liabilities, contracts or any other obligations of the Partnership, except to the extent and under the circumstances set forth in any non-waivable provision of the Act or in any separate written

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instrument signed by the applicable Limited Partner, or (b) for any debts, liabilities, contracts or other obligations of any other Partner. No Limited Partner shall have any responsibility to restore any negative balance in its Capital Account or to contribute to or in respect of the liabilities or obligations of the Partnership or to return distributions made by the Partnership, except as expressly provided in this Agreement or required by any non-waivable provision of the Act; provided, however, that each Limited Partner shall be responsible to the Partnership for its failure to fund its elections to purchase New Units from the Partnership pursuant to Section 6.7. However, if any court of competent jurisdiction orders, holds or determines that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to restore any such negative balance, make any such contribution or make any such return, such obligation shall be the obligation of such Limited Partner and not of any other Person.

CAPITAL CONTRIBUTIONS

Return of Contributions. Except as provided in Section 6.9 and Section 11.2(d), upon a redemption of a Partner’s Units by the Partnership, a Partner is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its Capital Account or its Capital Contributions. An unreturned Capital Contribution is not a liability of the Partnership or of any Partner. A Partner is not required to contribute or to lend any cash or property to the Partnership to enable the Partnership to return any other Partner’s Capital Contributions. For the avoidance of doubt, this Section 4.1 shall not limit the Partnership’s rights and obligations to make distributions in accordance with Section 5.1.

Capital Account.

A separate capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with the requirements of Treasury Regulations Section 1.704-1(b)(2)(iv). Each Partner’s Capital Account (a) shall be increased by (i) the amount of money contributed by such Partner to the Partnership, (ii) the Book Value of property contributed by such Partner to the Partnership (net of liabilities that the Partnership is considered to assume or take the contributed property subject to), (iii) allocations to such Partner of Profits pursuant to Section 5.2 and any other items of income or gain allocated to such Partner pursuant to Section 5.3, and (iv) any other increases allowed or required by Treasury Regulation Section 1.704-1(b)(2)(iv), and (b) shall be decreased by (i) the amount of money distributed to such Partner by the Partnership, (ii) the Book Value of property distributed to such Partner by the Partnership (net of liabilities that such Partner is considered to assume or take the distributed property subject to), and (iii) allocations to such Partner of Losses pursuant to Section 5.2 and any other items of loss or deduction allocated to such Partner pursuant to Section 5.3. A Partner that has more than one class or series of Partnership Interests shall have a single Capital Account that reflects all such Units; provided, however, that the Capital Accounts shall be maintained in such manner as will facilitate a determination of the portion of each Capital Account attributable to each class or series of Partnership Interests.

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On the Transfer of all or part of a Partner’s Partnership Interests, the Capital Account of the transferor that is attributable to the transferred Partnership Interests shall carry over to the transferee Partner in accordance with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv)(l).

Except as otherwise required in the Act, no Partner shall have any liability to restore all or any portion of a deficit balance in such Partner’s Capital Account.

Advances by Partners. If the Partnership does not have sufficient cash to pay its obligations, then with the approval of the General Partner, any or all of the Limited Partners may (but will have no obligation to) advance all or part of the needed funds to or on behalf of the Partnership, which advances will constitute a loan from each such Limited Partner to the Partnership, will bear interest and be subject to such other terms and conditions as agreed by each such Limited Partner and the General Partner and will not be deemed to be a Capital Contribution.

No Commitment for Additional Financing. The Partnership and each Partner acknowledge and agree that no Limited Partner has made any representation, commitment or agreement to provide or assist the Partnership in obtaining any financing, investment or other assistance. In addition, the General Partner, on behalf of the Partnership, and each Partner acknowledge and agree that (a) no statements made by any Partner or its representatives before, on or after the Effective Date shall create an obligation to provide or assist the Partnership in obtaining any financing or investment except to the extent expressly set forth in the Transaction Documents, (b) the Partnership shall not rely on any such statement by any Partner or its representatives, and (c) an obligation to provide or assist the Partnership in obtaining any financing or investment may only be created by a written agreement, signed by such Partner and the Partnership, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Each Partner shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Partnership, and shall have no obligation to assist or cooperate with the Partnership in obtaining any financing, investment or other assistance.

DISTRIBUTIONS AND ALLOCATIONS

Distributions.

Each distribution made by the Partnership, regardless of the source or character of the assets to be distributed, shall be made in accordance with this Article 5 and applicable Law.

Subject to the other provisions of this Agreement, the General Partner intends to cause the Partnership to distribute all Available Cash to the Limited Partners as set forth in this Section 5.1(b) in respect of each Month ending on or after January 31, 2016. All distributions made pursuant to this Section 5.1(b) shall be paid in cash to the Limited Partners within 30 days of the last day of the Month with respect to which a distribution is made (the date on which a distribution is paid being referred to herein as a “Payment Date”), in the following order of priority:

First, 100% to the Limited Partners holding Class A Preferred Units in accordance with their respective Class A Percentage Interests until there has been distributed in respect of each Class A Preferred Unit then outstanding an amount equal to the Minimum Monthly Distribution for such Month;

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Second, 100% to the Limited Partners holding Class A Preferred Units in accordance with their respective Class A Percentage Interests until there has been distributed in respect of each Class A Preferred Unit then outstanding an amount equal to the Cumulative Class A Preferred Unit Arrearage, if any, with respect to such Class A Preferred Unit as of the Payment Date for such distribution;

Third, 100% to the Limited Partners holding Class B Preferred Units in accordance with their respective Class B Percentage Interests until there has been distributed in respect of each Class B Preferred Unit then outstanding an amount equal to the Minimum Monthly Distribution for such Month;

Fourth, 100% to the Limited Partners holding Class B Preferred Units in accordance with their respective Class B Percentage Interests until there has been distributed in respect of each Class B Preferred Unit then outstanding an amount equal to the Cumulative Class B Preferred Unit Arrearage, if any, with respect to such Class B Preferred Unit as of the Payment Date for such distribution; and

Thereafter, to the Limited Partners in accordance with their respective Percentage Interests.

Unless and until the Cumulative Class A Preferred Unit Arrearage, if any, with respect to each outstanding Class A Preferred Unit is $0, the Partnership shall not be permitted to, and shall not, declare or make any distribution in respect of the Class B Preferred Units or any other class or series of Junior Securities.

For the avoidance of doubt, nothing in this Section 5.1 shall create an obligation on the part of the Partnership to make distributions to any Partner.

All distributions made under this Section 5.1 shall be made to the holders of record of the applicable Partnership Interests on the record date established by the General Partner (the “Record Date”) or, in the absence of any such Record Date, to the holders of the applicable Partnership Interests on the date of the distribution.

The Partnership is authorized to deduct or withhold from distributions, or with respect to allocations, to the holders of Partnership Interests and to pay over to any U.S. federal, state, local or non-U.S. taxing authority any amounts required to be so deducted or withheld pursuant to the Code (including any Taxes required to be withheld with respect to allocations of effectively connected income to non-U.S. Limited Partners

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pursuant to Section 1446 of the Code and any Taxes payable by the Partnership pursuant to Section 6225 of the Code with respect to items of income, gain, loss deduction or credit allocable or attributable to a Partner) or any provisions of applicable Law. For all purposes under this Agreement, any amount so deducted or withheld shall be treated as actually distributed to the holder of Partnership Interests with respect to which such amount was deducted or withheld, and shall be credited against and reduce any further distributions to which such holder otherwise would have been entitled to receive under this Agreement. To the extent any amount directly or indirectly payable to the Partnership has been reduced by any deduction or withholding for or on account of any Tax, and the amount of such Tax has been determined based on the ownership of specific Partnership Interests by any Partner, then the amount otherwise distributable to such Partner with respect to such Partnership Interests shall be reduced to reflect such deduction or withholding. Upon the Partnership’s request, each Limited Partner shall promptly provide to the Partnership a duly completed and executed original IRS Form W-9 or the appropriate IRS Form W-8 and such other information as may be reasonably requested by the Partnership in order for it to accurately determine its withholding obligation, if any.

If, after the Effective Date, the Partnership (A) makes a distribution on any class or series of Units in additional Units of such class or series, (B) subdivides or splits any class or series of Units into a greater number of such class or series of Units, (C) combines or reclassifies any class or series of Units into a smaller number of such any class or series of Units or (D) issues by reclassification of any class or series of Units any other Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), then the Minimum Monthly Distribution applicable to such class or series of Units at the time of the Record Date for such distribution or of the effective date of such subdivision, split, combination, or reclassification, as applicable, shall be proportionately adjusted. An adjustment made pursuant to this Section 5.1(g) shall become effective immediately after the Record Date in the case of a distribution and shall become effective immediately after the effective date in the case of a subdivision, split, combination, or reclassification. Such adjustment shall be made successively whenever any event described above shall occur.

Allocations of Profits and Losses. After giving effect to the allocations under Section 5.3, Profits and Losses (and to the extent determined necessary and appropriate by the General Partner to achieve the resulting Capital Account balances described below, any allocable items of gross income, gain, loss and expense includable in the computation of Profits and Losses) for each Allocation Period shall be allocated among the Partners during such Allocation Period, in such a manner as shall cause the Capital Accounts of the Partners (as adjusted to reflect all allocations under Section 5.3 and all distributions through the end of such Allocation Period) to equal, as nearly as possible, (a) the amount such Partners would receive if all assets of the Partnership on hand at the end of such Allocation Period were sold for cash equal to their Book Values, all liabilities of the Partnership were satisfied in cash in accordance with their terms (limited in the case of non-recourse liabilities to the Book Value of the property securing such liabilities) and all remaining or resulting cash were distributed to the Partners in accordance with

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Section 5.1(b) minus (b) such Partner’s share of Minimum Gain and Partner Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Partner is treated as obligated to contribute to the Partnership, computed immediately after the hypothetical sale of assets.

Special Allocations. The following allocations shall be made in the following order:

Nonrecourse Deductions shall be allocated to the Partners as determined by the General Partner, to the extent permitted by the Treasury Regulations.

Partner Nonrecourse Deductions attributable to Partner Nonrecourse Debt shall be allocated to the Partners bearing the Economic Risk of Loss for such Partner Nonrecourse Debt as determined under Treasury Regulation Section 1.704-2(b)(4). If more than one Partner bears the Economic Risk of Loss for such Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable to such Partner Nonrecourse Debt shall be allocated among the Partners according to the ratio in which they bear the Economic Risk of Loss. This Section 5.3(b) is intended to comply with the provisions of Treasury Regulation Section 1.704-2(i) and shall be interpreted consistently therewith.

Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for an Allocation Period (or if there was a net decrease in Minimum Gain for a prior Allocation Period and the Partnership did not have sufficient amounts of income and gain during prior periods to allocate among the Partners under this Section 5.3(c)), items of income and gain shall be allocated to each Partner in an amount equal to such Partner’s share of the net decrease in such Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(g)(2)). This Section 5.3(c) is intended to constitute a minimum gain chargeback under Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

Notwithstanding any provision hereof to the contrary except Section 5.3(c) (dealing with Minimum Gain), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain for an Allocation Period (or if there was a net decrease in Partner Nonrecourse Debt Minimum Gain for a prior Allocation Period and the Partnership did not have sufficient amounts of income and gain during prior periods to allocate among the Partners under this Section 5.3(d), items of income and gain shall be allocated to each Partner in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain (as determined pursuant to Treasury Regulation Section 1.704-2(i)(4)). This Section 5.3(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

Notwithstanding any provision hereof to the contrary except Section 5.3(a) and Section 5.3(b), no Losses or other items of loss or expense shall be allocated to any Partner to the extent that such allocation would cause such Partner to have a deficit balance in its Adjusted Capital Account (or increase any existing deficit balance in its Adjusted Capital Account) at the end of such Allocation Period. All Losses and other

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items of loss and expense in excess of the limitation set forth in this Section 5.3(e) shall be allocated to the Partners who do not have a deficit balance in their Adjusted Capital Accounts in proportion to their relative positive Adjusted Capital Accounts but only to the extent that such Losses and other items of loss and expense do not cause any such Partner to have a deficit in its Adjusted Capital Account.

Notwithstanding any provision hereof to the contrary except Section 5.3(c) and Section 5.3(d), a Partner who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) shall be allocated items of income and gain (consisting of a pro rata portion of each item of income, including gross income, and gain for the Allocation Period) in an amount and manner sufficient to eliminate any deficit balance in such Partner’s Adjusted Capital Account as quickly as possible; provided that an allocation pursuant to this Section 5.3(f) shall be made only if and to the extent that such Partner would have deficit Adjusted Capital Account balance after all other allocations provided for in this Article 5 have been tentatively made as if this Section 5.3(f) were not in this Agreement. This Section 5.3(f) is intended to constitute a qualified income offset under Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

In the event that any Partner has a deficit balance in its Adjusted Capital Account at the end of any Allocation Period, such Partner shall be allocated items of Partnership gross income and gain in the amount of such deficit as quickly as possible; provided that an allocation pursuant to this Section 5.3(g) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account after all other allocations provided for in this Article 5 have been tentatively made as if Section 5.3(f) and this Section 5.3(g) were not in this Agreement.

To the extent an adjustment to the adjusted tax basis of any Partnership properties pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to any Partner in complete liquidation of such Partner’s Units, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Partners in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) if such Treasury Regulation Section applies, or to the Partner to whom such distribution was made if Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4) applies.

Income Tax Allocations.

All items of income, gain, loss and deduction for U.S. federal income tax purposes shall be allocated in the same manner as the corresponding item is allocated pursuant to Section 5.2 or Section 5.3, except as otherwise provided in this Section 5.4.

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In accordance with the principles of Code Section 704(c) and the Treasury Regulations thereunder (including the Treasury Regulations applying the principles of Code Section 704(c) to changes in Book Values), income, gain, deduction and loss with respect to any Partnership property having a Book Value that differs from such property’s adjusted U.S. federal income tax basis shall, solely for U.S. federal income tax purposes, be allocated among the Partners in order to account for any such difference using the “remedial method” under Treasury Regulation Section 1.704-3(d) or such other method or methods as determined by the General Partner to be appropriate and in accordance with the applicable Treasury Regulations.

Any (i) recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Partners who received the benefit of such deductions (taking into account the effect of remedial allocations), and (ii) recapture of credits shall be allocated to the Partners in accordance with applicable law.

Tax credits of the Partnership shall be allocated among the Partners as provided in Treasury Regulation Sections 1.704-1(b)(4)(ii) and 1.704-1(b)(4)(viii).

If, as a result of an exercise of a noncompensatory option to acquire an interest in the Partnership, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the Partnership shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

Allocations pursuant to this Section 5.4 are solely for purposes of U.S. federal, state, and local taxes and, except as otherwise specifically provided, shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

Other Allocation Rules.

All items of income, gain, loss, deduction and credit allocable to an interest in the Partnership that may have been Transferred shall be allocated between the transferor and the transferee based on the portion of the Fiscal Year during which each was recognized as the owner of such interest, without regard to the results of Partnership operations during any particular portion of that year and without regard to whether cash distributions were made to the transferor or the transferee during that year; provided, however, that this allocation must be made in accordance with a method permissible under Code Section 706 and the Treasury Regulations thereunder.

The Partners’ proportionate shares of the “excess nonrecourse liabilities” of the Partnership, within the meaning of Treasury Regulation Section 1.752-3(a)(3), shall be allocated to the Partners in any manner determined by the General Partner and permissible under the Treasury Regulations.

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The definition of Capital Account set forth in Section 4.2(a) and the allocations set forth in Section 5.3, Section 5.4 and the preceding provisions of this Section 5.5 are intended to comply with the Treasury Regulations. If the General Partner determines that the determination of a Partner’s Capital Account or the allocations to a Partner are not in compliance with the Treasury Regulations, the General Partner is authorized to make any appropriate adjustments.

TRANSFER OF PARTNERSHIP INTERESTS;

PREEMPTIVE RIGHTS;

IPO CONVERSION

General Restrictions on Transfers of Partnership Interests.

Transfers of Partnership Interests otherwise permitted or required by this Agreement may only be made in compliance with applicable foreign, U.S. federal and state securities laws, including the Securities Act.

Except in connection with the Initial Public Offering, for so long as the Partnership is a partnership for U.S. federal income tax purposes, in no event may any Transfer of any Partnership Interests by any Partner be made if such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code or if such Transfer would otherwise result in the Partnership being treated as a “publicly traded partnership,” as such term is defined in Section 7704(b) of the Code and the regulations promulgated thereunder.

Transfers of Partnership Interests may only be made in strict compliance with all applicable provisions of this Agreement, and any purported Transfer of Partnership Interests that does not so comply with all applicable provisions of this Agreement shall be null and void and of no force or effect, and the General Partner on behalf of the Partnership shall not recognize or be bound by any such purported Transfer and shall not effect any such purported Transfer on the transfer books of the Partnership or Capital Accounts of the Partners. The Partners agree that the restrictions contained in this Article 6 are fair and reasonable and in the best interests of the Partnership and the Partners.

Each member of the Class A Group agrees to provide notice to the GPM Group in the event a Transfer of Equity Interests in a single transaction or series of related transactions results in Equity Interests in such Partner representing a majority of the economic or voting interests in such Partner being owned or Controlled by a Person or Persons that such Partner could not directly Transfer its Membership Interests to under Section 6.2(b).

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Restrictions on Transfers of Limited Partnership Interests.

GPM Group. Subject to Sections 6.1, 6.5 and 6.9, if applicable, any member of the GPM Group may at its option Transfer all or any part of its Limited Partner Interests without approval from any other Partner.

Class A Group. A Transfer of Partnership Interests held by any member of the Class A Group may only be made if such Transfer (x) complies with the provisions of Section 6.1 and (y) such Transfer is:

to a Permitted Transferee of the holder of such Partnership Interests in accordance with Section 6.3;

made in connection with a Drag-Along Transaction in accordance with Section 6.4;

made pursuant to Section 6.8;

made in connection with the exercise of the rights set forth in Section 6.9;

made by an Eligible Seller in connection with the exercise of Inclusion Rights in a Tag-Along Sale in accordance with Section 6.5; or

made with the consent of the General Partner.

General Partner. Subject to Sections 6.1 and 6.9, if applicable, the General Partner may at its option Transfer all or any part of its General Partner Interest without approval from any other Partner.

Transfers to Permitted Transferees. Any member of the Class A Group may Transfer all or a portion of its Partnership Interests to a Permitted Transferee of such holder, without the approval of any other Partner, subject to the provisions of Section 6.1; provided, however, that such Permitted Transferee shall not be entitled to make any further Transfers in reliance upon this Section 6.3, except for a Transfer of such acquired Partnership Interests back to such original holder or to another Permitted Transferee of such original holder.

Drag-Along Rights.

A Drag-Along Transaction involving a bona fide arm’s length transaction with a Third Party counterparty or counterparties may be initiated by any member of the GPM Group at any time, without the consent of any other Partner, if the consideration received pursuant to Section 6.4(c)(ii) in respect of each outstanding Class A Preferred Unit in connection with such Drag-Along Transaction is equal to at least the sum of (i) the Preferred Return of such Class A Preferred Unit as of the date that such Drag-Along Transaction is completed plus (ii) the Cumulative Class A Preferred Unit Arrearage, if any, with respect to such Class A Preferred Unit as of the date that such Drag-Along Transaction is completed plus (iii) the Current Distributions on such Class A Preferred Unit as of the date that such Drag-Along Transaction is completed (the “Drag-Along

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Condition”); provided that such requirement may be waived in whole or in part with the consent in writing of any member of the Class A Group. The Partner or Partners initiating a Drag-Along Transaction pursuant to this Section 6.4(a) are referred to as the “Initiating Partner(s).”

In connection with any Drag-Along Transaction properly initiated pursuant to Section 6.4(a), and subject to the terms and conditions set forth in this Section 6.4, the General Partner and all other holders of Partnership Interests entitled to consent thereto shall consent to and raise no objections against the consummation of the Drag-Along Transaction, and if the Drag-Along Transaction is structured as (i) a consolidation, merger or other business combination, or a sale or other disposition of all or substantially all of the assets of the Partnership, each holder of Partnership Interests entitled to vote thereon shall vote in favor of the Drag-Along Transaction and shall waive any appraisal rights or similar rights in connection with such consolidation, merger, other business combination or asset sale, or (ii) a sale of all or substantially all of the Partnership Interests, the General Partner and each other holder of Partnership Interests shall agree to sell all of its Partnership Interests that are the subject of the Drag-Along Transaction, on the terms and conditions of such Drag-Along Transaction. The General Partner and all other holders of Partnership Interests shall promptly take all necessary and desirable actions in connection with the consummation of the Drag-Along Transaction reasonably requested by the Initiating Partner(s), including the execution of such agreements and such other instruments and other actions reasonably necessary to (A) provide customary representations, warranties, indemnities, and escrow or holdback arrangements relating to such Drag-Along Transaction (in each case, subject to Sections 6.4(c)(iv), 6.4(c)(v) and 6.4(c)(vi)), in each case to the extent that each other holder of Partnership Interests is similarly obligated except as otherwise provided for herein, and (B) effectuate the allocation and distribution of the aggregate consideration upon the Drag-Along Transaction as set forth in Section 6.4(c). The holders of Partnership Interests shall be permitted to sell their Partnership Interests pursuant to any Drag-Along Transaction without complying with any other provisions of this Article 6, other than Sections 6.1 and 6.10.

The obligations of the holders of Partnership Interests pursuant to this Section 6.4 are subject to the following terms and conditions:

the consideration to be received in a Drag-Along Transaction shall consist solely of cash or Marketable Securities (including by way of transactions involving escrow arrangements, holdbacks, earn-out rights, lock-up agreements and other contractual arrangements which may entitle the holders of Partnership Interests to future amounts payable in cash or Marketable Securities);

upon the consummation of the Drag-Along Transaction, the aggregate consideration from such Drag-Along Transaction shall be allocated in accordance with Section 11.2(d); provided that the Initiating Partner(s) shall be entitled to allocate to the holders of Class A Preferred Units the consideration from such Drag-Along Transaction that would otherwise be allocated to the Initiating Partner(s) in order cause the Drag-Along Condition to be satisfied with respect to such Drag-Along Transaction;

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the Partnership shall bear the reasonable, documented costs incurred in connection with any Drag-Along Transaction (costs incurred by or on behalf of any holder of Partnership Interests for its sole benefit will not be considered costs of the Drag-Along Transaction) unless otherwise agreed by the Partnership and the acquiror, in which case no holder of Partnership Interests shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag-Along Transaction and no holder of Partnership Interests shall be obligated to pay any portion (or, if paid, shall be entitled to be reimbursed by the Partnership for that portion paid) that is more than its pro rata share (based upon the amount of consideration received by such holder in the Drag-Along Transaction) of reasonable, documented costs incurred in connection with a consummated Drag-Along Transaction;

no holder of Partnership Interests shall be required to provide any representations, warranties or indemnities under any agreements entered into in connection with the Drag-Along Transaction, other than (A) with respect only to the holders of Class B Preferred Units, representations, warranties or indemnities relating to the business or condition of the Partnership and its Subsidiaries for which the sole recourse is to consideration in escrow or holdback or by way of offset against amounts potentially payable in the future pursuant to earn-out rights or similar contractual arrangements and (B) customary (including with respect to qualifications) several (and not joint) representations, warranties and indemnities concerning (1) such holder’s valid title to and ownership of the Partnership Interests, free and clear of all liens, claims and encumbrances (excluding those arising under applicable securities laws); (2) such holder’s authority, power and right to enter into and consummate the Drag-Along Transaction; (3) the absence of any violation, default or acceleration of any agreement to which such holder is subject or by which its assets are bound as a result of the Drag-Along Transaction; and (4) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by such holder in connection with the Drag-Along Transaction (and then only to the extent that each other holder of Partnership Interests provides similar representations, warranties and indemnities with respect to the Partnership Interests held by such holder of Partnership Interests);

no holder of Partnership Interests shall be obligated in respect of any indemnity obligations other than with respect to the customary representations, warranties and indemnities made on a several (and not joint) basis and referred to in Section 6.4(c)(iv) in such Drag-Along Transaction for an aggregate amount in excess of the total consideration payable to such holder of Partnership Interests in such Drag-Along Transaction;

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consideration placed in escrow or holdback shall be allocated among holders of Partnership Interests such that in the event the applicable Third Party in the Drag-Along Transaction ultimately is entitled to some or all of such escrow or holdback amounts, then the net ultimate proceeds received by such holders shall still comply with the intent of Section 6.4(c)(ii) as if the ultimate resolution of such escrow or holdback had been known at the closing of the Drag-Along Transaction; and

if some or all of the consideration received in connection with the Drag-Along Transaction is other than cash, then such consideration shall be deemed to have a dollar value equal to the Fair Market Value of such consideration; provided, however, that upon written request, the General Partner shall provide any holder of Partnership Interests all information reasonably related to its determination of Fair Market Value.

Notwithstanding anything to the contrary in this Section 6.4, if the consideration proposed to be paid to the holders of Partnership Interests in a Drag-Along Transaction includes securities with respect to which no registration statement covering the issuance of such securities has been declared effective under the Securities Act, then each of the holders of Partnership Interests that is not then an Accredited Investor (without regard to Rule 501(a)(4)) may be required, at the request and election of the Initiating Partner(s), to (i) at the cost of the Partnership, appoint a purchaser representative (as such term is defined in Rule 501 under the Securities Act) reasonably acceptable to such requesting holders or (ii) accept cash in lieu of any securities such non-Accredited Investor would otherwise receive in an amount equal to the Fair Market Value of such securities.

The Initiating Partner(s) shall have the right in connection with such a prospective transaction (or in connection with the investigation or consideration of any such prospective transaction) to require the General Partner and the Partnership to cooperate fully with potential acquirors in such prospective transaction by taking all customary and other actions reasonably requested by such holders or such potential acquirors, including making the Partnership’s properties, books and records, and other assets reasonably available for inspection by such potential acquirors, establishing a physical or electronic data room including materials customarily made available to potential acquirors in connection with such processes and making its officers and employees reasonably available for presentations, interviews and other diligence activities, in each case subject to reasonable and customary confidentiality provisions. In addition, the Initiating Partner(s) proposing a Drag-Along Transaction shall be entitled to take all steps reasonably necessary to carry out an auction of the Partnership, including selecting an investment bank, providing confidential information (pursuant to confidentiality agreements), selecting the winning bidder and negotiating the requisite documentation. The General Partner and the Partnership shall provide assistance with respect to these actions as reasonably requested.

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Tag-Along Rights.

If any member of the GPM Group (in such capacity, the “Transferor”) desires to Transfer all or any portion of its Class B Preferred Units to a Third Party (the “Tag-Along Transferee”), the Transferor shall offer to include in such proposed Transfer (a “Tag-Along Sale”) a number of Units owned and designated by any Eligible Seller in accordance with the terms of this Section 6.5. Notwithstanding the foregoing, this Section 6.5 shall not be applicable to, and a Transferor may Transfer Class B Preferred Units without complying with any of the provisions of this Section 6.5 in connection with, any Transfer: (i) to a Permitted Transferee; (ii) made pursuant to a Drag-Along Transaction pursuant to Section 6.4; or (iii) made in connection with the Initial Public Offering. The Transferor shall cause the offer from such Tag-Along Transferee (the “Tag-Along Offer”) to be reduced to writing, which writing shall include (A) an offer to purchase or otherwise acquire Units from the Eligible Sellers as required by this Section 6.5, (B) a time and place designated for the closing of such purchase, (C) the per Unit purchase price and form of consideration proposed to be paid by the Tag-Along Transferee (the “Tag-Along Price”), and (D) all other material terms and conditions of the purchase, including the form of the proposed agreement, if any.

Each of the Eligible Sellers shall be entitled to request to include certain of its Units in such Tag-Along Sale, in each case in accordance with the terms of this Section 6.5.

The Transferor shall send written notice of such Tag-Along Offer (an “Inclusion Notice”), together with the Transferor Requested Percentage, to each of the Eligible Sellers. Each Eligible Seller shall have the right (an “Inclusion Right”), exercisable by delivery of written notice to the Transferor at any time within 10 days after receipt of the Inclusion Notice, to request to sell a number of Units up to the total number of Units held by such Eligible Seller multiplied by the Transferor Requested Percentage. In the event that (i) the Tag-Along Sale is not consummated within 90 days of the date of the delivery of the Inclusion Notice and (ii) an Eligible Seller has requested to sell Units pursuant to this Section 6.5(c), such Eligible Seller may cancel such request at any time thereafter and such Eligible Seller shall not be required to sell Units pursuant to this Section 6.5.

Promptly following the completion of the procedures described in Section 6.5(c), the following procedures shall apply:

first, the Transferor shall notify the Tag-Along Transferee of the number of Requested Units; and

next, the Transferor shall determine whether the Tag-Along Transferee is willing to purchase all of the Requested Units and, if the Tag-Along Transferee is unwilling to purchase all such Units, then, the Transferor shall determine what percentage of the aggregate of (i) the Class B Preferred Units that the Transferor proposes to sell in the Tag-Along Sale and (ii) the Requested Units the Tag-Along Transferee is willing to purchase in the aggregate (the “Purchased Percentage”). Upon making such determination, (A) the number of Class B Preferred Units that the Transferor proposes to sell in the Tag-Along Sale and (B) the number of

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Requested Units that each exercising Eligible Seller requested to sell in the Tag-Along Sale shall be reduced on a pro rata basis (based on the number of Units that each such holder desired to sell) so as to permit each of the Transferor and the exercising Eligible Sellers to sell a number of Units equal to the product of (x) the number of Units that such holder desired to sell multiplied by (y) the Purchased Percentage (the “Purchased Units”).

Notwithstanding anything to the contrary in this Section 6.5, if the consideration proposed to be paid by the Tag-Along Transferee in a Tag-Along Sale includes securities with respect to which no registration statement covering the issuance of such securities has been declared effective under the Securities Act, then each holder of Units participating in the Tag-Along Sale that is not then an Accredited Investor (without regard to Rule 501(a)(4)) may be required, at the request and election of the Transferor, to (i) at the cost of the Partnership, appoint a purchaser representative (as such term is defined in Rule 501 under the Securities Act) reasonably acceptable to such Transferor or (ii) agree to accept cash in lieu of any securities such holder would otherwise receive in an amount equal to the Fair Market Value of such securities; provided, however, that upon written request, the General Partner shall provide any holder of Partnership Interests all information reasonably related to its determination of Fair Market Value.

At the time (subject to extension to the extent necessary to pursue any required regulatory or equity holder approvals, including to allow for the expiration or termination of all waiting periods under the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended) and place provided for the closing in the Tag-Along Offer, or at such other time and place as the Eligible Sellers, the Transferor and the Tag-Along Transferee shall agree, the Eligible Sellers and the Transferor shall sell to the Tag-Along Transferee all of the Purchased Units. Each sale of Purchased Units pursuant to this Section 6.5(f) shall be upon terms and conditions, if any, not more favorable, individually and in the aggregate, to the purchaser than those in the Tag-Along Offer and the Inclusion Notice and upon the consummation of such sale, each holder of Purchased Units shall receive the consideration specified in Section 6.5(g).

Upon the consummation of a Tag-Along Sale, each holder of Purchased Units shall receive an amount of consideration equal to the product of (i) the number of Purchased Units sold by such holder in the Tag-Along Sale multiplied by (ii) the Tag-Along Price.

The Transferor shall have the right in connection with any Tag-Along Sale (or in connection with the investigation or consideration of any potential Tag-Along Sale) to require the General Partner and the Partnership to cooperate fully with potential acquirors in such prospective Tag-Along Sale by taking all customary and other actions reasonably requested by such Transferor or such potential acquirors, including making the Partnership’s properties, books and records, and other assets reasonably available for inspection by such potential acquirors, establishing a physical or electronic data room including materials customarily made available to potential acquirors in connection with such processes and making its employees reasonably available for presentations,

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interviews and other diligence activities, in each case subject to reasonable and customary confidentiality provisions. The General Partner and the Partnership shall provide assistance with respect to these actions as reasonably requested.

No holder of Partnership Interests shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Tag-Along Sale and no holder of Partnership Interests shall be obligated to pay any portion (or, if paid, shall be entitled to be reimbursed by the Partnership for that portion paid) that is more than its pro rata share (based upon the amount of consideration received by such holder in the Tag-Along Sale) of reasonable expenses incurred by such holder in connection with a consummated Tag-Along Sale for the benefit of all holders of Partnership Interests participating in the Tag-Along Sale and are not otherwise paid by the Partnership or another Person.

Notwithstanding anything to the contrary in this Agreement, at any time after the 180th day following the consummation of the Tag-Along Sale with respect to each proposed Tag-Along Sale, the Partnership, with the approval of the General Partner, shall be entitled to waive, on behalf of each Eligible Seller, each former Eligible Seller and each of their respective Affiliates, successors and assigns and the members, partners, stockholders, directors, Directors, officers, liquidators and employees of each of the foregoing (collectively, the “Eligible Seller Persons”) any and all claims such Eligible Seller Persons have, had or may have or have had with respect to any non-compliance or violation of this Section 6.5 by any Person with respect to such Tag-Along Sale (whether or not any Units were Transferred pursuant to this Section 6.5), other than any such claim that has been made in writing and delivered to the Partnership prior to the expiration of such 180-day period.

Initial Public Offering.

Notwithstanding anything to the contrary in this Agreement (including Sections 7.2 and 12.5) and subject solely to the satisfaction of the IPO Condition (unless such IPO Condition is waived in whole or in part in writing by any member of the Class A Group holding Limited Partner Interests), the Initial Public Offering may be initiated and approved at any time by the General Partner without the consent of any other Partner. In connection with the Initial Public Offering, (i) the Partners shall amend and restate this Agreement in the form attached hereto as Exhibit B (the “Second A&R LPA”), with such changes thereto as the General Partner shall deem necessary or appropriate in its sole discretion; (ii) the Units outstanding immediately prior to the Initial Public Offering shall be converted into an aggregate number of Common Units and Subordinated Units as the General Partner shall determine is appropriate (such aggregate number of Common Units and Subordinated Units, the “Total IPO Units”) with each Class A Preferred Unit and Class B Preferred Unit converting into such number of Common Units and/or Subordinated Units as is provided in Sections 6.6(b) and Section 6.6(c), respectively, and (iii) the General Partner shall be authorized to cause the Partnership to negotiate, prepare, execute and deliver such other agreements, documents and other instruments (including with any Affiliates of the Partnership or any Partner), and take such other actions (including the issuance of any securities), as the General Partner shall deem necessary or appropriate in its sole discretion to effect the Initial Public Offering.

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In connection with the Initial Public Offering, each Class A Preferred Unit shall convert into a number of Common Units equal to “X” multiplied by “Y,” where “X” equals a fraction, the numerator of which is the total number of Class A Preferred Units outstanding immediately prior to such conversion and the denominator of which is the total number of Units outstanding at such time, and “Y” equals a fraction, the numerator of which is the number of Total IPO Units and the denominator of which is the total number of Class A Preferred Units outstanding immediately prior to such conversion; provided, however, that if the value of the Common Units into which each outstanding Class A Preferred Unit would convert in accordance with the foregoing formula (based on the Initial Unit Price) is less than (the amount of such shortfall, the “IPO Shortfall”) the sum of (i) the Preferred Return of such Class A Preferred Unit as of the date of conversion plus (ii) the Cumulative Class A Preferred Unit Arrearage, if any, with respect to such Class A Preferred Unit as of the date of conversion plus (iii) the Current Distributions on such Class A Preferred Unit as of the date of conversion (collectively, the “IPO Condition”), then the Class A Preferred Units shall convert (subject to the proviso below) into such number of Common Units as is required to cause the IPO Condition to be satisfied (such Common Units into which the Class A Preferred Units convert in accordance with the foregoing, as adjusted, if applicable, pursuant to the proviso below, the “Class A IPO Common Units”); provided, further, the General Partner shall be entitled, in its sole discretion, to cause all or a portion of the IPO Shortfall to be satisfied by the payment of cash to the holders of Class A Preferred Units.

In connection with the Initial Public Offering, each Class B Preferred Unit shall convert into an aggregate number of Units (as defined in the Second A&R LPA) equal to “X” divided by “Y,” where “X” equals the number of Total IPO Units less the number of Class A IPO Common Units and “Y” equals the total number of Class B Preferred Units outstanding immediately prior to such conversion (the “Class B IPO Units”). The General Partner shall be entitled, in its sole discretion, to determine the number of Class B IPO Units that shall be Common Units and the number of Class B IPO Units that shall be Subordinated Units.

In connection with the Initial Public Offering, all of the Incentive Distribution Rights shall be issued to the General Partner as set forth in the Second A&R LPA.

In connection with the Initial Public Offering approved in accordance with this Agreement, each Partner, upon the request of the lead underwriter(s), shall enter into a customary lock-up agreement at the time of the Initial Public Offering covering the Common Units, if any, to be received by such Partner pursuant to Section 6.6(a) for a lock-up period of no longer than 180 days.

Each member of the Class A Group shall be required to sell up to 50% of its Common Units in the Initial Public Offering, as determined by the General Partner in its sole discretion; provided, that the Partnership will (a) pay all fees and expenses incurred

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by the Partnership in connection with the Initial Public Offering and (b) reimburse the members of the Class A Group for (i) the reasonable, documented out-of-pocket expenses incurred by members of the Class A Group in connection with the Initial Public Offering, including fees and expenses of attorneys, accountants and advisors retained by the Class A Group, up to a maximum, with respect to such expenses incurred by members of the Class A Group, of $50,000 and (ii) the Class A Group’s pro rata portion of all underwriting discounts and commissions received by the underwriters in the Initial Public Offering.

Preemptive Rights.

Prior to the Partnership issuing (other than through issuances of (i) Class A Preferred Units and Class B Preferred Units authorized as of the Effective Date as set forth in Article 3, (ii) Partnership Interests to any Person that is not a Partner or an Affiliate thereof as consideration in any acquisition or other strategic transaction (such as a joint venture, marketing or distribution arrangement, or technology transfer or development arrangement) approved in accordance with this Agreement, (iii) Junior Securities to any Person approved in accordance with this Agreement or (iv) Common Units and Subordinated Units issued pursuant to Section 6.6(a) (each such issuance, an “Excluded Unit Issuance”)) any Partnership Interests or options or other rights to acquire Partnership Interests, whether through exchange, conversion or otherwise (collectively, the “New Units”) to a proposed purchaser (the “Proposed Purchaser”), each Eligible Purchaser shall have the right to purchase the number of New Units as provided in this Section 6.7.

The Partnership shall give each Eligible Purchaser at least 15 calendar days’ prior notice (the “First Notice”) of any proposed issuance of New Units, which notice shall set forth in reasonable detail the proposed terms and conditions thereof and shall offer to each Eligible Purchaser the opportunity to purchase its Pro Rata Share (which Pro Rata Share shall be calculated as of the date of such notice) of the New Units at the same price, on the same terms and conditions and at the same time as the New Units are proposed to be issued by the Partnership. If any Eligible Purchaser wishes to exercise its preemptive rights, it must do so by delivering an irrevocable written notice to the Partnership within 15 calendar days after delivery of the First Notice by the Partnership (the “Election Period”), which notice shall state the dollar amount of New Units such Eligible Purchaser (each a “Requesting Purchaser”) would like to purchase up to a maximum amount equal to such Eligible Purchaser’s Pro Rata Share of the total offering amount plus the additional dollar amount of New Units such Requesting Purchaser would like to purchase in excess of its Pro Rata Share (the “Over-Allotment Amount”), if any, if other Eligible Purchasers do not elect to purchase their full Pro Rata Share of the New Units. The rights of each Requesting Purchaser to purchase a dollar amount of New Units in excess of each such Requesting Purchaser’s Pro Rata Share of the New Units shall be based on the relative Pro Rata Shares of the New Units of those Requesting Purchasers desiring Over-Allotment Amounts.

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If not all of the New Units are subscribed for by the Eligible Purchasers, the Partnership shall have the right, but shall not be required, to issue and sell the unsubscribed portion of the New Units to the Proposed Purchaser at any time during the 90 days following the termination of the Election Period pursuant to the terms and conditions set forth in the First Notice. The General Partner may, in its reasonable discretion, impose such other reasonable and customary terms and procedures such as setting a closing date, rounding the number of Units covered by this Section 6.7 to the nearest whole Unit and requiring customary closing deliveries in connection with any preemptive rights offering. In the event any Eligible Purchaser refuses to purchase offered New Units for which it subscribed pursuant to the exercise of preemptive rights granted thereto under this Section 6.7, in addition to any other rights the Partnership may be permitted to enforce at law or in equity, such Eligible Purchaser and any Permitted Transferee of such Eligible Purchaser shall not be considered an Eligible Purchaser for any future rights granted under this Section 6.7 unless the Partnership expressly designates such Person as an Eligible Purchaser (which the Partnership may do on an offer-by-offer basis or not at all).

Notwithstanding anything to the contrary in this Agreement, at any time after the 180th day following the consummation of the issuance of such New Units pursuant to this Section 6.7, the Partnership, with the approval of the General Partner, shall be entitled to waive, on behalf of each Eligible Purchaser, each former Eligible Purchaser and each of their respective Affiliates, successors and assigns and the members, partners, stockholders, directors, managers, officers, liquidators and employees of each of the foregoing (collectively, the “Eligible Purchaser Persons”), any and all claims such Eligible Purchaser Persons have, had or may have or have had with respect to any non-compliance or violation of this Section 6.7 by any Person with respect to such proposed issuance of New Units (whether or not any Partnership Interests were issued or sold pursuant to this Section 6.7), other than any such claim that has been made in writing and delivered to the Partnership prior to the expiration of such 180-day period.

Regulatory Transfers.

Notwithstanding anything to the contrary in this Agreement, upon delivery to the General Partner of a reasonably acceptable legal opinion that one or more members of the Class A Group’s continued ownership of Class A Preferred Units, directly or indirectly, would result in a violation of applicable Law, such members of the Class A Group (collectively, the “Regulatory Transferors”) will be entitled to Transfer all, but not less than all, of their Class A Preferred Units (collectively, the “Regulatory Units”) to one or more Third Parties that are not Competitors without consent from any other Person; provided that such Regulatory Transferors must first comply with the provisions of Section 6.8(b) (such Transfer, a “Regulatory Transfer”).

Prior to effecting any Regulatory Transfer, the Regulatory Transferors shall deliver written notice to each member of the GPM Group. The members of the GPM Group shall have the right, for a period of 15 days after receipt of such notice (the “Offer Period”), to make an offer to purchase all, but not less than all, of the Regulatory Units

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by delivering written notice to such Regulatory Transferors specifying the price per Class A Preferred Unit (the “Offer Price”) it would pay for such Regulatory Units (such Regulatory Units to be divided among any participating members of the GPM Group in accordance with their respective Regulatory Percentage Interests). The Regulatory Transferors may accept or reject such offer at any time within 15 days after receipt of such offer. If the Regulatory Transferors accept such offer, the Regulatory Transferors and each participating member of the GPM Group shall consummate such sale (a “Regulatory Sale”) for the Offer Price and on reasonable terms and conditions as determined by the General Partner, including the making by the Regulatory Transferors of customary representations and warranties. If the Regulatory Transferors reject such offer (or if a member of the GPM Group does not deliver an offer during the Offer Period), then the Regulatory Transferors may sell all, but not less than all, of the Regulatory Units in a Regulatory Transfer within 90 days after the expiration of the Offer Period at a price per Class A Preferred Unit that is greater than the Offer Price, if any. If such sale has not been consummated within such 90-day period, the Regulatory Transferors may not consummate a Regulatory Transfer without again complying in full with the provisions of this Section 6.8(b).

Notwithstanding anything to the contrary in this Agreement, at any time after the 180th day following the consummation of a Regulatory Transfer or Regulatory Sale, as applicable, pursuant to this Section 6.8, the Partnership, with the approval of the General Partner, shall be entitled to waive, on behalf of each member of the GPM Group, each former member of the GPM Group and each of their respective Affiliates, successors and assigns and the members, partners, stockholders, directors, Directors, officers, liquidators and employees of each of the foregoing (collectively, the “GPM Persons”) any and all claims such GPM Persons have, had or may have or have had with respect to any non-compliance or violation of this Section 6.8 by any Person with respect to such Regulatory Transfer or Regulatory Sale, as applicable, other than any such claim that has been made in writing and delivered to the Partnership prior to the expiration of such 180-day period.

Monetization Transactions.

If (i) a Change of Control has occurred (other than in connection with the Initial Public Offering or a Drag-Along Transaction), (ii) any Class A Preferred Units remain outstanding as of the fifth anniversary of the Effective Date or (iii) the Partnership has failed to pay for four (4) consecutive Months a distribution in respect of each Class A Preferred Unit then outstanding in an amount equal to the Minimum Monthly Distribution and thereafter the Partnership has failed to pay a distribution in respect of each Class A Preferred Unit then outstanding in an amount equal to the Minimum Monthly Distribution for any additional eight (8) Months (whether or not consecutive) since the Effective Date, SteelPath may, by delivery to the Partnership and General Partner of written notice (x) in the case of an event described in clause (i) or (iii) of this Section 6.9(a), within 10 Business Days of the occurrence of such event (it being understood that if such notice is not received by the Partnership and the General Partner within such 10-day period, SteelPath will be deemed to have waived its rights under this

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Section 6.9(a)) and (y) in the case of the event described in clause (ii) of this Section 6.9(a), at any time, request the Partnership to, in the sole discretion of the General Partner, either:

redeem each outstanding Class A Preferred Unit in cash at a price per Class A Preferred Unit equal to the sum of (A) (x) in the case of clause (ii) of Section 6.9(a), the Class A Preferred Unit Purchase Price or (y) in the case of clauses (i) and (iii) of Section 6.9(a), the product of (1) the Class A Preferred Unit Purchase Price multiplied by (2) 1.03 plus (B) the Cumulative Class A Preferred Unit Arrearage, if any, with respect to such Class A Preferred Unit as of the date of redemption plus (C) the Current Distributions on such Class A Preferred Unit as of the date of redemption;

undertake, and use reasonable best efforts to consummate, the Initial Public Offering in accordance with Section 6.6;

undertake, and use reasonable best efforts to consummate, a sale or other disposition of all or substantially all of the assets of the Partnership to be followed promptly by a distribution of all or substantially all of the net proceeds of such disposition after payment or other satisfaction of liabilities and other obligations of the Partnership in accordance with Section 11.2(d); provided that the General Partner shall be entitled to elect to cause the Partnership to undertake such a sale or disposition in accordance with this Section 6.9(a)(iii) following the occurrence of an event described in clause (ii) of Section 6.9(a) only if each outstanding Class A Preferred Unit would receive consideration in such sale or disposition equal to at least the amount of consideration such Class A Preferred Unit would be receive in a redemption conducted in accordance with Section 6.9(a)(i); or

cause the Minimum Monthly Distribution applicable to each Class A Preferred Unit to be increased by 50%.

At any time after the fifth anniversary of the Effective Date, the Partnership may, at the sole discretion of the General Partner and by delivery of written notice to each holder of Class A Preferred Units, redeem each outstanding Class A Preferred Unit in cash at a price per Class A Preferred Unit equal to the sum of (i) the product of (A) the Class A Preferred Unit Purchase Price multiplied by (B) 1.05 plus (ii) the Cumulative Class A Preferred Unit Arrearage, if any, with respect to such Class A Preferred Unit as of the date of redemption plus (iii) the Current Distributions on such Class A Preferred Unit as of the date of redemption.

Notwithstanding anything to the contrary in this Section 6.9, in the event that the Partnership (i) redeems each outstanding Class A Preferred Unit pursuant to Section 6.9(a)(i) or Section 6.9(b) and (ii) consummates the Initial Public Offering within the 12-Month period following the closing of any such redemption at a value that would have resulted in the holders of the redeemed Class A Preferred Units (assuming for purposes of such calculation that such redemption had not occurred) receiving Common Units having

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an aggregate value in excess of the aggregate amount received by such holders of Class A Preferred Units in such redemption (such excess, the “IPO Excess Amount”), then the Partnership shall, within 30 days of the closing of the Initial Public Offering, pay to the redeemed holders of Class A Preferred Units from the proceeds of the Initial Public Offering an amount equal to the IPO Excess Amount, such IPO Excess Amount to be allocated among the redeemed holders of Class A Preferred Units pro rata based on the number of redeemed Class A Preferred Units held by each such holder.

The closing of any redemption pursuant to this Section 6.9 shall occur within 30 days following the delivery of the required notice as set forth herein (subject to extension to the extent necessary to pursue any required regulatory or other third party approvals), or such other time as otherwise agreed to by the General Partner and the Partners holding a majority of the Class A Preferred Units. In connection with any such redemption, each holder of Class A Preferred Units shall only be required to make customary (including with respect to qualifications) several (and not joint) representations, warranties and indemnities concerning (1) such holder’s valid title to and ownership of the Class A Preferred Units, free and clear of all liens, claims and encumbrances (excluding those arising under applicable securities laws); (2) such holder’s authority, power and right to enter into and consummate the redemption; (3) the absence of any violation, default or acceleration of any agreement to which such holder is subject or by which its assets are bound as a result of the redemption; and (4) the absence of, or compliance with, any governmental or third party consents, approvals, filings or notifications required to be obtained or made by such holder in connection with the redemption. No holder of Class A Preferred Units shall be obligated in respect of any indemnity obligations in such redemption other than with respect to the customary representations, warranties and indemnities made on a several (and not joint) basis and referred to in this Section 6.9(d), and such indemnity obligations shall not exceed the total consideration payable to such holder of Class A Preferred Units in such redemption.

SteelPath shall be entitled, upon written notice to the Partnership and the General Partner, to assign, in whole but not in part, its right under Section 6.9(a) to deliver the written notice contemplated therein to any Person to whom the Class A Purchasers Transfer, pursuant to and in accordance with the terms and conditions of this Agreement, at least 50% of the aggregate number of Class A Preferred Units originally issued to the Class A Purchasers pursuant to the Purchase Agreement (a “Purchaser Monetization Rights Transferee”). From and after the date on which SteelPath assigns its right under Section 6.9(a) pursuant to this Section 6.9(e), all references to SteelPath in Section 6.9(a) shall refer to the Purchaser Monetization Rights Transferee, and SteelPath shall no longer have the right pursuant to Section 6.9(a) to deliver the written notice contemplated therein.

Specific Performance. Each Partner acknowledges that it shall be inadequate or impossible, or both, to measure in money the damage to the Partnership or the Partners, if any of them or any transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations imposed by this Article 6, that every such restriction and obligation

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is material, and that in the event of any such failure, the Partnership or the Partners shall not have an adequate remedy at law or in damages. Therefore, each Partner consents to the issuance of an injunction or the enforcement of other equitable remedies against such Partner at the suit of an aggrieved party without the posting of any bond or other security, to compel specific performance of all of the terms of this Article 6 and to prevent any Transfer of Partnership Interests in contravention of any terms of this Article 6, and waives any defenses thereto, including the defenses of: (a) failure of consideration; (b) breach of any other provision of this Agreement; and (c) availability of relief in damages.

MANAGEMENT

Management Under Direction of the General Partner.

Subject to any voting, consent or approval rights of any Limited Partner or Limited Partners expressly provided for in this Agreement (including Section 7.3), the business and affairs of the Partnership shall be managed and controlled exclusively by the General Partner, and the General Partner shall have full and complete discretion to manage and conduct the business and affairs of the Partnership, to make all decisions affecting the business and affairs of the Partnership and to take all such actions and enter into and perform all contracts and other undertakings as it may in its sole and absolute discretion deem necessary, advisable or incidental to accomplishing the purposes of the Partnership as set forth in Section 2.4.

In furtherance of the foregoing, subject to the express limitations in this Agreement, the General Partner is hereby expressly granted the right, power and authority to do on behalf of the Partnership all things which, in its sole and absolute discretion, are necessary, advisable or incidental to manage and conduct the business and affairs of the Partnership, including, without limitation, the right, power and authority to: (v) acquire, hold, manage, operate, own, sell, transfer, assign or exchange or otherwise dispose of any assets of the Partnership; (ii) pay the debts, obligations and operating expenses of the Partnership; (iii) determine distributions of the Partnership’s cash and other property in accordance with Article 5; (iv) hire and dismiss any and all employees, agents, independent contractors, attorneys, accountants and other service providers of the Partnership or its Subsidiaries; (v) borrow money and use as security therefor all or any part of any asset of the Partnership; (vi) enter into, deliver, perform and take an action under or interpret or construe the provisions of, any agreement, contract or other arrangement; and (vii) admit Additional Limited Partners and Substituted Limited Partners to the Partnership and issue additional Units or other Partnership Interests (or securities convertible into or exercisable or exchangeable for Partnership Interests) as provided in Section 3.7.

Notwithstanding anything to the contrary in this Agreement:

with respect to any action, decision not to act or other determination that is to be made pursuant to this Agreement by the General Partner, subject to any

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approval of the Limited Partners, the General Partner’s authority to manage and control the affairs of the Partnership shall be subject to obtaining such approval of the Limited Partners;

any amendment, modification, supplementation or restatement of this Agreement (including any Exhibit or Schedule hereto) may be made solely subject to the applicable approvals as set forth in Section 12.5;

a Drag-Along Transaction may be initiated and consummated by the Initiating Partners subject solely to the applicable approvals set forth in Section 6.4, without the approval of any other Person, including the General Partner; and

any other action, decision not to act or determination that by the terms of this Agreement expressly requires only the approval of the Limited Partners, and expressly provides that the consent of the General Partner is not required, may be taken, not taken or made subject solely to the applicable Limited Partner approval, without the approval of any other Person, including the General Partner.

Limited Partner Approval Rights. Except for the right to vote on, consent to or approve certain matters as provided in this Agreement, the Limited Partners in their capacity as such shall not have any other power or authority to participate in the conduct of or control the business or affairs of the Partnership or to bind the Partnership or enter into agreements on behalf of the Partnership. Any matter requiring the consent or approval of any of the Limited Partners pursuant to this Agreement may be taken without a meeting, by a consent in writing, setting forth such vote, consent or approval, and signed by the holders of not less than the number of outstanding Limited Partner Interests necessary to consent to or approve such action; provided, that such written consent shall be delivered to all Limited Partners of the series of Units that must vote on, consent to or approve of such action no less than 48 hours prior to the consideration of such action. Prompt notice of such vote, consent or approval shall be given by the Partnership to those Limited Partners who have not joined in such vote, consent or approval.

Class A Preferred Unit Approval Rights. Notwithstanding anything in this Agreement to the contrary, including Section 12.5, the affirmative vote of holders of a majority of the outstanding Class A Preferred Units, voting separately as a class with one vote per Class A Preferred Unit, shall be necessary to issue (A) any Senior Securities, (B) any additional Class A Preferred Units or (C) any Parity Securities, it being understood that the Partnership shall be authorized to issue Junior Securities solely with the approval of the General Partner (and without the approval of any other Person, including the holders of Class A Preferred Units); provided, however, that the Partnership shall be authorized to issue Parity Securities solely with the approval of the General Partner (and without the approval of any other Person, including the holders of Class A Preferred Units) if the Cumulative Class A Preferred Unit Arrearage, if any, with respect to each outstanding Class A Preferred Unit is $0 as of the day immediately preceding the date of such issuance.

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Acknowledgement Regarding Outside Businesses and Opportunities.

Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, the Partnership and each of the Partners acknowledges and agrees that the Institutional Investors and their respective Affiliates (i) have made, prior to the Effective Date, and are expected to make, on and after the Effective Date, investments (by way of capital contributions, loans or otherwise), and (ii) have engaged, prior to the Effective Date, and are expected to engage, on and after the Effective Date, in other transactions with and with respect to, in each case, Persons engaged in businesses that directly or indirectly compete with the business of the General Partner, the Partnership or their respective Subsidiaries as conducted from time to time. The Partnership and the Partners agree that, subject only to the limitations provided in clause (b) below and in Section 9.4(b) with respect to Confidential Information, any involvement, engagement or participation of such Institutional Investors and their respective Affiliates (including any GP Manager) in such investments, transactions and businesses, even if competitive with the General Partner, the Partnership or their respective Subsidiaries, shall not be deemed wrongful or improper or to violate any duty express or implied under applicable Law. For the avoidance of doubt, subject only to clause (b) below and in Section 9.4(b) with respect to Confidential Information, no Institutional Investor shall be deemed to violate this Section 7.4 if it or any of its Affiliates shall invest in a fund or other entity, whether or not such Institutional Investor Controls such fund or entity, which makes an investment that directly or indirectly competes with the General Partner, the Partnership or their respective Subsidiaries.

The Partnership and each Partner hereby renounce any interest, expectancy and any other rights with respect to any business opportunity (each, a “Business Opportunity”) in which any member of the Institutional Investor Group participates or desires or seeks to participate that either (i) is not within the purposes of the Partnership as set forth in Section 2.4 or (ii) is within such purposes of the Partnership but is not a Business Opportunity that (A) is presented to a GP Manager solely in such individual’s capacity as a GP Manager (whether at a meeting of the GP Board or otherwise) and with respect to which neither the Institutional Investor designating such GP Manager nor any of its Affiliates has independently received notice or is otherwise pursuing or aware of such Business Opportunity or (B) is identified to the GP Manager solely through the disclosure of information by or on behalf of the General Partner or the Partnership to such GP Manager and with respect to which neither the Institutional Investor designating such GP Manager nor any of its Affiliates has independently received notice or is otherwise pursuing or aware of such Business Opportunity (each Business Opportunity other than those referred to in clauses (ii)(A) or (ii)(B) is referred to as an “Excluded Business Opportunity”). No member of the Institutional Investor Group, including any GP Manager, shall have any obligation to communicate or offer any Excluded Business Opportunity to the General Partner, the Partnership or their respective Subsidiaries, and any member of the Institutional Investor Group may pursue for itself or direct, sell, assign or transfer to a Person other than the General Partner, the Partnership or their respective Subsidiaries any Excluded Business Opportunity. Characterization of something as an Excluded Business Opportunity or a decision by the Partnership not to pursue any Business Opportunity shall not alter or excuse obligations of the Partners with respect to Confidential Information as set forth in Section 9.4(b).

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Each of the Partnership and the Partners hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against the Institutional Investors or any of their respective Affiliates (including any GP Manager) for or in connection with any such investment activity or other transaction activity or other matters described in Section 7.4(a) or (b), or activities related to any of the foregoing, whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement or any Transaction Document) or otherwise, are expressly released and waived by the Partnership and each Partner, in each case to the fullest extent permitted by Law; provided, however, that this Section 7.4(c) shall not constitute a release or waiver of any claims for a breach of this Agreement or any Transaction Document, including Section 9.4(b) hereof.

Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, each of the Partnership and the Partners acknowledges and agrees that the Institutional Investors and their respective Affiliates (including any GP Manager) have obtained, prior to the Effective Date, and are expected to obtain, on and after the Effective Date, confidential information from other companies in connection with the activities and transactions described in Section 7.4(a) or otherwise. Each of the Partnership and the Partners hereby agrees that (i) none of the Institutional Investors or any of their respective Affiliates (including any GP Manager) has any obligation to use in connection with the business, operations, management or other activities of the Partnership or to furnish to the General Partner, the Partnership, their respective Subsidiaries or any Partner any such confidential information, and (ii) that any claims against, actions, rights to sue, other remedies or other recourse to or against the Institutional Investors or any of their respective Affiliates (including any GP Manager) for or in connection with any such failure to use or to furnish such confidential information, whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement or any Transaction Document) or otherwise, are expressly released and waived by the Partnership and each Partner, to the fullest extent permitted by Law.

Acknowledgement and Release Relating to Matters Requiring Limited Partner Approval. Notwithstanding anything in this Agreement or any other Transactional Document to the contrary, each of the Partnership and the Partners acknowledges and agrees that each Limited Partner, in its capacity as Limited Partner, may decide or determine any matter subject to such Limited Partner’s vote, consent or approval pursuant any provision of this Agreement, including any decision or determination of any nature described in Section 7.1(c), in such Limited Partner’s sole and absolute discretion, and in making such decision or determination such Limited Partner shall have no duty, fiduciary or otherwise, to any other Partner or to the Partnership, it being the intent of all Partners that each Limited Partner, in its capacity as a Limited Partner, have the right to make such determination solely on the basis of its own interests and have no duty or obligation to give any consideration to any other interests or factors

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whatsoever. Each of the Partnership and the General Partner and the Limited Partners hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against the Institutional Investors or any of their respective Affiliates (including any GP Manager) for or in connection with any such decision or determination, in each case whether arising in common law or equity or created by rule of law, statute, constitution, contract (including this Agreement or any other Transaction Document) or otherwise, are in each case expressly released and waived by the Partnership and each Partner, to the fullest extent permitted by Law, as a condition of, and as part of the consideration for, the execution of this Agreement, the other Transaction Documents and any related agreement, and the incurring by the Partners of the obligations provided in such agreements; provided, however, that nothing contained herein shall release a violation of the implied contractual covenant of good faith and fair dealing, to the extent such a duty applies according to applicable Law.

Amendment, Modification or Repeal. Any amendment, modification or repeal of Section 7.4 or Section 7.5, or any provision thereof shall be prospective only and shall not in any way affect the limitations on the liability of the applicable Partners or any of their respective Affiliates under such provisions as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Duties of the Partners and GP Managers; Limitation of Partner and GP Manager Liability; Indemnification.

No Partner (including the General Partner), in its capacity as a Partner, shall have any fiduciary or other duty to the Partnership, any other Partner, any GP Manager or any other Person that is a party to or is otherwise bound by this Agreement other than, to the extent required by Law, the implied contractual covenant of good faith and fair dealing.

To the maximum extent permitted by applicable Law and notwithstanding anything to the contrary in this Agreement, whenever a Partner (including the General Partner and any Institutional Investor), in its capacity as a Partner, or a GP Manager, in his or her capacity as a GP Manager, is permitted or required to make, grant or take a determination, decision, consent, vote, judgment or action or omit to take or make any of the foregoing (regardless of whether such determination, decision, consent, vote, judgment or action is stated to be at such Partner’s or GP Manager’s “discretion,” “sole discretion” or under a grant of similar authority or latitude) including, with respect to the Limited Partners, of any nature described in Section 7.1(c), such Partner or GP Manager shall be entitled to consider only such interests and factors, including its, his or her own, as he, she or it desires, and shall have no duty or obligation to give any consideration to any other interest or factors whatsoever.

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No GP Manager, in his or her capacity as a GP Manager, shall have any fiduciary or other duty to the Partnership, any Partner, any other GP Manager or any other Person that is a party to or is otherwise bound by this Agreement, other than, to the extent required by Law, the implied contractual covenant of good faith and fair dealing.

To the maximum extent permitted by applicable Law, no P&D Covered Person shall, in his, her or its capacity as a P&D Covered Person, be liable to the Partnership or to any other Limited Partner for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Partnership, any transaction, any investment or any business decision or action, including for breach of duties including fiduciary duties), including, with respect to the Limited Partners, of any nature described in Section 7.1(c), taken or omitted by such P&D Covered Person, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such P&D Covered Person engaged in a bad faith violation of the implied contractual covenant of good faith and fair dealing. Each of the Partnership and the Partners hereby agrees that any claims against, actions, rights to sue, other remedies or other recourse to or against the P&D Covered Persons for or in connection with any such act or omission, are in each case expressly released and waived by the Partnership and each Partner, to the fullest extent permitted by Law, as a condition of, and as part of the consideration for, the execution of this Agreement, the other Transaction Documents and any related agreement, and the incurring by the Partners of the obligations provided in such agreements; provided, however, that nothing contained herein shall release a violation of the implied contractual covenant of good faith and fair dealing, to the extent such a duty applies according to applicable Law.

Each P&D Covered Person, shall, in his, her or its capacity as a P&D Covered Person, be indemnified and held harmless by the Partnership (but only to the extent of the Partnership’s assets), to the fullest extent permitted under applicable Law, from and against any and all loss, liability and expense (including taxes arising from or relating to any indemnification payment, or advancement of expenses, received pursuant to this Agreement; penalties; judgments; fines; amounts paid or to be paid in settlement; costs of investigation and preparations; and fees, expenses, and disbursements of attorneys, whether or not the dispute or proceeding involves the General Partner, the Partnership or any GP Manager, Officer or Partner) reasonably incurred or suffered by any such P&D Covered Person in connection with the activities of the Partnership; provided that any such P&D Covered Person shall not be so indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such P&D Covered Person is seeking indemnification or seeking to be held harmless hereunder, and taking into account the acknowledgments and agreements set forth in this Agreement, such P&D Covered Person engaged in a bad faith violation of the implied contractual covenant of good faith and fair dealing or a bad faith violation of this Agreement. A P&D Covered Person shall not be denied indemnification in whole or in part under this Section 8.1(e) because such P&D Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

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Each P&D Covered Person, in his, her or its capacity as a P&D Covered Person, may rely, and shall incur no liability in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such person or within such Person’s knowledge, in each case unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, action or inaction, such P&D Covered Person engaged in a bad faith violation of the implied covenant of good faith and fair dealing.

The Partnership and each of the Partners hereby acknowledges that certain of the P&D Covered Persons (“Institutional Investor Indemnitees”) have certain rights to indemnification, advancement of expenses or insurance provided by the Institutional Investors or certain of their respective Affiliates (collectively, the “Institutional Investor Indemnitors”). The Partnership hereby agrees, and the Partners hereby acknowledge, that: (i) to the extent legally permitted and as required by the terms of this Agreement and the Certificate (or by the terms of any other agreement between the Partnership and an Institutional Investor Indemnitee), (A) the Partnership is the indemnitor of first resort (i.e., its obligations to each Institutional Investor Indemnitee are primary and any obligation of the Institutional Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any Institutional Investor Indemnitee are secondary) and (B) the Partnership shall be required to advance the full amount of expenses incurred by an Institutional Investor Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement, without regard to any rights that an Institutional Investor Indemnitee may have against the Institutional Investor Indemnitors and (ii) the Partnership irrevocably waives, relinquishes and releases the Institutional Investor Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect of any of the matters described in clause (i) of this sentence for which any Institutional Investor Indemnitee has received indemnification or advancement from the Partnership. The Partnership further agrees that no advancement or payment by the Institutional Investor Indemnitors on behalf of any Institutional Investor Indemnitee with respect to any claim for which an Institutional Investor Indemnitee has sought indemnification from the Partnership shall affect the foregoing and that the Institutional Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Institutional Investor Indemnitee against the Partnership. The Partnership and each Partner agree that the Institutional Investor Indemnitors are express third party beneficiaries of the terms of this Section 8.1(g).

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Fiduciary Duties of Officers; Limitation of Officer Liability; Indemnification.

Each Officer (in such Person’s capacity as an Officer) shall have the same fiduciary duties that an officer of the Partnership would have if the Partnership were a corporation organized under the Laws of the State of Delaware, and the Partnership and its Partners shall have the same rights and remedies in respect of such duties as if the Partnership were a corporation organized under the Laws of the State of Delaware and the Partners were its stockholders.

Each Officer Covered Person, in such Person’s capacity as an Officer Covered Person, shall be indemnified and held harmless by the Partnership (but only to the extent of the Partnership’s assets), as if the Partnership were a corporation organized under the Laws of the State of Delaware and to the fullest extent permitted under Section 145 of the General Corporation Law of the State of Delaware as in effect on the Effective Date (but including any expansion of rights to indemnification thereunder from and after the date of this Agreement), from and against any and all loss, liability and expense (including taxes arising from or relating to any indemnification payment, or advancement of expenses, received pursuant to this Agreement; penalties; judgments; fines; amounts paid or to be paid in settlement; costs of investigation and preparations suffered by any such Officer Covered Person; and fees, expenses, and disbursements of attorneys, whether or not the dispute or proceeding involves the General Partner, the Partnership or any GP Manager, Officer or Partner) incurred or suffered by any such Officer Covered Person in connection with the activities of the Partnership. An Officer Covered Person shall not be denied indemnification in whole or in part under this Section 8.2 because such Officer Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

Each Officer Covered Person, in such Person’s capacity as an Officer Covered Person, may rely, and shall incur no liability in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and may rely on a certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such person or within such Person’s knowledge, in each case unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such reliance, action or inaction, such Officer Covered Person acted in bad faith, engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that such Officer Covered Person’s conduct was unlawful.

Advancement of Expenses. Reasonable, documented expenses incurred by a Covered Person for which such Covered Person could reasonably be expected to be entitled to indemnification under this Agreement in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Partnership in advance of the final disposition of such action, suit or proceeding; provided, however, that any such advance shall only be made if the Covered Person delivers a written affirmation by such Covered Person to the Partnership of its good faith belief that it is entitled to indemnification hereunder and its agreement to repay all amounts so advanced if it shall ultimately be determined that such Covered Person is not entitled to be indemnified hereunder.

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Priority of Indemnification. Notwithstanding anything to the contrary in this Agreement, the General Partner’s obligation, if any, to indemnify or advance expenses to any Covered Person under the GP LLC Agreement or otherwise is intended to be secondary to any such obligation of, and shall be reduced by any amount such Covered Person may collect as indemnification or advancement from, the Partnership or any of its Subsidiaries or any insurance policies of the Partnership or any of its Subsidiaries, and the General Partner shall, to the fullest extent permitted by Law, be fully subrogated to all rights of such Covered Persons against the Partnership or its Subsidiaries or insurance policies of the Partnership or its Subsidiaries.

Multiple Rights to Indemnification. If any Person is both a P&D Covered Person and an Officer Covered Person with respect to any loss, liability or expense (including taxes arising from or relating to any indemnification payment, or advancement of expenses, received pursuant to this Agreement; penalties; judgments; fines; amounts paid or to be paid in settlement; costs of investigation and preparations suffered by any such Person; and fees, expenses, and disbursements of attorneys, whether or not the dispute or proceeding involves the General Partner, the Partnership or any GP Manager, Officer or Partner), such Person shall be entitled to be indemnified for such loss, liability or expense to the greatest extent that either a P&D Covered Person or an Officer Covered Person is entitled to indemnification for such matters under this Agreement. However, for the avoidance of doubt, an Officer who is also a P&D Covered Person as a result of his or her status as a Partner, GP Manager or member of another class of Persons who are P&D Covered Persons, shall not be entitled to be indemnified or released from liability as a P&D Covered Person under Section 8.1 for any action taken or omitted to be taken in such Person’s capacity as an Officer or for any other matter relating to such Person’s status as an Officer.

Procedure for Indemnification. Any indemnification or advance of expenses under this Article 8 shall be made only against a written request therefor to the Partnership submitted by or on behalf of the Person seeking indemnification or advance. All expenses (including reasonable attorneys’ fees) incurred by such Person in connection with successfully establishing such Person’s right to indemnification or advance of expenses under this Article 8, in whole or in part, shall also be indemnified by the Partnership.

Partnership Obligations; Indemnification Rights.

The obligations of the Partnership to the Covered Persons provided in this Agreement, the Certificate or arising under Law are solely the obligations of the Partnership, and no personal liability whatsoever shall attach to, or be incurred by, any Covered Person for such obligations, to the fullest extent permitted by Law. Where the foregoing provides that no personal liability shall attach to or be incurred by a Covered Person, any claims against or recourse to such Covered Person for or in connection with such liability, whether arising in common law or equity or created by rule of law, statute, constitution, contract or otherwise, are expressly released and waived under this Agreement, to the fullest extent permitted by Law, as a condition of, and as part of the consideration for, the execution of this Agreement and any related agreement, and the incurring by the Partnership of the obligations provided in such agreements.

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The rights to indemnification and advancement of expenses provided by this Article 8 shall be deemed to be separate contract rights between the Partnership and each Covered Person who serves in any such capacity at any time while these provisions are in effect, and no repeal or modification of any of these provisions shall adversely affect any right or obligation of such Covered Person existing at the time of such repeal or modification with respect to any state of facts then or previously existing or any proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts.

The rights to indemnification and advancement of expenses provided by this Article 8 shall not be deemed exclusive of any other indemnification or advancement of expenses to which a Covered Person seeking indemnification or advancement of expenses may be entitled.

The rights to indemnification and advancement of expenses provided by this Article 8 to any Covered Person shall inure to the benefit of the heirs, executors and administrators of such Covered Person.

Notwithstanding anything in this Agreement to the contrary, nothing in this Article 8 shall limit or waive any claims against, actions, rights to sue, other remedies or other recourse the General Partner, the Partnership, any Partner or any other Person may have against any Partner, GP Manager or Officer for a breach of contract claim relating to any binding agreement.

Insurance. As determined by the General Partner, to the extent available on commercially reasonable terms, the Partnership will maintain reasonable amounts of directors’ and officers’ liability insurance from a recognized insurer for all GP Managers and Officers; provided that any such insurance shall provide for equal coverage for each GP Manager.

CERTAIN AGREEMENTS OF THE PARTNERSHIP AND PARTNERS

Financial Reports and Access to Information; Fiscal Year End.

Each Institutional Investor shall receive the following information from the Partnership:

within 60 calendar days after the end of each fiscal quarter, an unaudited consolidated balance sheet of the Partnership and its Subsidiaries as of the end of such quarter and unaudited related consolidated statements of operations and cash flows of the Partnership and its Subsidiaries for such quarter prepared in accordance with GAAP (with the exception of normal year-end adjustments and absence of footnotes), consistently applied (which statements shall set forth the percentage of gross income characterized as “qualifying income” as defined in Section 7704(d) of the Code);

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within 120 calendar days after the end of each fiscal year, an audited consolidated balance sheet of the Partnership and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, partners’ equity and cash flows of the Partnership and its Subsidiaries for such fiscal year prepared in accordance with GAAP, consistently applied and a signed audit letter from the Partnership’s auditors who shall be an accounting firm approved by the General Partner;

within 30 calendar days after the provision of any such information, any material information provided by the General Partner to the Partnership’s senior lenders or other creditors; and

such other information as any Institutional Investor may reasonably request.

The Partnership shall permit each Institutional Investor or their respective representatives, at the sole risk of such Persons, to visit and inspect any of the properties of the Partnership and its Subsidiaries, including its books of account and other records (and make copies of and take extracts from such books and records), and to discuss all aspects of its business, affairs, finances and accounts with the General Partner’s, the Partnership’s and their respective Subsidiaries’ officers and independent public accountants, all at such reasonable times during the General Partner’s, the Partnership’s and such Subsidiaries’ usual business hours and as often as any such person may reasonably request, and to consult with and advise management of the General Partner, the Partnership and their respective Subsidiaries, upon reasonable notice at reasonable times from time to time, on all matters relating to the operation of the Partnership and its Subsidiaries. Any information received by a Partner pursuant to this Section 9.1(b) shall be subject to the provisions of Section 9.4.

Maintenance of Books. The General Partner shall keep or cause to be kept at the Partnership’s principal office a copy of the GP LLC Agreement, the Certificate and this Agreement and all amendments thereto and hereto. The General Partner shall cause the Partnership’s financial books and records to be maintained using a system of internal controls over financial reporting to provide reasonable assurance regarding the reliability of the preparation of financial statements in accordance with GAAP, including internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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Accounts. The General Partner shall establish one or more separate bank and investment accounts and arrangements for the Partnership, which shall be maintained in the Partnership’s name with financial institutions and firms that the General Partner may determine. The Partnership may not commingle the Partnership’s funds with the funds of any Partner.

Information.

No Limited Partner shall be entitled to obtain any information relating to the Partnership or the General Partner or their respective Subsidiaries except as expressly provided in this Agreement or to the extent required by Law; and to the extent a Limited Partner is so entitled to such information, such Limited Partner shall be subject to the provisions of Section 9.4(b). Except as expressly provided in this Agreement, no Limited Partner shall be entitled to obtain any information relating to the Partnership or the General Partner or their respective Subsidiaries described in Section 15-403(a) of the Act.

Each Partner agrees that all Confidential Information shall be kept confidential by such Partner and shall not be disclosed by such Partner in any manner whatsoever and shall be used by such Partner solely for purposes related to monitoring and evaluating its investment in the Partnership and, if applicable, the General Partner; provided, however, that (i) any of such Confidential Information may be disclosed to such Partner’s Affiliates, to Persons who are beneficial owners of Equity Interests in such Partner and to managers, directors, officers, employees and authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial advisors) of such Partner and of such Partner’s Affiliates (collectively, for purposes of this Section 9.4(b), “Representatives”) if such Representatives are advised of and agree to be bound by the provisions of this Section 9.4(b) or substantially similar terms, and, provided that such Partner shall remain liable for any breach of this Section 9.4(b) by any such Representative; (ii) any disclosure of Confidential Information may be made to the extent the General Partner consents in writing; (iii) any disclosure may be made of the terms of an Institutional Investor’s investment in the Partnership pursuant to this Agreement and the performance of that investment (whether in customary information provided to investors in private equity funds or investment funds managed by an Institutional Investor or its Affiliates, in an Institutional Investor’s fundraising materials, or otherwise); (iv) Confidential Information may be disclosed by a Partner or Representative to the extent reasonably necessary in connection with such Partner’s enforcement of its rights under this Agreement; and (v) Confidential Information may be disclosed by any Partner or Representative to the extent that such Partner or Representative has received written advice from its counsel that it is legally compelled to do so, or that such disclosure is required by any rule of any stock exchange or securities regulator, provided that, prior to making such disclosure, such Partner or Representative, as the case may be, uses reasonable efforts to preserve the confidentiality of the Confidential Information, including consulting, if permitted, with the Partnership regarding such disclosure, and if reasonably requested by the Partnership, assisting the Partnership, at the Partnership’s expense, in seeking a protective order to prevent the requested disclosure; provided, further, that the Partner or Representative, as the case may be, discloses only that portion of the Confidential Information as is, based on the written advice of its counsel, legally required.

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Notwithstanding anything to the contrary in this Agreement, any Institutional Investor and its Permitted Transferees shall have the right to provide Confidential Information to any proposed transferee in connection with any direct or indirect Transfer of such Institutional Investor’s Partnership Interests in accordance with Article 6 if: (i) such Institutional Investor provides prior written notice to the Partnership of such Transfer to such proposed transferee (including the identity of such proposed transferee); (ii) such proposed transferee executes a confidentiality agreement in form and substance reasonably satisfactory to the General Partner providing that such proposed transferee shall keep all such Confidential Information confidential, shall not disclose such Confidential Information in any manner whatsoever and shall use such Confidential Information solely for purposes related to evaluating a potential direct or indirect investment in Partnership Interests (and such Institutional Investor hereby agrees to be liable for any breach by such potential transferee of such agreement); and (iii) the General Partner reasonably determines that such proposed transferee is not a Competitor.

The obligations of a Partner pursuant to this Section 9.4 will continue following the time such Person ceases to be a Partner. Each Partner acknowledges that disclosure of Confidential Information in violation of this Section 9.4 may cause irreparable damage to the Partnership, the General Partner and the Partners for which monetary damages are inadequate, difficult to compute, or both. Accordingly, each Partner consents to the issuance of an injunction or the enforcement of other equitable remedies against such Partner without the posting of any bond or other security, to compel specific performance of all of the terms of this Section 9.4.

TAXES

Tax Returns. The Partnership shall prepare and timely file all U.S. federal, state and local and foreign Tax Returns required to be filed by the Partnership. Unless otherwise agreed by the General Partner, any income Tax Return of the Partnership shall be prepared by an independent public accounting firm of recognized national standing selected by the General Partner. Each Partner shall furnish to the Partnership all pertinent information in its possession relating to the Partnership’s operations that is necessary to enable the Partnership’s Tax Returns to be timely prepared and filed. The Partnership shall deliver to each Partner within 120 calendar days after the end of the applicable fiscal year a final Schedule K-1 together with such additional information as may be required by the Partners in order to file their individual returns reflecting the Partnership’s operations. The Partnership shall bear the costs of the preparation and filing of its Tax Returns.

Tax Partnership. It is the intention of the Partners that the Partnership be classified as a partnership for U.S. federal income tax purposes. Unless otherwise approved by the General Partner, neither the Partnership nor any Partner shall make an election for the Partnership to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state Law or to be classified as other than a partnership pursuant to Treasury Regulation Section 301.7701-3.

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AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Tax Elections. The Partnership shall make the following elections on the appropriate forms or Tax Returns:

to adopt the calendar year as the Partnership’s fiscal year, if permitted under the Code;

to adopt the accrual method of accounting for U.S. federal income tax purposes;

to elect to amortize the organizational expenses of the Partnership as permitted by Code Section 709(b);

upon request of any Institutional Investor in connection with a Transfer by such Institutional Investor of Partnership Interests, to make an election under Code Section 754; and

any other election the General Partner may deem appropriate and in the best interests of the Partners.

Tax Matters Partner.

The tax matters partner of the Partnership pursuant to Code Section 6231(a)(7) shall be the General Partner or such other eligible Partner designated from time to time by the General Partner subject to replacement by the General Partner (any Partner who is designated as the tax matters partner is referred to herein as the “Tax Matters Partner”). The Tax Matters Partner shall inform each other Partner of all significant matters that may come to its attention in its capacity as Tax Matters Partner and shall forward to each other Partner copies of all significant written communications it may receive in that capacity within five Business Days of receiving the same. The Tax Matters Partner shall take such commercially reasonable steps as necessary to ensure that each Partner qualifying as a “notice partner” within the meaning of Code Section 6231(a)(8) is treated as such.

The Tax Matters Partner shall take no action without the authorization of the General Partner, other than such action as may be required by Law. Any cost or expense incurred by the Tax Matters Partner in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Partnership.

The Tax Matters Partner shall not enter into any extension of the period of limitations for making assessments on behalf of the Partners without first obtaining the consent of the General Partner. The Tax Matters Partner shall not bind any Partner to a settlement agreement without obtaining the consent of such Partner. Any Partner that enters into a settlement agreement with respect to any Partnership item (within the meaning of Code Section 6231(a)(3)) shall promptly notify the other Partners of such settlement agreement and its terms.

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AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

No Partner shall file a request pursuant to Code Section 6227 for an administrative adjustment of Partnership items for any taxable year without first notifying the other Partners and obtaining the consent of the General Partner. If the General Partner consents to the requested adjustment, the Tax Matters Partner shall file the request for the administrative adjustment on behalf of the Partners. If such consent is not obtained within 30 days from such notice, or within the period required to timely file the request for administrative adjustment, if shorter, any Partner, including the Tax Matters Partner, may file a request for administrative adjustment on its own behalf. Any Partner intending to file a petition under Code Sections 6226 or 6228 (or another Code Section) with respect to any item involving the Partnership shall notify the other Partners of such intention and the nature of the contemplated proceeding. In the case where the Tax Matters Partner is the Partner intending to file such petition on behalf of the Partnership, such notice shall be given within a reasonable period of time to allow the other Partners to participate in selecting the forum in which such petition will be filed.

No Partner shall file a notice of inconsistent treatment under Code Section 6222(b) with respect to any Partnership items for any taxable year without first obtaining the consent of the General Partner.

The provisions of this Section 10.4 shall survive the termination of any Partner’s interest in the Partnership and shall remain binding on the the Partnership and the Partners for so long as necessary to resolve with the IRS any and all matters regarding the U.S. federal income taxation of the Partners with respect to Partnership items (within the meaning of Code Section 6231(a)(3)).

The General Partner may appoint and replace a Partnership Representative and authorize the Partnership Representative to take any and all actions determined by the General Partner and permissible under Code Section 6223 and Treasury Regulations thereunder; provided, that (i) the Partnership Representative shall provide each Partner with notice of the commencement of an audit or other tax proceeding that could adversely affect the Partner; (ii) each Partner shall be entitled to participate in (but not control) any examination or tax proceeding involving the Partnership (and attend, through its representative, any related hearings or conferences) that could adversely affect the Partner at the Partner’s own expense; and (iii) the Partnership Representative shall not file an administrative adjustment request or enter into a settlement agreement with a taxing authority that adversely affects a Partner without that Partner’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

GPM PETROLEUM LP

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

DISSOLUTION; WINDING-UP AND TERMINATION; LIQUIDITY RIGHTS

Dissolution.

Subject to Section 11.1(b), the Partnership shall be liquidated and its affairs shall be wound up on the first to occur of the following events (each a “Liquidation Event”) and no other event shall cause the Partnership’s dissolution:

the approval of the General Partner is obtained to wind up the Partnership and liquidate its assets;

at any time when there is no General Partner; provided, however, that the lack of a General Partner shall not cause a dissolution of the Partnership if the business of the Partnership is continued and the appointment of a replacement general partner (effective as of the date of the event that caused the General Partner to cease to be a general partner of the Partnership) is approved by Special Partner Approval within 180 days of the date that notice of the event that caused the General Partner to cease to be a general partner of the Partnership is given to the Limited Partners; and

entry of a decree of judicial dissolution of the Partnership under the Act.

If the Liquidation Event described in Section 11.1(a)(ii) shall occur, the Partnership shall not be dissolved, and the business of the Partnership shall be continued, if the requirements of the proviso to Section 11.1(a)(ii) are satisfied (a “Continuation Election”).

Except as otherwise provided in this Section 11.1, to the maximum extent permitted by the Act, the death, retirement, Resignation, expulsion, Bankruptcy or dissolution of a Partner or the commencement or consummation of separation proceedings shall not constitute a Liquidation Event and, notwithstanding the occurrence of any such event or circumstance, the business of the Partnership shall be continued without dissolution.

Winding-Up and Termination. On the occurrence of a Liquidation Event, unless a Continuation Election is made, the General Partner may select one or more Persons to act as liquidator or may itself act as liquidator. The liquidator shall proceed diligently to wind up the affairs of the Partnership and make final distributions as provided herein and in the Act. The costs of winding up shall be borne as a Partnership expense, including reasonable compensation to the liquidator if approved by the General Partner. Until final distribution, the liquidator shall continue to operate the Partnership properties with all of the power and authority of the General Partner. The steps to be accomplished by the liquidator are as follows:

as promptly as possible after dissolution and again after final winding up, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities and operations;

the liquidator shall pay, satisfy or discharge from Partnership funds all of the debts, liabilities and obligations of the Partnership (including all expenses incurred in winding up) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine);

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the assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 11.4(d) to have received cash equal to its Fair Market Value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners;

all remaining assets of the Partnership shall be distributed to the Partners as follows:

First, to the holders of Class A Preferred Units in accordance with their respective Class A Percentage Interests until there has been distributed in respect of each Class A Preferred Unit then outstanding an amount equal to the sum of (x) the Class A Preferred Unit Purchase Price plus (y) the Cumulative Class A Preferred Unit Arrearage, if any, with respect to such Class A Preferred Unit as of the date of distribution;

Second, to the holders of Class B Preferred Units in accordance with their respective Class B Percentage Interests until there has been distributed in respect of each Class B Preferred Unit then outstanding an amount equal to the sum of (x) the Class B Preferred Unit Purchase Price plus (y) the Cumulative Class B Preferred Unit Arrearage, if any, with respect to such Class B Preferred Unit as of the date of distribution; and

Thereafter, to the Limited Partners in accordance with their respective Percentage Interests.

All distributions in kind to the Partners shall be made subject to the liability of each distributee for costs, expenses and liabilities theretofore incurred or for which the Partnership has committed prior to the date of termination and those costs, expenses and liabilities shall be allocated to the distributee in accordance with this Section 11.2. The distribution of cash or property to the Partners in accordance with the provisions of this Section 11.2 constitutes a complete return to such Partner of its Capital Contributions and a complete distribution to the Partners of its Partnership Interests and all the Partnership’s property and constitutes a compromise to which all Partners have consented. To the extent that a Partner returns funds to the Partnership, it has no claim against any other Partner for those funds.

Deficit Capital Accounts. No Partner shall be required to pay to the Partnership, to any other Partner or to any third party any deficit balance which may exist from time to time in the Partner’s Capital Account.

Certificate of Cancellation. On completion of the distribution of Partnership assets as provided herein, the General Partner (or such other Person or Persons as the Act may require or

GPM PETROLEUM LP

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

permit) shall file a certificate of cancellation or other applicable instrument in relation to the Partnership with the Secretary of State of the State of Delaware in accordance with the Act, cancel any other filings made pursuant to Section 2.5, and take such other actions as may be necessary to terminate the existence of the Partnership. Upon the filing of the certificate of cancellation or other applicable instrument in relation to the Partnership, the existence of the Partnership shall cease, except as may be otherwise provided by the Act or other applicable Law.

GENERAL PROVISIONS

Offset. Whenever the Partnership is to pay or distribute any sum to any Partner, any amounts that such Partner, in its capacity as a Partner, owes the Partnership, whether pursuant to this Agreement or another Transaction Document, may be deducted from that sum before payment or distribution.

Notices.

Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties):

if to the Partnership, at the address of its principal executive office; and

if to a current Partner, at the address given for the Partner on Schedule I hereto.

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by certified mail, be deemed received upon the earlier of actual receipt thereof or five Business Days after the date of deposit in the United States mail, as the case may be; and shall, if delivered by nationally recognized overnight delivery service, be deemed received the second Business Day after the date of deposit with the delivery service.

Whenever any notice is required to be given by Law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Entire Agreement; Supersedure. This Agreement (including the Exhibits and Schedules) constitutes the entire agreement of the Partners relating to the subject matter herein and supersedes all prior contracts or agreements with respect to such subject matter, whether oral or written.

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AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Partnership is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Partnership. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Partnership, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

Amendment or Restatement; Power of Attorney.

Subject to Section 12.5(b), this Agreement (including any Exhibit or Schedule hereto) may only be amended, modified, supplemented or restated, and any provisions of this Agreement may only be waived, with the approval of the General Partner (and without the approval of any other Person); provided, however, that:

any amendment, modification, supplement, restatement or waiver that would alter or change the rights, obligations, powers or preferences of one or more Limited Partners in their capacity as a holder of a specific series of Partnership Interests in a disproportionate and adverse manner, other than in a de minimis respect, compared to other Limited Partners in their capacities as holders of the same series of Partnership Interests shall also require the prior written consent of Limited Partners holding a majority of the Partnership Interests so disproportionately and adversely affected; and

any amendment, modification, supplement, restatement or waiver (other than in connection with the Initial Public Offering or a Drag-Along Transaction properly initiated and consummated in accordance with this Agreement) that would (A) alter or change the rights, preferences or privileges of the Class A Preferred Units or (B) result in the issuance of additional Class A Preferred Units, Senior Securities or Parity Securities (other than, in the case of each of clause (A) and (B) of this Section 12.5(a)(ii), in connection with an issuance of Partnership Interests that is permitted by Section 7.3 to be approved solely by the General Partner, in which case such amendment, modification, supplement, restatement or waiver shall only require the approval of the General Partner) shall also require the prior written consent of Limited Partners holding a majority of the Class A Preferred Units.

Notwithstanding anything to the contrary in this Section 12.5:

this Agreement shall be deemed to be automatically amended from time to time to reflect issuances and Transfers of Partnership Interests made in compliance with this Agreement without requiring the further consent of any party to this Agreement; and

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AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

the Partners’ Schedules may be amended from time to time by the General Partner in accordance with Section 3.7(d) without requiring the consent of any other Person.

Each Partner agrees to be bound by each and every amendment, modification, supplement, restatement or waiver of this Agreement approved and adopted in accordance with this Section 12.5 even if such Partner did not execute or consent to such amendment, modification, supplement, restatement or waiver; provided that the foregoing is not an agreement to or waiver of any Partner’s right to dispute that such amendment, modification, supplement, restatement or waiver was approved and adopted in accordance with this Section 12.5; and provided further, that each Partner shall be provided with a copy of each and every such amendment, modification, supplement, restatement or waiver of this Agreement upon the approval or adoption of such amendment, modification, supplement, restatement or waiver (provided that a Partner shall not be entitled to receive a copy of any such waiver that does not adversely affects the rights, obligations, powers or preferences of such Partner, other than in a de minimis respect).

Each Limited Partner hereby irrevocably makes, constitutes and appoints the General Partner as its true and lawful agent and attorney-in-fact, with full power of substitution to its Affiliates and full power and authority in its name, place and stead, to make, execute, sign, acknowledge, swear to, record and file: (i) any amendment, modification, supplement, restatement or waiver of any provision of this Agreement that has been approved or made as herein provided but only insofar as it has been made or approved as herein provided; (ii) all instruments required or necessary to comply with the provisions of this Agreement and applicable Law or to permit the Partnership to become or to continue as a limited partnership or other entity wherein the Limited Partners have limited liability in each jurisdiction where the Partnership may be doing business; (iii) all instruments required or necessary to reflect a change or modification of this Agreement in accordance with this Agreement (including changes to the Partners Schedules); (iv) all instruments required or necessary to admit Additional Limited Partners and Substituted Limited Partners to the Partnership and to issue additional Units or other Partnership Interests (or securities convertible into or exercisable or exchangeable for Partnership Interests) in accordance with this Agreement; (v) all instruments required or necessary to to facilitate the Initial Public Offering in accordance with this Agreement; (vi) all instruments required or necessary, to effect the dissolution and termination of the Partnership pursuant to the provisions of this Agreement; and (vii) all other instruments not inconsistent with the terms of this Agreement which may be required to give effect to the provisions of this Agreement on behalf of the Partnership or which may be required by law to be filed on behalf of the Partnership.

With respect to each Limited Partner and each Additional Limited Partner or Substituted Limited Partner, the foregoing power of attorney: (i) is coupled with an interest and given to secure a proprietary interest, shall be irrevocable and shall survive the incapacity or Bankruptcy of such Limited Partner; (ii) may be exercised by the

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AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

General Partner either by signing separately as attorney-in-fact for such Limited Partner or, after listing all of the Limited Partners executing an instrument, by a single signature of the General Partner acting as attorney-in-fact for all of them; and (iii) shall survive the Transfer by such Limited Partner of all or any portion of the Partnership Interests held by such Limited Partner; except that, where the assignee of the whole of such Limited Partner’s interest has been approved by the General Partner for admission to the Partnership as an Additional Limited Partner or Substituted Limited Partner, the power of attorney of the assignor shall survive such Transfer for the sole purpose of enabling the General Partner to execute, swear to, acknowledge and file any instrument necessary or appropriate to effect such substitution.

If Treasury Regulations or other administrative announcements promulgated under the provisions of the Bipartisan Budget Act of 2015 are adopted as final (or temporary) rules (the “New Rules”), the General Partner is authorized to make such amendments to this Agreement (including provisions for any safe harbor election authorized by the New Rules) as the General Partner determines to be necessary or advisable to comply with, administer or reflect the New Rules and to administer the effects of such provisions in an equitable manner.

Binding Effect; No Third Party Beneficiaries. Subject to the restrictions on Transfers set forth in this Agreement, this Agreement shall be binding upon and shall inure to the benefit of the Partnership and each Partner and their respective heirs, permitted successors, permitted assigns, permitted distributees and legal representatives; and by their signatures hereto, the Partnership and each Partner intends to and does hereby become bound. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective permitted successors and permitted assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained; provided that the Covered Persons shall be third party beneficiaries of Article 8. The rights under this Agreement may be assigned by a Partner to a transferee of all or a portion of such Partner’s Partnership Interests transferred in accordance with this Agreement (and shall be assigned to the extent this Agreement requires such assignment), but only to the extent of such Partnership Interests so transferred; it being understood that the assignment of any rights under this Agreement shall not constitute admission to the Partnership as a Partner unless and until such transferee is duly admitted as a Partner in accordance with this Agreement.

Governing Law; Severability; Limitation of Liability.

THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Delaware Chancery Courts located in Wilmington, Delaware, or, if such court shall not have jurisdiction, any federal court of the United States of or other Delaware state court located in Wilmington, Delaware, and appropriate appellate courts therefrom, over any claims, suits, actions, proceedings or other disputes: (i) arising out of, resulting from or

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AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

relating in any way to this Agreement or any of the transactions contemplated hereby (including any claims suits, actions, proceedings or other disputes to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among the Partners or of the Partners to the Partnership, or the rights or powers of, or restrictions on, the Partnership or the Partners); (ii) involving any claims, suits, actions, proceedings or other disputes brought in a derivative manner on behalf of the Partnership; (iii) asserting any claim of any breach of any duty owed by any P&D Covered Person to the Partnership or the Partners; (iv) asserting any claim arising pursuant to any provision of the Act; or (v) asserting any claim governed by the internal affairs doctrine, and each party irrevocably agrees that all claims in respect of such dispute may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such courts or any defense of inconvenient forum for the maintenance of such dispute, in each case regardless of whether such claims, suits, actions, proceedings or other disputes sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, proceeding or counterclaim of the nature specified in this subsection (b) by the mailing of a copy thereof in the manner specified by the provisions of Section 12.2. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Each party hereto agrees not to, and waives any right to, assert in any such claim, suit, action, proceeding or other dispute that: (i) such party is not personally subject to the jurisdiction (A) of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed or, (B) if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction thereof, of any other court located in the State of Delaware with subject matter jurisdiction or of any other court to which proceedings in such lower court may be appealed; (ii) such claim, suit, action, proceeding or other dispute is brought in an inconvenient forum; or (iii) the venue of such claim, suit, action, proceeding or other dispute is improper.

In the event of a direct conflict between the provisions of this Agreement and (i) any provision of the Certificate or (ii) any mandatory, non-waivable provision of the Act, such provision of the Certificate or the Act shall control. If any provision of the Act provides that it may be varied or superseded in the agreement of a limited partnership (or

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AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

otherwise by agreement of the partners of a limited partnership), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Partnership and each Partner shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties as expressed herein.

Counterparts. This Agreement may be executed in any number of counterparts (including facsimile or portable document format (PDF) counterparts), each of which, when so executed and delivered, shall be deemed an original, and all of which together shall constitute a single instrument. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail shall have the same effect as physical delivery of the paper document bearing the original signature.

Outside Counsel. Each signatory to this Agreement acknowledges and agrees that such signatory has been represented by separate outside counsel in connection with the transactions contemplated hereby and further acknowledges and agrees that Vinson & Elkins L.L.P. has acted as counsel solely to GPM and not to the Partnership, the General Partner or any of the other Limited Partners other than GPM in connection with the transactions contemplated hereby. Each signatory to this Agreement acknowledges and agrees that the interests of the Limited Partners (as a group) have not been represented by outside counsel in connection with the formation of the Partnership or the negotiation and execution of this Agreement and the other Transaction Documents.

No Presumption. Each party to this Agreement acknowledges that, in the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

[Signature Pages Follow]

GPM PETROLEUM LP

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

IN WITNESS WHEREOF, the Partners have executed this Amended and Restated Agreement of Limited Partnership as of the date first set forth above.

GENERAL PARTNER: GPM PETROLEUM GP, LLC

By:
Name:
Title:

By:
Name:
Title:

GPM PETROLEUM LP

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

SIGNATURE PAGE

IN WITNESS WHEREOF, the Partners have executed this Amended and Restated Agreement of Limited Partnership as of the date first set forth above.

LIMITED PARTNERS: GPM INVESTMENTS, LLC

By:
Name:
Title:

By:
Name:
Title:

WOC SOUTHEAST HOLDING CORP.

By:
Name:
Title:

By:
Name:
Title:

GPM PETROLEUM LP

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

SIGNATURE PAGE

IN WITNESS WHEREOF, the Partners have executed this Amended and Restated Agreement of Limited Partnership as of the date first set forth above.

OPPENHEIMER STEELPATH MLP SELECT 40 FUND

By:
Name:
Title:

OPPENHEIMER STEELPATH MLP INCOME FUND

By:
Name:
Title:

Solely with respect to Sections 6.9(a) and 6.9(e) of this Amended and Restated Agreement of Limited Partnership:

OFI STEELPATH, INC.

By:
Name:
Title:

GPM PETROLEUM LP

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

SIGNATURE PAGE

EXHIBIT A

DEFINED TERMS

“Accredited Investor” has the meaning ascribed to such term in the regulations promulgated under the Securities Act.

“Act” means the Delaware Revised Uniform Limited Partnership Act and any successor statute, as hereafter amended from time to time.

“Additional Limited Partner” means any Person that is not already a Limited Partner who acquires (a) a portion of the Limited Partner Interests held by a Limited Partner from such Limited Partner or (b) newly issued Limited Partner Interests from the Partnership and, in each case, is admitted to the Partnership as a Limited Partner pursuant to the provisions of Section 3.7.

“Adjusted Capital Account” means the Capital Account maintained for each Partner, (a) increased by any amounts that such Partner is obligated to restore or is treated as obligated to restore under Treasury Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5), and (b) decreased by any amounts described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) with respect to such Partner. The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.

“Affiliate” means, when used with respect to a specified Person, any Person which directly or indirectly Controls, is Controlled by or is Under Common Control with such specified Person. For purposes of this Agreement, the Partnership, on the one hand, and the Class A Purchasers, on the other hand, shall not be considered Affiliates solely by virtue of such Class A Purchasers holding Class A Preferred Units.

“Agreement” means this Amended and Restated Agreement of Limited Partnership of the Partnership, as may be further amended and restated from time to time.

“Allocation Period” means any period (a) commencing on the date hereof or the day following the end of a prior Allocation Period and (b) ending on the last day of each Fiscal Year, the day preceding any day in which an adjustment to the Book Value of the Partnership’s properties pursuant to clause (b) of the definition of Book Value occurs, or any other date determined by the General Partner.

“Available Cash” means, as of any date of determination, the amount of cash and cash equivalents of the Partnership and its Subsidiaries less Cash Reserves, as determined by the General Partner.

“Bankruptcy” or “Bankrupt” means with respect to any Person, that (a) such Person (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary bankruptcy petition; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceedings; (iv) files a petition or answer seeking for such Person a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material

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EXHIBIT A-1

allegations of a petition filed against such Person in a proceeding of the type described in subclauses (i) through (iv) of this clause (a); or (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties; or (b) a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any Law has been commenced against such Person and 120 days have expired without dismissal thereof or with respect to which, without such Person’s consent or acquiescence, a trustee, receiver or liquidator of such Person or of all or any substantial part of such Person’s properties has been appointed and 90 days have expired without the appointment’s having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

“Book Value” means, with respect to any property of the Partnership, such property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a)    The initial Book Value of any property contributed by a Partner to the Partnership shall be the Fair Market Value of such property as of the date of such contribution;

(b)    The Book Values of all properties shall be adjusted to equal their respective Fair Market Values in connection with (i) the acquisition of an interest (or additional interest) in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution to the Partnership, (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership, (iii) the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a Partner capacity, or by a new Partner acting in a member capacity or in anticipation of becoming a partner, (iv) the liquidation of the Partnership within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g)(1) (other than pursuant to Code Section 708(b)(1)(B)), (v) the acquisition of an interest in the Partnership by any new or existing Partner upon the exercise of a noncompensatory option in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(s), or (vi) any other event to the extent determined by the General Partner to be permitted and necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulation Section 1.704-1(b)(2)(iv)(q); provided that adjustments pursuant to clauses (i), (ii), (iii) and (v) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership. If any noncompensatory options are outstanding upon the occurrence of an event described in this paragraph (b)(i) through (b)(v), the Partnership shall adjust the Book Values of its properties in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c)    The Book Value of property distributed to a Partner shall be adjusted to equal the Fair Market Value of such property as of the date of such distribution;

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(d)    The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and clause (e) of the definition of Profits or Losses or Section 5.3(h); provided, however, that the Book Value of property shall not be adjusted pursuant to this clause (d) to the extent that the General Partner reasonably determines an adjustment pursuant to clause (b) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (d); and

(e)    If the Book Value of property has been determined or adjusted pursuant to clauses (a), (b) or (d) hereof, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Profits, Losses and other items allocated pursuant to Article 5.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Richmond, Virginia or New York, New York are authorized or required by Law to close.

“Business Opportunity” is defined in Section 7.4(b).

“Capital Account” is defined in Section 4.2(a).

“Capital Contribution” means with respect to any Partner, the amount of money and the initial Book Value of any property (other than money) contributed to the Partnership by such Partner. Any reference in this Agreement to the Capital Contribution of a Partner will include Capital Contributions made by a predecessor holder of such Partner’s Units to the extent the Capital Contribution was made in respect of Units transferred to such Partner.

“Cash Reserves” means the aggregate cash reserves approved in good faith by the General Partner in connection with the determination of Available Cash as being the amount appropriate to account for all debts, liabilities and obligations of the Partnership and its Subsidiaries incurred or anticipated to be incurred by the Partnership and its Subsidiaries in the ordinary course of business, including: (a) all operating costs and expenses; (b) ad valorem taxes and assessments on real and personal property of the Partnership and its Subsidiaries; (c) the aggregate amount of interest and fees (including commitment, agency and other fees) related to indebtedness for borrowed money incurred by the Partnership and its Subsidiaries under any debt agreement (including the Credit Facility (as defined in the GP LLC Agreement)) that will become due and payable and principal that (on a current basis) will become due and payable; (d) the payment of the Minimum Monthly Distribution to the holders of Class A Preferred Units in future periods; and (e) a contingency amount, as determined in good faith by the General Partner, to account for unanticipated expenses.

“Certificate” is defined in Section 2.1.

“Change of Control” means the occurrence of any of the following events: (i) the General Partner withdraws or is removed as the general partner of the Partnership, (ii) the

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General Partner transfers any portion of its General Partner Interest to a Third Party, or (iii) any merger, consolidation or other transaction involving the Partnership, the General Partner or GPM and a Third Party, whether in one or a series of related transactions, which results in one or more Persons directly or indirectly acquiring control over more than 50% of the equity interests of the Partnership, the General Partner or GPM, as applicable; provided, however that a Change of Control of GPM shall not be deemed to have occurred so long as Arie Kotler retains, directly or indirectly, the power to direct or cause the direction of management or policies of the General Partner and the Partnership (whether through ownership of equity interests, by contract or otherwise) following any such transaction or series of related transactions.

“Class A Group” means (a) the Class A Purchasers and (b) any other Partner or transferee of Partnership Interests directly or indirectly (in the chain of title) from a Class A Purchaser that would qualify as a Permitted Transferee of such Class A Purchaser.

“Class A IPO Common Units” is defined in Section 6.6(b).

“Class A Percentage Interest” means as of any date of determination and as to any Limited Partner holding Class A Preferred Units, the quotient obtained by dividing Section 72.2 the number of Class A Preferred Units held by such Limited Partner by Section 72.3 the total number of outstanding Class A Preferred Units.

“Class A Preferred Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to a Class A Preferred Unit in this Agreement. A Class A Preferred Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Class A Preferred Unit Arrearage” means, with respect to any Class A Preferred Unit, with respect to any completed Month, the excess, if any, of (a) the Minimum Monthly Distribution with respect to such Class A Preferred Unit in respect of such Month over (b) the amount distributed with respect to such Class A Preferred Unit in respect of such Month pursuant to Section 5.1(b)(i); provided that the Class A Preferred Unit Arrearage in respect of any Month in which the Partnership has sufficient Available Cash to pay the full Minimum Monthly Distribution contemplated by Section 5.1(b)(i) but fails to do so shall be (i) $0.25 minus (ii) the amount distributed with respect to such Class A Preferred Unit in respect of such Month pursuant to Section 5.1(b)(i).

“Class A Preferred Unit Purchase Price” means $20.00; provided, however, that if, after the Effective Date, the Partnership (a) makes a distribution on its Class A Preferred Units in Class A Preferred Units, (b) subdivides or splits its outstanding Class A Preferred Units into a greater number of Class A Preferred Units, (c) combines or reclassifies its Class A Preferred Units into a smaller number of Class A Preferred Units or (d) issues by reclassification of its Class A Preferred Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), then the Class A Preferred Unit Purchase Price shall be proportionately adjusted, effective immediately after the Record Date in the case of a distribution and effective immediately after the effective date in the case of a subdivision, split, combination, or reclassification; such adjustment shall be made successively whenever any event described above shall occur.

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“Class A Purchasers” means Oppenheimer Steelpath MLP Select 40 Fund and Oppenheimer Steelpath MLP Income Fund.

“Class B IPO Units” is defined in Section 6.6(c).

“Class B Percentage Interest” means as of any date of determination and as to any Limited Partner holding Class B Preferred Units, the quotient obtained by dividing Section 72.4 the number of Class B Preferred Units held by such Limited Partner by Section 72.5 the total number of outstanding Class B Preferred Units.

“Class B Preferred Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to a Class B Preferred Unit in this Agreement. A Class B Preferred Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Class B Preferred Unit Arrearage” means, with respect to any Class B Preferred Unit, with respect to any completed Month, the excess, if any, of (a) the Minimum Monthly Distribution with respect to such Class B Preferred Unit in respect of such Month over (b) the amount distributed with respect to such Class B Preferred Unit in respect of such Month pursuant to Section 5.1(b)(iii).

“Class B Preferred Unit Purchase Price” means $20.00; provided, however, that if, after the Effective Date, the Partnership (a) makes a distribution on its Class B Preferred Units in Class B Preferred Units, (b) subdivides or splits its outstanding Class B Preferred Units into a greater number of Class B Preferred Units, (c) combines or reclassifies its Class B Preferred Units into a smaller number of Class B Preferred Units or (d) issues by reclassification of its Class B Preferred Units any Partnership Interests (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), then the Class B Preferred Unit Purchase Price shall be proportionately adjusted, effective immediately after the Record Date in the case of a distribution and effective immediately after the effective date in the case of a subdivision, split, combination, or reclassification; such adjustment shall be made successively whenever any event described above shall occur.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding Law.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to the Common Units in the Second A&R LPA.

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“Competitor” means a Person that (a) (i) is an operating company (and not a financial institution, private equity fund or infrastructure fund) and (ii) is engaged in the operation of gas stations or convenience stores or the wholesale distribution of motor fuels, or (b) is the general partner of a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

“Confidential Information” means all information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, including all such information relating to strategies, corporate opportunities, research, financial and sales data, project locations, prospect locations, prospect leads, the identity of customers or acquisition targets (or contacts within their organizations) and all writings or materials of any type constituting or embodying any of such information, ideals, concepts, improvements, discoveries, inventions and other similar forms of expression that are obtained by or on behalf of a Partner from any member of the Partnership Group or any of their respective representatives, other than information which (a) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Partner, (b) was or becomes available to such Partner on a nonconfidential basis prior to disclosure to the Partner by a member of the Partnership Group or any of their respective representatives, (c) was or becomes available to the Partner from a source other than a member of the Partnership Group and their respective representatives; provided that such source is not known by such Partner to be bound by a confidentiality agreement with any member of the Partnership Group, or (d) is independently developed by such Partner without the use of any such information received under this Agreement.

“Continuation Election” is defined in Section 11.1(b).

“Contributed Assets” is defined in the recitals.

“Contribution Agreement” is defined in the recitals.

“Control,” including the correlative terms “Controlling,” “Controlled by” and “Under Common Control with” means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management or policies (whether through ownership of Equity Interests, by contract or otherwise) of a Person.

“Covered Person” means any Officer Covered Person, P&D Covered Person or Partnership Representative, whether or not, in the case of any Partnership Representative, such Person continues to have such status.

“Creditors’ Rights” means applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

“Cumulative Class A Preferred Unit Arrearage” means, with respect to any Class A Preferred Unit as of any point in time, the excess, if any, of (a) the sum of all Class A Preferred Unit Arrearages, if any, with respect to such Class A Preferred Unit, as of such point in time, over (b) the sum of any distributions theretofore made pursuant to Section 5.1(b)(ii) with respect to such Class A Preferred Unit.

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“Cumulative Class B Preferred Unit Arrearage” means, with respect to any Class B Preferred Unit as of any point in time, the excess, if any, of (a) all Class B Preferred Unit Arrearages with respect to such Class B Preferred Unit as of such point in time over (b) the sum of any distributions theretofore made pursuant to Section 5.1(b)(iv) with respect to such Class B Preferred Unit.

“Current Distributions” means with respect to any Class A Preferred Unit, as of the date that any conversion or redemption of or Drag-Along Transaction with respect to such Class A Preferred Unit is completed, an amount equal to the sum of (a) with respect to any completed Month immediately preceding the Month in which such conversion, redemption or Drag-Along Transaction, as applicable, is completed, in respect of which a distribution with respect to such Class A Preferred Unit has been declared but for which the Payment Date has not yet occurred, an amount equal to the Minimum Monthly Distribution, plus (b) with respect to the Month in which such conversion, redemption or Drag-Along Transaction, as applicable, is completed, an amount equal to the Minimum Monthly Distribution, multiplied by a fraction of which the numerator is the number of days in the period beginning on the first day of such Month and ending on the date on which such conversion, redemption or Drag-Along Transaction, as applicable, is completed and the denominator is the total number of days in such Month.

“Depreciation” means, for each Allocation Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to property for such Allocation Period, except that (a) with respect to any such property the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulation Section 1.704-3(d), Depreciation for such Allocation Period shall be the amount of book basis recovered for such Allocation Period under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), and (b) with respect to any other such property the Book Value of which differs from its adjusted tax basis at the beginning of such Allocation Period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Period bears to such beginning adjusted tax basis; provided that if the adjusted tax basis of any property at the beginning of such Allocation Period is zero dollars ($0.00), Depreciation with respect to such property shall be determined with reference to such beginning value using any reasonable method selected by the General Partner.

“Drag-Along Condition” is defined in Section 6.4(a).

“Drag-Along Transaction” means: (a) any consolidation, conversion, merger or other business combination involving the Partnership in which the outstanding Partnership Interests are exchanged for or converted into cash, securities of a corporation or other business organization or other property, other than the Initial Public Offering; (b) a sale or other disposition of all or substantially all of the assets of the Partnership to be followed promptly by a Liquidation Event with respect to the Partnership or a distribution of all or substantially all of the net proceeds of such disposition after payment or other satisfaction of liabilities and other obligations of the Partnership; or (c) the sale by all the Limited Partners of all their Limited Partner Interests in a single transaction or series of related transactions, other than pursuant to Section 6.5 or Section 6.6.

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“Economic Risk of Loss” has the meaning assigned to that term in Treasury Regulation Section 1.752-2(a).

“Effective Date” is defined in the preamble.

“Election Period” is defined in Section 6.7(b).

“Eligible Purchaser” means any Limited Partner holding Class A Preferred Units that certifies to the Partnership’s reasonable satisfaction that such holder is an Accredited Investor.

“Eligible Purchaser Persons” is defined in Section 6.7(d).

“Eligible Seller” means any Limited Partner holding Class A Preferred Units or Class B Preferred Units.

“Eligible Seller Persons” is defined in Section 6.5(j).

“Equity Interests” means (a) capital stock, member interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

“Excluded Business Opportunity” is defined in Section 7.4(b).

“Excluded Unit Issuance” is defined in Section 6.7(a).

“Fair Market Value” means a determination reasonably made by the General Partner of the cash value of specified asset(s) that would be obtained in a negotiated, arm’s length transaction between an informed and willing buyer and an informed and willing seller, with such buyer and seller being unaffiliated, neither such party being under any compulsion to purchase or sell, and without regard to the particular circumstances of either such party. In the case of a determination of the Fair Market Value of any Unit, such Fair Market Value shall be determined without regard to minority interest, marketability or other potential discounts, but instead shall be based upon proceeds that the relevant Units would be entitled to receive if all the assets of the Partnership on hand as of the date of determination were sold for cash equal to their Fair Market Values, all liabilities of the Partnership were satisfied in cash in accordance with their terms and all remaining or resulting cash were distributed to the Partners in in accordance with Section 5.1(b).

“First Notice” is defined in Section 6.7(b).

“Fiscal Year” means the fiscal year of the Partnership which shall end on December 31 of each calendar year unless, for U.S. federal income tax purposes, another fiscal year is required. The Partnership shall have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

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“GAAP” means U.S. generally accepted accounting principles.

“General Partner” means GPM Petroleum GP, LLC, a Delaware limited liability company, or any other Person permitted by the Act who becomes a successor or additional general partner of the Partnership as provided in this Agreement, in such Person’s capacity as the general partner of the Partnership.

“General Partner Interest” means any Partnership Interest held by the General Partner in its capacity as the General Partner.

“GP Board” means the Board of Directors of the General Partner.

“GP LLC Agreement” means that certain First Amended and Restated Limited Liability Company Agreement of the General Partner, dated as of the Effective Date, as amended, supplemented and restated from time to time.

“GP Manager” means a member of the GP Board.

“GPM” means GPM Investments, LLC, a Delaware limited liability company.

“GPM Group” means, for so long as such Persons hold Partnership Interests, GPM, WOCSE and each transferee of Partnership Interests directly or indirectly (in a chain of title) from GPM or WOCSE (unless GPM or WOCSE, as applicable, determines that such transferee will not be a member of the GPM Group at the time of such Transfer).

“Incentive Distribution Rights” means a non-voting Limited Partner Interest, which Limited Partner Interest will confer upon the holder thereof only the rights and obligations specifically provided in the Second A&R LPA with respect to Incentive Distribution Rights.

“Inclusion Notice” is defined in Section 6.5(c).

“Inclusion Right” is defined in Section 6.5(c).

“Initial LP Interest” means the 100% limited partner interest in the Partnership owned by GPM prior to the Effective Date pursuant to the Original Agreement.

“Initial Public Offering” means any underwritten initial public offering by the Partnership of Common Units pursuant to a Registration Statement pursuant to which such Common Units are authorized and approved for listing on a National Securities Exchange.

“Initial Unit Price” means, with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the underwriters first offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement.

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“Initiating Partner(s)” is defined in Section 6.4(a).

“Institutional Investor Group” means each Institutional Investor, each of their respective Affiliates (other than the General Partner, the Partnership and its Subsidiaries) and each GP Manager.

“Institutional Investor Indemnitees” is defined in Section 8.1(g).

“Institutional Investor Indemnitors” is defined in Section 8.1(g).

“Institutional Investors” means (a) each member of the GPM Group; (b) each member of the Class A Group; and (c) each such Person’s respective Affiliates (other than the General Partner, the Partnership and its Subsidiaries).

“IPO Closing Date” means the date on which the sale of the Common Units by the Partnership pursuant to the Initial Public Offering is consummated.

“IPO Condition” is defined in Section 6.6(b).

“IPO Excess Amount” is defined in Section 6.9(c).

“IRR” means, with respect to any Class A Preferred Unit, as of any time of determination, the actual annual pre-tax rate of return, compounded annually, on the Class A Preferred Unit Purchase Price, taking into account all distributions paid in respect of such Class A Preferred Unit and all proceeds received in exchange for the Transfer or conversion of such Class A Preferred Unit, other than any amounts distributed in respect of such Class A Preferred Unit pursuant to Sections 5.1(b)(i) or (b)(ii) or in satisfaction of any Cumulative Class A Preferred Unit Arrearage or Current Distribution. In calculating IRR: (i) all Capital Contributions shall be considered to have been made on the Effective Date; (ii) all distributions and proceeds shall be considered to have been received on the date actually paid by the Partnership or the Transferee, as applicable; and (iii) IRR shall be calculated using the XIRR function in the most recent version of Microsoft Excel (or if such program is no longer available, such other software program for calculating IRR determined by the General Partner)

“Junior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property and distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), ranks junior to the Class A Preferred Units.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a domestic, foreign or international governmental authority or any political subdivision thereof and shall include, for the avoidance of doubt, the Act.

“Limited Partner” means any Person (but not any Affiliate or entity in which such Person has an equity interest) executing this Agreement on the Effective Date as a limited

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partner or who is hereafter admitted to the Partnership as a limited partner as provided in this Agreement, but such term does not include any Person who has ceased to be a limited partner in the Partnership.

“Limited Partner Interest” means any Partnership Interest held by a Limited Partner in its capacity as a Limited Partner.

“Liquidation Event” is defined in Section 11.1(a).

“Marketable Securities” means securities (a) that are traded on an established United States or foreign securities exchange or stock market, reported through the National Association of Securities Dealers, Inc. Automated Quotation System or comparable foreign over-the-counter trading system or otherwise traded over-the-counter, and (b) are either, after the expiration of any contractual lock-up period applicable in a Drag-Along Transaction or other sale of all or substantially all of the Partnership Interests, (i) freely tradeable, (ii) transferable by the recipient thereof pursuant to Rule 144 under the Securities Act, or any successor rule thereto (or similar rule in the case of foreign securities) without any volume limitations, or (iii) securities as to which the Partners receiving such securities shall have been offered the opportunity to cause such securities to become registered under the Securities Act, such registration to be maintained for a period of at least two years from such receipt (or, if earlier, until the shares are transferable pursuant to clause (b)(i) or (ii) of this sentence).

“Minimum Monthly Distribution” means $0.1667 per Unit per Month (or, with respect to periods of less than a full Month, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period and the denominator is the total number of days in such Month), subject to adjustment pursuant to Sections 5.1(g) and 6.9(a)(iv).

“Minimum Gain” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(d).

“MOIC” means, with respect to any Class A Preferred Unit, as of any time of determination, the number obtained by dividing (a) the amount of all distributions paid in respect of such Class A Preferred Unit and all proceeds received in exchange for the Transfer or conversion of such Class A Preferred Unit, other than any amounts distributed in respect of such Class A Preferred Unit pursuant to Sections 5.1(b)(i) or (b)(ii) or in satisfaction of any Cumulative Class A Preferred Unit Arrearage or Current Distribution, by (b) the Class A Preferred Unit Purchase Price.

“Month” means, unless the context requires otherwise, a calendar month, or, with respect to the calendar month in which the Effective Date occurs, the portion of such calendar month after the Effective Date.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section).

“New Rules” is defined in Section 12.5(f).

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“New Units” is defined in Section 6.7(a).

“Nonrecourse Deductions” has the meaning assigned that term in Treasury Regulation Section 1.704-2(b).

“Offer Period” is defined in Section 6.8(b).

“Offer Price” is defined in Section 6.8(b).

“Officer” means any officer of any member of the Partnership Group.

“Officer Covered Person” means (a) each current and former Officer (solely in such Person’s capacity as an Officer); and (b) each Person not identified in clause (a) of this definition who is or was an officer or employee of any member of the Partnership Group and who the General Partner expressly designates as an Officer Covered Person in a written resolution.

“Original Agreement” is defined in the recitals.

“Over-Allotment Amount” is defined in Section 6.7(b).

“P&D Covered Person” means, (a) with respect to each Partner, (i) such Partner in its capacity as a Partner (including in its capacity as the General Partner or Tax Matters Partner, if applicable), (ii) each of such Partner’s officers, directors, liquidators, partners, equityholders, managers and members in their capacity as such, (iii) each of such Partner’s Affiliates (other than the Partnership and its Subsidiaries) and each of their respective officers, directors, liquidators, partners, equityholders, managers and members in their capacities as such) and (iv) any representatives, agents or employees of any Person identified in clauses (i)-(iv) of this clause (a) or any other Person who the General Partner expressly designates as an P&D Covered Person in a written resolution; and (b) each GP Manager, in such Person’s capacity as a GP Manager.

“Parity Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property and distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), ranks pari passu with the Class A Preferred Units; provided that any additional Class A Preferred Units shall not be considered Parity Securities for purposes of this Agreement.

“Partner” means the General Partner or any of the Limited Partners.

“Partner Nonrecourse Debt” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(i)(1).

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“Partnership” is defined in the preamble.

“Partnership Group” means the General Partner, the Partnership and their respective Subsidiaries.

“Partnership Interest” means the interest of a Partner in the Partnership, which interest may be represented by Units representing all or a fractional part of such interest, including (a) rights to distributions (liquidating or otherwise), allocations, notices and information, and all other rights, benefits and privileges enjoyed by that Partner (under the Act, this Agreement or otherwise) in its capacity as a Partner; and (b) all obligations, duties and liabilities imposed on that Partner (under the Act, this Agreement, or otherwise) in its capacity as a Partner.

“Partnership Representative” has the meaning assigned to that term in Code Section 6223 and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder.

“Partners Schedules” is defined in Section 3.6.

“Payment Date” is defined in Section 5.1(b).

“Percentage Interest” means as of any date of determination and as to any Limited Partner, the quotient obtained by dividing Section 72.6 the number of Units held by such Limited Partner by Section 72.7 the total number of outstanding Units. The Percentage Interest with respect to the General Partner Interest shall at all times be zero.

“Permitted Transferee” means, with respect to any holder of Partnership Interests:

(a)    any Affiliate of such holder;

(b)    in the context of a distribution by such holder to its direct or indirect equity owners substantially in proportion to such ownership, the partners, members or shareholders of such holder; and

(c)    with respect to any such holder that is a member of the Class A Group, any private equity fund or investment fund managed, advised or sub-advised, directly or indirectly, by SteelPath or an Affiliate thereof.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“Preferred Return” means, with respect to any Class A Preferred Unit, (a) prior to the first anniversary of the Effective Date, an amount sufficient to cause the MOIC of such Class A Preferred Unit to equal 1.1, and (b) from and after the first anniversary of the Effective Date, an amount sufficient to cause the IRR of such Class A Preferred Unit to equal 10%.

GPM PETROLEUM LP

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

EXHIBIT A-13

“Pro Rata Share” means, with respect to any Eligible Purchaser, a fraction (expressed as a percentage), the numerator of which equals the number of Units held of record by such Eligible Purchaser, and the denominator of which equals the total number of Units outstanding.

“Profits” or “Losses” means, for each Allocation Period, an amount equal to the Partnership’s taxable income or loss for such period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)    Any income of the Partnership that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(b)    Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses,” shall be subtracted from such taxable income or loss;

(c)    In the event the Book Value of any asset is adjusted pursuant to clause (b) or clause (c) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall, except to the extent allocated pursuant to Section 5.3, be taken into account for purposes of computing Profits or Losses;

(d)    Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(e)    To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(f)    Any items that are allocated pursuant to Section 5.3 shall not be taken into account in computing Profits and Losses.

“Proposed Purchaser” is defined in Section 6.7(a).

GPM PETROLEUM LP

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

EXHIBIT A-14

“Purchase Agreement” is defined in the recitals.

“Purchased Percentage” is defined in Section 6.5(d)(ii).

“Purchased Units” is defined in Section 6.5(d)(ii).

“Purchaser Monetization Rights Transferee” is defined in Section 6.9(e).

“Record Date” is defined in Section 5.1(e).

“Registration Statement” means a Registration Statement on Form S-1 to be filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Public Offering.

“Regulatory Percentage Interest” means as of any date of determination and as to any member of the GPM Group participating in a Regulatory Sale, the quotient obtained by dividing Section 72.8 the number of Units held by such participating member of the GPM Group by Section 72.9 the total number of outstanding Units held by all participating members of the GPM Group.

“Regulatory Transfer” is defined in Section 6.8(a).

“Regulatory Transferors” is defined in Section 6.8(a).

“Representatives” is defined in Section 9.4(b).

“Requested Units” means the aggregate number of Units requested to be included in a Tag-Along Sale by all Eligible Sellers exercising their Inclusion Rights.

“Requesting Purchaser” is defined in Section 6.7(b).

“Resignation” means the resignation, withdrawal or retirement of a Partner from the Partnership as a Partner.

“Second A&R LPA” is defined in Section 6.6(a).

“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended and any successor statute or statues thereto.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Senior Securities” means any class or series of Partnership Interests that, with respect to distributions on such Partnership Interests of cash or property or distributions upon liquidation of the Partnership (taking into account the intended effects of the allocation of gains and losses as provided in this Agreement), or both, ranks senior to the Class A Preferred Units.

GPM PETROLEUM LP

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

EXHIBIT A-15

“Special Partner Approval” means the approval of (a) the Limited Partners holding at least a majority of the outstanding Units and (b) the Limited Partners holding at least a majority of the outstanding Class A Preferred Units.

“SteelPath” means OFI SteelPath, Inc., a Delaware corporation.

“Subordinated Unit” means a Partnership Interest representing a fractional part of the Partnership Interests of all Limited Partners and assignees, and having the rights and obligations specified with respect to a Subordinated Unit in the Second A&R LPA.

“Subsidiary” means, with respect to any Person: (a) any corporation, partnership, limited liability company or other entity a majority of the Equity Interests of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by such Person or any direct or indirect Subsidiary of such Person; (b) a partnership in which such Person or any direct or indirect Subsidiary of such Person is a general partner; or (c) a limited liability company in which such Person or any direct or indirect Subsidiary of such Person is a managing member or manager.

“Substituted Limited Partner” means any Person who acquires a Limited Partner Interests from a Limited Partner and is admitted to the Partnership as a Limited Partner pursuant to the provisions of Section 3.7.

“Tag-Along Offer” is defined in Section 6.5(a).

“Tag-Along Price” is defined in Section 6.5(a).

“Tag-Along Sale” is defined in Section 6.5(a).

“Tag-Along Transferee” is defined in Section 6.5(a).

“Tax” or “Taxes” means any tax, charge, fee, levy, deficiency or other assessment of whatever kind or nature, including but not limited to any net income, gross income, profits, gross receipts, profits, excise, or withholding tax imposed by or on behalf of any government authority, together with any interest, penalties or additions to tax.

“Tax Matters Partner” has the meaning assigned to the term “tax matters partner” in Code Section 6231(a)(7) and the meaning set forth in Section 10.4(a).

“Tax Return” means any return, election, declaration, report, schedule, return, document, opinion or statement, including any amendments or attachments thereof, which are required to be submitted to any governmental agency having authority to assess taxes.

“Third Party” means, with respect to any Partner, any Person, including any other Partner, that is not a Permitted Transferee with respect to such first Partner or the original holder of the related interest.

“Total IPO Units” is defined in Section 6.6(a).

GPM PETROLEUM LP

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

EXHIBIT A-16

“Transaction Documents” means (a) this Agreement, (b) the GP LLC Agreement, (c) the Contribution Agreement and (d) the Purchase Agreement.

“Transfer,” including the correlative terms “Transferring,” and “Transferred,” means any direct or indirect transfer, assignment, sale, gift, inter vivos transfer, pledge, hypothecation, mortgage, or other encumbrance, or any other disposition (whether voluntary or involuntary or by operation of Law) of Partnership Interests (or any interest, pecuniary or otherwise, therein or right thereto), including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, Partnership Interests is transferred or shifted to another Person.

“Transferor” is defined in Section 6.5(a).

“Transferor Requested Percentage” means the percentage determined by dividing (a) the total number of Class B Preferred Units that the Transferor proposes to sell in a Tag-Along Sale by (b) the total number of outstanding Class B Preferred Units then held by the Transferor.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar substitute proposed or final Treasury Regulations.

“Units” means, the Class A Preferred Units, Class B Preferred Units and any other Partnership Interest classified as a Unit pursuant to Section 3.7, collectively.

“WOCSE” means WOC Southeast Holding Corp., a Delaware corporation.

GPM PETROLEUM LP

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

EXHIBIT A-17

EXHIBIT B

FORM OF SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

See attached.

GPM PETROLEUM LP

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

EXHIBIT B-1

SCHEDULE I

PARTNERS SCHEDULE FOR HOLDERS OF UNITS

Name / Address	(1) Capital Contribution	(2) Class A Preferred Units	(3) Class B Preferred Units
Limited Partners:

GPM Investments, LLC 8565 Magellan Parkway, Suite 400 Richmond, VA 23227 Attn: Arie Kotler Email: ak@gpminvestments.com	$198,873,900	0	9,943,695

WOC Southeast Holding Corp. 8565 Magellan Parkway, Suite 400 Richmond, VA 23227 Attn: Arie Kotler Email: ak@gpminvestments.com	$42,826,100	0	2,141,305

Oppenheimer Steelpath MLP Select 40 Fund* 2100 McKinney Ave, Suite 1401 Dallas, TX 75201 Attn: Robert Coble Email: rcoble@ofiglobal.com Phone: 214-740-6045	$40,000,000	2,000,000	0

Oppenheimer Steelpath MLP Income Fund * 2100 McKinney Ave, Suite 1401 Dallas, TX 75201 Attn: Robert Coble Email: rcoble@ofiglobal.com Phone: 214-740-6045	$30,000,000	1,500,000	0

TOTAL:	$311,700,000	3,500,000	12,085,000

* With copy to:

OppenheimerFunds, Inc.

225 Liberty Street, 15th Floor

New York, NY 10281

Attn: General Counsel

Email: investmentslegal@ofiglobal.com

Exhibit 1.1(j)

FORM OF

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

GPM PETROLEUM LP

●	Article I	DEFINITIONS	1

1.	Section 1.1	Definitions	1

2.	Section 1.2	Construction	18

●	Article II	ORGANIZATION	18

3.	Section 2.1	Formation	18

4.	Section 2.2	Name	18

5.	Section 2.3	Registered Office; Registered Agent; Principal Office; Other Offices	18

6.	Section 2.4	Purpose and Business	19

7.	Section 2.5	Powers	19

8.	Section 2.6	Term	19

9.	Section 2.7	Title to Partnership Assets	19

●	Article III	RIGHTS OF LIMITED PARTNERS	19

10.	Section 3.1	Limitation of Liability	19

11.	Section 3.2	Management of Business	19

12.	Section 3.3	Outside Activities of the Limited Partners	20

13.	Section 3.4	Rights of Limited Partners	20

●	Article IV	CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF PARTNERSHIP INTERESTS	21

14.	Section 4.1	Certificates	21

15.	Section 4.2	Mutilated, Destroyed, Lost or Stolen Certificates	21

16.	Section 4.3	Record Holders	22

17.	Section 4.4	Transfer Generally	22

18.	Section 4.5	Registration and Transfer of Limited Partner Interests	22

19.	Section 4.6	Transfer of the General Partner’s General Partner Interest	23

20.	Section 4.7	Transfer of Incentive Distribution Rights	23

21.	Section 4.8	Restrictions on Transfers	23

22.	Section 4.9	Eligibility Certificates; Ineligible Holders	24

i

23.	Section 4.10	Redemption of Partnership Interests of Ineligible Holders	25

●	Article V	CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS	26

24.	Section 5.1	Organizational Contributions	26

25.	Section 5.2	Contributions by the General Partner and its Affiliates	26

26.	Section 5.3	Contributions by Initial Limited Partners	26

27.	Section 5.4	Interest and Withdrawal	26

28.	Section 5.5	Capital Accounts	26

29.	Section 5.6	Issuances of Additional Partnership Interests and Derivative Instruments	29

30.	Section 5.7	Conversion of Subordinated Units	30

31.	Section 5.8	Limited Preemptive Right	30

32.	Section 5.9	Splits and Combinations	30

33.	Section 5.10	Fully Paid and Non-Assessable Nature of Limited Partner Interests	30

34.	Section 5.11	Issuance of Common Units in Connection with Reset of Incentive Distribution Rights	30

35.	Section 5.12	Deemed Capital Contributions by Partners	32

●	Article VI	ALLOCATIONS AND DISTRIBUTIONS	32

36.	Section 6.1	Allocations for Capital Account Purposes	32

37.	Section 6.2	Allocations for Tax Purposes	40

38.	Section 6.3	Requirements and Characterization of Distributions; Distributions to Record Holders	41

39.	Section 6.4	Distributions from Operating Surplus	41

40.	Section 6.5	Distributions from Capital Surplus	43

41.	Section 6.6	Adjustment of Target Distribution Levels	43

42.	Section 6.7	Special Provisions Relating to the Holders of Subordinated Units	43

43.	Section 6.8	Special Provisions Relating to the Holders of IDR Reset Common Units	44

44.	Section 6.9	Entity-Level Taxation	44

●	Article VII	MANAGEMENT AND OPERATION OF BUSINESS	44

45.	Section 7.1	Management	44

46.	Section 7.2	Replacement of Fiduciary Duties	46

47.	Section 7.3	Certificate of Limited Partnership	46

48.	Section 7.4	Restrictions on the General Partner’s Authority	46

49.	Section 7.5	Reimbursement of the General Partner	46

50.	Section 7.6	Outside Activities	47

51.	Section 7.7	Indemnification	48

52.	Section 7.8	Liability of Indemnitees	49

53.	Section 7.9	Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties	50

54.	Section 7.10	Other Matters Concerning the General Partner and Indemnitees	51

55.	Section 7.11	Purchase or Sale of Partnership Interests	51

56.	Section 7.12	Registration Rights in Respect of the Units Held by the General Partner and its Affiliates	51

57.	Section 7.13	Reliance by Third Parties	53

●	Article VIII	BOOKS, RECORDS, ACCOUNTING AND REPORTS	53

58.	Section 8.1	Records and Accounting	53

59.	Section 8.2	Fiscal Year	54

60.	Section 8.3	Reports	54

●	Article IX	TAX MATTERS	54

61.	Section 9.1	Tax Returns and Information	54

62.	Section 9.2	Tax Elections	55

63.	Section 9.3	Tax Controversies	55

64.	Section 9.4	Withholding; Tax Payments	55

●	Article X	ADMISSION OF PARTNERS	55

65.	Section 10.1	Admission of Limited Partners	55

66.	Section 10.2	Admission of Successor General Partner	56

67.	Section 10.3	Amendment of Agreement and Certificate of Limited Partnership	56

●	Article XI	WITHDRAWAL OR REMOVAL OF PARTNERS	56

68.	Section 11.1	Withdrawal of the General Partner	56

69.	Section 11.2	Removal of the General Partner	57

70.	Section 11.3	Interest of Departing General Partner and Successor General Partner	58

71.	Section 11.4	Conversion of Subordinated Units	59

72.	Section 11.5	Withdrawal of Limited Partners	59

●	Article XII	DISSOLUTION AND LIQUIDATION	59

73.	Section 12.1	Dissolution	59

74.	Section 12.2	Continuation of the Business of the Partnership After Dissolution	60

75.	Section 12.3	Liquidator	60

76.	Section 12.4	Liquidation	60

77.	Section 12.5	Cancellation of Certificate of Limited Partnership	61

78.	Section 12.6	Return of Contributions	61

79.	Section 12.7	Waiver of Partition	61

80.	Section 12.8	Capital Account Restoration	61

●	Article XIII	AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE	61

81.	Section 13.1	Amendments to be Adopted Solely by the General Partner	61

82.	Section 13.2	Amendment Procedures	62

83.	Section 13.3	Amendment Requirements	63

84.	Section 13.4	Special Meetings	63

85.	Section 13.5	Notice of a Meeting	64

86.	Section 13.6	Record Date	64

87.	Section 13.7	Postponement and Adjournment	64

88.	Section 13.8	Waiver of Notice; Approval of Meeting; Approval of Minutes	64

89.	Section 13.9	Quorum and Voting	64

90.	Section 13.10	Conduct of a Meeting	65

91.	Section 13.11	Action Without a Meeting	65

92.	Section 13.12	Right to Vote and Related Matters	65

93.	Section 13.13	Voting of Incentive Distribution Rights	66

●	Article XIV	MERGER OR CONSOLIDATION	66

94.	Section 14.1	Authority	66

95.	Section 14.2	Procedure for Merger or Consolidation	66

96.	Section 14.3	Approval by Limited Partners	67

97.	Section 14.4	Certificate of Merger	68

98.	Section 14.5	Effect of Merger or Consolidation	68

●	Article XV	RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS	69

99.	Section 15.1	Right to Acquire Limited Partner Interests	69

●	Article XVI	GENERAL PROVISIONS	70

100.	Section 16.1	Addresses and Notices; Written Communications	70

101.	Section 16.2	Further Action	70

102.	Section 16.3	Binding Effect	70

103.	Section 16.4	Integration	70

104.	Section 16.5	Creditors	70

105.	Section 16.6	Waiver	70

106.	Section 16.7	Third-Party Beneficiaries	70

107.	Section 16.8	Counterparts	70

108.	Section 16.9	Applicable Law; Forum, Venue and Jurisdiction; Waiver of Trial by Jury	71

109.	Section 16.10	Invalidity of Provisions	71

110.	Section 16.11	Consent of Partners	72

111.	Section 16.12	Facsimile Signatures	72

v

SECOND AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP OF GPM PETROLEUM LP

THIS SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF GPM PETROLEUM LP dated as of                , 201  , is entered into by and between GPM Petroleum GP, LLC, a Delaware limited liability company, as the General Partner, and GPM Investments, LLC, a Delaware limited liability company, in its capacity as the Organizational Limited Partner, together with any other Persons who become Partners in the Partnership or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

DEFINITIONS

Definitions. The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“Additional Book Basis” means, with respect to any Adjusted Property, the portion of the Carrying Value of such Adjusted Property that is attributable to positive adjustments made to such Carrying Value, as determined in accordance with the provisions set forth below in this definition of Additional Book Basis. For purposes of determining the extent to which Carrying Value constitutes Additional Book Basis:

Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event; and

If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event (an “Additional Book Basis Reduction”) and the Carrying Value of other property is increased as a result of such Book-Down Event (a “Carrying Value Increase”), then any such Carrying Value Increases shall be treated as Additional Book Basis in an amount equal to the lesser of (i) the amount of such Carrying Value Increase and (ii) the amount determined by proportionately allocating to the Carrying Value Increases resulting from such Book-Down Event the lesser of (A) the aggregate Additional Book Basis Reductions resulting from such Book-Down Event and (B) the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceeds the remaining Additional Book Basis attributable to all of the Partnership’s Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (b) to such Book-Down Event).

“Additional Book Basis Derivative Items” means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Partnership’s Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the “Excess Additional Book Basis”), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period. With respect to a Disposed of Adjusted Property, the Additional Book Basis Derivative Items shall be the amount of Additional Book Basis taken into account in computing gain or loss from the disposition of such Disposed of Adjusted Property; provided that the provisions of the immediately preceding sentence shall apply to the determination of the Additional Book Basis Derivative Items attributable to Disposed of Adjusted Property.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each taxable period of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such taxable period, are reasonably expected to be allocated to such Partner in subsequent taxable periods under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii),

1

and (ii) the amount of all distributions that, as of the end of such taxable period, are reasonably expected to be made to such Partner in subsequent taxable periods in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the taxable period in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Adjusted Operating Surplus” means, with respect to any period, (a) Operating Surplus generated with respect to such period; less (b)(i) the amount of any net increase during such period in Working Capital Borrowings (or the Partnership’s proportionate share of any net increase in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned); and (ii) the amount of any net decrease during such period in cash reserves (or the Partnership’s proportionate share of any net decrease in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures not relating to an Operating Expenditure made during such period; and plus (c)(i) the amount of any net decrease during such period in Working Capital Borrowings (or the Partnership’s proportionate share of any net decrease in Working Capital Borrowings in the case of Subsidiaries that are not wholly owned); (ii) the amount of any net increase during such period in cash reserves (or the Partnership’s proportionate share of any net increase in cash reserves in the case of Subsidiaries that are not wholly owned) for Operating Expenditures required by any debt instrument for the repayment of principal, interest or premium; and (iii) the amount of any net decrease made in subsequent periods in cash reserves for Operating Expenditures initially established with respect to such period to the extent such decrease results in a reduction in Adjusted Operating Surplus in subsequent periods pursuant to clause (b)(ii) above. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) of the definition of Operating Surplus, but does include that portion of Operating Surplus included in clause (a)(iv) of the definition of Operating Surplus. To the extent that disbursements made, cash received or cash reserves established, increased or reduced after the end of a period are included in the determination of Operating Surplus for such period (as contemplated by the proviso in the definition of “Operating Surplus”) such disbursements, cash receipts and changes in cash reserves shall be deemed to have occurred in such period (and not in any future period) for purposes of calculating increases or decreases in Working Capital Borrowings or cash reserves during such period.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Quantity of IDR Reset Common Units” is defined in Section 5.11(a).

“Aggregate Remaining Net Positive Adjustments” means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all the Partners.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of (a) a Contributed Property means the fair market value of such Contributed Property at the time of contribution and (b) an Adjusted Property means the fair market value of such Adjusted Property on the date of the Revaluation Event, in each case as determined by the General Partner.

“Agreement” means this Second Amended and Restated Agreement of Limited Partnership of GPM Petroleum LP, as it may be amended, supplemented or restated from time to time.

2

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Bad Faith” means, with respect to any determination, action or omission, of any Person, board or committee, that such Person, board or committee reached such determination, or engaged in or failed to engage in such act or omission, with the belief that such determination, action or omission was adverse to the interest of the Partnership.

“Board of Directors” means the board of directors of the General Partner.

“Book Basis Derivative Items” means any item of income, deduction, gain or loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

“Book-Down Event” means a Revaluation Event that gives rise to a Revaluation Loss.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with U.S. federal income tax accounting principles.

“Book-Up Event” means a Revaluation Event that gives rise to a Revaluation Gain.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the Commonwealth of Virginia shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Capital Contribution” means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions).

“Capital Improvement” means any (a) addition or improvement to the assets owned by any Group Member, (b) acquisition (through an asset acquisition, merger, stock acquisition or other form of investment) of existing, or the construction of new assets by any Group Member, or (c) capital contribution by a Group Member to a Person that is not a Subsidiary, in which a Group Member has, or after such capital contribution will have an equity interest, to fund the Group Member’s pro rata share of the cost of the acquisition of existing or the construction of new or the improvement of existing assets, in each case if and to the extent such addition, improvement, acquisition or construction is made to increase the long-term operating capacity or operating income of the Partnership Group from the long-term operating capacity or operating income of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from that existing immediately prior to such addition, improvement, acquisition or construction.

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“Capital Surplus” means cash and cash equivalents distributed by the Partnership in excess of Operating Surplus, as described in Section 6.3(b).

“Carrying Value” means (a) with respect to a Contributed Property or an Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and other cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner is liable to the Partnership or any Limited Partner for actual fraud or willful misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate in such form (including in global form if permitted by applicable rules and regulations) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Partnership Interests.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the state of Delaware as referenced in Section 7.3, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Eligibility Trigger” is defined in Section 4.9(a)(ii).

claim” (as used in Section 7.12(c)) is defined in Section 7.12(c).

“Closing Date” means the first date on which Common Units are issued and delivered by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interests of such class, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

“Code” means the U.S. Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” is defined in Section 11.3(a).

“Commences Commercial Service” means the date a Capital Improvement or replacement asset is first put into or commences commercial service by a Group Member (or other Person that is not a Subsidiary of a Group Member, as contemplated in the definition of “Capital Improvement”) following, if applicable, completion of construction, acquisition, development or testing, as applicable.

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“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Interest having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not refer to or include any Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, with respect to any Quarter wholly within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all cash and cash equivalents distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

“Conflicts Committee” means a committee of the Board of Directors composed entirely of one or more directors, each of whom is determined by the Board of Directors, after reasonable inquiry, (a) to not be an officer or employee of the General Partner (b) to not be an officer or employee of any Affiliate of the General Partner or a director of any Affiliate of the General Partner (other than any Group Member), (c) to not be a holder of any ownership interest in the General Partner or any of its Affiliates, including any Group Member, that would be likely to have an adverse impact on the ability of such director to act in an independent manner with respect to the matter submitted to the Conflicts Committee, other than Common Units and awards that are granted to such director under the LTIP, and (d) to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of Partnership Interests is listed or admitted to trading.

“Contributed Property” means each property or asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property or asset shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of January 12, 2016, among the the Partnership, the General Partner, GPM, GPM2, LLC, GPM3, LLC, GPM Southeast, LLC, GPM Petroleum, LLC, WOC Southeast Holding Corp., Village Pantry Holdings, LLC and Colonial Pantry Holdings, LLC, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum of the Common Unit Arrearages with respect to an Initial Common Unit for each of the Quarters wholly within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and Section 6.5(b) with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

“Current Market Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Deferred Issuance and Distribution” means both (a) the issuance by the Partnership of a number of additional Common Units that is equal to the excess, if any, of (x)                 over (y) the aggregate number, if any, of Common Units actually purchased by and issued to the Underwriters pursuant to the Over-Allotment Option on the Option Closing Date(s), and (b) distribution(s) of cash contributed by the Underwriters to the Partnership on or in connection with any Option Closing Date with respect to Common Units issued by the Partnership upon the applicable exercise of the Over-Allotment Option as described in Section 5.3(b), if any.

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“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

“Derivative Instruments” means options, rights, warrants, appreciation rights, tracking, profit and phantom interests and other derivative instruments relating to, convertible into or exchangeable for Partnership Interests.

“Disposed of Adjusted Property” is defined in Section 6.1(d)(xii)(B).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligibility Certificate” is defined in Section 4.9(b).

“Eligible Holder” means a Limited Partner, or type of Limited Partners, whose (a) U.S. federal income tax status (or lack of proof thereof), in the determination of the General Partner, does not create and is not reasonably likely to create a substantial risk of the adverse effect described in Section 4.9(a)(i) or (b) nationality, citizenship or other related status does not, in the determination of the General Partner, create a substantial risk of cancellation or forfeiture as described in Section 4.9(a)(ii). The General Partner may adopt policies and procedures for determining whether types or categories of Persons are or are not Eligible Holders. The General Partner may determine that certain Persons, or types or categories of Persons, are Eligible Holders based on its determination that (a) their U.S. federal income tax status, nationality, citizenship or other related status (or lack of proof thereof) is unlikely to create the substantial risk referenced or (b) it is in the best interest of the Partnership to permit such Persons or types or categories of Persons to own Partnership Interests notwithstanding any such risk. Any such determination may be changed by the General Partner from time to time in its discretion, and any Limited Partner may be treated as an Ineligible Holder notwithstanding that it was in a type or category of Persons determined by the General Partner to be Eligible Holders at the time such Limited Partner acquired its Limited Partner Interest.

“Estimated Incremental Quarterly Tax Amount” is defined in Section 6.9.

“Event Issue Value” means, with respect to any Common Unit as of any date of determination, (a) in the case of a Revaluation Event that includes the issuance of Common Units pursuant to a public offering and solely for cash, the price paid for such Common Units, or (b) in the case of any other Revaluation Event, the Closing Price of the Common Units on the date of such Revaluation Event or, if the General Partner determines that a value for the Common Unit other than such Closing Price more accurately reflects the Event Issue Value, the value determined by the General Partner.

“Event of Withdrawal” is defined in Section 11.1(a).

“Excess Additional Book Basis” is defined in the definition of Additional Book Basis Derivative Items.

“Excess Distribution” is defined in Section 6.1(d)(iii)(A).

“Excess Distribution Unit” is defined in Section 6.1(d)(iii)(A).

“Expansion Capital Expenditures” means cash expenditures (including transaction expenses) for Capital Improvements, and shall not include Maintenance Capital Expenditures or Investment Capital Expenditures. Expansion Capital Expenditures shall include interest (and related fees) on debt incurred to finance the construction of a Capital Improvement and paid in respect of the period beginning on the date that a Group Member enters into a binding obligation to commence construction of a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that such Capital Improvement is abandoned or disposed of. Debt incurred to fund such construction period interest payments or to fund distributions in respect of equity issued (including incremental Incentive Distributions related thereto) to fund the construction of a Capital Improvement as described in clause (a)(iv) of the definition of Operating Surplus shall also be deemed to

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be debt incurred to finance the construction of a Capital Improvement. Where capital expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

“Final Subordinated Units” is defined in Section 6.1(d)(x)(A).

“First Liquidation Target Amount” is defined in Section 6.1(c)(i)(D).

“First Target Distribution” means $             per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.8.

“Fully Diluted Weighted Average Basis” means, when calculating the number of Outstanding Units for any period, the sum of (1) the weighted average number of Units Outstanding during such period plus (2) all Partnership Interests and Derivative Instruments (a) that are convertible into or exercisable or exchangeable for Units or for which Units are issuable, in each case that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, however, that for purposes of determining the number of Outstanding Units on a Fully Diluted Weighted Average Basis when calculating whether the Subordination Period has ended or the Subordinated Units are entitled to convert into Common Units pursuant to Section 5.7 such Partnership Interests and Derivative Instruments shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.

“General Partner” means GPM Petroleum GP, LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in their capacities as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the non-economic management interest of the General Partner in the Partnership (in its capacity as a general partner and without reference to any Limited Partner Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement in such capacity, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement in such capacity. The General Partner Interest does not include any rights to profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

“Good Faith” means, with respect to any determination, action or omission, of any Person, board or committee, that such determination, action or omission was not taken in Bad Faith.

“GPM” means GPM Investments, LLC, a Delaware limited liability company.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” means two or more Persons that with or through any of their respective Affiliates or Associates have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation

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made to 10 or more Persons), exercising investment power over or disposing of any Partnership Interests with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Hedge Contract” means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of the Partnership Group to fluctuations in commodities, financial instruments or other capital activity, in each case, other than for speculative purposes.

“Holder” as used in Section 7.12, is defined in Section 7.12(a).

“IDR Reset Common Unit” is defined in Section 5.11(a).

“IDR Reset Election” is defined in Section 5.11(a).

“Incentive Distribution Right” means a Limited Partner Interest having the rights and obligations specified with respect to Incentive Distribution Rights in this Agreement.

“Incentive Distributions” means any amount of cash distributed to the holders of the Incentive Distribution Rights pursuant to Section 6.4.

“Incremental Income Taxes” is defined in Section 6.9.

“Indemnified Persons” is defined in Section 7.12(c).

“Indemnitee” means (a) any General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Group Member, a General Partner, any Departing General Partner or any of their respective Affiliates, (e) any Person who is or was serving at the request of a General Partner, any Departing General Partner or any of their respective Affiliates as an officer, director, manager, managing member, general partner, employee, agent, fiduciary or trustee of another Person owing a fiduciary or similar duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Person who controls a General Partner or Departing General Partner and (g) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s service, status or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Partnership Group’s business and affairs.

“Ineligible Holder” is defined in Section 4.9(c).

“Initial Common Units” means the Common Units sold in the Initial Offering.

“Initial Limited Partners” means GPM and WOC Southeast Holding Corp. (with respect to the Common Units and Subordinated Units received by them pursuant to Exhibit A), Oppenheimer SteelPath MLP Select 40 Fund and Oppenheimer Steelpath MLP Income Fund (with respect to the Common Units received by them pursuant to Exhibit A), the General Partner (with respect to Incentive Distribution Rights received by it pursuant to Section 5.2) and the Underwriters, in each case upon being admitted to the Partnership in accordance with Section 10.1.

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“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement, including any offer and sale of Common Units pursuant to the exercise of the Over-Allotment Option.

“Initial Unit Price” means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters first offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Partnership, as determined by the General Partner, in each case adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, including sales of debt securities and other incurrences of indebtedness for borrowed money, by any Group Member, other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters pursuant to the Underwriting Agreement); and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

“Investment Capital Expenditures” means capital expenditures other than Maintenance Capital Expenditures and Expansion Capital Expenditures.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Subordinated Units, Incentive Distribution Rights or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidation Gain” has the meaning set forth in the definition of Net Termination Gain.

“Liquidation Loss” has the meaning set forth in the definition of Net Termination Loss.

“Liquidator” means one or more Persons selected pursuant to Section 12.3 to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“LTIP” means benefit plans, programs and practices adopted by the General Partner pursuant to Section 7.5(b).

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“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the addition or improvement to or replacement of the assets owned by any Group Member or for the acquisition of existing, or the construction or development of new assets) if such expenditures are made to maintain the long-term operating capacity or operating income of the Partnership Group.

“Merger Agreement” is defined in Section 14.1.

“Minimum Quarterly Distribution” means $             per Unit per Quarter (or with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.8.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Securities Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

“Net Agreed Value” means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case as determined and required by the Treasury Regulations promulgated under Section 704(b) of the Code.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5 but shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period over the Partnership’s items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5 but shall not include any items specially allocated under Section 6.1(d); provided, that the determination of the items that have been specially allocated under Section 6.1(d) shall be made without regard to any reversal of such items under Section 6.1(d)(xii).

“Net Positive Adjustments” means, with respect to any Partner, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Partner pursuant to Book-Up Events and Book-Down Events.

“Net Termination Gain” means, as applicable, (a) the sum, if positive, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5) that are recognized (i) after the Liquidation Date (“Liquidation Gain”) or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group) (“Sale Gain”), or (b) the excess, if any, of the aggregate amount of Unrealized Gain over the aggregate amount of Unrealized Loss deemed recognized by the Partnership pursuant to Section 5.5(d) on the date of a Revaluation Event (“Revaluation Gain”); provided, however, the items included in the determination of Net Termination Gain shall not include any items of income, gain or loss specially allocated under Section 6.1(d); and provided, further, that Sale Gain and Revaluation Gain shall not include any items of income, gain, loss or deduction that are recognized during any portion of the taxable period during which such Sale Gain or Revaluation Gain occurs.

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“Net Termination Loss” means, as applicable, (a) the sum, if negative, of all items of income, gain, loss or deduction (determined in accordance with Section 5.5) that are recognized (i) after the Liquidation Date (“Liquidation Loss”) or (ii) upon the sale, exchange or other disposition of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (excluding any disposition to a member of the Partnership Group) (“Sale Loss”), or (b) the excess, if any, of the aggregate amount of Unrealized Loss over the aggregate amount of Unrealized Gain, deemed recognized by the Partnership pursuant to Section 5.5(d) on the date of a Revaluation Event (“Revaluation Loss”); provided, however, items included in the determination of Net Termination Loss shall not include any items of income, gain or loss specially allocated under Section 6.1(d); and provided, further, that Sale Loss and Revaluation Loss shall not include any items of income, gain, loss or deduction that are recognized during any portion of the taxable period during which such Sale Loss or Revaluation Loss occurs.

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” is defined in Section 15.1(b).

“Omnibus Agreement” means that certain Omnibus Agreement dated January 12, 2016, among GPM, the General Partner and the Partnership, as such agreement may be amended, supplemented or restated from time to time.

“Operating Company” means GPM Petroleum, LLC, a Delaware limited liability company.

“Operating Expenditures” means all Partnership Group cash expenditures (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, reimbursements of expenses of the General Partner and its Affiliates, payments under any Hedge Contracts, officer compensation, repayment of Working Capital Borrowings, interest and principal payments on indebtedness and capital expenditures, subject to the following:

repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(iii) of the definition of “Operating Surplus” shall not constitute Operating Expenditures when actually repaid;

payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) Investment Capital Expenditures, (iii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iv) distributions to Partners, or (v) repurchases of Partnership Interests, other than repurchases of Partnership Interests to satisfy obligations under employee benefit plans, or reimbursements of expenses of the General Partner for such purchases. Where cash expenditures are made in part for Maintenance Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each; and

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(i) payments made in connection with the initial purchase of any Hedge Contract shall be amortized over the life of such Hedge Contract and (ii) payments made in connection with the termination of any Hedge Contract prior to its stipulated settlement or termination date shall be included in equal quarterly installments over what would have been the remaining scheduled term of such Hedge Contract had it not been so terminated.

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

the sum of (i) $             million, (ii) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and provided that cash receipts from the termination of any Hedge Contract prior to its stipulated settlement or termination date shall be included in equal quarterly installments over what would have been the remaining scheduled life of such Hedge Contract had it not been so terminated, and (iii) the amount of cash distributions paid (including incremental Incentive Distributions) in respect of equity issued, other than equity issued in the Initial Offering, to finance all or a portion of the construction, acquisition or improvement of a Capital Improvement and paid in respect of the period beginning on the date that the Group Member enters into a binding obligation to commence the construction, acquisition or improvement of a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement or replacement capital asset Commences Commercial Service and the date that it is abandoned or disposed of (equity issued, other than equity issued in the Initial Offering, to fund the construction period interest payments on debt incurred, or construction period distributions on equity issued, to finance the construction, acquisition or improvement of a Capital Improvement shall also be deemed to be equity issued to finance the construction, acquisition or improvement of a Capital Improvement for purposes of this clause (iii)), and (iv) an amount equal to $             million, which represents the accounts payable assumed by the Partnership in connection with the Offering, as described in the Registration Statement, less the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period; (ii) the amount of cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to provide funds for future Operating Expenditures; (iii) all Working Capital Borrowings not repaid within 12 months after having been incurred or repaid within such 12-month period with the proceeds of additional Working Capital Borrowings and (iv) any cash loss realized on disposition of an Investment Capital Expenditure;

provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member), cash received or cash reserves established, increased or reduced after the end of such period but on or before the date on which cash and cash equivalents will be distributed with respect to such period shall be deemed to have been made, received, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero. Cash receipts from an Investment Capital Expenditure shall be treated as cash receipts only to the extent they are a return on principal, but in no event shall a return of principal be treated as cash receipts.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

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“Option Closing Date” means the date or dates on which any Common Units are sold by the Partnership to the Underwriters upon exercise of the Over-Allotment Option.

“Organizational Limited Partner” means GPM, in its capacity as the organizational limited partner of the Partnership pursuant to this Agreement.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Partnership Interests of any class, none of the Partnership Interests owned by such Person or Group shall be entitled to be voted on any matter or be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Partnership Interests of any class directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Partnership Interests of any class directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply; provided, further, that Restricted Common Units shall not be treated as Outstanding for purposes of Section 6.1.

“Over-Allotment Option” means the over-allotment option granted to the Underwriters by the Partnership pursuant to the Underwriting Agreement.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means GPM Petroleum LP, a Delaware limited partnership.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Interest” means any class or series of equity interest (or, in the case of the General Partner, management interest) in the Partnership, which shall include any General Partner Interest and Limited Partner Interests, but shall exclude Derivative Instruments.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Percentage Interest” means as of any date of determination as to any Unitholder with respect to Units, the quotient obtained by dividing (A) the number of Units held by such Unitholder by (B) the total number of Outstanding Units. The Percentage Interest with respect to an Incentive Distribution Right shall be zero. The Percentage Interest with respect to the General Partner Interest shall at all times be zero.

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“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Per Unit Capital Amount” means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any class of Units held by a Person other than the General Partner or any Affiliate of the General Partner who holds Units.

“Privately Placed Units” means any Common Units issued for cash or property other than pursuant to a public offering.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests and (c) when used with respect to holders of Incentive Distribution Rights, apportioned among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership in which the Closing Date occurs, the portion of such fiscal quarter after the Closing Date.

“Rate Eligibility Trigger” is defined in Section 4.9(a)(i).

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the closing of business on a particular Business Day, or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the closing of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10(a).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Closing Date, among the Organizational Limited Partner and the Partnership.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-203507) as it has been or as it may be amended or supplemented from time to time, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

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“Remaining Net Positive Adjustments” means as of the end of any taxable period, (a) with respect to Unitholders, the excess of (i) the Net Positive Adjustments of Unitholders as of the end of such period over (ii) the sum of those Unitholders’ Share of Additional Book Basis Derivative Items for each prior taxable period and (b) with respect to the holders of Incentive Distribution Rights, the excess of (i) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (ii) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

“Reset MQD” is defined in Section 5.11(a).

“Reset Notice” is defined in Section 5.11(b).

“Restricted Common Unit” means a Common Unit (i) that was granted to the holder thereof in connection with such holder’s performance of services for the Partnership or any of its Affiliates, (ii) that remains subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code and (iii) with respect to which no election was made pursuant to Section 83(b) of the Code. As set forth in the final proviso in the definition of “Outstanding,” Restricted Common Units are not treated as Outstanding for purposes of Section 6.1. Upon the lapse of the “substantial risk of forfeiture” with respect to a Restricted Common Unit, for U.S. federal income tax purposes such Common Unit will be treated as having been newly issued in consideration for the performance of services and will thereafter be considered to be Outstanding for purposes of Section 6.1.

“Retained Converted Subordinated Unit” is defined in Section 5.5(c)(ii).

“Revaluation Event” means an event that results in adjustment of the Carrying Value of each Partnership property pursuant to Section 5.5(d).

“Revaluation Gain” has the meaning set forth in the definition of Net Termination Gain.

“Revaluation Loss” has the meaning set forth in the definition of Net Termination Loss.

“Sale Gain” has the meaning set forth in the definition of Net Termination Gain.

“Sale Loss” has the meaning set forth in the definition of Net Termination Loss.

“Second Liquidation Target Amount” is defined in Section 6.1(c)(i)(E).

“Second Target Distribution” means $             per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.8.

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such taxable period bears to the Aggregate Remaining Net Positive Adjustments as of that time and (ii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such

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Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

“Special Approval” means approval by a majority of the members of the Conflicts Committee or, if the Conflicts Committee only has one member, the sole member of the Conflicts Committee; in either case, whether in the form of approval or approval and recommendation to the Board of Directors.

“Subordinated Unit” means a Partnership Interest having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term “Subordinated Unit” does not refer to or include a Common Unit. A Subordinated Unit that is convertible into a Common Unit shall not constitute a Common Unit until such conversion occurs.

“Subordination Period” means the period commencing on the Closing Date and ending on the first to occur of the following dates:

the first Business Day following the distribution pursuant to Section 6.3(a) in respect of any Quarter beginning with the Quarter ending                  , 2018 in respect of which (i) (A) aggregate distributions from Operating Surplus on the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such periods and (B) the Adjusted Operating Surplus for each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units, Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units, in each case that were Outstanding during such periods on a Fully Diluted Weighted Average Basis, and (ii) there are no Cumulative Common Unit Arrearages;

the first Business Day following the distribution pursuant to Section 6.3(a) in respect of any Quarter beginning with the quarter ending                  , 201   in respect of which (i) (A) aggregate distributions from Operating Surplus on the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to the four-Quarter period immediately preceding such date equaled or exceeded 150% of the Minimum Quarterly Distribution on all of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units, in each case in respect of such period and (B) the Adjusted Operating Surplus for the four-Quarter period immediately preceding such date equaled or exceeded 150% of the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such period on a Fully Diluted Weighted Average Basis and the corresponding Incentive Distributions and (ii) there are no Cumulative Common Unit Arrearages; and

the first date on which there are no longer outstanding any Subordinated Units due to the conversion of Subordinated Units into Common Units pursuant to Section 5.7 or otherwise.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership at the date of determination, or (c) any other Person in which such Person, one or

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more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” is defined in Section 14.2(b)(ii).

“Target Distribution” means each of the Minimum Quarterly Distribution, the First Target Distribution, Second Target Distribution and Third Target Distribution.

“Third Target Distribution” means $             per Unit per Quarter (or, with respect to periods of less than a full fiscal quarter, it means the product of such amount multiplied by a fraction of which the numerator is the number of days in such period, and the denominator is the total number of days in such fiscal quarter), subject to adjustment in accordance with Sections 5.11, 6.6 and 6.8.

“Trading Day” means, for the purpose of determining the Current Market Price of any class of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class of Limited Partner Interests is listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a weekday on which banking institutions in New York City generally are open.

“transfer” is defined in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the Partnership to act as registrar and transfer agent for any class of Partnership Interests; provided, that if no Transfer Agent is specifically designated for any class of Partnership Interests, the General Partner shall act in such capacity.

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

“Underwriting Agreement” means that certain Underwriting Agreement, dated as of                 , 201  , among the Underwriters, the Partnership, the General Partner, GPM and the other parties thereto, providing for the purchase of Common Units by the Underwriters.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units and Subordinated Units but shall not include (i) the General Partner Interest or (ii) Incentive Distribution Rights.

“Unitholders” means the holders of Units.

“Unit Majority” means (i) during the Subordination Period, a majority of the Outstanding Common Units (excluding Common Units whose voting power is, for purposes of the applicable matter for which a vote of Unitholders is being taken, beneficially owned by the General Partner and its Affiliates), voting as a class, and a majority of the Outstanding Subordinated Units, voting as a class, and (ii) after the end of the Subordination Period, a majority of the Outstanding Common Units.

“Unpaid MQD” is defined in Section 6.1(c)(i)(B).

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

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“Unrecovered Initial Unit Price” means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an Initial Common Unit, adjusted as the General Partner determines to be appropriate to give effect to any distribution, subdivision, or combination of such Units.

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Withdrawal Opinion of Counsel” is defined in Section 11.1(b).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners, made pursuant to a credit facility, commercial paper facility or other similar financing arrangement; provided that when incurred it is the intent of the borrower to repay such borrowings within 12 months from sources other than additional Working Capital Borrowings.

Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. Any construction or interpretation of this Agreement by the General Partner and any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Record Holders and all other Persons for all purposes.

ORGANIZATION

Formation. The General Partner and the Organizational Limited Partner have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

Name. The name of the Partnership shall be “GPM Petroleum LP.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the state of Delaware shall be located at Capitol Services, Inc., 1675 South State, Street B, Dover, Delaware 19901, and the registered agent for service of process on the Partnership in the state of Delaware at such registered office shall be Capitol Services, Inc. The principal office of

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the Partnership shall be located at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the state of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership of any business.

Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to any successor General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

RIGHTS OF LIMITED PARTNERS

Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. All actions taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general

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partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Outside Activities of the Limited Partners. Subject to the provisions of Section 7.6, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, each Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Rights of Limited Partners.

Each Limited Partner shall have the right, for a purpose that is reasonably related, as determined by the General Partner, to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense, to obtain:

true and full information regarding the status of the business and financial condition of the Partnership (provided that the requirements of this Section 3.4(a)(i) shall be satisfied if the Limited Partner is furnished the Partnership’s most recent annual report and any subsequent periodic reports required to be filed (or which would be required to be filed) with the Commission pursuant to Section 13 of the Exchange Act); provided that the foregoing materials shall be deemed to be available to a Limited Partner in satisfaction of the requirements of this Section 3.4(a)(i) if posted on or accessible through the Partnership’s or the Commission’s website;

a current list of the name and last known business, residence or mailing address of each Record Holder; and

a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed.

To the fullest extent permitted by law, the rights to information granted to each of the Limited Partners pursuant to Section 3.4(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act and each of the Limited Partners and each other Person or Group who acquires an interest in a Limited Partnership Interest hereby agrees to the fullest extent permitted by law that they do not have any rights as Limited Partners, interest holders or otherwise to receive any information either pursuant to Section 17-305(a) of the Delaware Act or otherwise except for the information identified in Section 3.4(a).

The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person.

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CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS; REDEMPTION OF

PARTNERSHIP INTERESTS

Certificates. Notwithstanding anything to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates. Certificates that may be issued shall be executed on behalf of the Partnership by the Chairman of the Board, the President, the Chief Executive Officer or any Executive Vice President, Senior Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary, or other authorized officer of the General Partner. No Certificate for a class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent for such class of Partnership Interests; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(c), if Common Units are evidenced by Certificates, on or after the date on which Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7, the Record Holders of such Subordinated Units (i) if the Subordinated Units are evidenced by Certificates, may exchange such Certificates for Certificates evidencing Common Units or (ii) if the Subordinated Units are not evidenced by Certificates, shall be issued Certificates evidencing Common Units.

Mutilated, Destroyed, Lost or Stolen Certificates.

If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued, if the Record Holder of the Certificate:

makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Limited Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, to the fullest extent permitted by law, such Limited Partner shall be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

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Record Holders. The Partnership shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Partner hereunder as, and to the extent, provided herein.

Transfer Generally.

The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean a transaction (i) by which the General Partner assigns all or a part of its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns all or a part of such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void and the Partnership shall have no obligation to effect any such transfer or purported transfer.

Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of any Partner of any or all of the shares of stock, membership interests, partnership interests or other ownership interests in such Partner and the term “transfer” shall not mean any such disposition.

Registration and Transfer of Limited Partner Interests.

The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests.

The General Partner shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions hereof, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5 and except as provided in Section 4.9, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) acknowledges and agrees to the provisions of Section 10.1(a).

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Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.8, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

The General Partner and its Affiliates shall have the right at any time to transfer their Subordinated Units, Common Units and Incentive Distribution Rights to one or more Persons without the approval of any Limited Partner or any other Persons.

Transfer of the General Partner’s General Partner Interest.

Subject to Section 4.6(b) below, the General Partner may at its option transfer all or any part of its General Partner Interest without approval from any other Partner.

Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement and (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under the Delaware Act of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed). In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

Transfer of Incentive Distribution Rights. The General Partner or any other holder of Incentive Distribution Rights may transfer any or all of its Incentive Distribution Rights without the approval of any Limited Partner or any other Person or Group.

Restrictions on Transfers.

Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).

The General Partner may impose restrictions on the transfer of Partnership Interests if it determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of a majority of the Outstanding Limited Partner Interests of such class.

Nothing contained in this Agreement, other than Section 4.8(a), shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

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The transfer of a Subordinated Unit that has converted into a Common Unit shall be subject to restrictions imposed by Section 6.7.

The transfer of an IDR Reset Common Unit that was issued in connection with an IDR Reset Election pursuant to Section 5.11 shall be subject to the restrictions imposed by Section 6.8.

Eligibility Certificates; Ineligible Holders.

If at any time the General Partner determines, with the advice of counsel, that:

the U.S. federal income tax status (or lack of proof of the U.S. federal income tax status) of one or more Limited Partners (or type of Limited Partners) or their owners creates or is reasonably likely to create a substantial risk of an adverse effect on the rates that can be charged to customers by any Group Member with respect to assets that are subject to regulation by the Federal Energy Regulatory Commission or similar regulatory body (a “Rate Eligibility Trigger”); or

the nationality, citizenship or other related status (or lack of proof thereof) of one or more Limited Partners (or type of Limited Partners) or their owners creates or is reasonably likely to create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest under any federal, state or local law or regulation (a “Citizenship Eligibility Trigger”);

then, the General Partner may adopt such amendments to this Agreement as it determines to be necessary or appropriate to (x) in the case of a Rate Eligibility Trigger, obtain such proof of the U.S. federal income tax status of the Limited Partners and, to the extent relevant, their owners, as the General Partner determines to be necessary or appropriate to reduce the risk of occurrence of a material adverse effect on the rates that can be charged to customers by any Group Member or (y) in the case of a Citizenship Eligibility Trigger, obtain such proof of the nationality, citizenship or other related status of the Limited Partner and, to the extent relevant, their owners as the General Partner determines to be necessary or appropriate to eliminate or mitigate a significant risk of cancellation or forfeiture of any properties or interests therein of a Group Member.

Such amendments may include provisions requiring all Partners to certify as to their (and their owners’) status as Eligible Holders upon demand and on a regular basis, as determined by the General Partner, and may require transferees of Units to so certify prior to being admitted to the Partnership as Partners (any such required certificate, an “Eligibility Certificate”).

Such amendments may provide that any Partner who fails to furnish to the General Partner within a reasonable period requested proof of its (and its owners’) status as an Eligible Holder or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner (or its owner) is not an Eligible Holder (an “Ineligible Holder”), the Partnership Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner shall be substituted and treated as the owner of all Partnership Interests owned by an Ineligible Holder.

The General Partner shall, in exercising voting rights in respect of Partnership Interests held by it on behalf of Ineligible Holders, cast such votes in the same manner and in the same ratios as the votes of Partners (including the General Partner and its Affiliates) in respect of Partnership Interests other than those of Ineligible Holders are cast.

Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for purposes hereof as a purchase by the Partnership from the Ineligible Holder of the portion of his Partnership Interest representing his right to receive his share of such distribution in kind.

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At any time after he can and does certify that he has become an Eligible Holder, an Ineligible Holder may, upon application to the General Partner, request that with respect to any Partnership Interests of such Ineligible Holder not redeemed pursuant to Section 4.10, such Ineligible Holder be admitted as a Partner, and upon approval of the General Partner, such Ineligible Holder shall be admitted as a Partner and shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the owner in respect of such Ineligible Holder’s Partnership Interests.

Redemption of Partnership Interests of Ineligible Holders.

If at any time a Partner falsely certifies its status as an Eligible Holder or fails to furnish an Eligibility Certificate or any other information requested within the period of time specified in amendments adopted pursuant to Section 4.9 or if upon receipt of such Eligibility Certificate, the General Partner determines, with the advice of counsel, that a Partner is an Ineligible Holder, the Partnership may, unless the Partner establishes to the satisfaction of the General Partner that such Partner is an Eligible Holder or has transferred his Limited Partner Interests to a Person who is an Eligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Partnership Interest of such Partner as follows:

The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Partner, at his last address designated on the records of the Partnership or the Transfer Agent, as applicable, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which the Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Partnership Interests of the class to be so redeemed multiplied by the number of Partnership Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 8% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

The Partner or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Partner at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

The provisions of this Section 4.10 shall also be applicable to Partnership Interests held by a Partner as nominee of a Person determined to be an Ineligible Holder.

Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Partnership Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Partnership Interest certifies to the satisfaction of the General Partner that he is an Eligible Holder. If the transferee fails to make such certification, such redemption will be effected from the transferee on the original redemption date.

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CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Prior Contributions. Prior to the date hereof, the General Partner made certain Capital Contributions to the Partnership in exchange for an interest in the Partnership and was admitted as the General Partner of the Partnership, and the Initial Limited Partners made certain Capital Contributions to the Partnership in exchange for an interest in the Partnership and have been admitted as Limited Partners of the Partnership.

Continuation of the General Partner Interest and Limited Partner Interests.

On the Closing Date, the General Partner Interest of the General Partner shall be continued, subject to all of the rights, privileges and duties of the General Partner under this Agreement.

On the Closing Date, the Limited Partner Interests of the Initial Limited Partners shall be converted into the number of Common Units, Subordinated Units and Incentive Distribution Rights specified for each Initial Limited Partner in Exhibit A hereto, and such Limited Partner Interests shall be continued.

On the Closing Date, GPM shall be issued the right to receive the Deferred Issuance and Distribution.

Contributions by Initial Limited Partners.

On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

Upon the exercise, if any, of the Over-Allotment Option, each Underwriter shall contribute cash to the Partnership in exchange for the issuance by the Partnership of Common Units to each Underwriter, all as set forth in the Underwriting Agreement.

Interest and Withdrawal. No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon liquidation of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions.

Capital Accounts.

The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which such nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made by the Partner with respect to such Partnership Interest and (ii) all items of Partnership income and gain computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made to the Partner with respect to such Partnership Interest, provided that the Capital Account of a Partner shall not be reduced by the amount of any distributions made with respect to Restricted Common Units held by such Partner and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

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For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement) of all property owned by (x) any other Group Member that is classified as a partnership for U.S. federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

The computation of all items of income, gain, loss and deduction shall be made (x) except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), without regard to any election under Section 754 of the Code that may be made by the Partnership and, (y) as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for U.S. federal income tax purposes.

To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

Any deductions for depreciation, amortization or other cost recovery attributable to any Contributed Property or Adjusted Property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

1. Except as otherwise provided in this Section 5.5(c), a transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

Subject to Section 6.7(b), immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units (“Retained Converted

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Subordinated Units”). Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Subordinated Units or Retained Converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.

Subject to Section 6.8(b), immediately prior to the transfer of an IDR Reset Common Unit by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(iii) apply), the Capital Account maintained for such Person with respect to its IDR Reset Common Units will (A) first, be allocated to the IDR Reset Common Units to be transferred in an amount equal to the product of (x) the number of such IDR Reset Common Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any IDR Reset Common Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained IDR Reset Common Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred IDR Reset Common Units will have a balance equal to the amount allocated under clause (A) above.

2. Consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(h)(2), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of a Noncompensatory Option, the issuance of Partnership Interests as consideration for the provision of services (including upon the lapse of a “substantial risk of forfeiture” with respect to a Restricted Common Unit), the issuance of IDR Reset Common Units pursuant to Section 5.11, or the conversion of the Combined Interest to Common Units pursuant to Section 11.3(b), the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided further, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option, immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such Noncompensatory Option) shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may first determine an aggregate value for the assets of the Partnership that takes into account the current trading price of the Common Units, the fair market value of all other Partnership Interests at such time and the value of Partnership Liabilities. The General Partner may allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate). Absent a contrary determination by the General Partner, the aggregate fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a Revaluation Event shall be the value that would result in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value.

In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of

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cash that is not in redemption or retirement of a Partnership Interest), the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated among the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual or deemed distribution other than a distribution made pursuant to Section 12.4, be determined in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

Issuances of Additional Partnership Interests and Derivative Instruments.

The Partnership may issue additional Partnership Interests and Derivative Instruments for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by Certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

Subject to, and in accordance with, the terms of the Registration Rights Agreement, upon request of the Organizational Limited Partner, the Partnership will undertake an offering of additional Common Units, and will use the proceeds thereof (net of underwriting discounts and commissions) to redeem an equal number of Common Units from the Organizational Limited Partner in full or partial satisfaction of the Organizational Limited Partner’s right to reimbursement pursuant to Section    of the Contribution Agreement.

The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and Derivative Instruments pursuant to this Section 5.6, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) the issuance of Common Units pursuant to Section 5.11, (iv) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holders of such Limited Partner Interests and (v) all additional issuances of Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

No fractional Units shall be issued by the Partnership.

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Conversion of Subordinated Units.

All of the Subordinated Units shall convert into Common Units on a one-for-one basis on the first Business Day following the distribution pursuant to Section 6.3(a) in respect of the final Quarter of the Subordination Period.

Notwithstanding any other provision of this Agreement, all of the then Outstanding Subordinated Units may convert into Common Units on a one-for-one basis as set forth in, and pursuant to the terms of, Section 11.4.

Limited Preemptive Right. Except as provided in this Section 5.8 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

Splits and Combinations.

The Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event each Partner shall have the same Percentage Interest in the Partnership as before such event subject to the effect of Section 5.9(d), and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership.

Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice.

Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.6(e) and this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Fully Paid and Non-Assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Act.

Issuance of Common Units in Connection with Reset of Incentive Distribution Rights.

Subject to the provisions of this Section 5.11, the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right, at any time when there are no Subordinated Units Outstanding and the Partnership has made a distribution pursuant to Section 6.4(a)(vii) or Section 6.4(b)(v) for each of the four

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most recently completed Quarters and the aggregate amounts distributed in respect of such four Quarter period did not exceed the aggregate Adjusted Operating Surplus for such four Quarter period, to make an election (the “IDR Reset Election”) to cause the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive their respective proportionate share of a number of Common Units (the “IDR Reset Common Units”) derived by dividing (i) the amount of cash distributions made by the Partnership for the Quarter immediately preceding the giving of the Reset Notice (as defined in Section 5.11(b)) in respect of the Incentive Distribution Rights by (ii) the cash distributions made by the Partnership in respect of each Common Unit for the Quarter immediately preceding the giving of the Reset Notice (the “Reset MQD”) (the number of Common Units determined by such quotient is referred to herein as the “Aggregate Quantity of IDR Reset Common Units”). The making of the IDR Reset Election in the manner specified in Section 5.11(b) shall cause the Target Distributions to be reset in accordance with the provisions of Section 5.11(e) and, in connection therewith, the holder or holders of the Incentive Distribution Rights will become entitled to receive Common Units on the basis specified above, without any further approval required by the General Partner or the Unitholders, at the time specified in Section 5.11(c) unless the IDR Reset Election is rescinded pursuant to Section 5.11(d).

To exercise the right specified in Section 5.11(a), the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall deliver a written notice (the “Reset Notice”) to the Partnership. Within 10 Business Days after the receipt by the Partnership of such Reset Notice, the Partnership shall deliver a written notice to the holder or holders of the Incentive Distribution Rights of the Partnership’s determination of the aggregate number of Common Units that each holder of Incentive Distribution Rights will be entitled to receive.

The holder(s) of the Incentive Distribution Rights will be entitled to receive the Aggregate Quantity of IDR Reset Common Units on the fifteenth Business Day after receipt by the Partnership of the Reset Notice; provided, however, that the issuance of Common Units to the holder or holders of the Incentive Distribution Rights shall not occur prior to the approval of the listing or admission for trading of such Common Units by the principal National Securities Exchange upon which the Common Units are then listed or admitted for trading if any such approval is required pursuant to the rules and regulations of such National Securities Exchange.

If the principal National Securities Exchange upon which the Common Units are then traded has not approved the listing or admission for trading of the Common Units to be issued pursuant to this Section 5.11 on or before the 30th calendar day following the Partnership’s receipt of the Reset Notice and such approval is required by the rules and regulations of such National Securities Exchange, then the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights) shall have the right to either rescind the IDR Reset Election or elect to receive other Partnership Interests having such terms as the General Partner may approve that will provide (i) the same economic value, in the aggregate, as the Aggregate Quantity of IDR Reset Common Units would have had at the time of the Partnership’s receipt of the Reset Notice, as determined by the General Partner, and (ii) for the subsequent conversion (on terms acceptable to the National Securities Exchange upon which the Common Units are then traded) of such Partnership Interests into Common Units within not more than 12 months following the Partnership’s receipt of the Reset Notice upon the satisfaction of one or more conditions that are reasonably acceptable to the holder of the Incentive Distribution Rights (or, if there is more than one holder of the Incentive Distribution Rights, the holders of a majority in interest of the Incentive Distribution Rights).

The Target Distributions shall be adjusted at the time of the issuance of Common Units or other Partnership Interests pursuant to this Section 5.11 such that (i) the Minimum Quarterly Distribution shall be reset to be equal to the Reset MQD, (ii) the First Target Distribution shall be reset to equal 115% of the Reset MQD, (iii) the Second Target Distribution shall be reset to equal 125% of the Reset MQD and (iv) the Third Target Distribution shall be reset to equal 150% of the Reset MQD.

Upon the issuance of IDR Reset Common Units pursuant to Section 5.11(a) (or other Partnership Interests as described in Section 5.11(d)), the Capital Account maintained with respect to the Incentive Distribution Rights shall (A) first, be allocated to IDR Reset Common Units (or other Partnership Interests) in an amount equal to the product of (x) the Aggregate Quantity of IDR Reset Common Units (or other Partnership Interests) and (y) the Per Unit Capital Amount for an Initial Common Unit, and (B) second, any remaining balance in such Capital

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Account will be retained by the holder of the Incentive Distribution Rights. If there is not a sufficient Capital Account associated with the Incentive Distribution Rights to allocate the full Per Unit Capital Amount for an Initial Common Unit to the IDR Reset Common Units in accordance with clause (A) of this Section 5.11(f), the IDR Reset Common Units shall be subject to Section 6.1(d)(x)(B) and (C).

Deemed Capital Contributions by Partners.

Consistent with the provisions of Treasury Regulation Section 1.83-6(d), if any Partner (or its successor) transfers property (including cash) to any employee or other service provider of the Partnership Group and such Partner is not entitled to be reimbursed by (or otherwise elects not to seek reimbursement from) the Partnership for the value of such property, then (a) such property shall be treated as having been contributed to the Partnership by such Partner and (b) immediately thereafter the Partnership shall be treated as having transferred such property to the employee or other service provider.

ALLOCATIONS AND DISTRIBUTIONS

Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein below. As set forth in the definition of “Outstanding,” Restricted Common Units shall not be considered to be Outstanding Common Units for purposes of this Section 6.1 and references herein to Unitholders holding Common Units shall be to such Unitholders solely with respect to their Common Units other than Restricted Common Units.

Net Income. Net Income for each taxable period (including a pro rata portion of all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period) shall be allocated as follows:

First, to the General Partner until the aggregate amount of the Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate amount of the Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods; and

The balance, if any, to the Unitholders, Pro Rata.

Net Loss. Net Loss for each taxable period (including a pro rata part of each item of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period) shall be allocated as follows:

First, to the Unitholders, Pro Rata; provided, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account);

The balance, if any, 100% to the General Partner.

Net Termination Gains and Losses. Net Termination Gain or Net Termination Loss (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain or Net Termination Loss) for such taxable period shall be allocated in the manner set forth in this Section 6.1(c). All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1(c) and after all distributions of cash and cash equivalents provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4; and provided, further, that Net Termination Gain or Net Termination Loss attributable to (i) Liquidation Gain or Liquidation Loss shall be allocated on the last day of the taxable period during which such Liquidation Gain or Liquidation Loss

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occurred, (ii) Sale Gain or Sale Loss shall be allocated as of the time of the sale or disposition giving rise to such Sale Gain or Sale Loss and allocated to the Partners consistent with the proviso set forth in Section 6.2(f) and (iii) Revaluation Gain or Revaluation Loss shall be allocated on the date of the Revaluation Event giving rise to such Revaluation Gain or Revaluation Loss.

Except as provided in Section 6.1(c)(iv), and subject to the provisions set forth in the last sentence of this Section 6.1(c)(i), Net Termination Gain (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Gain) shall be allocated:

First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

Second, to all Unitholders holding Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) if the Net Termination Gain is attributable to Liquidation Gain, Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter referred to as the “Unpaid MQD”) and (3) any then-existing Cumulative Common Unit Arrearage;

Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit into a Common Unit, to all Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable period (or portion thereof) to which this allocation of gain relates, and (2) if the Net Termination Gain is attributable to Liquidation Gain, the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

Fourth, to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, (3) any then-existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii) with respect to such Common Unit for such period (the sum of (1), (2), (3) and (4) is hereinafter referred to as the “First Liquidation Target Amount”);

Fifth, 15.0% to the holders of the Incentive Distribution Rights, Pro Rata, and 85.0% to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter after the Closing Date or the date of the most recent IDR Reset Election over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) with respect to such Common Unit for such period (the sum of (1) and (2) is hereinafter referred to as the “Second Liquidation Target Amount”);

Sixth, 25.0% to the holders of the Incentive Distribution Rights, Pro Rata, and 75% to all Unitholders, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter after the

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Closing Date or the date of the most recent IDR Reset Election over (bb) the cumulative per Unit amount of any distributions of cash or cash equivalents that are deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv) with respect to such Common Unit for such period; and

Finally, 50.0% to the holders of the Incentive Distribution Rights, Pro Rata, and 50.0% to all Unitholders, Pro Rata.

Notwithstanding the foregoing provisions in this Section 6.1(c)(i), the General Partner may adjust the amount of any Net Termination Gain arising in connection with a Revaluation Event that is allocated to the holders of Incentive Distribution Rights in a manner that will result (1) in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value and (2) to the greatest extent possible, the Capital Account with respect to the Incentive Distribution Rights that are Outstanding prior to such Revaluation Event being equal to the amount of Net Termination Gain that would be allocated to the holders of the Incentive Distribution Rights pursuant to this Section 6.1(c)(i) if (i) the Capital Accounts with respect to all Partnership Interests that were Outstanding immediately prior to such Revaluation Event were equal to zero and (ii) the aggregate Carrying Value of all Partnership property equaled the aggregate amount of all of the Partnership’s Liabilities.

Except as otherwise provided by Section 6.1(c)(iii) or Section 6.1(c)(iv), Net Termination Loss (including a pro rata part of each item of income, gain, loss, and deduction taken into account in computing Net Termination Loss) shall be allocated:

First, if Subordinated Units remain Outstanding, to all Unitholders holding Subordinated Units, Pro Rata, until the Adjusted Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

Second, to all Unitholders holding Common Units, Pro Rata, until the Adjusted Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

Third, the balance, if any, 100% to the General Partner.

Any Net Termination Loss deemed recognized as a result of a Revaluation Event prior to the conversion of the last Outstanding Subordinated Unit and prior to the Liquidation Date shall be allocated:

First, to the Unitholders, Pro Rata until the Capital Account in respect of each Common Unit then Outstanding equals the Event Issue Value; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(A) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account);

Second, to all Unitholders holding Subordinated Units, Pro Rata; provided that Net Termination Loss shall not be allocated pursuant to this Section 6.1(c)(iii)(B) to the extent such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit in its Adjusted Capital Account); and

The balance, if any, to the General Partner.

If (A) a Net Termination Loss has been allocated pursuant to Section 6.1(c)(iii), (B) a Net Termination Gain or Net Termination Loss subsequently occurs (other than as a result of a Revaluation Event) prior to the conversion of the last Outstanding Subordinated Unit and (C) after tentatively making all allocations of such Net Termination Gain or Net Termination Loss provided for in Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, the Capital Account in respect of each Common Unit then Outstanding

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does not equal the amount such Capital Account would have been if Section 6.1(c)(iii) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, then items of income, gain, loss and deduction included in such Net Termination Gain or Net Termination Loss, as applicable, shall be specially allocated to the General Partner and all Unitholders in a manner that will, to the maximum extent possible, cause the Capital Account in respect of each Common Unit then Outstanding to equal the amount such Capital Account would have been if all allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable.

Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for each taxable period in the following order:

Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(iv) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) other than an allocation pursuant to Section 6.1(d)(i), Section 6.1(d)(vi) and Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

Priority Allocations.

If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to an Outstanding Unit for a taxable period exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit for the same taxable period (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution.

After the application of Section 6.1(d)(iii)(A), all or any portion of the remaining items of Partnership gross income or gain for the taxable period, if any, shall be allocated to the holders of Incentive Distribution Rights, Pro Rata, until the aggregate amount of such items allocated to the holders of Incentive Distribution Rights pursuant to this Section 6.1(d)(iii)(B) for the current taxable period and all previous taxable periods is equal to the cumulative amount of all Incentive Distributions made to the holders of Incentive Distribution Rights from the Closing Date to a date 45 days after the end of the current taxable period.

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Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

Gross Income Allocation. In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated first, to any Partner that contributed property to the Partnership in proportion to and to the extent of the amount by which each such Partner’s share of any Section 704(c) built-in gains exceeds such Partner’s share of Nonrecourse Built-in Gain, and second, among the Partners Pro Rata.

Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) taken into account pursuant to Section 5.5, and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

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Economic Uniformity; Changes in Law.

At the election of the General Partner with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Partnership gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Partner holding Subordinated Units that are Outstanding as of the termination of the Subordination Period (“Final Subordinated Units”) in the proportion of the number of Final Subordinated Units held by such Partner to the total number of Final Subordinated Units then Outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount that after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period will equal the product of (1) the number of Final Subordinated Units held by such Partner and (2) the Per Unit Capital Amount for an Outstanding Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units held by Persons other than the General Partner and its Affiliates immediately prior to the conversion of such Final Subordinated Units into Common Units. This allocation method for establishing such economic uniformity will be available to the General Partner only if the method for allocating the Capital Account maintained with respect to the Subordinated Units between the transferred and retained Subordinated Units pursuant to Section 5.5(c)(ii) does not otherwise provide such economic uniformity to the Final Subordinated Units.

With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.5(d) during any taxable period of the Partnership ending upon, or after, the issuance of IDR Reset Common Units pursuant to Section 5.11, after the application of Section 6.1(d)(x)(A), any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to such IDR Reset Common Units issued pursuant to Section 5.11 equaling the product of (1) the Aggregate Quantity of IDR Reset Common Units and (2) the Per Unit Capital Amount for an Initial Common Unit.

With respect to any taxable period during which an IDR Reset Common Unit is transferred to any Person who is not an Affiliate of the transferor, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated 100% to the transferor Partner of such transferred IDR Reset Common Unit until such transferor Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such transferred IDR Reset Common Unit to an amount equal to the Per Unit Capital Amount for an Initial Common Unit.

For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (1) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (2) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (3) amend the provisions of this Agreement as appropriate (aa) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof) that are publicly traded as a single class. The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x)(D) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code.

Curative Allocation.

Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed

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Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners.

The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

Corrective and Other Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

The General Partner shall allocate Additional Book Basis Derivative Items consisting of depreciation, amortization, depletion or any other form of cost recovery (other than Additional Book Basis Derivative Items included in Net Termination Gain or Net Termination Loss) with respect to any Adjusted Property to the Unitholders, Pro Rata, the holders of Incentive Distribution Rights, and the General Partner in the same proportion as the Net Termination Gain or Net Termination Loss resulting from the Revaluation Event that gave rise to such Additional Book Basis Derivative Items was allocated to them pursuant to Section 6.1.

If a sale or other taxable disposition of an Adjusted Property, including, for this purpose, inventory (“Disposed of Adjusted Property”) occurs other than in connection with an event giving rise to Sale Gain or Sale Loss, the General Partner shall allocate (1) items of gross income and gain (x) away from the holders of Incentive Distribution Rights and the General Partner and (y) to the Unitholders, or (2) items of deduction and loss (x) away from the Unitholders and (y) to the holders of Incentive Distribution Rights and the General Partner, to the extent that the Additional Book Basis Derivative Items with respect to the Disposed of Adjusted Property (determined in accordance with the last sentence of the definition of Additional Book Basis Derivative Items) treated as having been allocated to the Unitholders pursuant to this Section 6.1(d)(xii)(B) exceed their Share of Additional Book Basis Derivative Items with respect to such Disposed of Adjusted Property. For purposes of this Section 6.1(d)(xii)(B), the Unitholders shall be treated as having been allocated Additional Book Basis Derivative Items to the extent that such Additional Book Basis Derivative Items have reduced the amount of income that would otherwise have been allocated to the Unitholders under the Partnership Agreement (e.g., Additional Book Basis Derivative Items taken into account in computing cost of goods sold would reduce the amount of book income otherwise available for allocation among the Partners). Any allocation made pursuant to this Section 6.1(d)(xii)(B) shall be made after all of the other Agreed Allocations have been made as if this Section 6.1(d)(xii) were not in this Agreement and, to the extent necessary, shall require the reallocation of items that have been allocated pursuant to such other Agreed Allocations.

Net Termination Loss in an amount equal to the lesser of (1) such Net Termination Loss and (2) the Aggregate Remaining Net Positive Adjustments shall be allocated in such manner as is determined by the General Partner that, to the extent possible, the Capital Account balances of the Partners will equal the amount they would have been had no prior Book-Up Events occurred, and any remaining Net Termination Loss shall be allocated pursuant to Section 6.1(c) hereof. In allocating Net Termination Loss pursuant to this Section 6.1(d)(xii)(C),

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the General Partner shall attempt, to the extent possible, to cause the Capital Accounts of the Unitholders, on the one hand, and holders of the Incentive Distribution Rights, on the other hand, to equal the amount they would equal if (i) the Carrying Values of the Partnership’s property had not been previously adjusted in connection with any prior Book-Up Events, (ii) Unrealized Gain and Unrealized Loss (or, in the case of a liquidation, Liquidation Gain or Liquidation Loss) with respect to such Partnership Property were determined with respect to such unadjusted Carrying Values, and (iii) any resulting Net Termination Gain had been allocated pursuant to Section 6.1(c)(i) (including, for the avoidance of doubt, taking into account the provisions set forth in the last sentence of Section 6.1(c)(i)).

In making the allocations required under this Section 6.1(d)(xii), the General Partner may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii). Without limiting the foregoing, if an Adjusted Property is contributed by the Partnership to another entity classified as a partnership for U.S. federal income tax purposes (the “lower tier partnership”), the General Partner may make allocations similar to those described in Section 6.1(d)(xii)(A), (B), and (C) to the extent the General Partner determines such allocations are necessary to account for the Partnership’s allocable share of income, gain, loss and deduction of the lower tier partnership that relate to the contributed Adjusted Property in a manner that is consistent with the purpose of this Section 6.1(d)(xii).

Special Curative Allocation in Event of Liquidation Prior to Conversion of the Last Outstanding Subordinated Unit. Notwithstanding any other provision of this Section 6.1(d)(xiii) (other than the Required Allocations), if (1) the Liquidation Date occurs prior to the conversion of the last Outstanding Subordinated Unit and (2) after having made all other allocations provided for in this Section 6.1 for the taxable period in which the Liquidation Date occurs, the Capital Account in respect of each Common Unit then Outstanding does not equal the amount such Capital Account would have been if Section 6.1(c)(iii) and Section 6.1(c)(iv) had not been part of this Agreement and all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable, then items of income, gain, loss and deduction for such taxable period shall be reallocated among all Unitholders in a manner determined appropriate by the General Partner so as to cause, to the maximum extent possible, the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1(c)(ii), as applicable. For the avoidance of doubt, the reallocation of items set forth in the immediately preceding sentence provides that, to the extent necessary to achieve the Capital Account balances described above, (x) items of income and gain that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs shall be reallocated from the Unitholders holding Subordinated Units to Unitholders holding Common Units and (y) items of deduction and loss that would otherwise be included in Net Income or Net Loss, as the case may be, for the taxable period in which the Liquidation Date occurs shall be reallocated from Unitholders holding Common Units to the Unitholders holding Subordinated Units. In the event that (1) the Liquidation Date occurs on or before the date (not including any extension of time prescribed by law) for the filing of the Partnership’s federal income tax return for the taxable period immediately prior to the taxable period in which the Liquidation Date occurs and (2) the reallocation of items for the taxable period in which the Liquidation Date occurs as set forth above in this Section 6.1(d)(xiii) fails to achieve the Capital Account balances described above, items of income, gain, loss and deduction that would otherwise be included in the Net Income or Net Loss, as the case may be, for such prior taxable period shall be reallocated among the Unitholders in a manner that will, to the maximum extent possible and after taking into account all other allocations made pursuant to this Section 6.1(d)(xiii), cause the Capital Account in respect of each Common Unit to equal the amount such Capital Account would have been if all prior allocations of Net Termination Gain and Net Termination Loss had been made pursuant to Section 6.1(c)(i) or Section 6.1, as applicable.

Equalization of Capital Accounts With Respect to Privately Placed Units. Unrealized Gain or Unrealized Loss deemed recognized as a result of a Revaluation Event shall first be allocated to the (A) Unitholders holding Privately Placed Units, Pro Rata, or (B) Unitholders holding Common Units (other than Privately Placed Units), Pro Rata, as applicable, to the extent necessary to cause the Capital Account in respect of each Privately Placed Unit then Outstanding to equal the Capital Account in respect of each Common Unit (other than Privately Placed Units) then Outstanding.

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Allocations Regarding Certain Payments Made to Employees and Other Service Providers. Consistent with the provisions of Treasury Regulation Section 1.83-6(d), if any Partner (or its successor) transfers property (including cash) to any employee or other service provider of the Partnership Group and such Partner is not entitled to be reimbursed by (or otherwise elects not to seek reimbursement from) the Partnership for the value of such property, then any items of deduction or loss resulting from or attributable to such transfer shall be allocated to the Partner (or its successor) that made such transfer and was deemed to have contributed such property to the Partnership pursuant to Section 5.12.

Allocations for Tax Purposes.

Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined to be appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(x)(D)); provided, that, in all events, the General Partner shall apply the “remedial allocation method” in accordance with the principles of Treasury Regulation Section 1.704-3(d).

The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to Section 6.1(d), be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

Each item of Partnership income, gain, loss and deduction shall, for U.S. federal income tax purposes, be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Over-Allotment Option is exercised in full or the

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expiration of the Over-Allotment Option occurs shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of the next succeeding month; provided, further, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income, gain, loss or deduction as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such item is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee, agent or representative in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

Requirements and Characterization of Distributions; Distributions to Record Holders.

The General Partner has adopted a cash distribution policy, which it may change from time to time without amendment to this Agreement. Distributions will be made as and when declared by the General Partner.

All amounts of cash and cash equivalents distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of cash and cash equivalents theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of cash and cash equivalents distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” All distributions required to be made under this Agreement or otherwise made by the Partnership shall be made subject to Sections 17-607 and 17-804 of the Delaware Act.

Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all Partnership assets shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through any Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

Distributions from Operating Surplus.

During Subordination Period. Cash and cash equivalents distributed in respect of any Quarter wholly within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall be distributed as follows:

First, to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

Second, to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

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Third, to all Unitholders holding Subordinated Units, Pro Rata, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

Fourth, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

Fifth, (A) 15.0% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 85.0% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

Sixth, (A) 25.0% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 75.0% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

Thereafter, (A) 50.0% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 50.0% to all Unitholders, Pro Rata;

provided, however, if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of cash and cash equivalents that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

After Subordination Period. Cash and cash equivalents distributed in respect of any Quarter ending after the Subordination Period has ended that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5 shall be distributed as follows:

First, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

Second, to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

Third, (A) 15.0% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 85.0% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

Fourth, (A) 25.0% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 75.0% to all Unitholders, Pro Rata, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

Thereafter, (A) 50.0% to the holders of the Incentive Distribution Rights, Pro Rata; and (B) 50.0% to all Unitholders, Pro Rata;

provided, however, if the Target Distributions have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of cash or cash equivalents that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

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Distributions from Capital Surplus. Cash and cash equivalents that are distributed and deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall be distributed, unless the provisions of Section 6.3 require otherwise:

First, 100% to all Unitholders, Pro Rata, until the Minimum Quarterly Distribution has been reduced to zero pursuant to the second sentence of Section 6.6(a);

Second, 100% to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage; and

Thereafter, all cash or cash equivalents that are distributed shall be distributed as if they were Operating Surplus and shall be distributed in accordance with Section 6.4.

Adjustment of Target Distribution Levels.

The Target Distributions, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Partnership Interests. In the event of a distribution of cash or cash equivalents that is deemed to be from Capital Surplus, the then applicable Target Distributions shall be reduced in the same proportion that the distribution had to the Current Market Price of the Common Units immediately prior to the declaration of the distribution.

The Target Distributions shall also be subject to adjustment pursuant to Section 5.11 and Section 6.8.

Special Provisions Relating to the Holders of Subordinated Units.

Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.7, the Unitholder holding Subordinated Units shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder with respect to such converted Subordinated Units, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Section 5.5(c)(ii), Section 6.1(d)(x), and Section 6.7(b) and (c).

A Unitholder shall not be permitted to transfer a Subordinated Unit or a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.7 (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained Subordinated Units or retained converted Subordinated Units would be negative after giving effect to the allocation under Section 5.5(c)(ii).

The Unitholder holding a Common Unit that has resulted from the conversion of a Subordinated Unit pursuant to Section 5.7 shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that each such Common Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(c), the General Partner may take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such Common Units, including the application of Sections 5.5(c)(ii) and 6.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units.

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Special Provisions Relating to the Holders of IDR Reset Common Units.

A Unitholder shall not be permitted to transfer an IDR Reset Common Unit (other than a transfer to an Affiliate) if the remaining balance in the transferring Unitholder’s Capital Account with respect to the retained IDR Reset Common Units would be negative after giving effect to the allocation under Section 5.5(c)(iii).

A Unitholder holding an IDR Reset Common Unit shall not be permitted to transfer such Common Unit to a Person that is not an Affiliate of the holder until such time as the General Partner determines, based on advice of counsel, that upon transfer each such Common Unit should have, as a substantive matter, like intrinsic economic and U.S. federal income tax characteristics to the transferee, in all material respects, to the intrinsic economic and U.S. federal income tax characteristics of an Initial Common Unit to such transferee. In connection with the condition imposed by this Section 6.8(b), the General Partner may apply Sections 5.5(c)(iii), 6.1(d)(x) and 6.8(a) or, to the extent not resulting in a material adverse effect on the Unitholders holding Common Units, take whatever steps are required to provide economic uniformity to such Common Units in preparation for a transfer of such IDR Reset Common Units.

Entity-Level Taxation. If legislation is enacted or the official interpretation of existing legislation is modified by a governmental authority, which after giving effect to such enactment or modification, results in a Group Member becoming subject to federal, state or local or non-U.S. income or withholding taxes in excess of the amount of such taxes due from the Group Member prior to such enactment or modification (including, for the avoidance of doubt, any increase in the rate of such taxation applicable to the Group Member), then the General Partner may, in its sole discretion, reduce the Target Distributions by the amount of income or withholding taxes that are payable by reason of any such new legislation or interpretation (the “Incremental Income Taxes”), or any portion thereof selected by the General Partner, in the manner provided in this Section 6.9. If the General Partner elects to reduce the Target Distributions for any Quarter with respect to all or a portion of any Incremental Income Taxes, the General Partner shall estimate for such Quarter the Partnership Group’s aggregate liability (the “Estimated Incremental Quarterly Tax Amount”) for all (or the relevant portion of) such Incremental Income Taxes; provided that any difference between such estimate and the actual liability for Incremental Income Taxes (or the relevant portion thereof) for such Quarter may, to the extent determined by the General Partner, be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Target Distributions, shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.9 times (b) the quotient obtained by dividing (i) cash and cash equivalents with respect to such Quarter by (ii) the sum of cash and cash equivalents with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the General Partner. For purposes of the foregoing, cash and cash equivalents with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

MANAGEMENT AND OPERATION OF BUSINESS

Management.

The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of the General Partner to delegate its rights and power to other Persons, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no other Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.4, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Interests, and the incurring of any other obligations;

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the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.4 or Article XIV);

the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

the distribution of cash or cash equivalents by the Partnership;

the selection, employment, retention and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors of the General Partner or the Partnership Group and the determination of their compensation and other terms of employment or hiring;

the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time);

the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange;

the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of Derivative Instruments;

the undertaking of any action in connection with the Partnership’s participation in the management of any Group Member; and

the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

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Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners and each other Person who acquires an interest in a Partnership Interest and each other Person who is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement (in the case of each agreement other than this Agreement, without giving effect to any amendments, supplements or restatements after the date hereof); (ii) agrees that the General Partner (on its own behalf or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (b) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners, the other Persons who acquire a Partnership Interest and the Persons who are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV) shall not constitute a breach by the General Partner of any fiduciary or other duty existing at law, in equity or otherwise that the General Partner may owe the Partnership, the Limited Partners, the other Persons who acquire a Partnership Interest or the Persons who are otherwise bound by this Agreement.

Replacement of Fiduciary Duties.

Notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, the General Partner or any other Indemnitee would have duties (including fiduciary duties) to the Partnership, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties expressly set forth herein. The elimination of duties (including fiduciary duties) and replacement thereof with the duties expressly set forth herein are approved by the Partnership, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement.

Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the state of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the state of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the state of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Partner.

Restrictions on the General Partner’s Authority. Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Reimbursement of the General Partner.

The General Partner shall be reimbursed by the Partnership Group on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person (including Affiliates of the General Partner) to perform services for the Partnership Group or for the

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General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with managing and operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the General Partner or any member of the Partnership Group. Reimbursements pursuant to this Section 7.5 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7. The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment for such management fee exceeds the amount of such fee.

The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including plans, programs and practices involving the issuance of Partnership Interests), or cause the Partnership to issue Partnership Interests in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees, officers, consultants and directors of the General Partner or its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue and sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees, officers, consultants and directors pursuant to any such benefit plans, programs or practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates, from the Partnership or otherwise, to fulfill awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.5(a). Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.5(b) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

Outside Activities.

The General Partner, for so long as it is the General Partner of the Partnership, shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member or (C) the direct or indirect provision of management, advisory, and administrative services to its Affiliates or to other Persons.

Except to the extent otherwise set forth in the Omnibus Agreement, each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member. No such business interest or activity shall constitute a breach of this Agreement, any fiduciary or other duty existing at law, in equity or otherwise, or obligation of any type whatsoever to the Partnership or other Group Member, any Partner, any Person who acquires an interest in a Partnership Interest or any Person who is otherwise bound by this Agreement.

Notwithstanding anything to the contrary in this Agreement, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner). Except to the extent otherwise set forth in the Omnibus Agreement, no Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to any Group Member, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership or any other Group Member, any Partner any person who acquires a Partnership Interest or any other Person who is otherwise bound by this Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to any Group Member.

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The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise expressly provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Interests acquired by them. The term “Affiliates” when used in this Section 7.6(d) with respect to the General Partner shall not include any Group Member.

Indemnification.

To the fullest extent permitted by law, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its, his or her status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in Bad Faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is entitled to be indemnified pursuant to Section 7.7(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.7.

The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, executors and administrators of the Indemnitee.

The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of an Indemnitee and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Indemnitee in connection with the Partnership’s activities or such Indemnitee’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.

For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

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In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

The provisions of this Section 7.7 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Liability of Indemnitees.

Notwithstanding anything to the contrary set forth in this Agreement, any Group Member Agreement, or under the Delaware Act or any other law, rule or regulation or at equity, no Indemnitee shall be liable for monetary damages or otherwise to the Partnership, to another Partner, to any other Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, for losses sustained or liabilities incurred, of any kind or character, as a result of its or any of any other Indemnitee’s determinations, act(s) or omission(s) in their capacities as Indemnitees; provided, however, that an Indemnitee shall be liable for losses or liabilities sustained or incurred by the Partnership, the other Partners, any other Persons who acquire an interest in a Partnership Interest or any other Person bound by this Agreement, if it is determined by a final and non-appealable judgment entered by a court of competent jurisdiction that such losses or liabilities were the result of the conduct of that Indemnitee engaged in by it in Bad Faith or with respect to any criminal conduct, with the knowledge that its conduct was unlawful.

The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner if such appointment was not made in Bad Faith.

To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable, to the fullest extent permitted by law, to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement, for its reliance on the provisions of this Agreement.

Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

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Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

Whenever the General Partner, acting in its capacity as the general partner of the Partnership, or the Board of Directors or any committee of the Board of Directors (including the Conflicts Committee) or any Affiliates of the General Partner cause the General Partner to make a determination or take or omit to take any action in such capacity, whether or not under this Agreement, any Group Member Agreement or any other agreement contemplated hereby, then, unless another lesser standard is provided for in this Agreement, the General Partner, the Board of Directors, such committee or such Affiliates, shall not make such determination, or take or omit to take such action, in Bad Faith. The foregoing and other lesser standards provided for in this Agreement are the sole and exclusive standards governing any such determinations, actions and omissions of the General Partner, the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) and any Affiliate of the General Partner and no such Person shall be subject to any fiduciary duty or other duty or obligation, or any other, different or higher standard (all of which duties, obligations and standards are hereby waived and disclaimed), under this Agreement, any Group Member Agreement or any other agreement contemplated hereby, or under the Delaware Act or any other law, rule or regulation or at equity. Any such determination, action or omission by the General Partner, the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) or of any Affiliates of the General Partner, will for all purposes be presumed to have been in Good Faith. In any proceeding brought by or on behalf of the Partnership, any Limited Partner, or any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement, challenging such determination, act or omission, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or omission was not in Good Faith.

Whenever the General Partner makes a determination or takes or omits to take any action, or any of its Affiliates causes it to do so, not acting in its capacity as the general partner of the Partnership, whether or not under this Agreement, any Group Member Agreement or any other agreement contemplated hereby, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or omit to take such action free of any fiduciary duty or duty of Good Faith, or other duty or obligation existing at law, in equity or otherwise whatsoever to the Partnership, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in Good Faith or pursuant to any fiduciary or other duty or standard imposed by this Agreement, any Group Member Agreement or any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

For purposes of Sections 7.9(a) and (b) of this Agreement, “acting in its capacity as the general partner of the Partnership” means and is solely limited to, the General Partner exercising its authority as a general partner under this Agreement, other than when it is “acting in its individual capacity.” For purposes of this Agreement, “acting in its individual capacity” means: (i) any action by the General Partner or its Affiliates other than through the exercise of the General Partner of its authority as a general partner under this Agreement; and (ii) any action or inaction by the General Partner by the exercise of (or failure to exercise) its rights, powers or authority under this Agreement that are modified by: (A) the phrase “at the option of the General Partner,” (B) the phrase “in its sole discretion” or “in its discretion” or (iii) some variation of the phrases set forth in clauses (i) and (ii). For the avoidance of doubt, whenever the General Partner votes, acquires Partnership Interests or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be and be deemed to be “acting in its individual capacity.”

Whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement on the other hand, the General Partner may in its discretion (i) submit any resolution, course of action with respect to or causing such conflict of interest or transaction for Special Approval or for approval by the vote of a majority of the Common Units (excluding Common Units owned by the General Partner or its Affiliates) or (ii) adopt a resolution or course of action that has not received Special Approval or Unitholder approval. The General Partner is not required in connection with its resolution of any conflict of interest to seek Special Approval or Unitholder approval of such resolution and may determine not to do so in its sole discretion. If any resolution, course of action or transaction: (A) receives Special Approval; or (B) receives approval of a majority of the Common Units (excluding Common Units owned by the General Partner or its Affiliates), then such resolution, course of action or transaction shall be conclusively deemed to be approved by the Partnership, all the Partners, each Person who acquires an interest in a

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Partnership Interest and each other Person who is bound by this Agreement, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any fiduciary or other duty or obligation existing at law, in equity or otherwise.

Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates or any other Indemnitee shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts or transactions shall be in its sole discretion.

The Partners, and each Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

For the avoidance of doubt, whenever the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee), the officers of the General Partner or any Affiliates of the General Partner make a determination on behalf of the General Partner, or cause the General Partner to take or omit to take any action, whether in the General Partner’s capacity as the general partner of the Partnership or in its individual capacity, the standards of care applicable to the General Partner shall apply to such Persons, and such Persons shall be entitled to all benefits and rights of the General Partner hereunder, including waivers and modifications of duties, protections and presumptions, as if such Persons were the General Partner hereunder.

Other Matters Concerning the General Partner and Indemnitees.

The General Partner and any other Indemnitee may rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in Good Faith and in accordance with such advice or opinion.

The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of any Group Member.

Purchase or Sale of Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests or Derivative Instruments; provided that, except as permitted pursuant to Section 4.9 or as approved by the Conflicts Committee, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. As long as any Partnership Interests are held by any Group Member, such Partnership Interests shall not be entitled to any vote and shall not be considered to be Outstanding.

Registration Rights in Respect of the Units Held by the General Partner and its Affiliates.

If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.12, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Interests that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is

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not available to enable such holder of Partnership Interests (the “Holder”) to dispose of the number of Partnership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Interests specified by the Holder; provided, however, that the Partnership shall not be required to effect more than two registrations pursuant to this Section 7.12(a) in any twelve month period and; provided further, however, that if the General Partner determines that a postponement of the requested registration would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Interests subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Interests in such states. Except as set forth in Section 7.10(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of Partnership Interests for cash (other than an offering relating solely to a benefit plan), the Partnership shall use all commercially reasonable efforts to include such number or amount of Partnership Interests held by any Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take any action to so include the Partnership Interests of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of Partnership Interests pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.12(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder that in their opinion the inclusion of all or some of the Holder’s Partnership Interests would adversely and materially affect the timing or success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Partnership Interests held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.12(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

If underwriters are engaged in connection with any registration referred to in this Section 7.12, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.7, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers and directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.12(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or issuer free writing prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based

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upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

The provisions of Section 7.12(a) and Section 7.12(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Interests with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Interests for which registration was demanded during such two-year period. The provisions of Section 7.12(c) shall continue in effect thereafter.

The rights to cause the Partnership to register Partnership Interests pursuant to this Section 7.12 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Interests, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Interests with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.12.

Any request to register Partnership Interests pursuant to this Section 7.12 shall (i) specify the Partnership Interests intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Interests for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Interests, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Interests.

Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available to such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records

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necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures, including Operating Surplus and Adjusted Operating Surplus, by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.

Reports.

As soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means, to each Record Holder of a Unit or other Partnership Interest as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

As soon as practicable, but in no event later than 50 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means to each Record Holder of a Unit or other Partnership Interest, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of the Commission or any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

The General Partner shall be deemed to have made a report available to each Record Holder as required by this Section 8.3 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system or any successor system and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Partnership.

TAX MATTERS

Tax Returns and Information. The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or year that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends, provided that, if the 90th day is not a Business Day, then the 90th day shall be deemed to be the next Business Day. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

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Tax Elections.

The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest Closing Price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Tax Controversies. Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings. Each Partner agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings. Each Partner agrees that notice of or updates regarding tax controversies shall be deemed conclusively to have been given or made by the Tax Matters Partner if the Partnership has either (i) filed the information for which notice is required with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (ii) made the information for which notice is required available on any publicly available website maintained by the Partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available.

Withholding; Tax Payments.

The General Partner may treat taxes paid by the Partnership on behalf of, all or less than all of the Partners, either as a distribution of cash to such Partners or as a general expense of the Partnership, as determined appropriate under the circumstances by the General Partner.

Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code, or established under any foreign law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income or from a distribution to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 and Section 12.4(c) in the amount of such withholding from such Partner.

ADMISSION OF PARTNERS

Admission of Limited Partners.

By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation or conversion pursuant to Article XIV, and except as provided in Section 4.9, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer or issuance is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred or issued, (ii) shall become bound, and shall be deemed to

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have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee or other recipient has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or Record Holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.9.

The name and mailing address of each Record Holder shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable).

Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(a).

Admission of Successor General Partner. A successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps as it determines necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

WITHDRAWAL OR REMOVAL OF PARTNERS

Withdrawal of the General Partner.

The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

The General Partner is removed pursuant to Section 11.2;

The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations

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of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (D) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 11:59 pm, prevailing Eastern time, on                 , 2025, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 11:59 pm, prevailing Eastern time, on                 , 2025, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

Removal of the General Partner. The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates) voting as a single class. Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the Outstanding

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Common Units, voting as a class, and a majority of the Outstanding Subordinated Units (if any Subordinated Units are then Outstanding), voting as a class (including, in each case, Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Interest of Departing General Partner and Successor General Partner.

In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates’ general partner interest (or equivalent interest), if any, in the other Group Members and all of its or its Affiliates’ Incentive Distribution Rights (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.5, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the value of the Units, including the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner, the value of the Incentive Distribution Rights and the General Partner Interest and other factors it may deem relevant.

If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (and its Affiliates, if applicable) shall become a Limited Partner and the Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent

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expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner becomes a Limited Partner. For purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the Departing General Partner (and its Affiliates, if applicable) contributed the Combined Interest to the Partnership in exchange for the newly issued Common Units.

If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Partnership, contribute to the Partnership cash in the amount equal to the product of (x) the quotient obtained by dividing (A) the Percentage Interest of the General Partner Interest of the Departing General Partner by (B) a percentage equal to 100% less the Percentage Interest of the General Partner Interest of the Departing General Partner and (y) the Net Agreed Value of the Partnership’s assets on such date. In such event, such successor General Partner shall, subject to the following sentence, be entitled to its Percentage Interest of all Partnership allocations and distributions to which the Departing General Partner was entitled. In addition, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

Conversion of Subordinated Units. Notwithstanding any provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist, the Subordinated Units held by any Person will immediately and automatically convert into Common Units on a one-for-one basis, provided (i) neither such Person nor any of its Affiliates voted any of its Units in favor of the removal and (ii) such Person is not an Affiliate of the successor General Partner; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Section 5.5(c)(ii), Section 6.1(d)(x), Section 6.7(b) and Section 6.7(c).

Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

DISSOLUTION AND LIQUIDATION

Dissolution. The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, 11.2 or 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership. Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:

an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership pursuant to this Agreement;

an election to dissolve the Partnership by the General Partner that is approved by a Unit Majority;

the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

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Continuation of the Business of the Partnership After Dissolution. Upon (a) an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or (iii) and the failure of the Partners to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), (v) or (vi), then, to the maximum extent permitted by law, within 180 days thereafter, a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability under the Delaware Act of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Liquidator. Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of a majority of the Outstanding Common Units and Subordinated Units, if any, voting as a single class. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of a majority of the Outstanding Common Units and Subordinated Units, if any, voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of a majority of the Outstanding Common Units and Subordinated Units, if any, voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.4) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

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Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the state of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Capital Account Restoration. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable period of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Amendments to be Adopted Solely by the General Partner. Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

a change that the General Partner determines (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines

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contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

a change in the fiscal year or taxable period of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable period of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

an amendment that the General Partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests or Derivative Instruments pursuant to Section 5.6;

any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);

a merger, conveyance or conversion pursuant to Section 14.3(d); or

any other amendments substantially similar to the foregoing.

Amendment Procedures. Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion. An amendment shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or 13.3, a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has either (i) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such amendment is publicly available on such system or (ii) made such amendment available on any publicly available website maintained by the Partnership

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Amendment Requirements.

Notwithstanding the provisions of Section 13.1 (other than Section 13.1(d)(iv)) and Section 13.2, no provision of this Agreement (other than Section 11.2 or 13.4) that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) or requires a vote or approval of Partners (or a subset of Partners) holding a specified Percentage Interest to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing or increasing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced or increased, as applicable, or the affirmative vote of Partners whose aggregate Percentage Interests constitute not less than the voting requirement sought to be reduced or increased, as applicable.

Notwithstanding the provisions of Section 13.1 (other than Section 13.1(d)(iv)) and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of (including requiring any holder of a class of Partnership Interests to make additional Capital Contributions to the Partnership) any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without its consent, which consent may be given or withheld at its option.

Except as provided in Section 14.3 or Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected. If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d) because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Percentage Interests of all Limited Partners voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of Partners (including the General Partner and its Affiliates) holding at least 90% of the Percentage Interests of all Limited Partners.

Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called and the class or classes of Units for which the meeting is proposed. No business may be brought by any Limited Partner before such special meeting except the business listed in the related request. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

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Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Postponement and Adjournment. Prior to the date upon which any meeting of Limited Partners is to be held, the General Partner may postpone such meeting one or more times for any reason by giving notice to each Limited Partner entitled to vote at the meeting so postponed of the place, date and hour at which such meeting would be held. Such notice shall be given not fewer than two days before the date of such meeting and otherwise in accordance with this Article XIII. When a meeting is postponed, a new Record Date need not be fixed unless such postponement shall be for more than 45 days. Any meeting of Limited Partners may be adjourned by the General Partner one or more times for any reason, including the failure of a quorum to be present at the meeting with respect to any proposal or the failure of any proposal to receive sufficient votes for approval. No Limited Partner vote shall be required for any adjournment. A meeting of Limited Partners may be adjourned by the General Partner as to one or more proposals regardless of whether action has been taken on other matters. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Waiver of Notice; Approval of Meeting; Approval of Minutes. The transaction of business at any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Quorum and Voting. The holders of a majority, by Percentage Interest, of Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Partners of such class or classes unless any such action by the Partners requires approval by holders of a greater Percentage Interest, in which case the quorum shall be such greater Percentage Interest. At any meeting of the Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Partners holding Partnership Interests that, in the aggregate, represent a majority of the Percentage Interest of those present in person or by proxy at such meeting shall be deemed to constitute the act of all Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Partners holding Partnership Interests that in the aggregate represent at least such greater or different percentage shall be required; provided, however, that if, as a matter of law or provision of this Agreement, approval by plurality vote of Partners (or any class thereof) is required to approve any action, no minimum quorum shall be required. The Partners present

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at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by Partners holding the required Percentage Interest specified in this Agreement.

Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Action Without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage, by Percentage Interest, of the Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner), as the case may be, that would be necessary to authorize or take such action at a meeting at which all the Limited Partners entitled to vote at such meeting were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner and (b) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners. Nothing contained in this Section 13.11 shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the holders of the requisite percentage of Units acting by written consent without a meeting.

Right to Vote and Related Matters.

Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.4.

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Voting of Incentive Distribution Rights.

For so long as a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the holders of the Incentive Distribution Rights shall not be entitled to vote such Incentive Distribution Rights on any Partnership matter except as may otherwise be required by law and the holders of the Incentive Distribution Rights, in their capacity as such, shall be deemed to have approved any matter approved by the General Partner.

If less than a majority of the Incentive Distribution Rights are held by the General Partner and its Affiliates, the Incentive Distribution Rights will be entitled to vote on all matters submitted to a vote of Unitholders, other than amendments and other matters that the General Partner determines do not adversely affect the holders of the Incentive Distribution Rights as a whole in any material respect. On any matter in which the holders of Incentive Distribution Rights are entitled to vote, such holders will vote together with the Subordinated Units, prior to the end of the Subordination Period, or together with the Common Units, thereafter, in either case as a single class except as otherwise required by Section 13.3(c), and such Incentive Distribution Rights shall be treated in all respects as Subordinated Units or Common Units, as applicable, when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement. The relative voting power of the Incentive Distribution Rights and the Subordinated Units or Common Units, as applicable, will be set in the same proportion as cumulative cash distributions, if any, in respect of the Incentive Distribution Rights for the four consecutive Quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of Units for such four Quarters.

In connection with any equity financing, or anticipated equity financing, by the Partnership of an Expansion Capital Expenditure, the General Partner may, without the approval of the holders of the Incentive Distribution Rights, temporarily or permanently reduce the amount of Incentive Distributions that would otherwise be distributed to such holders, provided that in the judgment of the General Partner, such reduction will be in the long-term best interest of such holders.

MERGER OR CONSOLIDATION

Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the state of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) in accordance with this Article XIV.

Procedure for Merger or Consolidation.

Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner may act in its sole discretion to decline to consent to a merger or consolidation, may act in its sole discretion.

If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

the name and jurisdiction of formation or organization of each of the business entities proposing to merge or consolidate;

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the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

the terms and conditions of the proposed merger or consolidation;

the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (A) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, then the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (B) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain and stated in the certificate of merger); and

such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

Approval by Limited Partners.

Except as provided in Section 14.3(d) and 14.3(e), the General Partner, upon its approval of the Merger Agreement shall direct that the Merger Agreement and the merger or consolidation contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

Except as provided in Section 14.3(d) and 14.3(e), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets

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to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the merger or conveyance, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (ii) the sole purpose of such merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (i) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (ii) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (iii) the Partnership is the Surviving Business Entity in such merger or consolidation, (iv) each Partnership Interest outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Interest of the Partnership after the effective date of the merger or consolidation, and (v) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests (other than Incentive Distribution Rights) Outstanding immediately prior to the effective date of such merger or consolidation.

Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (i) effect any amendment to this Agreement or (ii) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Certificate of Merger. Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the state of Delaware in conformity with the requirements of the Delaware Act.

Effect of Merger or Consolidation.

At the effective time of the certificate of merger:

all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

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RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Right to Acquire Limited Partner Interests.

Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

If the General Partner, any Affiliate of the General Partner or the Partnership elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be filed and distributed as may be required by the Commission or any National Securities Exchange on which such Limited Partner Interests are listed. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a)) at which Limited Partner Interests will be purchased and state that the General Partner, its Affiliate or the Partnership, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the General Partner, its Affiliate or the Partnership, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, and such Limited Partner Interests shall thereupon be deemed to be transferred to the General Partner, its Affiliate or the Partnership, as the case may be, on the record books of the Transfer Agent and the Partnership, and the General Partner or any Affiliate of the General Partner, or the Partnership, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests.

In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

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GENERAL PROVISIONS

Addresses and Notices; Written Communications.

Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report given or made in accordance with the provisions of this Section 16.1 is returned marked to indicate that such notice, payment or report was unable to be delivered, such notice, payment or report and, in the case of notices, payments or reports returned by the United States Postal Service (or other physical mail delivery mail service outside the United States of America), any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) or other delivery if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

The terms “in writing,” “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Third-Party Beneficiaries. Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) without execution hereof.

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Applicable Law; Forum, Venue and Jurisdiction; Waiver of Trial by Jury.

This Agreement shall be construed in accordance with and governed by the laws of the state of Delaware, without regard to the principles of conflicts of law.

Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a fiduciary or other duty owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the state of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the state of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the state of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction) in connection with any such claim, suit, action or proceeding;

agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the state of Delaware or of any other court to which proceedings in the Court of Chancery of the state of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding;

consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in this clause (v) shall affect or limit any right to serve process in any other manner permitted by law; and

IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING.

Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

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Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Facsimile Signatures. The use of facsimile signatures affixed in the name and on behalf of the transfer agent and registrar of the Partnership on Certificates representing Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:

GPM PETROLEUM GP, LLC

By:
Name:

Title:

By:
Name:
Title:

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP OF GPM PETROLEUM LP]

EXHIBIT A

Initial Limited Partners

Initial Limited Partners	Limited Partner Interests
GPM Investments, LLC WOC Southeast Holding Corp. Oppenheimer Steelpath MLP Select 40 Fund Oppenheimer Steelpath MLP Income Fund GP Petroleum GP, LLC Underwriters

EXHIBIT 2.1(e)

REVOLVING LOAN NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned GPM PETROLEUM LP, a Delaware limited partnership (the “Borrower”), hereby promises to pay to [                            ] (the “Lender”) the principal sum of                              ($            ) or, if less, the then unpaid principal amount of all Revolving Loans (such term and each other capitalized term used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) made by the Lender to the Borrower pursuant to the Credit Agreement, in Dollars and in immediately available funds, on the Revolving Facility Termination Date at the office of the Administrative Agent previously identified to the Borrower (the “Payment Office”).

The Borrower also promises to pay interest in like currency and funds at the Payment Office on the unpaid principal amount of each Revolving Loan made by the Lender from the date of such Revolving Loan until such principal amount is paid in full at the rates and at the times provided in Section 2.1(d) of the Credit Agreement, subject to Section 2.8 of the Credit Agreement.

This Revolving Loan Note is one of the Notes referred to in the Credit Agreement, dated as of January     , 2016, among the Borrower, the Guarantors party thereto from time to time, the lenders from time to time party thereto (including the Lender) and KeyBank National Association, as the Administrative Agent (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Credit Documents. As provided in the Credit Agreement, this Revolving Loan Note is subject to mandatory repayment prior to the Revolving Facility Termination Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Revolving Loan Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Revolving Loan Note, except as expressly set forth in the Credit Agreement. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

THIS REVOLVING LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS REVOLVING LOAN NOTE OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

GPM PETROLEUM LP

By: GPM Petroleum GP, LLC, its General Partner

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT 2.2(e)

TERM LOAN NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned GPM PETROLEUM LP, a Delaware limited partnership (the “Borrower”), hereby promises to pay to [                            ] (the “Lender”) the principal sum of                              ($            ) or, if less, the then unpaid principal amount of all Term Loans (such term and each other capitalized term used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) made by the Lender to the Borrower pursuant to the Credit Agreement, in Dollars and in immediately available funds, on the Term Loan Maturity Date at the office of the Administrative Agent previously identified to the Borrower (the “Payment Office”).

The Borrower also promises to pay interest in like currency and funds at the Payment Office on the unpaid principal amount of each Term Loan made by the Lender from the date of such Term Loan until such unpaid principal amount is paid in full, at the rates and at the times provided in Section 2.2(c) of the Credit Agreement, subject to Section 2.8 of the Credit Agreement.

This Term Loan Note is one of the Notes referred to in the Credit Agreement, dated as of January     , 2016, among the Borrower, the Guarantors party thereto from time to time, the lenders from time to time party thereto (including the Lender) and KeyBank National Association, as the Administrative Agent (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Credit Documents. As provided in the Credit Agreement, the principal amount of this Term Loan Note is subject to mandatory repayment prior to the Term Loan Maturity Date, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Term Loan Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Term Loan Note, except as expressly set forth in the Credit Agreement. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

THIS TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS TERM LOAN NOTE OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

GPM PETROLEUM LP

By: GPM Petroleum GP, LLC, its General Partner

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT 2.4(d)

SWINGLINE LOAN NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned GPM PETROLEUM LP, a Delaware limited partnership (the “Borrower”), hereby promises to pay to [                            ] (the “Swingline Lender”) the principal sum of [                             ($    ,000,000)] or, if less, the then unpaid principal amount of all Swingline Loans (such term and each other capitalized term used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) made by the Swingline Lender to the Borrower pursuant to the Credit Agreement, in Dollars and in immediately available funds, on the Revolving Facility Termination Date at the office of the Administrative Agent previously identified to the Borrower (the “Payment Office”).

The Borrower promises also to pay interest in like currency and funds at the Payment Office on the unpaid principal amount of each Swingline Loan made by the Swingline Lender from the date of such Swingline Loan until such unpaid principal amount is paid in full, at the rates and at the times provided in Section 2.4(c) of the Credit Agreement, subject to Section 2.8 of the Credit Agreement.

This Swingline Loan Note is one of the Notes referred to in the Credit Agreement, dated as of January     , 2016, among the Borrower, the Guarantors party thereto from time to time, the lenders from time to time party thereto (including the Lender) and KeyBank National Association, as the Administrative Agent (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”), and is entitled to the benefits thereof and of the other Credit Documents. As provided in the Credit Agreement, this Swingline Loan Note is subject to mandatory repayment prior to the Revolving Facility Termination Date applicable to each Swingline Loan, in whole or in part.

In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Swingline Loan Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Swingline Loan Note, except as expressly set forth in the Credit Agreement. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

THIS SWINGLINE LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SWINGLINE LOAN NOTE OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

GPM PETROLEUM LP

By: GPM Petroleum GP, LLC, its General Partner

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT 2.16(a)

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January [    ], 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GPM Petroleum LP, a Delaware limited partnership (the “Borrower”), the Guarantors (as defined therein) from time to time party thereto, KeyBank National Association, as the administrative agent (the “Administrative Agent”), and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.16(g)(ii)(B)(iii) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT 2.16(b)

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January [    ], 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GPM Petroleum LP, a Delaware limited partnership (the “Borrower”), the Guarantors (as defined therein) from time to time party thereto, KeyBank National Association, as the administrative agent (the “Administrative Agent”), and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.16(g)(ii)(B)(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                     , 20[    ]

EXHIBIT 2.16(c)

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January [    ], 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GPM Petroleum LP, a Delaware limited partnership (the “Borrower”), the Guarantors (as defined therein) from time to time party thereto, KeyBank National Association, as the administrative agent (the “Administrative Agent”), and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.16(g)(ii)(B)(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20[    ]

EXHIBIT 2.16(d)

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January [    ], 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among GPM Petroleum LP, a Delaware limited partnership (the “Borrower”), the Guarantors (as defined therein) from time to time party thereto, KeyBank National Association, as the administrative agent (the “Administrative Agent”), and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.16(g)(ii)(B)(iv) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20[ ]

EXHIBIT 4.1(h)

SOLVENCY CERTIFICATE

GPM Petroleum LP, a Delaware limited partnership (the “Borrower”), hereby certifies that the officers executing this Solvency Certificate are the [insert chief financial officer or equivalent] and the [insert other Responsible Officer] of GPM Petroleum GP, LLC, a Delaware limited liability company, the sole general partner of the Borrower, and that such officers are duly authorized to execute this Solvency Certificate, which is hereby delivered on behalf of the Borrower pursuant to Section 4.1(h) of that certain Credit Agreement, dated as of January [    ], 2016 (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement), among the Borrower, the Guarantors party thereto from time to time, the lenders from time to time party thereto and KeyBank National Association, as the Administrative Agent.

The Borrower further certifies that such officers are generally familiar with the properties, businesses and assets of the Credit Parties and their Subsidiaries and has carefully reviewed the Credit Documents and the contents of this Solvency Certificate and, in connection herewith, has reviewed such other documentation and information and has made such investigations and inquiries as the Borrower and such officers deem necessary and prudent therefor. The Borrower further certifies that the financial information and assumptions that underlie and form the basis for the representations made in this Solvency Certificate were reasonable when made and were made in good faith and continue to be reasonable as of the date hereof.

The Borrower understands that the Lenders are relying on the truth and accuracy of this Solvency Certificate in connection with the Credit Documents.

The Borrower hereby further certifies that on the date hereof, immediately before and immediately after giving effect to the Transactions and the initial borrowings under the Credit Agreement:

1.    The Credit Parties and their Subsidiaries are solvent on a consolidated basis and are able to pay their debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, and the fair saleable value of the Credit Parties’ and their Subsidiaries’ assets, measured on a going concern basis, exceeds all probable liabilities, including those to be incurred pursuant to the Credit Agreement.

2.     The Credit Parties and their Subsidiaries do not have, on a consolidated basis, unreasonably small capital in relation to the business in which they are or propose to be engaged.

3.    The Credit Parties and their Subsidiaries have not incurred, on a consolidated basis, and the Credit Parties and their Subsidiaries do not believe that they will incur debts beyond their ability to pay such debts as they become due.

4.     In executing the Credit Documents and consummating the Transactions, none of the Credit Parties or any of their Subsidiaries intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Credit Parties and their Subsidiaries is or will become indebted.

IN WITNESS WHEREOF, the sole general partner of the Borrower has caused this Solvency Certificate to be executed on behalf of the Borrower by its [insert appropriate financial officer] and its [insert other Responsible Officer], who are signing in such capacity only and in no way in their personal capacity, thereunto duly authorized, on and as of the date first set forth above.

GPM PETROLEUM LP

By: GPM Petroleum GP, LLC, its General Partner

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT 5.2(a)

COMPLIANCE CERTIFICATE

            , 20

KeyBank National Association,

    as Administrative Agent

4900 Tiedeman Road

Mail Code: OH-01-49-0114

Brooklyn, OH 44144

Attention: KAS Servicing

Each Lender party to the

    Credit Agreement referred to below

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of January     , 2016, among GPM Petroleum LP, a Delaware limited partnership (the “Borrower”), the Guarantors (as defined therein) from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), and KeyBank National Association, as the Administrative Agent (the “Administrative Agent”) (as the same may be amended, restated or otherwise modified from time to time, the “Credit Agreement”; unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement). Pursuant to Section 5.2(a) of the Credit Agreement, the undersigned hereby certify to the Administrative Agent and the Lenders as follows:

(a)    [Name of Chief Financial Officer] is the duly elected [Chief Financial Officer] of GPM Petroleum GP, LLC, a Delaware limited liability company, the sole general partner of the Borrower.

(b)    [He/She] is familiar with the terms of the Credit Agreement and the other Credit Documents, and has made, or has caused to be made under [his/her] supervision, a review in reasonable detail of the transactions and conditions of the Credit Parties and their Subsidiaries during the accounting period covered by the financial statements delivered concurrently with this Compliance Certificate.

(c)    The review described in paragraph (b) above did not disclose, and [the Chief Financial Officer] has obtained no knowledge of any Default or Event of Default at the end of the accounting period covered by the financial statements delivered concurrently with this Compliance Certificate or as of the date of this Compliance Certificate, except as set forth on Schedule 1 attached hereto.

(d)    The financial statements delivered concurrently with this Compliance Certificate present fairly the financial position of the Credit Parties and their Subsidiaries for the accounting period covered by such financial statements indicated in conformity with GAAP applied on a consistent basis.

(e)    Except as set forth on Schedule 2 attached hereto, the representations and warranties of the Credit Parties contained in the Credit Agreement and in the other Credit Documents are true and correct in all material respects (or, in the case of any representation and warranty already subject to a materiality qualifier, true and correct) with the same effect as though such representations and warranties had been made on and at the date hereof, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties were true and correct in all material respects as of the date when made.

(f)    Set forth on Schedule 3 hereto are calculations of the financial covenants set forth in Section 5.9 of the Credit Agreement, which calculations show in detail whether the Credit Parties are in compliance with the terms thereof for the fiscal quarter of the Borrower ending [            ].

(g)    Attached hereto as Schedule 4 are reports from the securities intermediary at which the PNC Collateral Account (as defined in the Security Agreement) is maintained (the “PNC Collateral Account Reports”) setting forth in detail each of the securities and other investments held in or credited to such account and setting forth the total aggregate value of all securities and other assets held in or otherwise credited to such account as of the last day of the last month of the accounting period covered by the financial statements delivered concurrently with this Compliance Certificate. The outstanding principal amount of the PNC Term Loan as of the last day of the last month of the accounting period covered by the financial statements delivered concurrently with this Compliance Certificate was $[            ].

Very truly yours,

GPM PETROLEUM LP

By: GPM Petroleum GP, LLC, its General Partner

By:
Name:
Title:

By:
Name:
Title:

Schedule 1

Events of Default

Schedule 2

Inaccurate Representations and Warranties

Schedule 3

Financial Covenant Calculations

Schedule 4

PNC Collateral Account

Investment Reports

Schedule 1.1

Lenders and Commitments

Lender	Revolving Commitment	Revolving Commitment Percentage
KeyBank National Association	$30,000,000	27.272727273%
Capital One, National Association	$30,000,000	27.272727273%
Santander Bank, N.A.	$30,000,000	27.272727273%
Raymond James Bank, N.A.	$20,000,000	18.181818182%

Total:	$110,000,000	100%

Schedule 3.3

Patriot Act Information

Name	Jurisdiction	Type of Organization	Foreign Qualifications	Chief Executive Office	Principal Place of Business	ID No.	EIN No.
GPM Petroleum LP	Delaware	Limited partnership	Virginia	8565 Magellan Parkway, Suite 400, Richmond, VA 23227	8565 Magellan Parkway, Suite 400, Richmond, VA 23227	5699102	47-3590088

GPM Petroleum, LLC	Delaware	Limited liability company	Connecticut, Georgia, Illinois, Indiana, Iowa, Kentucky, Maryland, Michigan, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, Rhode Island, South Carolina, Tennessee, Virginia, Wisconsin	8565 Magellan Parkway, Suite 400, Richmond, VA 23227	8565 Magellan Parkway, Suite 400, Richmond, VA 23227	5718713	47-3606768

Schedule 3.9

ERISA Matters

WOC Southeast Holding Corp. and its subsidiaries were Commonly Controlled Entities of Marsh Supermarkets Company, LLC, which has a pension withdrawal liability to the Central States Southeast and Southwest Areas Pension Fund created at the time of its withdrawal from such fund. WOC Southeast Holding Corp. and its subsidiaries were acquired by a Subsidiary of GPM Investments, LLC in August 2013.

Schedule 3.12

Subsidiaries

Subsidiary	Equityholder	Class of Equity Interests	Ownership Percentage	Authorized Equity Interests	Issued Equity Interests
GPM Petroleum, LLC	GPM Petroleum LP	Limited Liability Company Interests	100%	N/A	N/A

Preemptive Rights; Outstanding Subscriptions; Warrants or Options to Purchase; Obligations to Redeem or Repurchase

GPM Investments, LLC has signed a term sheet to acquire convenience stores, gas stations, dealer contracts and the supplier-based intangible owned by Fuel USA, Inc. Pursuant to the term sheet, Fuel USA, Inc. would acquire units of GPM Petroleum LP with a value of $16,875,000. It is anticipated that a new class of units would be created and would be issued at $20.00 per unit and will provide for an 8% distribution. Such units would be subordinate to the Class A Preferred Units.

Those certain rights to purchase Equity Interests of the Borrower and obligations to redeem or repurchase Equity Interests of the Borrower set forth in the Partnership Agreement.

Schedule 3.16

Properties

Owned Convenience Stores:

1.	65 N. Black Horse Pike, Bellmawr, New Jersey 08031

2.	4419 West Broad Street, Richmond, Virginia 23230

3.	4930 Chamberlayne Avenue, Richmond, Virginia 23227

4.	530 N. Dupont Hwy, Dover, Delaware 19901

5.	1401 S. Main Street, Culpeper, Virginia 22701

6.	18 N. Dupont Blvd., Selbyville, Delaware 19975

Owned and Leased Real Property:

1.	65 N. Black Horse Pike, Bellmawr, New Jersey 08031 (Owned)

2.	4419 West Broad Street, Richmond, Virginia 23230 (Owned)

3.	4930 Chamberlayne Avenue, Richmond, Virginia 23227 (Owned)

4.	530 N. Dupont Hwy, Dover, Delaware 19901 (Owned)

5.	1401 S. Main Street, Culpeper, Virginia 22701 (Owned)

6.	18 N. Dupont Blvd., Selbyville, Delaware 19975 (Owned)

Location of Headquarters:

1.	8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227

Locations of Books and Records/ Locations of Administrative and Governmental Functions:

1.	8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227

2.	1410 Commonwealth Drive, Wilmington, NC 28403

Schedule 3.19

Material Contracts

1.	Omnibus Agreement

2.	Contribution Agreement

3.	Distribution Contracts

4.	Branded Marketer Agreement, dated as of August 5, 2013, by and between Phillips 66 Company and GPM Investments, LLC, as amended, supplemented or otherwise modified from time to time.

5.	ExxonMobil Oil Corporation Branded Wholesaler PMPA Franchise Agreement, dated as of September 1, 2015, by and between ExxonMobil Oil Corporation and GPM Investments, LLC, as amended by that Assignability Rider to Branded Wholesaler PMPA Franchise Agreement – Virginia, dated as of November 25, 2015, by and between ExxonMobil Oil Corporation and GPM Investments, LLC, as amended, supplemented or otherwise modified from time to time.

6.	Wholesale Marketer Agreement, effective August 5, 2013, between Motiva Enterprises LLC and GPM Investments, LLC, as amended, supplemented or otherwise modified from time to time.

7.	Branded Distributor Marketing Agreement (Multi-Brand), effective as of January 1, 2012, by and between Valero Marketing and Supply Company and GPM Investments, LLC, as amended, supplemented or otherwise modified from time to time.

8.	Amended Restated and Consolidated Master Incentive Agreement, effective as of January 1, 2012, by and between Valero Marketing and Supply Company and GPM Investments, LLC, as amended, supplemented or otherwise modified from time to time.

9.	Branded Jobber Contract (Retail), dated February 14, 2013 by and between BP Products North America Inc. and GPM Investments, LLC, as amended, supplemented or otherwise modified from time to time.

10.	Branded Marketer Agreement, dated as of June 1, 2013, by and between Phillips 66 Company and Colonial Pantry Holdings, LLC, as amended, supplemented or otherwise modified from time to time.

11.	Branded Product Supply and Trademark License Agreement (Marathon Brand), dated September 3, 2015, by and between Marathon Petroleum Company LP and GPM Petroleum, LLC, as amended, supplemented or otherwise modified from time to time.

Schedule 6.2

Liens

None.

Schedule 9.2

Notices

If to the Borrower or any other Credit Party:

8565 Magellan Parkway, Suite 400

Richmond, Virginia 23227

Attention:	Arie Kotler, Chief Executive Officer
Telephone:	(804) 730-1568
Facsimile:	(240) 525-5520

with a copy to:

8565 Magellan Parkway, Suite 400

Richmond, Virginia 23227

Attention:	General Counsel
Telephone:	804 -730-1568
Facsimile:	804-559-3285